Filed pursuant to Rule 424(b)(3)
File No. 333-171579

INFORMATION STATEMENT/PROSPECTUS

We are pleased to report that the board of directors of DMI BioSciences, Inc., or BioSciences, as well as the board of directors and the holders of a majority of the outstanding shares of common stock of Ampio Pharmaceuticals, Inc., or Ampio, have approved an amended merger agreement that will result in the merger of Ampio Acquisition, Inc., or the Merger Sub, a wholly-owned subsidiary of Ampio, with and into BioSciences. As a result, BioSciences will become a wholly-owned subsidiary of Ampio. The aggregate consideration that will be paid by Ampio to BioSciences shareholders will be 8,667,905 shares of Ampio common stock, which we refer to as the Merger Stock. This consideration includes the shares of Merger Stock that will be issued to holders of in-the-money BioSciences stock options and warrants, and holders of two promissory notes, outstanding immediately prior to the effective time of the merger. Ampio common stock is quoted on the OTC Bulletin Board under the symbol “AMPE.” On February 16 and February 24, 2010, the last reported sale prices of Ampio common stock on the OTC Bulletin Board were $6.75 per share and $7.75 per share, respectively.

Ampio will deliver to holders of BioSciences in-the-money stock options and warrants an aggregate of 405,066 shares out of the 8,667,905 shares of Merger Stock. In addition, Ampio will deliver to holders of two BioSciences promissory notes an aggregate of 500,000 shares of Merger Stock in extinguishment of the notes. The remaining 7,762,839 shares of Merger Stock will be issued to the holders of BioSciences common stock pro rata. At the date hereof, BioSciences had 17,975,587 shares of common stock outstanding, of which 9,171,282 shares are common stock and 8,804,305 shares are Class B common stock. We refer to the 9,171,282 shares of BioSciences common stock as the “Class A common stock” throughout this information statement/prospectus to differentiate such common stock from the BioSciences Class B common stock. The 8,804,305 shares of BioSciences Class B common stock are owned in their entirety by present and former executive officers and directors of BioSciences. These individuals have entered into a donation to capital agreement under which the 8,804,305 shares of Class B common stock owned by them will be voluntarily donated to the capital of BioSciences by such persons immediately prior to the effective time of the merger. The net effect of this donation to capital will be to decrease the total number of BioSciences shares of common stock outstanding from 17,975,587 shares to 9,171,282 shares. Based on the closing price of Ampio common stock of $7.75 on February 24, 2011, the 7,762,839 shares of Merger Stock to be issued to the BioSciences shareholders represented approximately $6.56 in value for each share of the 9,171,282 BioSciences Class A shares of common stock outstanding that will be received by Ampio in the merger.

The following table summarizes the expected distribution of the Merger Stock to be issued in connection with the proposed Merger and the ownership of the combined company after the merger (i) assuming the closing of the merger, (ii) assuming no BioSciences stock options or warrants are exercised between December 31, 2010 and the closing, (iii) giving effect to the donation to Ampio’s capital of 3,500,000 shares of Ampio common stock now owned by BioSciences, and (iv) giving effect to the donation to BioSciences capital of all outstanding Class B BioSciences shares of common stock immediately prior to the closing of the merger.

		Percentage of
Category of Holder	Number of Shares	Merger Stock	Combined Company[1]
Holders of Class A BioSciences common stock	7,762,839	89.6%	30.1%
Holders of Class B BioSciences common stock	0	—	—
Holders of “in-the-money” BioSciences stock options and warrants	405,066	4.6%	1.6%
Holders of two BioSciences promissory notes	500,000	5.8%	1.9%

Total	8,667,905	100.0%	33.6%

[1]

Based upon 17,107,036 outstanding Ampio shares of common stock on February 16, 2011. Excludes Ampio common stock issuable on conversion of outstanding Ampio debentures, exercise of outstanding Ampio stock options and warrants, and the exercise of Ampio warrants to be issued in exchange for outstanding BioSciences warrants, as described herein.

Based on 7,762,839 shares of Merger Stock to be issued in consideration of the 9,171,282 shares of BioSciences that are expected to be outstanding at closing, we estimate the exchange ratio will be .84643 of an Ampio share of common stock for each BioSciences share of common stock. If a BioSciences option is “out-of-the-money,” then Ampio will issue a replacement Ampio stock option with an exercise period identical to that in the BioSciences stock option, with the exercise price and number of underlying shares adjusted in accordance with the exchange ratio.

The amount of merger consideration to be received by BioSciences shareholders may fluctuate between the date of this information statement/prospectus and the closing of the merger as a result of changes in the market price for Ampio common stock, the total number of shares of BioSciences common stock outstanding at closing, and the total number and exercise prices of BioSciences stock options and warrants outstanding at closing.

As a condition to Ampio and Merger Sub entering into the merger agreement, a meeting of BioSciences shareholders was held in September 2010 at which shareholders holding 14,293,368 BioSciences shares of common stock voted in favor of the Merger, no shares voted against the merger, and one BioSciences shareholder holding 25,835 shares abstained. BioSciences was organized in 1990 and currently has 191 shareholders. In conjunction with the planned merger, BioSciences circulated purchaser questionnaires to its shareholders, a majority of which were returned to BioSciences in October and early November 2010. By November 2010, 64 BioSciences shareholders had identified themselves as non-accredited investors, 49 BioSciences shareholders had not returned their purchaser questionnaires, and 78 BioSciences shareholders had identified themselves as accredited investors. Due to the actual and potential number of non-accredited investors in BioSciences, Ampio concluded that it could not rely on an exemption from the registration requirements of the federal securities laws in issuing the Merger Stock. As a result, Ampio is registering hereby the Merger Stock that will be issued to the BioSciences shareholders at closing.

On December 31, 2010, the parties amended the merger agreement to provide that (i) BioSciences will hold another shareholder meeting or obtain the written consent of holders of at least 66 2/3% of the BioSciences shareholders (the “BioSciences Major Shareholders”) adopting the merger agreement and approving the merger and the other transactions contemplated thereby, (ii) the merger closing will occur only after BioSciences provided a proxy or information statement to its shareholders, the Merger Stock is registered, and BioSciences shareholders not a party to an agreement to execute a BioSciences shareholder consent are provided again the right to exercise dissenters’ rights, (iii) the September 2010 BioSciences shareholder meeting vote in favor of the merger would be treated by the parties for all purposes under the merger agreement as non-binding, null and void, (iv) notwithstanding any prior approval of the merger agreement by the boards of directors and shareholders of the entities that were party to the merger agreement, the amended merger agreement would take effect only upon approval by the boards of directors of Ampio, BioSciences, and Merger Sub, approval by written consent of Ampio shareholders holding a majority of outstanding Ampio shares of common stock (the “Ampio Majority Shareholders”), and approval at a meeting or by consent of at least 66 2/3% of the BioSciences shareholders. The boards of directors of both companies approved the amended merger agreement effective December 31, 2010. Because the BioSciences Major Shareholders have agreed to sign the written shareholders’ consent adopting the merger agreement and approving the proposed merger and the other transactions contemplated thereby, we are not soliciting proxies or consents from BioSciences shareholders and BioSciences will not be holding a shareholders’ meeting to approve the merger. We intend to send a notice of action taken by the Ampio Majority Shareholders once the Ampio Majority Shareholders act by consent to approve the amended merger agreement.

This information statement/prospectus constitutes a written notice from BioSciences to the BioSciences shareholders that the BioSciences Major Shareholders, who in the aggregate own 13,543,233 shares of common stock of BioSciences, or 73.5% of the outstanding BioSciences shares of common stock, have agreed to consent to the adoption of the merger agreement, as amended, and will approve the proposed merger and other transactions contemplated thereby.

This information statement/prospectus constitutes written notice pursuant to Article 113 of the Colorado Business Corporation Act that certain BioSciences shareholders are entitled to assert dissenters’ rights under Article 113 of the Colorado Business Corporation Act. A copy of Article 113 is included with this Notice and should be read carefully by BioSciences shareholders. BioSciences shareholders that will be party to the consent approving the amended merger agreement have expressly waived their right to exercise dissenters’ rights.

We are not asking you for a proxy and you are requested not to send us a proxy.

Please see “Risk Factors” beginning on page 13 for a discussion of matters relating to holding

Ampio common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock to be issued by Ampio under this information statement/prospectus or passed on the adequacy or accuracy of this information statement/prospectus. Any representation to the contrary is a criminal offense.

This information statement/prospectus is dated February 25, 2011, and is first being mailed to BioSciences shareholders on or about February 28, 2011.

AVAILABLE INFORMATION

This document, which is sometimes referred to as the information statement/prospectus, constitutes an information statement of BioSciences and a prospectus of Ampio for the shares of Ampio Merger Stock that Ampio will issue to holders of BioSciences Class A common stock in the merger. As permitted under the rules of the U.S. Securities and Exchange Commission (the “SEC”), this information statement/prospectus refers to important business and financial information about Ampio that is contained in documents filed with the SEC and that is not included in or delivered with this information statement/prospectus. You may obtain copies of these documents, without charge, from the Internet website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 92. You may also obtain copies of these documents, without charge, from Ampio by writing, calling or emailing:

Investor Relations

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

(303) 418-1000

bmiller@ampiopharma.com

In order to obtain delivery of these documents prior to completion of the merger, you should request such documents no later than March 7, 2011.

Except as the context otherwise requires, references to “us,” “we” or “our” refer collectively to both Ampio and BioSciences and each company’s subsidiaries. References to “BioSciences” mean DMI BioSciences, Inc., and references to “Life Sciences” mean DMI Life Sciences, Inc., which is our predecessor for accounting purposes and now a wholly-owned subsidiary of ours. References to the 9,171,282 shares of BioSciences common stock outstanding as “Class A common stock” is used throughout this information statement/prospectus solely to differentiate such common stock from the BioSciences Class B common stock, and is not the legal title of such common stock.

In “Questions and Answers About the Merger” below and in the “Summary” beginning on page 5, we highlight selected information from this information statement/prospectus, but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, you should carefully read this entire information statement/prospectus, including the annexes, as well as the documents that Ampio has described in this information statement/prospectus that are on file with the SEC. See “Where You Can Find More Information” on page 92.

This information statement/prospectus is dated February 25, 2011, and you should assume that the information contained herein is accurate only as of such date. You also should assume that annexes or other documents filed by Ampio with the SEC are accurate as of the date of such document. Neither the mailing of this information statement/prospectus to the BioSciences shareholders, nor the issuance by Ampio of shares of Ampio common stock in connection with the merger will create any implication that there has been no change in the affairs of BioSciences or Ampio since the date of this information statement/prospectus or that the information in this information statement/prospectus or in the documents incorporated herein by reference is correct as of any time subsequent to the date hereof or the dates thereof.

This information statement/prospectus includes trademarks, such as Optina, Ampion, Vasaloc and Zertane, which are protected under applicable intellectual property laws and are our property, property of BioSciences, or the property of our subsidiaries. This information statement/prospectus also contains trademarks, service marks, copyrights and trade names of other companies which are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this information statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this information statement/prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions.

This information statement/prospectus does not cover any resales of the Ampio common stock offered hereby to shareholders of BioSciences who are deemed to be “affiliates” of Ampio upon the consummation of the merger. No such affiliate is authorized to make use of this information statement/prospectus in connection with any such resales.

i

Annexes
Annex A –	Amended Agreement and Plan of Merger, dated December 31, 2010, by and among Ampio Pharmaceuticals, Inc., Ampio Acquisition, Inc., DMI BioSciences, Inc. and the Control Shareholders of DMI BioSciences, Inc.	A-1
Annex B –	Opinion of Bluestone Investment Banking Group, LLC	B-1
Annex C –	Additional Information Regarding Ampio Pharmaceuticals, Inc.	C-1
Annex D –	Colorado Dissenters’ Rights Statute	D-1

You should rely only on the information contained in this document. We have not authorized anyone to provide you with additional or different information from that contained in this information statement/prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This information statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:	BioSciences has reached an agreement with Ampio pursuant to which Ampio will acquire BioSciences by merging Merger Sub, a wholly-owned subsidiary of Ampio, with and into BioSciences, with BioSciences continuing as the surviving entity.

The aggregate consideration that will be paid by Ampio to BioSciences shareholders in the merger is 8,667,905 shares of Ampio common stock. This consideration includes the consideration payable to holders of in-the-money BioSciences stock options and warrants, and holders of two BioSciences promissory notes, outstanding immediately prior to the effective time of the merger.

The merger agreement, as amended, is included as Annex A to this information statement/prospectus. It is the legal document that governs the merger.

Q:	WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:	The companies have overlapping ownership, management and business interests that make a compelling case for merging the two companies, in the view of the two companies’ boards of directors and senior management. For example, (i) BioSciences currently owns 3,500,000 shares of Ampio common stock, or approximately 20% of the outstanding Ampio shares of common stock, (ii) Ampio’s chief financial officer, Bruce G. Miller, is also the president and a director of BioSciences and a principal Class B shareholder of BioSciences, (iii) Ampio’s chief scientific officer and a director, Dr. David Bar-Or, is a former executive officer and director of BioSciences, and is a principal Class B shareholder of BioSciences, (iv) Richard B. Giles, a shareholder of BioSciences, is a member of the board of directors, shareholder and debenture holder of Ampio, and (v) several Ampio bridge investors are also shareholders of BioSciences. In addition, Ampio’s predecessor, Life Sciences, was formed in December 2008 and acquired in April 2009 from BioSciences all of the intellectual property then owned or licensed by BioSciences with the exception of rights to Zertane. BioSciences’ collaborator cancelled the exclusive license for Zertane in June 2010 and at that time BioSciences regained all rights to Zertane. Because BioSciences has no rights to any other product candidates, BioSciences’ business is now limited to its intent to exploit Zertane. However, BioSciences has very limited financial resources with which to do so, and lacks the executive and other personnel necessary to do so. The BioSciences board of directors considered the foregoing factors and concluded that Ampio’s acquisition of BioSciences would maximize value to BioSciences’ shareholders by providing the opportunity to participate in the growth and opportunities of the combined company. The BioSciences board of directors believes that the merger will allow the combined company to work toward maximizing the value of Zertane, while diversifying beyond Zertane (through the merger) to include an indirect, shareholder interest in the other product candidates previously acquired by Life Sciences (now a subsidiary of Ampio). In reaching its conclusion, the BioSciences board of directors considered a variety of factors, including financial and operating information relating to the two companies. To review BioSciences reasons for the merger, please see “The Merger—BioSciences’ Reasons for the Merger” beginning on page 54.

Ampio’s acquisition of BioSciences will advance Ampio’s interests by eliminating the conflicts of interest now existing as a result of overlapping ownership and management with BioSciences, and aligning the interests of shareholders of Ampio and BioSciences. In addition, Ampio will opportunistically seek to obtain new collaborators for Zertane while advancing Ampio’s other product candidates through clinical trials and possible collaboration discussions. To review Ampio’s reasons for the merger, please see “The Merger—Ampio’s Reasons for the Merger” beginning on page 54.

Q:	DO I NEED TO APPROVE THE MERGER?

A:	No. Colorado law allows shareholders to act by written consent instead of holding a meeting. Because shareholders of BioSciences owning 73.5% of the outstanding BioSciences shares of common stock have agreed to sign a written shareholders’ consent adopting the merger agreement and approving the proposed merger and the other transactions contemplated thereby, no vote is required on the part of BioSciences shareholders. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	WHAT IF I PREVIOUSLY VOTED IN FAVOR OF THE MERGER?

A:	The prior vote will have no effect on the merger and, pursuant to the amended merger agreement, that vote has been deemed advisory in nature, and null and void by the parties. The September 2010 vote at the BioSciences shareholders’ meeting occurred before BioSciences learned that 64 of its shareholders considered themselves to be non-accredited investors, and before 49 BioSciences shareholders failed to return their purchaser questionnaires. Once BioSciences became aware of, and advised Ampio, of these facts, the parties agreed that the Merger Stock must be registered before its issuance pursuant to the merger agreement, as amended.

Q:	WHAT DOES THE CONSENT AGREEMENT PROVIDE?

A:	As a condition to signing the amended merger agreement, Ampio, BioSciences and shareholders holding 73.5% of the outstanding common stock of BioSciences entered into a consent agreement. The consenting shareholders, each of whom is a current or former BioSciences officer or director (or an entity controlled by such a person) or owner of at least 200,000 shares of BioSciences common stock, has committed to approve the merger once the registration statement that includes this information statement/prospectus is declared effective by the SEC, and a definitive information statement/prospectus is delivered to each BioSciences shareholder, including the consenting shareholders. The consenting shareholders are not legally obligated to, and will not, deliver written consents until after these events occur. The consent agreement is not a traditional “lock-up” agreement, as it does not create a legal obligation to consent to the merger until after the registration statement is declared effective and each BioSciences shareholder has received a copy of the information statement/prospectus.

Q:	WHY ISN’T THE CONSENT OF ALL BIOSCIENCES SHAREHOLDERS BEING SOLICITED?

A:	Once the consenting shareholders have executed their consents, the merger will have been approved by 73.5% of the BioSciences shareholders. BioSciences already held one vote of its shareholders in September 2010 at which shareholders holding 14,293,368 shares voted in favor of the merger (representing 79.5% of the total outstanding BioSciences shares of common stock), no shares were voted against the proposed merger, and one shareholder holding 25,835 shares abstained. Even though the voting results of this meeting have been nullified by agreement of the parties in the amended merger agreement, Ampio and BioSciences believe there is no reason to seek consents of the remaining shareholders in light of the fact that no shareholder previously voted against the merger, and because the approval percentage by consent will only be 6% less than the percentage of BioSciences shareholders who previously voted in favor of the merger.

There is no requirement under Colorado law or applicable Federal law that requires BioSciences to seek approval of 100% of its shareholders prior to a business combination transaction. Ampio and BioSciences believe that doing so would result in a significant waste of corporate time, money and resources that would impair, rather than improve, shareholder value on completion of the merger, especially since (1) the BioSciences shareholders have previously had an opportunity to vote against the merger, and (2) the consenting shareholders represent 92.4% of the shareholders who previously voted in favor of the merger. Any BioSciences shareholder whose consent is not sought will have the right to exercise dissenter’s rights, as described below.

Q:	DO I HAVE DISSENTER’S RIGHTS OR APPRAISAL RIGHTS?

A:	Generally, a holder of shares of a Colorado corporation’s capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger is entitled under Colorado law to dissent from the merger and to receive payment in cash of the fair value of those shares as determined by Ampio, through negotiation with Ampio or, ultimately, by a Colorado court.

To the extent that a shareholder wishes to exercise dissenter’s rights, the shareholder must, among other things: (1) notify BioSciences of the shareholder’s intent to exercise dissenter’s rights and demand the fair value of the shareholder’s shares within 30 days after the date BioSciences mails this information statement/prospectus to such shareholder; and (2) not change the shareholder’s ownership of shares of BioSciences common stock through the time of the closing of the merger. BioSciences shareholders should carefully read the detailed discussion of dissenters’ rights of holders of shares of BioSciences common stock under “Dissenters’ Rights” beginning on page 74, as well as the full text of the requirements of Colorado law to exercise dissenters’ rights, which is attached as Annex D.

Even though BioSciences previously advised its shareholders of their dissenters’ rights, the parties have agreed that BioSciences will again offer its shareholders such rights, as provided in the amended merger agreement. No BioSciences shareholders exercised dissenters’ rights in connection with the September 2010 BioSciences shareholders’ meeting.

Q:	WILL BIOSCIENCES SHAREHOLDERS BE ABLE TO TRADE AMPIO COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:	Yes. The Ampio common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be quoted, as existing Ampio common stock is now quoted, on the OTC Bulletin Board under the symbol “AMPE.” All shares of Ampio common stock that you receive in the merger will be freely transferable, subject to the lockup agreement which is required to be executed by you before you receive your Ampio common stock certificates. The lockup agreement specifies that you agree not to sell or transfer your Ampio common stock received in the merger before December 31, 2011. The merger agreement requires each BioSciences shareholders to sign a lockup agreement before Ampio must deliver the certificates representing Ampio common stock to each shareholder. Executive and non-executive officers of BioSciences who receive Merger Stock, and executive and non-executive officers of Ampio at the time of the merger, are required by the merger agreement, as amended, to sign lock-up agreements covering the Merger Stock, and any other Ampio shares owned by such persons, for a period through February 28, 2012. For more information on BioSciences shareholders’ ability to trade Ampio common stock received in the merger see “The Merger—Lock-up Agreements” on page 52.

Q:	WHAT IF I PREVIOUSLY SENT MY STOCK CERTIFICATE TO BIOSCIENCES? SHOULD I SEND MY STOCK CERTIFICATE TO BIOSCIENCES NOW IF I DID NOT DO SO PREVIOUSLY?

A:	If you have already sent your stock certificate to BioSciences, then BioSciences has held, and will continue to hold, your stock certificate pending the closing of the merger. If you have not previously sent your stock certificate to BioSciences, please do not do so at the present time. After the merger is completed, you will receive written instructions and a letter of transmittal for exchanging your BioSciences shares of common stock for shares of Ampio common stock. For more information see “The Merger Agreement—Conversion of Shares; Exchange Agent; Procedure for Exchange of Certificates; Fractional Shares” on page 63.

Q:	WHAT WILL HAPPEN TO MY BIOSCIENCES OPTIONS AND WARRANTS IN THE MERGER?

A:	Holders of each vested and exercisable outstanding BioSciences stock option granted under BioSciences’ stock incentive plan and BioSciences warrants with an exercise price below $1.90 per share, the price of Ampio common stock on the last trading day immediately prior to the execution of the merger agreement, will be issued, from the Merger Stock, a number of shares of Merger Stock equal to the amount by which the option is “in-the-money.” That amount is equal to the difference between the market price per share of the Merger Stock on the last trading day immediately prior to the execution of the Merger Agreement, and the exercise price per share under the option or warrant agreement. Accordingly, Ampio will issue 405,066 shares of Merger Stock to holders of all BioSciences “in-the-money” options and warrants that are currently exercisable. If an option is “out-of-the-money,” meaning its exercise price per share is higher than the market price per share of the Merger Stock as of the last trading day immediately prior to execution of the merger agreement, then Ampio will issue replacement Ampio stock option agreements with an exercise period identical to those in the BioSciences stock options, with the exercise price and number of underlying shares adjusted by the exchange ratio. There are 250,850 Biosciences options that are “out-of-the-money” which will be exchanged for 212,693 Ampio options pursuant to this provision of the amended merger agreement. Options formerly held by Bruce G. Miller, Dr. David Bar-Or, Raphael Bar-Or, Dr. James Winkler, and Wannell Crook will be canceled pursuant to the cancellation agreement and will therefore not participate in the Merger Stock issued for “in-the-money” options.

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A:

Ampio and BioSciences each expect the merger to qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code. Assuming the merger is treated as a “reorganization,” BioSciences shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share of Ampio common stock) by reason of the merger, subject to the limitations described in the section entitled “Material United States Federal Income Tax Consequences.” However, we have not sought a ruling from the Internal Revenue Service or a tax opinion as to the federal income tax consequences of the merger. You should consult your tax advisor for a full understanding of the particular tax consequences of the merger. For a more detailed description of the tax consequences arising from the issuance of the Merger Stock to the BioSciences shareholders in the merger, see “Material United States Federal Income Tax Consequences” beginning on page 77.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	Subject to the satisfaction of a number of conditions, we will complete the merger on the second business day following the date on which the last of the conditions to closing set forth in the amended merger agreement are fulfilled or waived. We currently anticipate the closing of the merger to occur in the first quarter of 2011.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT AMPIO AND BIOSCIENCES?

A:	More information about Ampio is available from various sources described under “Where You Can Find More Information” on page 92 of this information statement/prospectus. Additional information about Ampio may be obtained from its Internet website at www.ampiopharma.com. Information on the Ampio website is not part of this information statement/prospectus. Information about BioSciences can be obtained from Bruce G. Miller, President, who may be reached at (303) 418-1003.

We have included additional information about (1) Ampio’s business, including information concerning Ampio’s product candidates, business strategy, intellectual property, government regulation to which Ampio is subject, property, employees and related topics, (2) the executive officers and directors of Ampio both before and after the merger, (3) executive compensation and corporate governance information, (4) related party transactions between Ampio, on the one hand, and BioSciences, Ampio’s executive officers, directors, and 5% or more shareholders, on the other hand, and (5) Ampio’s principal shareholders, in Annex C to this information statement/prospectus. We encourage you to review in its entirety the information in Annex C for additional information on these subject matters as they relate to Ampio.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:	If you have additional questions, please contact Investor Relations at Ampio Pharmaceuticals, Inc., 5445 DTC Parkway, P4, Greenwood Village, Colorado 80111, telephone number (303) 418-1000.

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 13.

SUMMARY

The following summary highlights selected information from this information statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document, including the Annexes to this information statement/prospectus, and the other documents to which this document refers you. See “Where You Can Find More Information” on page 92.

The Companies (See Page 79)

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

Telephone: (303) 418-1000

Ampio, a Delaware corporation, is a development stage pharmaceutical company engaged in the discovery and development of innovative, proprietary pharmaceutical and diagnostic products to identify and treat inflammatory conditions, including metabolic disorders and diabetic complications. Ampio has a disciplined strategy and productive innovation platform that identifies and/or generates compounds and diagnostics with large potential value while minimizing development risk, cost, and time. The Ampio discovery process occurs in a true clinical environment that carries low overhead costs. Each drug candidate undergoes a sophisticated business filter to identify products that can be clinically and cost-effectively developed to generate substantial value and returns while minimizing risk. Ampio’s strategy focuses on generating human safety and efficacy data in order to position its product candidates for value-creating licensing agreements with strategic partners, and is not focused on conducting FDA-directed clinical trials.

Two of Ampio’s most advanced product candidates are repositioned drugs (Optina and Vasaloc) for which Ampio is seeking U.S. and international patent protection covering their unique composition or application. Strategically, repositioned drugs reduce the risk of product failure due to adverse toxicology, lead to more modest investments during development, and may achieve more rapid marketing approval. Ampio’s other product candidates include Ampion, a biologic being developed as a new molecular entity (NME) for inflammatory diseases, and an Oxidation Reduction Potential (ORP) diagnostic device which is now being prototyped and prepared for testing. The ORP device is designed for use in emergency rooms to assess stroke and chest pain stratification of patients.

Ampio also has several early stage product candidates, including nine compounds known as methylphenidates for anti-angiogenesis and anti-metastasis applications. These compounds are derivatives of Ritalin, but are considered NMEs. Ampio expects to seek a special protocol assessment from the FDA under which one or more of its methylphenidate compounds can be administered under a compassionate need exception to patients suffering from advanced liver, ovarian, brain or other cancers. Methylphenidates may also have applications for macular degeneration and to Alzheimer’s or other neurodegenerative disorders, as methylphenidates have strong anti-inflammatory properties. Ampio has conducted early research into how copper chelating peptides, also considered an NME, may be used to treat Acute Coronary Syndrome and strokes. Because of the nature and extent of clinical trials needed to obtain regulatory approval for NMEs, Ampio plans to out-license these compounds to collaborators after it has obtained early clinical data, in the case of methylphenidates, and after toxicology studies are completed, in the case of copper chelating peptides. Ampio’s product candidate portfolio includes a number of additional compounds we are now studying, including compounds to treat gingivitis and periodontitis, to assist in the diagnosis and monitoring of skin disorders, and to use in testing for blood-borne infectious agents.

In the years ended December 31, 2010 and 2009, Ampio generated no revenues, incurred losses from operations of $6.70 million and $1.51 million, respectively, and net losses of $8.05 million and $1.51 million, respectively.

Ampio Acquisition, Inc.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

Telephone: (303) 418-1000

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Ampio. Merger Sub was organized on October 22, 2010, solely for the purpose of effecting the merger with BioSciences.

DMI BioSciences, Inc.

c/o Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

Telephone: (303) 418-1000

BioSciences, a privately-held Colorado corporation, is not currently engaged in active operations. BioSciences owns the rights to one product, Zertane, as to which BioSciences holds 32 issued patents and 31 pending patent applications. Zertane is a new use for tramadol hydrocloride, which was approved for marketing as a noncontrolled analgesic in 1995. Based on the results of two clinical trials BioSciences conducted, it believes it can be an effective oral medication to treat premature ejaculation, or PE, in men. Premature ejaculation is the most common form of male sexual dysfunction and has a major impact on the quality of life for many men and their partners. The market opportunity is large, with an estimated 30% of males suffering from premature ejaculation (four times the number with erectile dysfunction). According to Australia’s Keogh Institute of Medical Research, PE is the most common sexual complaint in males. At present no drug has been approved by the FDA for the treatment of PE. Priligy, an orally-administered anti-depressant in the SSRI class, has been approved for the treatment of PE in two European countries, where it is marketed by Janssen-Cilag, a unit of Johnson & Johnson. National approvals and licenses in five other European countries are expected to shortly follow. Behavioral therapy is the current standard of care for treatment of PE.

BioSciences granted an option to license Zertane to a large pharmaceutical company in 2007, and the option was exercised in January 2009. The licensee was responsible for all costs of commercializing Zertane, including clinical trials, manufacturing, regulatory approvals, marketing and distribution, while BioSciences remained responsible for the cost of filing, maintaining and prosecuting patents, and of initial development of follow-on compounds. BioSciences recognized $1.5 million in option and license fees related to Zertane and a $1.5 million milestone payment related to the initiation of Phase III clinical trials in fiscal 2009 and 2010.

The licensee commenced two large Phase III clinical trials in Europe which were discontinued when the licensee terminated the license agreement in the second quarter of 2010, which BioSciences understands to have occurred due to a change in the licensee’s strategic direction at the time the licensee was acquired by a larger pharmaceutical company. At that time, BioSciences regained all rights to develop, license and seek regulatory approval to market Zertane worldwide. BioSciences is entitled to obtain the clinical trial data from the pharmaceutical company and its CRO, and expects to complete its preliminary review of this data in the first quarter of 2011. BioSciences has applied for patent protection for a combination of Zertane and an erectile dysfunction, or ED, medicine to offer male patients a single oral medication that will treat both PE and ED. A combination drug would address the significant co-morbid ED and PE population. BioSciences intends to partner or seek licensing opportunities for this Zertane drug combination.

Corporate History of Ampio and BioSciences (See Page 79)

Life Sciences was formed in December 2008 and commenced operations in April 2009, when it acquired all of the assets of BioSciences except Zertane. In that acquisition, BioSciences received 3,500,000 shares of Ampio common stock in exchange for the transfer of the non-Zertane assets and assumption of certain liabilities. In March 2010, Life Sciences merged with a subsidiary of Chay Enterprises, Inc., a Colorado corporation that was publicly traded. Immediately after the merger, Chay Enterprises changed its name to Ampio Pharmaceuticals, Inc., and reincorporated in Delaware. For accounting and financial reporting purposes, Life Sciences was considered the acquirer and the merger was treated as a reverse acquisition. All financial information presented in this information statement/prospectus for periods prior to the Chay merger reflects only that of Life Sciences, and does not reflect the pre-merger Chay assets, liabilities, or operating results. In addition, all share, per share and related Life Sciences information has been adjusted to take into account the Chay merger.

The Merger (See Page 50)

Subject to the terms and conditions of the amended merger agreement, at the effective time of the merger, Merger Sub will merge with and into BioSciences. BioSciences will survive the merger as a direct, wholly-owned subsidiary of Ampio.

The Amended Merger Agreement (See Page A-1)

A copy of the amended merger agreement is attached to this information statement/prospectus as a portion of Annex A. We encourage you to read the merger agreement in its entirety.

Merger Consideration (See Page 50)

The aggregate consideration that will be paid by Ampio to BioSciences shareholders in the merger is 8,667,905 shares of Ampio common stock. This consideration includes the consideration payable to holders of in-the-money BioSciences stock options and warrants outstanding immediately prior to the effective time of the merger, and shares to be issued in extinguishment of two BioSciences promissory notes.

Ampio anticipates that it will deliver to holders of BioSciences in-the-money stock options and warrants, and holders of two promissory notes, an aggregate of 405,066 shares and 500,000 shares, respectively, out of the 8,667,905 shares of Merger Stock. The remaining 7,762,839 shares of Merger Stock will be issued to the holders of BioSciences common stock. At the date hereof, BioSciences had 17,975,587 shares of common stock outstanding, of which 9,171,282 shares are Class A common stock and 8,804,305 shares are Class B common stock. After the voluntary cancellation of the 8,804,305 shares of BioSciences Class B common stock by present and former executive officers and directors of BioSciences, the total number of BioSciences shares of common stock outstanding will be 9,171,282 shares at the effective time. Based on the closing price of Ampio common stock of $6.75 on February 16, 2011, the 7,762,839 shares of Merger Stock to be issued to the BioSciences shareholders represented approximately $5.71 in value for each share of the 9,171,282 BioSciences Class A shares of common stock outstanding that will be received by Ampio in the merger. Based on the closing price of Ampio common stock of $7.75 per share on February 24, 2011, the latest practicable date prior to the printing of this information statement/prospectus, and after deducting the 905,066 shares of Merger Stock to be issued to holders of in-the-money stock options and warrants and holders of two promissory notes, the Merger Stock represented approximately $6.56 in value for each share of BioSciences common stock outstanding. The amount of merger consideration to be received by BioSciences shareholders may fluctuate significantly between the date of this information statement/prospectus and the closing of the merger as a result of changes in the market price for Ampio common stock, the total number of shares of BioSciences common stock outstanding at closing, and the total number and exercise prices of BioSciences stock options and warrants outstanding at closing.

The Donation to Capital Agreement and the Cancellation Agreement (See Page 63)

As described in the merger agreement, BioSciences and its affiliates, on the one hand, and Ampio, on the other hand, entered into the donation to capital agreement that takes effect immediately prior to the effective time. Under the donation to capital agreement, BioSciences agreed to donate to the capital of Ampio an aggregate of 3,500,000 shares of Ampio common stock currently owned by BioSciences, and the current and former officers and directors of BioSciences agreed to donate to the capital of BioSciences an aggregate of 8,804,305 shares of BioSciences Class B common stock owned by them. The effect of the donation to capital by the current and former officers and directors of BioSciences will be to retire all outstanding BioSciences Class B shares of common stock, with the result that the BioSciences Class A shareholders will own 100% of BioSciences at the effective time. Therefore, the current and former officers and directors of BioSciences will not receive Merger Stock as a result of their ownership of Class B common stock of BioSciences.

In addition, BioSciences and its current and former executive and non-executive officers have entered into the cancellation agreement, pursuant to which such persons have agreed to cancel, without payment, wages totaling $1.04 million that were accrued prior to September 2008. Ampio is a third party beneficiary of the cancellation agreement. The execution and delivery of the cancellation agreement and the donation to capital agreement were conditions precedent to the merger’s effectiveness, and will take effect immediately prior to the effective time.

BioSciences Options and Warrants (See Page 62)

Each vested and exercisable outstanding BioSciences stock option granted under BioSciences’ stock incentive plan or warrant with an exercise price below the effective price of Ampio common stock received by the BioSciences shareholders in the merger will be issued, from the Merger Stock, a number of shares of Merger Stock equal to the amount by which the option or warrant is “in-the-money.” The Merger Stock will be valued for the purposes of making this determination at $1.90 per share, the last reported sale price of the Ampio common stock on September 3, 2010, which was the last trading day immediately prior to the execution of the merger agreement. Based on this value, and as provided in the amended merger agreement, Ampio will issue an aggregate of 405,066 shares out of the Merger Stock to the BioSciences holders of “in-the-money” options and warrants. If an option is “out-of-the-money,” then Ampio will issue replacement Ampio stock option agreements with an exercise period identical to those in the BioSciences stock options, with the exercise price and number of underlying shares adjusted by the exchange ratio. At the date hereof, 250,850 Biosciences options that are “out-of-the-money” which will be exchanged for 212,693 Ampio options. The exercise periods of these options will expire at various dates through January 2014 and have a weighted average exercise price of $1.38. Options formerly held by Bruce G. Miller, Dr. David Bar-Or, Raphael Bar-Or, Dr. James Winkler, and Wannell Crook will be canceled pursuant to the cancellation agreement and will therefore not participate in the Merger Stock issued for “in-the-money” options.

BioSciences Promissory Notes and Related Agreements (See Page 63)

Pursuant to a conversion agreement between BioSciences and a current shareholder of BioSciences and the shareholder’s IRA, who collectively hold promissory notes from BioSciences with a principal balance of $430,000, Ampio will issue from the Merger Stock a total of 500,000 shares in cancellation of the indebtedness represented by such promissory notes. The note holders have agreed in the conversion agreement to waive all accrued and unpaid interest in connection with their receipt of the Merger Stock. The noteholders have been granted tag-along rights that allow the noteholders to include their shares in any sale by Messrs. Michael Macaluso, Donald B. Wingerter, Jr., David Bar-Or, and Bruce G. Miller of 30% or more of their shares of Ampio common stock in a private transaction, underwritten offering, or other sale transaction.

Beneficial Ownership of BioSciences Common Stock (See Page 61)

As of February 15, 2011, directors and executive officers of BioSciences beneficially owned and had the right to vote 6,004,583 shares of BioSciences common stock, totaling approximately 33.4% of the total number of outstanding BioSciences shares at that date. These shares will be voted in favor of the Merger pursuant to the BioSciences shareholder consent described in this information statement/prospectus. Any Class B shares of BioSciences common stock will be cancelled immediately after the vote is taken, and prior to the closing of the merger, in accordance with the cancellation agreement.

BioSciences Reasons for the Merger (See Page 54)

The BioSciences board of directors unanimously adopted and approved the merger agreement, with Mr. Miller abstaining as he was then an executive officer of Ampio. The BioSciences board of directors also unanimously determined, with Mr. Miller abstaining, that the merger agreement is advisable and in the best interests of BioSciences and its shareholders and unanimously recommended, with Mr. Miller abstaining, that BioSciences shareholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby. In reaching its decision, the BioSciences board of directors considered a number of factors that are described in more detail in “The Merger—BioSciences’ Reasons for the Merger” beginning on page 54. Individual members of the BioSciences board of directors may have given different weight to different reasons for such approval.

Opinion of the Financial Advisor to BioSciences (See Page 56)

In connection with the merger, Bluestone Investment Banking Group, LLC (“Bluestone IBG”) delivered to the BioSciences board of directors its written opinion, dated September 7, 2010 and updated to January 17, 2011, to the effect that, as of that date and based on and subject to the various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of BioSciences’ common stock. The full text of the updated written opinion of Bluestone IBG, which sets forth the assumptions made, matters considered and limits on the review undertaken by Bluestone IBG in rendering its opinion, is attached to this information statement/prospectus as Annex B. The opinion was addressed to, and for the benefit and use of, the BioSciences board of directors, was limited to the fairness, from a financial point of view, of the merger consideration, expressed no opinion as to the merits of the underlying decision by BioSciences to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, and expressed no opinion or recommendation as to how any holder of BioSciences common stock should vote with respect to the merger or as to whether any holder of BioSciences common stock should deliver a consent with respect to the adoption of the merger agreement and the approval of the merger.

Consent Agreement (See Page 64)

As a condition to Ampio and Merger Sub entering into the merger agreement, the BioSciences Major Shareholders, which represent more than 67% of BioSciences outstanding common stock, entered into an agreement with Ampio pursuant to which such shareholders agreed, among other things, to execute and deliver a written consent adopting the merger agreement and approving the merger and the other transactions contemplated thereby once the registration statement with respect to the shares of Ampio common stock to be issued in the merger is declared effective by the SEC and such shareholders have received this information statement/prospectus.

Indemnification (See Page 64)

If BioSciences breaches any of the representations, warranties, covenants or agreements contained in the merger agreement or incurs any liability relating to certain specified items, the BioSciences shareholders (the “Indemnifying Shareholders”) will, for a period through December 31, 2011, be obligated to indemnify Ampio, its subsidiaries and its affiliates (except BioSciences) from, among other things, damages, penalties, fines, costs, amounts paid in settlement, liabilities, losses, expenses and fees caused by such breach or relating to such specified items (“Adverse Consequences”). Indemnification claims will be subject to a per-claim minimum threshold of $25,000 (aggregating all reasonably related claims). Any indemnification claims resulting from intentional misrepresentations or omissions of material fact in BioSciences’ representations and warranties are not subject to the $25,000 minimum. The Indemnifying Shareholders will not be obligated to indemnify Ampio from any incidental, consequential, special, punitive or other indirect damages. The indemnification obligations of the BioSciences shareholders are capped at the 250,000 Ampio shares held in the escrow fund which is described below, except for indemnification for intentional misrepresentations or omissions of material fact, which are subject to an additional indemnification by the BioSciences control shareholders.

Escrow Fund (See Page 65)

On the closing date, Ampio, James S. Kimmel, as the BioSciences shareholders’ representative (the “Shareholders’ Representative”), and Corporate Stock Transfer, Inc., as escrow agent, will enter into an escrow agreement pursuant to which Ampio will deposit into an escrow fund 250,000 shares of Ampio common stock issuable from the merger consideration payable to the BioSciences shareholders. The escrowed shares will be used to satisfy any indemnification obligations of the BioSciences shareholders arising under the merger agreement. On December 31, 2011, the escrow agent will release the escrowed shares to the BioSciences shareholders (less the value of any shares subject to pending indemnification claims). Shares to be released from the escrow fund may be applied on agreement of Ampio and the Shareholders’ Representative, to pay all the legal fees, if any, incurred or owed by him under the merger agreement and escrow agreement. The portion of the merger consideration deposited into the escrow fund will only reduce the merger consideration to be paid to the BioSciences shareholders at closing. Consequently, if you are a BioSciences shareholder, the merger consideration you will become entitled to receive at the effective time of the merger will be affected by the escrow of your proportionate interest in the 250,000 escrowed shares.

Interests of Certain Persons in the Merger (See Page 60)

Some of BioSciences directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of BioSciences shareholders generally. BioSciences board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending to the BioSciences shareholders that the merger agreement be approved and adopted.

These differing financial interests take a variety of forms. For example, at the effective time of the merger, BioSciences’ president and one of its directors, Bruce G. Miller, was serving as the chief financial officer of Ampio and is employed by a subsidiary of Ampio pursuant to the terms of an employment agreement. In addition, a number of the non-executive officers of BioSciences (who are also control shareholders of BioSciences) are employed in similar non-executive capacities with Ampio and are Ampio principal shareholders. While none of these persons is to receive severance or other benefits following a change in control of BioSciences, their affiliation with Ampio may have influenced their agreement to consent to the merger and to provide indemnification to Ampio for any intentional misrepresentations or omission of material fact by BioSciences.

For additional details about these financial interests, please see “The Merger—Interests of Certain Persons in the Merger” beginning on page 60. You also can find information concerning the ownership interests of the BioSciences control shareholders in Ampio in Annex C under “Principal Stockholders.”

Conditions to the Merger (See Page 71)

As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, to the extent legally permissible, waived. These conditions include, among others, the effectiveness of the registration statement on which the shares issuable to BioSciences shareholders are registered, the correctness of all representations and warranties made by the parties in the merger agreement. as amended, and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards), the cancellation agreement, the donation to capital agreement, and the conversion agreement.

Neither Ampio nor BioSciences can be certain when, or if, the conditions to the merger will be satisfied or waived. However, the amended merger agreement provides that if the registration statement covering the Merger Stock is not declared effective by June 15, 2011, then the parties have agreed to restructure the merger as an asset purchase transaction.

The completion of the merger is not conditioned on Ampio obtaining financing of any kind.

No Solicitation (See Page 69)

The merger agreement contains restrictions on the ability of BioSciences to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in BioSciences equity or assets. Notwithstanding these restrictions, before the BioSciences Major Shareholders adopt the merger agreement and approve the merger by written consent, the merger agreement provides that, under specified circumstances, if BioSciences receives a proposal from a third party to acquire a significant interest in the company that the BioSciences board of directors determines in good faith may reasonably be expected to lead to a proposal that is superior to the merger, BioSciences may furnish nonpublic information to, and engage in negotiations regarding a transaction with, such third party (but may not terminate the Merger Agreement in order to enter into any such transaction).

Termination (See Page 72)

Ampio and BioSciences may mutually agree to terminate the merger agreement before the effective time of the merger. In addition, either Ampio or BioSciences may decide to terminate the merger agreement, even after the BioSciences shareholders’ approval, if:

•

the merger is not consummated by June 15, 2011, in which event the parties have agreed to restructure the merger as an asset purchase transaction (which may subject the BioSciences shareholders to tax consequences different from those that are expected to result from the merger);

•	there are final, non-appealable court or governmental entity rulings or orders preventing the merger; or

•	any law prohibiting the consummation of the merger is adopted or issued.

Ampio may also terminate the merger agreement if (i) the BioSciences board of directors makes a recommendation change adverse to Ampio or the merger, approves an acquisition agreement other than the merger agreement, or approves or recommends a competing transaction or (ii) BioSciences fails to mail this information statement/prospectus within four business days after the registration statement in which it is included is declared effective by the SEC.

Material United States Federal Income Tax Consequences (See Page 77)

The merger generally will be a non-taxable transaction for U.S. federal income tax purposes to U.S. holders of BioSciences common stock. For a more detailed description of the tax consequences of the exchange of BioSciences common stock in the merger, see “Material United States Federal Income Tax Consequences” beginning on page 77. However, we have not obtained a ruling from the Internal Revenue Service concerning the federal income tax consequences of the merger.

Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. We urge you to consult your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Comparison of Rights of Common Shareholders of Ampio and Common Shareholders of BioSciences (See Page 87)

After the merger, BioSciences shareholders will become Ampio shareholders and their rights as shareholders will be governed by the certificate of incorporation and by-laws of Ampio and the DGCL. There are a number of differences between the certificate of incorporation and by-laws of Ampio and the articles of incorporation and by-laws of BioSciences and the CBCA, and the rights of shareholders in a publicly-traded company rather than a smaller, privately-held company. These differences are summarized under the heading “Comparison of Rights of Common Shareholders of Ampio and Common Shareholders of BioSciences.”

Dissenters’ Rights (See Page 74)

Generally, a holder of shares of a Colorado corporation’s capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger, is entitled under Colorado law to receive payment in cash of the “fair value” of those shares as determined Ampio, by negotiations of the parties, or ultimately by a Colorado court. However, the BioSciences Major Shareholders representing approximately 73.5% of its issued and outstanding common stock have agreed to consent to the merger and have effectively waived their dissenters’ rights.

To the extent that a shareholder wishes to exercise dissenter’s rights, the shareholder must, among other things: (1) notify BioSciences of the shareholder’s intent to exercise dissenter’s rights and demand the fair value of the shareholder’s shares within 30 days after the date BioSciences mails this information statement/prospectus to such shareholder; and (2) not change the shareholder’s ownership of shares of BioSciences common stock through the time of the closing of the merger. BioSciences shareholders should carefully read the detailed discussion of dissenters’ rights of holders of shares of BioSciences common stock under “Dissenters’ Rights” beginning on page 74, as well as the full text of the requirements of Colorado law to exercise dissenters’ rights, which is attached as Annex D.

Comparative Stock Prices and Dividends (See Page 12)

Shares of Ampio common stock are quoted on the OTC Bulletin Board under the symbol “AMPE.” On February 16, 2011, the last trading day prior to the filing of this information statement/prospectus, the last sale price of Ampio common stock on the OTC Bulletin Board was $6.75. On February 24, 2011, the latest practicable date prior to the printing of this information statement/prospectus, the last sale price of Ampio common stock on the OTC Bulletin Board was $7.75. We urge you to obtain current quotations for Ampio common stock.

There is no established trading market for BioSciences’ common stock.

Regulatory Approvals Required for the Merger (See Page 60)

Consummation of the merger is not contingent upon the receipt of regulatory approvals. However, the merger will not be closed until following the delivery of this information statement/prospectus to the BioSciences shareholders.

Ampio intends to make all required filings under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the merger.

Accounting Treatment of the Merger (See Page 60)

The merger will be accounted for under the acquisition method in accordance with accounting principles generally accepted in the United States (“GAAP”).

Dividend Practices (See Page 12)

Neither Ampio nor BioSciences has ever paid a dividend on its common stock. Ampio has no plans or intent to pay dividends in the foreseeable future.

COMPARATIVE STOCK PRICES AND DIVIDENDS

There is no established public trading market for Ampio common stock. However, Ampio’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AMPE.” The following table sets forth the high and low last reported sale price information for Ampio common stock for the period from January 1, 2008 through December 31, 2010. The Over-the-Counter Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

	Common Stock
	High	Low
First quarter 2008	$—	$—
Second quarter 2008	$—	$—
Third quarter 2008	$1.75	$1.50
Fourth quarter 2008	$1.50	$1.50
First quarter 2009	$1.50	$1.50
Second quarter 2009	$1.50	$1.50
Third quarter 2009	$1.50	$1.50
Fourth quarter 2009	$1.50	$1.50
First quarter 2010	$1.50	$1.50
Second quarter 2010	$4.50	$0.75
Third quarter 2010	$3.50	$1.00
Fourth quarter 2010	$3.00	$2.01

As of December 31, 2010, there were of record approximately 250 holders of Ampio common stock. This number is expected to increase on closing of the BioSciences acquisition by approximately 190 additional holders.

Ampio has never paid cash dividends and intend to employ all available funds in the development of its business. Ampio has no plans to pay cash dividends in the near future. If Ampio issues in the future any preferred stock or obtain financing from a bank, the terms of those financings may contain restrictions on Ampio’s ability to pay dividends for so long as the preferred stock or bank financing is outstanding.

There is no established public trading of, or a public market for, BioSciences’ common stock. BioSciences has never paid a dividend on its common stock.

On December 30, 2010, the last trading day prior to the execution of the amended merger agreement between the parties, the last reported sale price of Ampio common stock on the OTC Bulletin Board was $2.40. On February 16, 2011, the last reported sale price of Ampio common stock was $6.75. Because of the limited trading volume of Ampio common stock, Ampio’s stock price can fluctuate significantly. On February 24, 2011, the most recent practicable date prior to the printing of this information statement/prospectus, the last reported sale price of Ampio common stock on the OTC Bulletin Board was $7.75. We urge you to obtain current stock price quotations for Ampio common stock from a newspaper, the Internet or your broker.

No assurance can be given as to the market price of Ampio common stock at the closing of the merger. Because the number of shares of Merger Stock will not be adjusted for changes in the market price of Ampio common stock, the market value of the shares of Ampio common stock that holders of BioSciences common stock will receive at the effective time of the merger may vary significantly from the market value of the shares of Ampio common stock that holders of BioSciences common stock would have received if the merger were consummated on the date of the amended merger agreement or on the date of this information statement/prospectus.

RISK FACTORS

As a result of the merger, BioSciences’ business will be subject to the following new or increased risks related to Ampio’s business and/or the merger. If any of the risks described below actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included in this information statement/prospectus.

Risks Related to the Merger

The Merger Stock is fixed at 8,667,905 shares and will not be adjusted in the event that the price of Ampio common stock declines before the merger is completed. As a result, the value of the shares of Ampio common stock at the time BioSciences shareholders receive them could be less than the value of those shares today, or may be less at the time the Merger Stock lock-up expires.

In the merger, BioSciences shareholders will be entitled to receive for each share of BioSciences common stock owned by them shares of Ampio common stock, which we refer to as the Merger Stock. Ampio and BioSciences will not adjust the exchange ratio for the merger consideration which will be paid solely in Ampio common stock as a result of any change in the market price of Ampio common stock between the date of this information statement/prospectus and the date BioSciences shareholders receive shares of Ampio common stock in exchange for their shares of BioSciences common stock. The amended merger agreement also requires each BioSciences shareholder to execute a lock-up agreement prior to receiving his or her shares of Merger Stock. Under the lock-up agreement, the BioSciences shareholders are prohibited from selling or transferring the shares of Merger Stock received by them until December 31, 2010, except with respect to transfers made for estate planning purposes and other similar permitted purposes. Executive and non-executive officers of BioSciences who receive Merger Stock, and executive and non-executive officers and employees of Ampio at the time of the merger, are required by the merger agreement, as amended, to sign lock-up agreements covering the Merger Stock, and any other Ampio shares owned by such persons, for a period through February 28, 2012.

On the date BioSciences shareholders are permitted to sell their shares of Merger Stock, the market price of Ampio common stock will likely be different, and may be lower, than the market price of Ampio common stock on the date of this information statement/prospectus. Differences in the market price of Ampio common stock may be the result of changes in the business, operations or prospects of Ampio, market reactions to the merger, regulatory considerations, general market and economic conditions or other factors.

The combined companies may not realize any benefits from the merger.

Ampio and BioSciences entered into the merger agreement with the expectation that the merger will result in benefits to the combined company, as described in “The Merger” beginning on page 50. The benefits from the merger that we anticipate achieving include the alignment of shareholder interests of both companies and the elimination of conflicts of interest that currently exist as a result of the overlapping management and ownership of Ampio and BioSciences. While integrating Ampio and BioSciences is not expected to be difficult, Ampio management will be required to devote some time and resources to the final integration of the businesses. The time and resources devoted to final integration would otherwise be focused on ongoing operations and could negatively affect the combined companies’ ability to operate after the merger. If the combined operations of the post-merger company do not result in Ampio achieving any expected benefits, Ampio’s stock price and financial performance may be adversely impacted.

The market price of Ampio common stock may decline as a result of the merger and the sale of the Merger Stock by BioSciences shareholders.

The market price of Ampio common stock may decline after the merger when the lock-up agreement expires with the BioSciences shareholders. Ampio is unable to predict when the BioSciences shareholders may sell their shares or the number of shares that such shareholders may elect to sell. If sustained selling of our common stock occurs after expiration of the lock-up period, the price of our common stock may decline.

Ampio’s management may not be successful in licensing or otherwise realizing revenues from Zertane, which will adversely impact the financial performance of the combined companies and reduce the perceived benefits of the merger to Ampio.

Following the merger, Ampio management intends to opportunistically seek licensing or other revenue-generating arrangements for Zertane. Because Ampio has other product candidates in clinical trials or expected to soon enter clinical trials, Ampio management will not have the time or resources to implement a formal marketing plan or engage in extensive marketing activities which are limited to Zertane alone. The inability to realize license or other revenues from Zertane may adversely impact the operations and financial performance of the combined companies and may reduce the perceived benefit from the BioSciences acquisition.

BioSciences shareholders will have substantively different rights with respect to their stockholdings following the merger.

Upon consummation of the merger, the BioSciences shareholders, who presently hold stock in a private Colorado corporation, will become shareholders of Ampio, a public Delaware corporation. There are material differences between the rights of shareholders of private corporations and the rights of shareholders of public corporations, and between the rights of BioSciences shareholders under the BioSciences governing documents and the rights of Ampio shareholders under the Ampio governing documents. See “Comparison of Rights of Common Shareholders of Ampio and Common Shareholders of BioSciences” beginning on page 87.

The price of Ampio common stock and Ampio’s results of operations may be affected by factors different from those affecting BioSciences results of operations.

Holders of BioSciences common stock will be entitled to receive Ampio common stock in the merger and will thus become holders of Ampio common stock. Ampio’s business is different from that of BioSciences, as Ampio has a number of product candidates that it purchased from BioSciences in April 2009, and BioSciences has only one product candidate, Zertane. Ampio’s results of operations, as well as the price of Ampio common stock, may be affected by factors different from those factors affecting BioSciences results of operations. The price of Ampio common stock may fluctuate significantly following the merger, including as a result of factors over which Ampio has no control. For a discussion of Ampio’s business and certain factors to consider in connection with such businesses, see “Risk Factors—Risks Related to Ampio” below.

Risks Related to Ampio

Risks Related to Ampio’s Business

There is substantial doubt as to Ampio’s ability to continue as a going concern.

Ampio has experienced recurring losses since inception, resulting in cumulative losses of approximately $9.8 million through December 31, 2010. Ampio’s financial statements have been prepared on the assumption that Ampio will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, there is substantial doubt about Ampio’s ability to continue as a going concern. Ampio’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. Ampio will need to obtain additional capital to continue as a going concern and to fund its operations, including to:

•	continue to fund, or initiate funding for, clinical trials of Optina, Vasaloc and Ampion;

•	pursue a collaborator for Zertane, assuming closing of the BioSciences acquisition;

•	further develop and assess the clinical utility of the ORP device;

•	develop additional product candidates;

•	conduct additional clinical research and development;

•	pursue existing and new claims covered by intellectual property Ampio owns or licenses; and

•	sustain Ampio’s corporate overhead requirements, and hire and retain necessary personnel.

Until Ampio can generate revenue from collaboration agreements to finance Ampio’s cash requirements, which Ampio may not accomplish, Ampio expects to finance future cash needs primarily through offerings of Ampio’s debt or equity securities. Ampio has no collaboration agreements currently in effect.

Ampio does not know whether additional funding will be available to Ampio on acceptable terms, or at all. If Ampio is not able to secure additional funding when needed, Ampio may have to delay, reduce the scope, or eliminate development of one or more of its product candidates, or substantially curtail or close its operations altogether. Alternatively, Ampio may have to obtain a collaborator for one or more of its product candidates at an earlier stage of development, which could lower the economic value of those product candidates to Ampio.

Ampio expects its net losses to continue for at least several years and is unable to predict the extent of future losses or when Ampio will become profitable, if ever.

Ampio has experienced significant net losses since inception. As of December 31, 2010, Ampio had an accumulated deficit of approximately $9.8 million and a stockholders’ deficit of approximately $4.0 million. Ampio expects its annual net losses to continue over the next several years as Ampio advances development programs and incurs significant clinical development costs.

Ampio has not received, and does not expect to receive for several years, any revenues from the commercialization of its product candidates. Ampio anticipates that licensing and collaboration arrangements, which may provide Ampio with potential milestone payments and royalties, will be its primary source of revenues for the next several years. Ampio cannot be certain that additional licensing or collaboration arrangements will be concluded, or that the terms of those arrangements will result in receiving material revenues. To obtain revenues from product candidates, Ampio must succeed, either alone or with others, in developing, obtaining regulatory approval for, and manufacturing and marketing drugs with significant market potential. Ampio may never succeed in these activities, and may never generate revenues that are significant enough to achieve profitability.

If Ampio does not secure collaborations with strategic partners to test, commercialize and manufacture product candidates, Ampio will not be able to successfully develop products and generate meaningful revenues.

A key aspect of Ampio’s strategy is to selectively enter into collaborations with third parties to conduct clinical testing, commercialize and manufacture product candidates. Ampio has no collaboration agreements currently in effect. Collaboration agreements typically call for milestone payments that depend on successful demonstration of efficacy and safety, obtaining regulatory approvals, and clinical trial results. Collaboration revenues such as those generated by BioSciences are not guaranteed, even when efficacy and safety are demonstrated. The current economic environment may result in potential collaborators electing to reduce their external spending, which may prevent Ampio from developing our product candidates.

Even if Ampio succeeds in securing collaborators, the collaborators may fail to develop or effectively commercialize products using Ampio’s product candidates or technologies because they:

•	do not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources, or a change in strategic focus;

•	believe our intellectual property or the product candidate may infringe on the intellectual property rights of others;

•	dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenues;

•	decide to pursue a competitive product developed outside of the collaboration;

•	cannot obtain, or believe they cannot obtain, the necessary regulatory approvals;

•	delay the development or commercialization of our product candidates in favor of developing or commercializing another party’s product candidate; or

•	decide to terminate or not to renew the collaboration for these or other reasons.

For example, the collaborator that licensed Zertane conducted clinical trials which BioSciences believes demonstrated efficacy in treating PE, but the collaborator undertook a merger that BioSciences believe altered its strategic focus. The merger also created a potential conflict with a principal customer of the acquired company, which sells a product to treat PE in certain European markets.

As BioSciences experienced in this instance, collaboration agreements are generally terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to commercialization of a product candidate. Ampio also faces competition in seeking out new collaborators. If Ampio is unable to secure new collaborations that achieve the collaborator’s objectives and meet Ampio’s expectations, Ampio may be unable to advance its product candidates and may not generate meaningful revenues.

Optina, Vasaloc and Ampion will soon undergo clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable , and for which there is a high risk of failure.

Preclinical testing and clinical trials are long, expensive and unpredictable processes that can be subject to delays. It may take several years to complete the preclinical testing and clinical development necessary to commercialize a drug, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials.

        Ampio’s product development programs are at various stages of development. Ampio recently signed a contract with St. Michael’s Hospital, Toronto, Canada, under which St. Michael’s will conduct a Phase II trial for Ampio’s product candidate Optina for the treatment of diabetic macular edema, an early stage of diabetic retinopathy. St. Michael’s has commenced enrolling patients in this trial. Ampio intends also to commence a Phase II clinical trial for Vasaloc, its product candidate to treat diabetic nephropathy, by the first half of 2011. Ampio is currently preparing to seek approval for a Phase II double-blind, placebo-controlled clinical trial of the product candidate Ampion for the treatment of chronic inflammatory and autoimmune disease. An unfavorable outcome in one or more trials for Optina, Vasaloc, or Ampion would be a major set-back for the development programs for these product candidates and for the combined company. Due to our limited financial resources, an unfavorable outcome in one or more of these trials may require us to delay, reduce the scope of, or eliminate one of these product development programs, which could have a material adverse effect on the combined company and the value of our common stock. We anticipate that clinical trials of Optina and Vasaloc will take at least six to nine months to complete, and clinical trials of Ampion will take between 18 to 24 months to complete.

Ampio is currently in development and testing of various compounds, including various derivatives of Methylphenidates, a diketopiperazine, or DA-DKP, and several types of metal-binding compounds. Ampio also is now prototyping and preparing to test the ORP device to measure oxidation and antioxidation levels in the blood.

In connection with clinical testing and trials, Ampio faces risks that:

•	a product candidate is ineffective, inferior to existing approved medicines, unacceptably toxic, or has unacceptable side effects;

•	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;

•	the results may not confirm the positive results of earlier testing or trials; and

•	the results may not meet the level of statistical significance required by the U.S. Food and Drug Administration, or FDA, or other regulatory agencies.

The results of preclinical studies do not necessarily predict clinical success, and larger and later-stage clinical studies may not produce the same results as earlier-stage clinical studies. Frequently, product candidates developed by pharmaceutical companies have shown promising results in early preclinical or clinical studies, but have subsequently suffered significant setbacks or failed in later clinical studies. In addition, clinical studies of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates.

If Ampio does not successfully complete preclinical and clinical development, it will be unable to market and sell products derived from our product candidates and generate revenues. Even if Ampio does successfully complete clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before a new drug application, or NDA, may be submitted to the FDA. Although there are a large number of drugs in development in the U.S. and other countries, only a small percentage result in the submission of an NDA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If Ampio’s clinical studies are substantially delayed or fail to prove the safety and effectiveness of its product candidates in development, Ampio may not receive regulatory approval of any of these product candidates and the business and financial condition of the combined companies will be materially harmed.

Delays, suspensions and terminations in Ampio’s clinical trials could result in increased costs to Ampio and delay its ability to generate revenues.

Human clinical trials are very expensive, time-consuming, and difficult to design, implement and complete. Ampio expects clinical trials of its product candidates will take from six to 24 months to complete, but the completion of trials for Ampio’s product candidates may be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	manufacturing sufficient quantities of a product candidate;

•	obtaining approval of an Investigational New Drug Application, or IND, from the FDA;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;

•	determining dosing and making related adjustments; and

•

patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

The commencement and completion of clinical studies for Ampio’s product candidates may be delayed, suspended or terminated due to a number of factors, including:

•	lack of effectiveness of product candidates during clinical studies;

•	adverse events, safety issues or side effects relating to the product candidates or their formulation;

•	inability to raise additional capital in sufficient amounts to continue clinical trials or development programs, which are very expensive;

•	the need to sequence clinical studies as opposed to conducting them concomitantly in order to conserve resources;

•	Ampio’s inability to enter into collaborations relating to the development and commercialization of its product candidates;

•	failure by Ampio or its collaborators to conduct clinical trials in accordance with regulatory requirements;

•	Ampio’s inability or the inability of its collaborators to manufacture or obtain from third parties materials sufficient for use in preclinical and clinical studies;

•

governmental or regulatory delays and changes in regulatory requirements, policy and guidelines, including mandated changes in the scope or design of clinical trials or requests for supplemental information with respect to clinical trial results;

•	failure of Ampio’s collaborators to advance its product candidates through clinical development;

•	delays in patient enrollment, variability in the number and types of patients available for clinical studies, and lower-than anticipated retention rates for patients in clinical trials;

•	difficulty in patient monitoring and data collection due to failure of patients to maintain contact after treatment;

•	a regional disturbance where we or our collaborative partners are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and

•	varying interpretations of data by the FDA and similar foreign regulatory agencies.

Many of these factors may also ultimately lead to denial of regulatory approval of a current or potential product candidate. If Ampio experiences delays, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and Ampio’s ability to generate product revenues will be delayed, perhaps significantly.

If Ampio’s product candidates are not approved by the FDA, Ampio will be unable to commercialize them in the United States.

The FDA must approve any new medicine before it can be marketed and sold in the United States. Ampio must provide the FDA with data from preclinical and clinical studies that demonstrate that its product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. Ampio will not obtain this approval for a product candidate unless and until the FDA approves a NDA. The processes by which regulatory approvals are obtained from the FDA to market and sell a new or repositioned product are complex, require a number of years and involve the expenditure of substantial resources. Ampio cannot assure you that any of its product candidates will receive FDA approval in the future, and the time for receipt of any such approval is currently incapable of estimation.

Ampio intends to seek FDA approval for most of its product candidates using an expedited process established by the FDA, but Ampio may be asked to submit additional information to support a proposed change of a previously approved drug, which may substantially increase clinical trial costs, postpone any FDA product approvals, and delay Ampio’s receipt of any product revenues.

Assuming successful completion of clinical trials, Ampio expects to submit NDAs to the FDA for Optina and Vasaloc at various times in the future under §505(b)(2) of the Food, Drug and Cosmetic Act, as amended, or the FDCA. NDAs submitted under this section are eligible to receive FDA new drug approval by relying in part on the FDA’s findings for a previously approved drug. The FDA’s 1999 guidance on §505(b)(2) applications states that new indications for a previously approved drug, a new combination product, a modified active ingredient, or changes in dosage form, strength, formulation, and route of administration of a previously approved product are encompassed within the §505(b)(2) NDA process. Relying on §505(b)(2) is advantageous because this section of the FDCA does not require Ampio (i) to perform the full range of safety and efficacy trials that is otherwise required to secure approval of a new drug, and (ii) obtain a “right of reference” from the applicant that obtained approval of the previously approved drug. However, a §505(b)(2) application must support the proposed change of the previously approved drug by including necessary and adequate information, as determined by the FDA, and the FDA may still require Ampio to perform a full range of safety and efficacy trials.

If one of Ampio’s product candidates achieves clinical trial objectives, Ampio must prepare and submit to the FDA a comprehensive §505(b)(2) application. Review of the application may lead the FDA to request more information or require Ampio to perform additional clinical trials, thus adding to product development costs and delaying any marketing approval from the FDA. Ampio has no control over the FDA’s review time for any future NDA it submits, which may vary significantly based on the disease to be treated, availability of alternate treatments, severity of the disease, and the risk/benefit profile of the proposed product. Even if one of Ampio’s products receives FDA marketing approval, Ampio could be required to conduct post-marketing Phase IV studies and surveillance to monitor for adverse effects. If Ampio experiences delays in NDA application processing, requests for additional information or further clinical trials, or is required to conduct post-marketing studies or surveillance, Ampio’s product development costs could increase substantially, and its ability to generate revenues from a product candidate could be postponed, perhaps indefinitely. The resulting negative impact on Ampio’s operating results and financial condition may cause the value of Ampio common stock to decline, and you may lose all or a part of your investment.

The approval process outside the United States varies among countries and may limit Ampio’s ability to develop, manufacture and sell our products internationally.

Ampio may conduct clinical trials for, and seek regulatory approval to market, our product candidates in countries other than the United States. For example, the clinical trials for Optina are being conducted in Canada, the Zertane clinical trials were conducted in Europe, and Ampio plans to conduct the clinical trials of Ampion in Australia and India. Depending on the results of clinical trials and the process to obtain regulatory approvals in other countries, Ampio may decide to first seek regulatory approvals of a product candidate in countries other than the U.S., or Ampio may simultaneously seek regulatory approvals in the U.S. and other countries. If Ampio or any collaborators it secures seek marketing approvals for a product candidate outside the U.S., Ampio will be subject to the regulatory requirements of health authorities in each country in which Ampio seeks approvals. With respect to marketing authorizations in Europe, Ampio will be required to submit a European marketing authorization application, or MAA, to the European Medicines Agency, or EMEA, which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and can involve additional testing, and the time required to obtain approvals may differ from that required to obtain FDA approval. Obtaining regulatory approvals from health authorities in countries outside the U.S. is likely to subject Ampio to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Even if one of Ampio’s product candidates receives regulatory approval, commercialization of the product may be adversely affected by regulatory actions and oversight.

Even if Ampio receives regulatory approval for a product candidate, this approval may carry conditions that limit the market for the product or put the product at a competitive disadvantage relative to alternative therapies. For instance, a regulatory approval may limit the indicated uses for which Ampio can market a product or the patient population that may utilize the product, or may be required to carry a warning on its packaging. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. These restrictions could make it more difficult to market any product candidate effectively. Once a product candidate is approved, Ampio remains subject to continuing regulatory obligations, such as safety reporting requirements and additional post-marketing obligations, including regulatory oversight of promotion and marketing. In addition, the labeling, packaging, adverse event reporting, advertising, promotion and recordkeeping for an approved product remain subject to extensive and ongoing regulatory requirements. If Ampio becomes aware of previously unknown problems with an approved product in the U.S. or overseas or at any contract manufacturers’ facilities, a regulatory agency may impose restrictions on the product, any contract manufacturers or on Ampio, including requiring Ampio to reformulate the product, conduct additional clinical studies, change the labeling of the product, withdraw the product from the market or require a contract manufacturer to implement changes to its facilities. In addition, Ampio may experience a significant drop in the sales and royalties related to the product, its reputation in the marketplace may suffer, and Ampio could face lawsuits.

Ampio is also subject to regulation by regional, national, state and local agencies, including the Department of Justice, the Federal Trade Commission, the Office of Inspector General of the U.S. Department of Health and Human Services and other regulatory bodies, as well as governmental authorities in those other countries in which any of Ampio’s product candidates are approved for commercialization. The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations govern to varying degrees the research, development, manufacturing and commercial activities relating to prescription pharmaceutical products, including preclinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information, and promotion. If Ampio or any third parties that provide these services for Ampio are unable to comply, Ampio may be subject to regulatory or civil actions or penalties that could significantly and adversely affect the business of the combined companies. Any failure to maintain regulatory approval will limit Ampio’s ability to commercialize its product candidates, which would materially and adversely affect Ampio’s business and financial condition.

If Ampio does not achieve its projected development and commercialization goals in the timeframes Ampio announces and expects, the commercialization of its product candidates may be delayed and the business of the combined companies will be harmed and Ampio’s stock price may decline.

Ampio sometimes estimates for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include Ampio’s expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, Ampio may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of Ampio’s control. All of these milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

•	Ampio’s available capital resources or capital constraints Ampio experiences;

•

the rate of progress, costs and results of Ampio’s clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and Ampio’s ability to identify and enroll patients who meet clinical trial eligibility criteria;

•	Ampio’s receipt of approvals by the FDA and other regulatory agencies and the timing thereof;

•	other actions, decisions or rules issued by regulators;

•	Ampio’s ability to access sufficient, reliable and affordable supplies of compounds used in the manufacture of its product candidates;

•	the efforts of Ampio’s collaborators with respect to the commercialization of its products; and

•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If Ampio fails to achieve announced milestones in the timeframes Ampio announces and expects, Ampio’s business and results of operations may be harmed and the price of Ampio’s stock may decline.

Ampio’s success is dependent in large part upon the continued services of its Chief Scientific Officer.

Ampio’s success is dependent in large part upon the continued services of our Chief Scientific Officer, Dr. David Bar-Or. Ampio has an employment agreement with Dr. Bar-Or and a research agreement with Trauma Research, LLC, an entity owned by Dr. Bar-Or that conducts research and development activities on Ampio’s behalf. These agreements are terminable on short notice for cause by Ampio or Dr. Bar-Or and may also be terminated without cause under certain circumstances. Ampio does not maintain key-man life insurance on Dr. Bar-Or, although Ampio may elect to obtain such coverage in the future. If Ampio lost the services of Dr. Bar-Or for any reason, Ampio’s clinical testing and other product development activities may experience significant delays, and Ampio’s ability to develop and commercialize new product candidates may be diminished.

If Ampio does not obtain the capital necessary to fund its operations, Ampio will be unable to successfully develop, obtain regulatory approval of, and commercialize pharmaceutical products.

The development of pharmaceutical products is capital-intensive. At December 31, 2010, Ampio had cash of approximately $671,000, and BioSciences had cash of approximately $7,000. In order to continue funding Ampio’s operations, Ampio obtained bridge financing in November 2010 totaling approximately $1.38 million from 19 investors and an additional $302,000 from five prior investors in January, 2011. The bridge financing converts automatically into Ampio common stock on March 31, 2011, or earlier upon completion of an offering of $10 million or more. Ampio anticipates it will require significant additional financing to continue to fund its operations. Ampio’s future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	progress in, and the costs of, our preclinical studies and clinical trials and other research and development programs;

•	the scope, prioritization and number of Ampio’s research and development programs;

•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements Ampio obtains;

•	the extent to which Ampio is obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of securing manufacturing arrangements for commercial production; and

•	the costs of establishing or contracting for sales and marketing capabilities if Ampio obtains regulatory clearances to market its product candidates.

Until Ampio can generate significant continuing revenues, Ampio expects to satisfy its future cash needs through collaboration arrangements, private or public sales of our securities, debt financings, or by licensing one or more of our product candidates. Dislocations in the financial markets have generally made equity and debt financing more difficult to obtain, and may have a material adverse effect on Ampio’s ability to meet its fundraising needs. Ampio cannot be certain that additional funding will be available to it on acceptable terms, if at all. If funds are not available, Ampio may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or its commercialization efforts. Additional funding, if obtained, may significantly dilute existing stockholders if that financing is obtained through issuing equity or instruments convertible into equity.

Ampio relies on third parties to conduct its clinical trials and perform data collection and analysis, which may result in costs and delays that prevent Ampio from successfully commercializing product candidates.

Although Ampio designs and manages its current preclinical studies, Ampio does not have the in-house capability to conduct clinical trials for its product candidates. Ampio relies, and will rely in the future, on medical institutions, clinical investigators, contract research organizations, contract laboratories, and collaborators to perform data collection and analysis and other aspects of Ampio’s clinical trials. For example, Ampio contracted with St. Michael’s Hospital, Toronto, Canada, to perform clinical trials for Optina, and the collaborator contracted by BioSciences performed clinical trials for Zertane. Ampio relies primarily on Trauma Research, LLC, a related party, to conduct preclinical studies and provide assessments of clinical observations.

Ampio’s preclinical activities or clinical trials conducted in reliance on third parties may be delayed, suspended, or terminated if:

•	the third parties do not successfully carry out their contractual duties or fail to meet regulatory obligations or expected deadlines;

•	Ampio replaces a third party; or

•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to clinical protocols, regulatory requirements, or for other reasons.

Third party performance failures may increase Ampio’s development costs, delay Ampio’s ability to obtain regulatory approval, and delay or prevent the commercialization of Ampio’s product candidates. While Ampio believes that there are numerous alternative sources to provide these services, in the event that Ampio seeks such alternative sources, Ampio may not be able to enter into replacement arrangements without incurring delays or additional costs.

Even if collaborators with which Ampio contracts in the future successfully complete clinical trials of Ampio’s product candidates, those candidates may not be commercialized successfully for other reasons.

Even if Ampio contracts with collaborators that successfully complete clinical trials for one or more of our product candidates, those candidates may not be commercialized for other reasons, including:

•	failure to receive regulatory clearances required to market them as drugs;

•	being subject to proprietary rights held by others;

•	being difficult or expensive to manufacture on a commercial scale;

•	having adverse side effects that make their use less desirable; or

•	failing to compete effectively with products or treatments commercialized by competitors.

Relying on third-party manufacturers may result in delays in Ampio’s clinical trials and product introductions.

Ampio has no manufacturing facilities and has no experience in the manufacturing of drugs or in designing drug-manufacturing processes. If any of Ampio’s product candidates are approved by the FDA or other regulatory agencies for sale, Ampio will need to contract with a third party to manufacture it in commercial quantities. While Ampio believes there are a number of alternative sources available to manufacture its product candidates if and when regulatory approvals are received, Ampio may not be able to secure manufacturing arrangements on a timely basis when required, or at a reasonable cost. Ampio cannot estimate any delay in manufacturing or unanticipated manufacturing costs with certainty but, if either occurs, Ampio’s commercialization efforts may be impeded or its costs may increase.

Once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Any manufacturers with which Ampio contracts are required to operate in accordance with FDA-mandated current good manufacturing practices, or cGMPs. A failure of any of Ampio’s contract manufacturers to establish and follow cGMPs and to document their adherence to such practices, may lead to significant delays in the launch of products based on Ampio’s product candidates into the market. Failure by Ampio’s third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on Ampio, including fines, injunctions, civil penalties, revocation or suspension of marketing approval for any products granted pre-market approvals, seizures or recalls of products, operating restrictions, and criminal prosecutions.

Ampio intends to enter into agreements with third parties to sell and market any products Ampio develops and for which Ampio obtains regulatory approvals, which may affect the sales of Ampio’s products and its ability to generate revenues.

Ampio does not maintain an organization for the sale, marketing and distribution of pharmaceutical products and intends to contract with, or license, third parties to market any products Ampio develops that receive regulatory approvals. Outsourcing sales and marketing in this manner may subject the combined companies to a variety of risks, including:

•	our inability to exercise control over sales and marketing activities and personnel;

•	failure or inability of contracted sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

•	disputes with third parties concerning sales and marketing expenses, calculation of royalties, and sales and marketing strategies; and

•	unforeseen costs and expenses associated with sales and marketing.

If Ampio is unable to partner with a third party that has adequate sales, marketing, and distribution capabilities, Ampio will have difficulty commercializing its product candidates, which would adversely affect the combined companies’ business, financial condition, and ability to generate product revenues.

Ampio faces substantial competition from companies with considerably more resources and experience than Ampio has, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than will the combined companies.

Ampio’s ability to succeed in the future depends on its ability to discover, develop and commercialize pharmaceutical products that offer superior efficacy, convenience, tolerability, and safety when compared to existing treatment methodologies. Ampio intends to do so by identifying product candidates that address new indications using previously approved drugs, use of new combinations of previously approved drugs, or which are based on a modified active ingredient which previously received regulatory approval. Because Ampio’s strategy is to develop new product candidates primarily for treatment of diseases that affect large patient populations, those candidates are likely to compete with a number of existing medicines or treatments, and a large number of product candidates that are being developed by others.

Many of Ampio’s potential competitors have substantially greater financial, technical, personnel and marketing resources than does Ampio. In addition, many of these competitors have significantly greater resources devoted to product development and preclinical research. Ampio’s ability to compete successfully will depend largely on its ability to:

•	discover and develop product candidates that are superior to other products in the market;

•	attract and retain qualified personnel;

•	obtain patent and/or other proprietary protection for its product candidates;

•	obtain required regulatory approvals; and

•	obtain collaboration arrangements to commercialize Ampio’s product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make Ampio’s product candidates obsolete. Accordingly, Ampio’s competitors may obtain patent protection, receive FDA approval, and commercialize medicines before Ampio does so. Other companies are engaged in the discovery of compounds that may compete with the product candidates Ampio is developing.

Any new product that competes with a currently-approved treatment or medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If Ampio is not able to compete effectively against its current and future competitors, Ampio’s business will not grow and its financial condition and operations will suffer.

Product liability lawsuits could divert Ampio’s resources, result in substantial liabilities and reduce the commercial potential of Ampio’s medicines.

The risk that Ampio may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical products. Side effects of, or manufacturing defects in, products that Ampio develops which are commercialized by any collaborators could result in the deterioration of a patient’s condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. These lawsuits may divert Ampio’s management from pursuing its business strategy and may be costly to defend. In addition, if Ampio is held liable in any of these lawsuits, Ampio may incur substantial liabilities and may be forced to limit or forgo further commercialization of the affected products.

Although Ampio maintains general liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of any of Ampio’s product candidates that receive regulatory approval, which could adversely affect Ampio’s business. Product liability claims could also harm Ampio’s reputation, which may adversely affect Ampio’s collaborators’ ability to commercialize Ampio’s products successfully.

If any of Ampio’s product candidates are commercialized, this does not assure acceptance by physicians, patients, third party payors, or the medical community in general.

The commercial success of any of Ampio’s product candidates that secure regulatory approval will depend upon acceptance by physicians, patients, third party payors and the medical community in general. Ampio cannot be sure that any of its product candidates, if and when approved for marketing, will be accepted by these parties. Even if the medical community accepts a product as safe and efficacious for its indicated use, physicians may choose to restrict the use of the product if Ampio or any collaborator is unable to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, Ampio’s product is preferable to any existing medicines or treatments. Ampio cannot predict the degree of market acceptance of any product candidate that receives marketing approval, which will depend on a number of factors, including, but not limited to:

•	the demonstration of the clinical efficacy and safety of the product;

•	the approved labeling for the product and any required warnings;

•	the advantages and disadvantages of the product compared to alternative treatments;

•	Ampio’s and any collaborator’s ability to educate the medical community about the safety and effectiveness of the product;

•	the reimbursement policies of government and third party payors pertaining to the product; and

•	the market price of Ampio’s product relative to competing treatments.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact Ampio’s ability to generate revenues if Ampio obtains regulatory approval to market a product.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

•	Ampio’s or our collaborators’ ability to set a price Ampio believes is fair for its products, if approved;

•	Ampio’s ability to generate revenues and achieve profitability; and

•	the availability of capital.

The 2010 enactments of the Patient Protection and Affordable Care Act, or PPACA, and the Health Care and Education Reconciliation Act are expected to significantly impact the provision of, and payment for, health care in the United States. Various provisions of these laws take effect over the next four years, and are designed to expand Medicaid eligibility, subsidize insurance premiums, provide incentives for businesses to provide health care benefits, prohibit denials of coverage due to pre-existing conditions, establish health insurance exchanges, and provide additional support for medical research. Additional legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and reduce demand and prices for Ampio’s products, if approved. This could harm Ampio’s or our collaborators’ ability to market any products and generate revenues. Cost containment measures that health care payors and providers are instituting and the effect of further health care reform could significantly reduce potential revenues from the sale of any of Ampio’s product candidates approved in the future. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. Ampio believes that pricing pressures at the federal and state level, as well as internationally, will continue and may increase, which may make it difficult for Ampio to sell its potential products that may be approved in the future at a price acceptable to Ampio or any of our future collaborators.

If Trauma Research uses hazardous and biological materials in a manner that causes injury or violates applicable law, Ampio may be liable for damages or fines.

The research and development activities conducted on Ampio’s behalf by Trauma Research, LLC, a related party controlled by Dr. Bar-Or, involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, Trauma Research’s operations produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. If Trauma Research experiences a release of hazardous substances, it is possible that this release could cause personal injury or death, and require decontamination of facilities. Trauma Research has advised Ampio that it believes it is in compliance with laws applicable to the handling of hazardous substances, but such compliance does not assure that a release of hazardous substances will not occur, or assure that such compliance will be maintained in the future. In the event of an accident involving research being conducted on our behalf, Trauma Research could be held liable for damages or face substantial penalties for which Ampio could also be responsible. Ampio does not have any insurance for liabilities arising from the procurement, handling, or discharge of hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair Ampio’s research, development and production efforts, which could harm its business.

Business interruptions could limit Ampio’s ability to operate its business.

Ampio’s operations are vulnerable to damage or interruption from computer viruses, human error, natural disasters, telecommunications failures, intentional acts of misappropriation, and similar events. Ampio has not established a formal disaster recovery plan, and its back-up operations and its business interruption insurance may not be adequate to compensate Ampio for losses that occur. A significant business interruption could result in losses or damages incurred by Ampio and require Ampio to curtail its operations.

Risks Related to Ampio’s Intellectual Property

Ampio’s ability to compete may decline if Ampio does not adequately protect its proprietary rights.

Ampio’s commercial success depends on obtaining and maintaining proprietary rights to Ampio’s product candidates and compounds and their uses, as well as successfully defending these rights against third-party challenges. Ampio will only be able to protect its product candidates, proprietary compounds, and their uses from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. As of December 31, 2010, Ampio and BioSciences collectively owned or were the exclusive licensee under 10 issued United States patents, 24 U.S. pending patent applications, 46 issued international patents, and 108 pending international patent applications.

Ampio’s ability to obtain patent protection for the combined companies’ product candidates and compounds is uncertain due to a number of factors, including:

•	Ampio may not have been the first to make the inventions covered by pending patent applications or issued patents;

•	Ampio may not have been the first to file patent applications for its product candidates or the compounds Ampio developed or for their uses;

•	others may independently develop identical, similar or alternative products or compounds;

•	Ampio’s disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

•	any or all of Ampio’s pending patent applications may not result in issued patents;

•	Ampio may not seek or obtain patent protection in countries that may eventually provide Ampio a significant business opportunity;

•	any patents issued to Ampio may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

•	Ampio’s proprietary compounds may not be patentable;

•	others may design around Ampio’s patent claims to produce competitive products which fall outside of the scope of Ampio’s patents; or

•	others may identify prior art which could invalidate Ampio’s patents.

Even if Ampio has or obtains patents covering its product candidates or compounds, Ampio may still be barred from making, using and selling its product candidates or technologies because of the patent rights of others. Others have or may have filed, and in the future may file, patent applications covering compounds or products that are similar or identical to Ampio’s. There are many issued U.S. and foreign patents relating to chemical compounds and therapeutic products, and some of these relate to compounds Ampio intends to commercialize. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the area of metabolic disorders, cancer, inflammatory responses, and the other fields in which Ampio is developing products. These could materially affect Ampio’s ability to develop its product candidates or sell its products if approved. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our product candidates or compounds may infringe. These patent applications may have priority over patent applications filed by Ampio.

Ampio periodically conducts searches to identify patents or patent applications that may prevent Ampio from obtaining patent protection for its compounds or that could limit the rights Ampio has have claimed in its patents and patent applications. Disputes may arise regarding the source or ownership of Ampio’s inventions. It is difficult to determine if and how such disputes would be resolved. Others may challenge the validity of Ampio’s patents. If Ampio’s patents are found to be invalid, Ampio will lose the ability to exclude others from making, using or selling the compounds or products addressed in those patents. In addition, compounds or products Ampio may license may become important to some aspects of Ampio’s business. Ampio generally will not control the patent prosecution, maintenance or enforcement of licensed compounds or products.

Confidentiality agreements with employees and others may not adequately prevent disclosure of Ampio’s trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit Ampio’s ability to compete.

Because Ampio operates in the highly technical field of drug discovery and development of therapies that can address metabolic disorders, cancer, inflammation and other conditions, Ampio relies in part on trade secret protection in order to protect its proprietary technology and processes. However, trade secrets are difficult to protect. Ampio enters into confidentiality and intellectual property assignment agreements with its employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by Ampio during the course of the party’s relationship with Ampio. These agreements also generally provide that inventions conceived by the party in the course of rendering services to Ampio will be Ampio’s exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to Ampio. Enforcing a claim that a party illegally obtained and is using Ampio’s trade secrets is difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect Ampio’s competitive position. Ampio has entered into non-compete agreements with certain of its employees, but the enforceability of those agreements is not assured.

A dispute concerning the infringement or misappropriation of Ampio’s proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm Ampio’s business.

There is significant litigation in Ampio’s industry regarding patent and other intellectual property rights. While Ampio is not currently subject to any pending intellectual property litigation, and is not aware of any such threatened litigation, Ampio may be exposed to future litigation by third parties based on claims that Ampio’s product candidates, technologies or activities infringe the intellectual property rights of others. In particular, there are many patents relating to repositioned drugs and chemical compounds used to treat metabolic disorders, cancer and inflammation. Some of these may encompass repositioned drugs or compounds that Ampio utilizes in its product candidates. If Ampio’s development activities are found to infringe any such patents, Ampio may have to pay significant damages or seek licenses to such patents. A patentee could prevent Ampio from using the patented repositioned drugs or compounds. Ampio may need to resort to litigation to enforce a patent issued to Ampio, to protect Ampio’s trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, Ampio may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by Ampio. Either Ampio or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. If Ampio becomes involved in litigation, it could consume a substantial portion of Ampio’s managerial and financial resources, regardless of whether Ampio wins or loses. Ampio may not be able to afford the costs of litigation. Any legal action against Ampio or its collaborators could lead to:

•	payment of damages, potentially treble damages, if Ampio is found to have willfully infringed a party’s patent rights;

•	injunctive or other equitable relief that may effectively block Ampio’s ability to further develop, commercialize, and sell products; or

•	Ampio or its collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, Ampio could be prevented from commercializing current or future product candidates.

Pharmaceutical patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to Ampio, could negatively impact Ampio’s patent position.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. For example, some of Ampio’s patents and patent applications cover methods of use of repositioned drugs, while other patents and patent applications cover composition of a particular compound. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compounds may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compound and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to reexamination proceedings in the USPTO. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide Ampio with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use Ampio’s discoveries or to develop and commercialize Ampio’s technology and products without providing any compensation to Ampio or may limit the number of patents or claims Ampio can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending Ampio’s intellectual property rights. For example, some countries do not grant patent claims directed to methods of treating humans and, in these countries, patent protection may not be available at all to protect Ampio’s product candidates. In addition, U.S. patent laws may change, which could prevent or limit Ampio from filing patent applications or patent claims to protect its products and/or compounds.

If Ampio fails to obtain and maintain patent protection and trade secret protection of its product candidates, proprietary compounds and their uses, Ampio could lose its competitive advantage and competition Ampio faces would increase, reducing any potential revenues and adversely affecting Ampio’s ability to attain or maintain profitability.

General Risks Related to Ampio

The price of Ampio stock has been extremely volatile and may continue to be so, and investors in Ampio stock could incur substantial losses.

The price of Ampio’s common stock has been extremely volatile and may continue to be so. The stock market in general and the market for pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies, to a greater extent during the last few years. The following factors, in addition to the other risk factors described in this section, may also have a significant impact on the market price of Ampio’s common stock:

•	any actual or perceived adverse developments in clinical trials for Optina, Vasaloc or Ampion;

•	any actual or perceived adverse developments with respect to the effort to re-license Zertane, or a licensee’s termination of a license, such as BioSciences experienced with Zertane earlier in 2010;

•	any actual or perceived difficulties or delays in obtaining regulatory approval of any of Ampio’s product candidates in the United States or other countries once clinical trials are completed;

•	any finding that Ampio’s product candidates are not safe or effective, or any inability to demonstrate clinical effectiveness in Ampio’s product candidates when compared to existing treatments;

•	any actual or perceived adverse developments in repurposed drug technologies, including any change in FDA policy or guidance on approval of repurposed drug technologies for new indications;

•	any announcements of developments with, or comments by, the FDA, the EMEA, or other regulatory authorities with respect to product candidates Ampio has under development;

•	any announcements concerning Ampio’s retention or loss of key employees, especially Dr. Bar-Or;

•

Ampio’s success or inability to obtain collaborators to conduct clinical trials, commercialize a product candidate for which regulatory approval is obtained, or market and sell an approved product candidate;

•	any actual or perceived adverse developments with respect to Ampio’s relationship with TRLLC;

•	announcements of patent issuances or denials, product innovations, or new commercial products by Ampio’s competitors that will compete with any of Ampio’s product candidates;

•	publicity regarding actual or potential study results or the outcome of regulatory reviews relating to products under development by Ampio, Ampio’s collaborators, or Ampio’s competitors;

•	economic and other external factors beyond Ampio’s control; and

•	sales of stock by Ampio or by Ampio’s shareholders.

There is, at present, only a limited market for Ampio’s common stock, and there is no assurance that an active trading market for Ampio’s common stock will develop.

Even though Ampio’s securities are currently quoted on the OTC Bulletin Board, Ampio’s common stock has been thinly traded. To the extent that is true, an investor may not be able to liquidate his or her investment without a significant decrease in price, or at all.

Unless our common stock is listed on a national securities exchange, the application of the “penny stock” rules to transactions in Ampio’s common stock could limit the trading and liquidity of Ampio’s common stock, adversely affect the market price of Ampio’s common stock, and impose additional costs on transactions involving Ampio’s common stock.

Trades of our common stock are currently subject to Rule 15g-9 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in those securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the penny stock rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity for Ampio’s securities. As a result of the foregoing, investors may find it difficult to sell their Ampio common stock.

Concentration of Ampio’s ownership will limit your ability to influence corporate matters.

As of February 16, 2011, Ampio’s directors, executive officers and their affiliates beneficially owned approximately 46.7% of our outstanding common stock. These stockholders may control effectively the outcome of actions taken by Ampio that require stockholder approval.

Anti-takeover provisions in Ampio’s charter and bylaws and in Delaware law could prevent or delay a change in control of Ampio.

Provisions of Ampio’s certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

•	requiring supermajority stockholder voting to effect certain amendments to Ampio’s certificate of incorporation and bylaws;

•	restricting the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent except in certain circumstances; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Increased costs associated with corporate governance compliance may significantly impact Ampio’s results of operations.

Changing laws, regulations and standards relating to corporate governance, public disclosure and compliance practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, and new SEC regulations, are creating uncertainty for companies such as Ampio in understanding and complying with these laws and regulations. As a result of this uncertainty and other factors, devoting the necessary resources to comply with evolving corporate governance and public disclosure standards has resulted in and may in the future result in increased general and administrative expenses and a diversion of management time and attention to compliance activities. Ampio also expects these developments to increase its legal compliance and financial reporting costs. In addition, these developments may make it more difficult and more expensive for Ampio to obtain director and officer liability insurance, and Ampio may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Moreover, Ampio may be unable to comply with these new laws and regulations on a timely basis.

These developments could make it more difficult for Ampio to retain qualified members of our board of directors, or qualified executive officers. Ampio is presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs Ampio may incur as a result. To the extent these costs are significant, Ampio’s general and administrative expenses are likely to increase.

If Ampio sells shares of its common stock or securities convertible into its common stock in future financings, the ownership interest of existing shareholders will be diluted and, as a result, Ampio’s stock price may go down.

Ampio may from time to time issue additional shares of common stock at a discount from the current trading price of its common stock. As a result, Ampio’s existing shareholders will experience immediate dilution upon the purchase of any shares of Ampio’s common stock sold at a discount. For example, in November 2010, 19 investors purchased convertible debentures in the amount of $1.38 million from Ampio. In addition, as other capital raising opportunities present themselves, Ampio may enter into financing or similar arrangements in the future, including the issuance of additional debt securities, preferred stock or common stock. If Ampio issues common stock or securities convertible into common stock, Ampio shareholders will experience dilution and this dilution will be greater if Ampio finds it necessary to sell securities at a discount to prevailing market prices.

Ampio reported material weaknesses in its internal controls at December 31, 2010. and if Ampio cannot remediate these weaknesses and maintain proper and effective internal controls, Ampio’s ability to produce accurate and timely financial statements could be impaired and investors’ views of Ampio could be harmed.

The Sarbanes-Oxley Act requires, among other things, that Ampio maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, Ampio must perform system and process evaluation and testing of its internal control over financial reporting to allow management to assess the effectiveness of Ampio’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Even though Ampio’s independent auditor is exempted by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 from having to currently opine on the effectiveness of Ampio’s internal controls, Ampio’s management team is still required to conduct an annual assessment of the effectiveness of Ampio’s internal controls. Ampio identified material weaknesses in its internal control over financial reporting as of December 31, 2010 based upon (i) a lack of segregation of duties in Ampio’s financial reporting and accounting functions, and a related lack of implementation of measures that would prevent Ampio’s chief executive officer and chief financial officer from overriding the internal control system, and (ii) there being ineffective controls over the accounting for, and reporting of, complex, non-routine transactions in derivative financial instruments. If Ampio is unable to remediate the identified material weaknesses or otherwise fail to achieve and maintain an effective system of internal controls over financial reporting, Ampio may be unable to accurately report its financial results, prevent or detect fraud, or provide timely and reliable financial information, which could have a material adverse effect on Ampio’s business, results of operations, and financial condition. As a practical matter, Ampio may be unable to remediate these material weaknesses until Ampio has additional financial resources available to it, the amount and timing of which is uncertain. At December 31, 2010, Ampio concluded that its disclosure controls and procedures were not effective at a reasonable assurance level because of the material weaknesses in its internal control over financial reporting that have continued to exist. If Ampio is unable to comply with the requirements of Section 404 in a timely manner, or if Ampio identifies additional material weaknesses in its internal control over financial reporting, the market price of Ampio’s common stock could decline and Ampio could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require Ampio to expend additional financial and management resources.

If securities analysts do not publish research or reports about Ampio’s business or if they downgrade Ampio’s stock after instituting coverage, the price of Ampio’s common stock could decline.

The research and reports that industry or financial analysts publish about Ampio or its business may vary widely and may not predict accurate results, but will likely have an effect on the trading price of Ampio’s common stock. If an industry analyst decides not to cover Ampio, or if an industry analyst institutes coverage and later decides to cease covering Ampio, Ampio could lose visibility in the market, which in turn could cause Ampio’s stock price to decline. If an industry analyst who covers Ampio’s stock decides to downgrade that stock, Ampio’s stock price would likely decline rapidly in response.

Ampio has no plans to pay dividends on its common stock, so you will not receive funds without selling your common stock.

Ampio has no plans to pay dividends on its common stock. Ampio generally intends to invest future earnings, if any, to fund Ampio’s growth. Any payment of future dividends will be at the discretion of Ampio’s Board of Directors and will depend on, among other things, Ampio’s earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that Ampio’s Board of Directors deems relevant. Any future credit facilities or preferred stock financing Ampio obtains may further limit Ampio’s ability to pay dividends on its common stock. Accordingly, you may have to sell some or all of your common stock in order to generate cash from the Ampio common stock you receive in the merger. You may not receive a gain on your investment when you sell your common stock and whatever cash you realize may be worth less than the purchase price of the BioSciences stock you owned.

A large number of shares may be sold in the market following the merger, which may depress the market price of Ampio’s common stock.

A large number of shares may be sold in the market following the merger, which may depress the market price of Ampio’s common stock. Sales of a substantial number of shares of Ampio common stock in the public market following the merger could cause the market price of Ampio’s common stock to decline. If there are more shares of common stock offered for sale than buyers willing to purchase, then the market price of Ampio’s common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon closing of the merger, Ampio will have 22,274,941 shares of common stock outstanding. Of these shares, 356,587 shares are free-trading. The 8,667,905 shares of common stock issuable in the merger to the BioSciences shareholders will be free-trading, subject to the provisions of the lock-up agreements under which such shareholders are prohibited from selling, pledging or hypothecating the Ampio common stock to be received by them until December 31, 2011. Ampio will condition the distribution of certificates representing free-trading shares of Ampio common stock to the BioSciences shareholders on receipt of signed lock-up agreements from all of such persons. Executive and non-executive officers of BioSciences who receive Merger Stock, and executive and non-executive officers and employees of Ampio at the time of the merger, are required by the merger agreement, as amended, to sign lock-up agreements covering the Merger Stock, and any other Ampio shares owned by such persons, for a period through February 28, 2012.

In March 2011, approximately 2.6 million additional shares of Ampio common stock will become free-trading. The remaining outstanding shares of our common stock are “restricted securities” as defined under Rule 144 under the Securities Act. Ampio cannot predict the likelihood or timing of any future sales of Ampio common stock previously issued to Ampio shareholders. Any sales by Ampio shareholders could depress the market price of Ampio common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains or incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the use of terms such as “will,” “may,” “should,” “continue,” “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions identify forward-looking statements; and any statements regarding the benefits of the merger, or Ampio’s or BioSciences expected financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, the statements contained in the sections “Questions and Answers about the Merger,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Ampio’s Reasons for the Merger,” “The Merger—BioSciences’ Reasons for the Merger” and “The Merger—Opinion of Financial Advisor to BioSciences” including, without limitation, any statements as to the expected impact of the merger on Ampio’s financial condition, any description of expected synergies, and other statements contained herein regarding matters that are not historical facts constitute forward-looking statements.

These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	Ampio’s and BioSciences ability to complete the merger;

•	Ampio’s ability to realize synergies from the merger;

•	the results and timing of Ampio’s clinical trials, particularly the Optina, Vasaloc and Ampion trials;

•	the regulatory review process and any regulatory approvals that are issued or denied by the FDA, the EMEA, or other regulatory agencies;

•	our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;

•	the results of our internal research and development efforts;

•	the commercial success and market acceptance of any of our product candidates that are approved for marketing in the United States or other countries;

•	the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our product candidates have been developed to treat;

•	acceptance and approval of regulatory filings;

•	our need for, and ability to raise, additional capital;

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our collaborators’ compliance or non-compliance with their obligations under our agreements with them, or decisions by our collaborators to discontinue clinical trials and return product candidates to us; and

•	our plans to develop other product candidates.

You should not place undue reliance on our forward-looking statements in this information statement/prospectus because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this information statement/prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or their effect on us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our investors. We have no duty to, and do not intend to, update or revise the forward-looking statements in this information statement/prospectus after the date of this information statement/prospectus except to the extent required by the federal securities laws. You should consider all risks and uncertainties disclosed in our filings with the SEC described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMPIO

The selected financial data below presents historical consolidated financial data for Ampio and its subsidiaries, and for Ampio’s predecessor Life Sciences. This data should be read in conjunction with (i) the consolidated balance sheets of Ampio and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are attached as Annex E to this information statement/prospectus. The selected financial data at and for the years ended December 31, 2010 and 2009 for Ampio represent its financial position and results of operations prior to the merger, and do not include adjustments associated with the merger.

	Ampio Pharmaceuticals, Inc.
	Year Ended December 31,
	2010	2009
Statement of Operations Data
Expenses
Research and development	$1,972,134	$1,070,370
General and administrative	4,732,271	441,135

Total expenses	6,704,405	1,511,505

Other income (expenses)
Interest expense, net	(18,730)	(323)
Unrealized gain on fair value of debt instruments	37,511	—
Derivative expense	(1,367,771)	—

Other income (expense), net	(1,348,990)	(323)

Net loss	$(8,053,395)	$(1,511,828)

Basic and diluted net loss per common share	$(0.49)	$(0.10)

Weighted average number of common shares outstanding	16,288,468	14,793,068

	Ampio Pharmaceuticals, Inc. As of December 31,
	2010	2009

Balance sheet data:
Cash, cash equivalents and investments	$671,279	$71,983
Working capital (deficit)	(4,008,436)	(267,970)
Total assets	737,524	86,280
Total liabilities	4,745,960	354,250
Total stockholders’ deficit	(4,008,436)	(267,970)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BIOSCIENCES

The selected historical consolidated financial data of BioSciences is derived from the audited financial statements and related notes for each of the years indicated below. You should read the selected financial data presented below together with BioSciences’ consolidated financial statements, and the notes to those financial statements, appearing elsewhere in this document. The BioSciences selected financial data as of September 30, 2010 and 2009 and for the years then ended, and for the three months ended December 31, 2010, and 2009 represent its financial position and results of operations prior to the merger, include appropriate adjustments reflecting the sale of the assets to Life Sciences in April 2009, but do not include adjustments associated with the merger.

Pursuant to SEC rules, Ampio’s acquisition of BioSciences requires Ampio to file financial information with the SEC on BioSciences as a significant subsidiary that exceeds 50% significance to Ampio using the revenue test. Accordingly, the balance sheets and the related statements of operations, changes in shareholders’ equity, and cash flows of BioSciences as of September 30, 2010 and 2009 and for the years then ended, and for the three months ended December 31, 2010, and 2009 are attached as Annex F to this information statement/prospectus.

BioSciences’ interim financial information as of December 31, 2010 and 2009 includes all adjustments, consisting of normal recurring adjustments, that management of Ampio considers necessary for the fair presentation of the financial position and results of operations for such periods in accordance with GAAP.

	DMI BioSciences, Inc.
	Three Months Ended December 31,		Year Ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)
Statement of Operations Data
Revenues
License fees	$—	$220,590	$625,000	$875,000
Royalty fees	—	—	—	58,750
Milestone payments	—	—	—	1,500,475
Other revenue	—	—	—	111,943

Total revenue	—	220,590	625,000	2,546,168

Expenses
Research and development	—	62,870	152,202	866,113
General and administrative	57,256	15,061	280,493	7,242,975

Total expenses	57,256	77,931	432,695	8,109,088

Other income (expense), net	1,090	10,139	(37,743)	(55,952)

Net income (loss)	$(56,166)	$152,798	$154,562	$(5,618,872)

	DMI BioSciences, Inc.
	As of December 31,	As of September 30,
	2010	2010	2009
	(unaudited)

Balance sheet data:
Cash, cash equivalents and investments	$6,551	$288,196	$1,702,204
Working capital (deficit)	(1,513,890)	(1,457,724)	(1,616,973)
Total assets	546,949	630,730	1,702,204
Total stockholders’ deficit	(1,513,890)	(1,457,724)	(1,633,136)

SUMMARY SELECTED UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL DATA

The following tables set forth selected unaudited pro forma consolidated combined financial data for Ampio and BioSciences at and for each of the years in the two-year period ended December 31, 2010. You should read the summary selected unaudited pro forma consolidated combined financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, Ampio’s audited financial statements for the two-year periods ended December 31, 2010, BioSciences audited financial statements for the two years ended September 30, 2010 and 2009, and BioSciences unaudited financial statements for the three months ended December 31, 2010 and 2009, and the related notes contained in this information statement/prospectus.

In April 2009, Life Sciences commenced operations when it purchased assets, principally intellectual property, from BioSciences. In March 2010, Life Sciences merged with a subsidiary of Chay Enterprises, a Colorado corporation. Immediately following the merger, Chay Enterprises reincorporated in Delaware and changed its name to Ampio Pharmaceuticals, Inc. For accounting and financial reporting purposes, Life Sciences was considered the acquirer and the merger was treated as a reverse acquisition. All financial information presented in this information statement/prospectus for periods prior to the Chay merger reflects only that of Life Sciences or the assets purchased from BioSciences, and does not reflect the pre-merger Chay assets, liabilities, or operating results. In addition, all share, per share and related Life Sciences information has been adjusted to take into account the Chay merger.

The selected unaudited pro forma financial data set forth below gives retroactive effect, to the beginning of the periods presented, of the acquisition of BioSciences. We have presented the pro forma consolidated combined financial information below to provide you a better picture of what the combined businesses would have looked like had we owned BioSciences during the periods presented. BioSciences’ fiscal year ends on September 30 and Ampio’s fiscal year ends on December 31. Accordingly, the annual pro forma information presented below includes operating results for the fiscal year ending September 30, 2010 and 2009 for BioSciences and operating results for the fiscal year ending December 31, 2010 and 2009 for Ampio, and are derived from each company’s audited annual financial statements. We have eliminated inter-company transactions from the information below.

The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what Ampio’s actual consolidated results of operations or Ampio’s financial position would have been had the merger occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on estimates and various assumptions that Ampio and BioSciences believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. No estimates of costs associated with the merger have been reflected in the unaudited pro forma consolidated financial statements. Ampio does not anticipate that any cost savings, revenue enhancements or material synergies will be realized in connection with the merger. The unaudited pro forma consolidated financial statements reflect Ampio’s accounting policies, as those accounting policies will govern the combined companies accounting after the merger.

	Pro Forma Consolidated Years Ended
	September 30, 2010 or December 31, 2010	September 30, 2009 or December 31, 2009

Statement of Operations Data
Revenues

License fees	$625,000	$875,000
Royalty fees	—	58,750
Milestone payments	—	1,500,475
Other revenues	—	111,943

Total revenue	625,000	2,546,168

Expenses

Research and development	2,124,336	1,936,483

General and administrative	5,012,764	2,300,421

Total operating expenses	7,137,100	4,236,904

Other income (expenses)
Interest expense, net	(7,509)	(11,511)
Unrealized gain on fair value of debt instruments	37,511	—
Derivative expense	(1,367,771)	—

Other income (expense), net	(1,337,769)	(11,511)

Net income (loss)	$(7,849,869)	$(1,702,247)

Basic and diluted net loss per common share	$(0.37)	$(0.09)

Weighted average number of common shares outstanding	21,456,373	19,960,973

The following table presents selected consolidated balance sheet data as of December 31, 2010 on an actual basis and on a pro forma basis after giving effect to the acquisition of Biosciences.

	As of December 31, 2010
	Actual	Pro forma
	(unaudited)

Balance sheet data:
Cash, cash equivalents and investments	$671,279	$959,475

Working capital (deficit)	(4,008,436)	(3,335,280)

Total assets	737,524	9,058,311

Total liabilities	4,745,960	4,393,591

Total stockholders’ equity (deficit)	(4,008,436)	4,464,720

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—AMPIO

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this report. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this information statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a development stage company engaged in developing innovative, proprietary pharmaceutical drugs and diagnostic products to identify, treat and prevent a broad range of human diseases including metabolic disorders, cancer, and acute and chronic inflammation diseases. We intend to develop proprietary pharmaceutical drugs and diagnostic products which capitalize on our intellectual property that includes assigned patents, pending patent applications, and trade secrets and know-how, some of which may be the subject of future patent applications. Our intellectual property is strategically focused on three primary areas: new uses for FDA-approved drugs, referred to as repositioned drugs, new molecular entities, or NMEs, and rapid point-of-care tests for diagnosis, monitoring and screening.

Our predecessor, DMI Life Sciences, Inc., or Life Sciences, was incorporated in Delaware in December 2008 and did not conduct any business activity until April 16, 2009, at which time Life Sciences purchased certain assigned intellectual property (including 107 patents and pending patent applications), business products and tangible property from BioSciences. Life Sciences issued 3,500,000 shares of its common stock to BioSciences, and assumed certain liabilities, as consideration for the assets purchased from BioSciences. The assets Life Sciences acquired from BioSciences had a carrying value of zero, as BioSciences had expensed all of the research and development costs it incurred with respect to the intellectual property purchased by Life Sciences. At the time of the asset purchase, Life Sciences and BioSciences agreed to a non-compete prohibiting both companies from competing with one another anywhere in the world for a period of three years, and also agreed that Life Sciences would receive 10% of royalty license revenues received by BioSciences from a drug developed by BioSciences (and as to which BioSciences retained ownership) to treat premature ejaculation, which we refer to as the PE drug.

In March 2010, Life Sciences was merged with a subsidiary of Chay Enterprises, Inc., a publicly-traded company then traded on the OTC Bulletin Board. Chay Enterprises had minimal operations prior to the time of this merger, and like similar entities was referred to as a public shell. As a result of this merger, Life Sciences shareholders became the controlling shareholders of Chay Enterprises and the former sole officer and director of Chay Enterprises appointed a majority of our current management team to their present positions. We were reincorporated in Delaware at that time as Ampio Pharmaceuticals, Inc. and commenced trading on the OTC Bulletin Board as Ampio Pharmaceuticals, Inc. in late March 2010 following approval from FINRA and the assignment of a new trading symbol.

In April 2010, we announced the execution of a letter of intent to acquire BioSciences. The purpose of this transaction was to unify our management team and ownership, as our chief financial officer and a number of our non-executive officers were then serving also as officers and employees of BioSciences. For example, Dr. Bar-Or, who is a member of the our board of directors and our chief scientific officer, was a member of the board of directors of BioSciences until April 2010 and formerly served as an executive officer of BioSciences. Dr. Bar-Or is also the largest shareholder of BioSciences until immediately prior to the closing of the BioSciences’ acquisition, at which time Dr. Bar-Or and the other executive and non-executive officers of BioSciences will donate to the capital of BioSciences all of the Class B BioSciences common stock owned by them to the capital of BioSciences. This donation to capital will increase substantially the ownership percentage of the non-management shareholders of BioSciences, many of whom have been BioSciences shareholders for a number of years.

In addition, when Life Sciences purchased intellectual property from BioSciences in April 2009, a transaction discussed further below, BioSciences received 3,500,000 shares of our common stock that represented approximately 20% of our outstanding shares. Because of this common ownership and the common management described above, we concluded that an acquisition of BioSciences would remove the potential for conflicts of interest between us and BioSciences, and would provide us with the opportunity to seek a new licensing partner for Zertane. That drug was returned to BioSciences in June 2010 by a major pharmaceutical company that had previously licensed the PE drug.

Known Trends or Future Events; Outlook

We have not generated any revenues since our inception in December 2008. The assets we purchased from BioSciences in April 2009 did generate minimal revenues prior to their acquisition. Since purchasing those assets from BioSciences in April 2009, which included patents, pending patent applications, proprietary know-how and minimal fixed assets, we have engaged in organizational activities, added to our management team, completed the merger with Chay Enterprises, and signed the letter of intent to acquire BioSciences. In addition, we conducted private placements in 2010 pursuant to which we raised $2 million in debentures and related party notes payable, and $1.4 million in common stock.

Unless we secure a collaborator for one or more of our product candidates and generate license revenues, we will need additional capital in order to continue to implement its business strategy. We cannot assure you that we will secure such financing or that it will be adequate to execute our business strategy. Even if we obtain this financing, it may be costly and may require us to agree to covenants or other provisions that will favor new investors over existing shareholders. Due to the time required to conduct clinical trials and obtain regulatory approval for any of our product candidates, we anticipate it will be some time before we generate substantial revenues, if ever. We expect to generate operating losses for the foreseeable future, but intend to limit the extent of these losses by entering into co-development or collaboration agreements with one or more strategic partners. We do not currently have any such agreements in effect.

Since inception, we have incurred significant net losses and we expect to continue to experience significant losses as we invest in product candidate development, clinical trials, regulatory compliance, and building a portfolio of proprietary intellectual property. As of December 31, 2010, we had a deficit accumulated during the development stage of $9.8 million.

Subject to receipt of sufficient capital, we expect to initiate and complete clinical trials for Optina, Vasaloc and Ampion in 2011. The timing of completion of the clinical trials may vary from our expectations, however, depending on our ability to raise additional capital, our success in identifying and contracting with potential collaborators, and the commencement and completion of patient enrollment.

Significant Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to recoverability of long-lived assets and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our financial statements.

Patents

Costs of establishing patents consisting of legal fees paid to third parties and related costs are currently expensed as incurred. We will continue this practice unless we can demonstrate that such costs add economic value to our business, in which case we will capitalize such costs as part of intangible assets. The primary consideration in making this determination is whether or not we can demonstrate that such costs have, in fact, increased the economic value of our intellectual property. Legal and related costs which do not meet the above criteria will be expensed as incurred. A portion of the purchase price of BioSciences has been allocated to intellectual property acquired through the merger, meaning this portion of the purchase price has been capitalized as a result of the acquisition.

In-process Research and Development

A portion of the purchase price of BioSciences will be allocated to in-process research and development acquired through the merger. As a result, this portion of the purchase price will be capitalized. In-process research and development is evaluated as to its future development and capitalized into the cost of the related drug when the patent is received, or expensed if abandoned. We will periodically assess the fair value of the in-process research and development and recognize an impairment if the carrying value exceeds the fair value.

Stock-Based Compensation

We account for share-based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determine the estimated grant fair value of options using the Black-Scholes option pricing model and recognize compensation costs ratably over the vesting period using the straight-line method. Common stock issued in exchange for services is recorded at the fair value of the common stock at the date at which we become obligated to issue the shares. The value of the shares is expensed over the service period.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, we recognize deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. We establish a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

Research and Development

Research and development costs are expensed as incurred. These costs consist primarily of expenses for personnel engaged in the design and development of product candidates; the scientific research necessary to produce commercially viable applications of our proprietary drugs or compounds; early stage clinical testing of product candidates or compounds; expenditures for design and engineering of the ORP product; and development equipment and supplies, facilities costs and other related overhead. Through our relationship with TRLLC, a related party, the bulk of these costs are incurred by TRLLC and reimbursed by us to TRLLC.

Derivatives

We account for hybrid financial instruments (debentures with embedded derivative features – conversion options, down-round protection and a mandatory conversion provision) and related warrants by recording the fair value of each hybrid instrument in its entirety and recording the fair value of the warrant derivative liability. The fair value of the hybrid financial instruments and warrants was calculated using a binomial-lattice-based valuation model. We recorded a derivative expense at the inception of each instrument reflecting the difference between the fair value and cash received. Changes in the fair value in subsequent periods were recorded as unrealized gain or loss on fair value of derivative instruments for the hybrid financial instruments and to derivative income or expense for the warrants.

Results of Operations—Year Ended December 31, 2010 and 2009

Revenue

We are a development stage enterprise and have not generated material revenue in our operating history.

Expenses

Research and Development

Research and development costs were $2.0 million and $1.1 million in 2010 and 2009, respectively. Research and development costs consist of labor, research and development of patents and intellectual property, stock-based compensation as well as drug development and clinical trials. The increase in expenses in 2010 relates to the increase in business activity as we did not begin incurring operating expenses until April 2009. Also, we did not incur stock-based compensation costs in 2009. We have not capitalized any of our internally developed research and development costs. Research and development costs are summarized as follows:

	Year Ended December 31,
	2010	2009
Labor	$889,000	$544,000
Patent fees	399,000	185,000
Stock-based compensation	381,000	—
Clinical trials and sponsored research	239,000	117,000
Consultants	64,000	193,000
All other	—	32,000

	$1,972,000	$1,071,000

General and Administrative

General and administrative costs are summarized as follows:

	Year Ended December 31,
	2010	2009
Stock-based compensation	$2,715,000	$—
Professional fees	863,000	23,000
Labor	775,000	401,000
Occupancy, travel and other	225,000	17,000
Directors fees	154,000	—

	$4,732,000	$441,000

Professional fees consist primarily of legal, audit and accounting costs related to the Chay Enterprises merger, public company compliance costs, and consulting related to capital formation Labor consists of compensation costs attributable to our administrative employees. The increase in expenses in 2010 relates to the increase in business activity as we did not begin incurring operating expenses until April 2009. We did not have stock-based compensation costs in 2009.

Derivative Expense

We recorded $1.4 million in derivative expense in 2010 in connection with our debentures and related warrants. We had no derivatives in 2009. The expense relates to the fair value at inception and subsequent changes in fair value of the debentures issued in 2010 stemming from the embedded derivative features (conversion options, down-round protection and mandatory conversion provisions) and the warrants issued in conjunction with the debentures.

Net Cash Used in Operating Activities

During 2010, our operating activities used approximately $2.6 million in cash. The use of cash was significantly lower than the $8.1 million net loss, primarily as a result of non-cash charges of $3.1 million for common stock issued for services and stock based compensation, and derivative expense if $1.4 million. Net cash used in operating activities was also lower than the net loss as a result of $1.0 million related to changes in non-cash working capital, primarily an increase in accounts payables of $385,000 relating to professional fees and other expenses, an increase in accrued salaries and other liabilities of $453,000 resulting from deferral of salaries by our management team and fees by our directors, and an increase of $194,000 representing funds advanced from BioSciences.

During the twelve months ended December 31, 2009, our operating activities used $1.4 million of cash. This reflected a $1.5 million net loss, an increase in accounts payables of $80,000, accrued salaries and other liabilities of $73,000, and accrued interest payable of $1,000, partially offset by increases in prepaid expenses of $7,000 and a related party receivable of $7,000.

Net Cash from Financing Activities

Net cash provided by our financing activities was $3.2 million for 2010. During 2010, Ampio received $2.0 million in loans from related parties and debentures and approximately $1.4 million from the sale and subscription of common stock. Immediately prior to the Chay merger, we made advances of $150,000 to stockholders who were also executive and non-executive officers of Ampio. Those advances are non-interest bearing and due on demand. Pursuant to the terms of the Chay merger agreement, we were also required to place $125,000 in restricted cash into an escrow account, all of which was released during 2010. The escrow terminated on December 31, 2010 under the terms of the agreement with Chay.

Net cash provided by financing activities was $1.4 million for the twelve months ended December 31, 2009. During this period, we received $200,000 in proceeds from a related note payable and proceeds from the sale of common and preferred stock of $1.3 million, offset partially by payment of assumed liabilities of $48,000.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that we will continue as a going concern. In the year ended December 31, 2010, we generated a net loss of approximately $8.1 million, and experienced liquidity constraints due to our limited working capital. These liquidity constraints and our need for additional capital raise substantial doubt about our ability to continue as a going concern.

We had cash of $671,000 at December 31, 2010. We raised approximately $2.0 million in debt and $1.4 million in common stock in private placements during 2010. As of December 31, 2010, we had $400,000 in notes payable to shareholders, which mature on the earlier of a minimum financing of $5,000,000 or April 30, 2011. Of these notes payable, $300,000 was owed to BioSciences and will be cancelled upon consummation of the BioSciences acquisition.

During August 2010, two of our directors and an affiliate of one of those directors loaned an additional $430,000 to us in the form of senior convertible unsecured related party debentures (the “related party debentures”). The related party debentures initially were to mature at the earlier of a minimum financing of $10,000,000 or January 31, 2011. The maturity terms were later modified such that the related party debentures mature on closing of a minimum financing of $5.0 million or April 30, 2011. In connection with the related party debentures, we issued to the lenders a total of 21,500 warrants to purchase shares of our common stock. On closing of the private placement described in the following paragraph, the number of shares purchasable on exercise of the warrants was increased by 27,643 shares, in order to match the terms of the warrants issued to non-affiliates in November 2010. The number of shares issuable on exercise of the warrants issued with the related party debentures s and may be increased if the exercise price is further adjusted and falls below $1.75 per share. The exercise price will be equal to the lesser of $1.75 per share or the per-share price of shares we sell in a public offering.

In November 2010, we raised an additional $1.38 million from 19 accredited investors, a majority of whom were already shareholders of ours. These funds were received on issuance of senior unsecured mandatorily convertible debentures (the “convertible debentures”) which will automatically convert into our common stock at the earlier of (i) completion of an underwritten offering of $10 million or more, and (ii) March 31, 2011. The conversion price will be the lower of $1.75 per share or the price paid by investors in the underwritten offering. In connection with the issuance of the convertible debentures, we issued to the convertible debenture purchasers an aggregate of 157,829 warrants to purchase shares of our common stock, which may be adjusted if the conversion price of the convertible debentures is less than $1.75 per share.

Subsequent to December 31, 2010, we raised an additional $382,000 in cash in exchange for convertible debentures and warrants to purchase 43,657 shares of common stock (subject to adjustment) on the same terms as set forth above. The purchasers of these convertible debentures had purchased convertible debentures in November 2010, and thus increased the principal amount of their prior investment. Based on the conversion terms of the related party debentures and the convertible debentures, as well as the current level of our stock price, we currently intend to permit all debenture holders to voluntarily convert their related party debentures and convertible debentures into shares of our common stock at a conversion price of $1.75 per share. If such voluntary conversion occurs, we expect the conversion will take place on or after February 28, 2011. Additional loans from our shareholders and debenture holders may be a source of short-term liquidity. However, there is currently no formal commitment from our shareholders or debenture holders to provide additional short-term financing.

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.”

Contractual Obligations

As condition of the merger with Chay Enterprises, or Chay, we and certain of our shareholders, referred to as the guarantors, and the principal shareholders of Chay entered into a securities put and guarantee agreement. The agreement provided that if Ampio was not successful in obtaining a minimum of $5.0 million in financing within 150 days after the closing of the merger, the principal shareholders of Chay had the right to put back to Ampio all of the Chay common stock then owned by the Chay principal shareholders for a put price of $250,000, subject to adjustment. Under the agreement, the guarantors agreed to jointly guarantee the payment of the put price by Ampio if the put right becomes exercisable in accordance with its terms. In addition, Ampio placed into escrow a cash deposit of $125,000 that was to be paid to the Chay principal shareholders in the event the put right became exercisable by its terms. The Chay principal shareholders released $125,000 of the funds in escrow prior to December 31, 2010. As of December 31, 2010, the securities and put agreement expired by its terms.

Ampio entered into a clinical research agreement with a hospital and a physician investigator effective April 1, 2010. Under the terms of the clinical research agreement, we agreed to fund and support a clinical trial to a minimum of $600,000, based on a budget to be agreed upon by the parties. We have paid an initial down payment of $50,000 and subsequently paid an additional $25,000, however, the budget has not yet been finalized. The clinical research agreement will remain in full force until the clinical trial is completed or until terminated by the parties.

The following table summarizes contractual obligations and borrowings as of December 31, 2010 and the timing and effect that such commitments are expected to have on Ampio’s liquidity and capital requirements in future periods. Ampio expects to fund these commitments primarily with existing cash balances and from additional financing obtained through the sale of equity or debt instruments.

Contractual Obligations

	Total	Due in Less than 1 Year	Due 1-3 Years	Due 3-5 Years	More than 5 years
Sponsored Research Agreement with Related Party(1)	$973,870	$270,537	$703,333	$—	$—
Related Party Debt Obligations(2)	1,023,821	1,023,821	—	—	—
Clinical Research Obligation(3)	533,893	533,893	—	—	—
Operating Leases	31,423	31,423	—	—	—

	$2,563,007	$1,859,674	$703,333	$—	$—

(1)	Represents amounts due under our sponsored research agreement with Trauma Research LLC, or TRLLC. This commitment may increase if Ampio’s board of directors requests TRLLC to perform additional research and development activities. Such a request is expected to be made only in conjunction with Ampio’s receipt of additional financing. This agreement may be terminated without cause by either party with 180 days written notice.
(2)	For more information on our debt obligations, see Item 13 of Part III, “Certain Relationships, Related Transactions, and Director Independence – Related Party Transactions.” Of the amount shown, $493,821 will be extinguished on closing of the BioSciences acquisition.

(3)	Represents obligations under a clinical research agreement with a hospital and physician investigator.

Recently Issued Accounting Pronouncements

New accounting pronouncements to be adopted

In January 2010, the FASB issued the following ASUs that may become applicable to us:

•

ASU No. 2010-05—Compensation—Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. This update simply codifies EITF Topic D-110, Escrowed Share Arrangements and the Presumption of Compensation issued on June 18, 2009. In EITF Topic No. D-110, SEC staff clarified that entities should consider the substance of the transaction in evaluating whether the presumption of compensation may be overcome, including whether the transaction was entered into for a reason unrelated to employment, such as to facilitate a financing transaction. In that situation, the staff generally believes that the escrowed shares should be reflected as a discount in the allocation of proceeds.

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ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update amends Subtopic 820-10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This update also amends Subtopic 820-10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal year beginning after December 15, 2010.

In April 2010, the FASB issued an accounting standards update which provides guidance on the criteria to be followed in recognizing revenue under the milestone method. The milestone method of recognition allows a vendor who is involved with the provision of deliverables to recognize the full amount of a milestone payment upon achievement, if, at the inception of the revenue arrangement, the milestone is determined to be substantive as defined in the standard. The guidance is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those fiscal years, beginning on or after June 15, 2010. The adoption of this guidance is not expected to have a material impact on our financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (ASC Topic 805) - Disclosure of Supplementary Pro Forma Information for Business Combinations.” This amendment expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This amendment is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. We intend to adopt this guidance in 2011. Other than requiring additional disclosures with respect to the BioSciences acquisition, the adoption of this new guidance will not have a material impact on our consolidated financial statements.

We expect that the adoption of the above updates will not have any significant impact on our financial position and results of operations. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

Impact of Inflation

In general, we believe that, over time, we will be able to increase prices to counteract the majority of the inflationary effects of increasing costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS - BIOSCIENCES

You should read the following discussion and analysis of BioSciences financial condition and results of operations together with BioSciences’ financial statements and the related notes appearing at the end of this information statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this information statement/prospectus, including information with respect to the merger, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this information statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview and Background

BioSciences is a privately held, clinical stage company now engaged in development of Zertane, a proprietary pharmaceutical product candidate developed to treat male sexual dysfunction, specifically premature ejaculation, or PE. BioSciences was formed in 1990 by Dr. Bar-Or, now Ampio’s chief scientific officer. Bruce G. Miller, now Ampio’s chief financial officer, joined BioSciences in 1992 and was named chief executive officer of BioSciences later in 1992. From 1990 through March 2009, BioSciences engaged in development of a variety of pharmaceutical product candidates and compounds that research indicated could be used to treat inflammatory conditions, including metabolic disorders and diabetic complications.

In April 2009, BioSciences entered into an asset purchase agreement with Life Sciences, under which it sold all of its intellectual property except rights to Zertane, and office and lab equipment to Life Sciences for assumption of $262,670 in liabilities and 3,500,000 shares of common stock of Life Sciences. The assets had no book value at the date of the asset sale, as BioSciences had expensed all of its research and development costs as well as its intellectual property legal fees, patent application and patent maintenance expenses. At the time of the asset sale, BioSciences and Life Sciences agreed to a non-compete prohibiting both companies from competing with one another anywhere in the world for a period of three years, and also agreed that Life Sciences would receive 10% of royalty license revenues received by BioSciences from Zertane, subject to Life Sciences providing additional funding for Zertane’s continued development.

The asset sale resulted in a deemed contribution to BioSciences by its stockholders in the amount of $262,670, representing the historical value of the assets transferred to Life Sciences as the transaction was a recapitalization of Life Sciences.

Prior to April 2009, BioSciences also had license agreements with the Institute for Molecular Medicine, Inc., or IMM, a nonprofit research organization affiliated with Dr. Bar-Or. Under the license agreements, BioSciences paid the costs associated with maintaining intellectual property subject to the license agreements. Under the terms of one of the license agreements concerning certain methylphenidate derivatives, BioSciences was given the right to deduct twice the amounts it paid for these purposes from any royalties or other fees that may become due to the IMM under the license agreements. BioSciences’ obligations to IMM under the license agreements were assumed by Life Sciences in April 2009 in conjunction with the asset sale.

Prior to April 2009, BioSciences had a Sponsored Research Agreement, or SPA, with Trauma Research LLC, or TRLLC, a research organization affiliated with Dr. Bar-Or. Under the terms of the SPA, BioSciences was to provide personnel and equipment with an equivalent value of $300,000 per year and to make monthly equipment rental payments of $7,236 on behalf of TRLLC. In exchange, TRLLC assigned any intellectual property rights to BioSciences for product candidates or compounds invented as a result of performing research for BioSciences. The obligations under the SPA were effectively transferred to Life Sciences through the execution of a new sponsored research agreement between TRLLC and Life Sciences in April 2009 in conjunction with the asset sale. Accordingly, BioSciences financial statements reflect significant reductions in research and development, as well as general and administrative, expenses since April 2009.

The Zertane License and its Termination

BioSciences granted an option to license Zertane to a large pharmaceutical firm in 2007, and the option was exercised in January 2009. The pharmaceutical firm then conducted two large Phase III clinical trials in multiple countries and clinical sites in Europe which were discontinued when the licensee terminated the license agreement in June 2010, which BioSciences understands to have occurred due to a change in the licensee’s strategic direction as a result of the licensee being acquired by another company.

At that time, BioSciences regained all rights to develop, license and seek regulatory approval to market Zertane worldwide. BioSciences has since obtained the clinical trial data from the pharmaceutical company and its CRO, and expects to complete a preliminary review of this data in January 2011. Once the data is analyzed, BioSciences will determine how the results of the trials may affect future licensing opportunities and whether dosing or other adjustments must be made in any future trials. BioSciences has applied for patent protection for a combination of Zertane and an erectile dysfunction, or ED, medicine to offer male patients a single oral medication that will treat both PE and ED. A combination drug would address the significant co-morbid ED and PE population.

Significant Accounting Policies and Estimates

BioSciences’ financial statements have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to recoverability of long-lived assets and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by BioSciences in applying these most critical accounting policies have a significant impact on the results BioSciences reports in its financial statements.

Cash and Cash Equivalents

BioSciences considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market investments. BioSciences may maintain balances from time to time in excess of the federally insured limits.

Patents and Patent Applications

Costs of establishing patents consisting of legal fees paid to third parties and related costs are expensed as incurred until such time as the patent is deemed viable and will produce revenue.

Revenue Recognition

Revenues from royalties and license agreements are recognized when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price is fixed or determinable, and (d) collectability is reasonably assured. Milestone payments are received and earned in accordance with the terms of the specific contracts and BioSciences providing the required information in accordance with the terms of the contracts. Revenue is recognized upon completion of each milestone.

Stock-Based Compensation

BioSciences accounts for share-based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. BioSciences determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the vesting period using the straight-line method.

Income Taxes

BioSciences uses the liability method of accounting for income taxes. Under this method, BioSciences recognizes deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. BioSciences establishes a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization. BioSciences adopted the guidance in ASC 740-10, Accounting for Uncertainty in Income Taxes, in December 2009, the adoption of which was not significant to BioSciences financial position and results of operations.

Research and Development

Research and development costs are expensed as incurred.

Results of Operations—Three months Ended December 31, 2011 and 2010

Revenue

BioSciences received $220,590 in license fees in the first fiscal quarter of 2010 related to Zertane. No license fees were received in the first fiscal quarter of 2011 as the license agreement had terminated by fiscal 2011.

Research and Development

Research and development expenses, consisting of sponsored research and costs of maintaining patents, totaled $62,870 in the first fiscal quarter of 2010 and none in the first fiscal quarter of 2011. By fiscal 2011, BioSciences had ceased all research and development activities.

General and Administrative

General and administrative expenses, consisting primarily of professional services, totaled $15,061 in the first fiscal quarter of 2010 and $57,526 in the first fiscal quarter of 2011. The increase in 2011 consisted primarily of legal fees related to the proposed merger.

Other Income and Expense

Interest expense decreased from $14,047 in the first fiscal quarter of 2010 to $11,275 in the first fiscal quarter of 2011. The decrease resulted from the decrease in notes payable. Other income, consisting primarily in the first fiscal quarter of 2010 of settlements of legal fees expensed earlier, decreased from $24,186 to $12,365 in the first fiscal quarter of 2011. In this period, other income consisted of interest income on note receivable.

Results of Operations—Fiscal Year Ended September 30, 2010 and 2009

Revenue

BioSciences received license fees totaling $625,000 in fiscal 2010, a decrease of approximately $1.8 million from the $2.4 million received in license fees, royalty fees, and milestone payments received in fiscal 2009. All 2010 license fees and 2009 license fees, royalty fees, and milestone payments were received from the pharmaceutical company that executed an option to license Zertane in January 2009. The decrease in revenues from 2009 to 2010 reflects the cancellation of the license of Zertane by the collaborator in June 2010.

BioSciences also received other miscellaneous revenue totaling $111,943 in 2009. No such revenue was received in 2010.

Expenses

Research and Development

Research and development costs were $152,202 and $866,113 in fiscal 2010 and fiscal 2009, respectively. The significant reduction in research and development costs in fiscal 2010 reflects the April 2009 asset sale to Life Sciences, which eliminated all research and development activities except those related to Zertane. Research and development costs in future periods are expected to reflect fiscal 2010’s level, which approximated research and development costs in 2008.

General and Administrative

General and administrative costs totaled $280,493 in fiscal 2010 and approximately $7.2 million in fiscal 2009. General and administrative costs in fiscal 2009 included approximately $6.7 million in common stock issued for services and cell lines. The remaining $500,000 in fiscal 2009 general and administrative costs, as well as general and administrative costs for fiscal 2010, reflect administrative employee compensation, professional fees, and legal fees related to intellectual property protection. General and administrative expenses fell in fiscal 2010 as a result of the absence of issuance of common stock for services and cell lines, as well as the asset sale to Life Sciences, which commenced employing BioSciences’ former administrative employees and paying patent application and maintenance fees for non-Zertane intellectual property formerly paid by BioSciences. BioSciences expects that general and administrative costs will decline in fiscal 2011 from fiscal 2010 levels, as fiscal 2010 general and administrative costs necessarily included a partial year’s general and administrative expenses attributable to the assets sold to Life Sciences in April 2009.

Net Cash Used in Operating Activities

During fiscal 2010, BioSciences operating activities used $991,626 in cash. The use of cash reflected primarily net income of $154,562, a decrease in accounts payable of $484,233 relating to professional fees and other expenses, and a decrease in deferred revenue of $625,000.

Net Cash Used in Investing Activities

During fiscal 2010, BioSciences advanced $300,000 to Ampio, which represents the entirety of net cash paid for investing activities.

Net Cash from Financing Activities

Net cash used in BioSciences’ financing activities in fiscal 2010 was $122,382. This amount consists of payments on notes payable of $100,000 and payments on capital leases for the remainder.

Results of Operations—Fiscal Year Ended September 30, 2009 and 2008

Revenue

BioSciences received license fees, royalty fees and milestone payments totaling $2.4 million in fiscal 2009, a significant increase from $575,000 license fees and royalty fees received in fiscal 2008. All 2009 license fees, royalty fees and milestone payments and 2008 license fees and royalty fees were received from the pharmaceutical company that executed an option to license Zertane in January 2009. The majority of the fiscal 2009 increase in revenues was due to the receipt of approximately $1.5 million in milestone payments upon the Zertane clinical trials reaching predetermined milestones. No comparable milestones were achieved in fiscal 2008 and no milestone payments were received in 2008.

BioSciences also received other miscellaneous revenue totaling $111,943 in 2009. Other revenue totaled $36,865 in 2008.

Expenses

Research and Development

Research and development costs were $866,113 in fiscal 2009 and $153,397 in fiscal 2008, respectively. The significant increase in research and development costs in fiscal 2009 reflects primarily the receipt of license fees and royalty fees in late fiscal 2008, and receipt of license fees, royalty fees, and milestone payments in fiscal 2009, which provided cash to fund increased research and development activities in fiscal 2009 that BioSciences had deferred in fiscal 2008. Research and development costs in fiscal 2009 also increased as BioSciences began more intensive clinical development activities for Optina and Vasaloc, the rights to which were sold to Life Sciences in April 2009.

General and Administrative

General and administrative costs totaled approximately $7.2 million in fiscal 2009 and approximately $1.0 million in fiscal 2008. General and administrative costs in fiscal 2009 included approximately $6.7 million in common stock issued for services and cell lines. The remaining $500,000 in fiscal 2009 general and administrative costs, as well as general and administrative costs for fiscal 2008, reflect administrative employee compensation, professional fees, and legal fees related to intellectual property protection.

Net Cash Provided by Operating Activities

During fiscal 2009, BioSciences’ operating activities provided approximately $1.6 million in cash. The cash provided by operating activities reflected primarily the net loss of approximately $5.6 million and a decrease in accounts payable of $297,623, which were offset and exceeded principally by the sum of common stock issuances for services and cell lines of approximately $6.7 million, receipt of $625,000 cash accounted for as deferred revenue, and an increase in accrued liabilities of $110,546.

Net Cash from Financing Activities

Net cash provided by BioSciences’ financing activities in fiscal 2009 was $77,078. This amount consists of issuances of notes payable of $125,000, offset by payments on capital leases of $17,922 and advances of $30,000.

Liquidity and Capital Resources

BioSciences had cash and cash equivalents of $288,196 at September 30, 2010. In October and November 2010, BioSciences made advances to Ampio of $50,000 and $165,971, respectively. In combination with the $300,000 previously advanced by BioSciences to Ampio, BioSciences is owed an aggregate of $515,971, together with accrued interest at the rate of 6% per annum. The notes evidencing these advances are due on demand. The notes will be effectively cancelled as a result of the merger, which will result in the elimination of inter-company indebtedness. BioSciences currently has no cash requirements as all of its administrative employees are performing services for BioSciences while being paid by Ampio. Because the merger will likewise result in the elimination of any inter-company benefits conferred on BioSciences as a result of Ampio compensating its employees while such persons provide services to BioSciences, Ampio has not accrued a related party account receivable for such services, and BioSciences has not accrued a related party account payable.

Off Balance Sheet Arrangements

BioSciences does not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.”

Contractual Obligations

BioSciences has no contractual obligations outstanding as of September 30, 2010.

Quantitative and Qualitative Disclosures About Market Risk

BioSciences’ business is not currently subject to material market risk related to financial instruments, equity or commodities.

THE MERGER

General

On August 24, 2010, the BioSciences board of directors unanimously approved the merger agreement that provides for the acquisition by Ampio of BioSciences through a merger of Merger Sub, a newly formed and wholly-owned subsidiary of Ampio, with and into BioSciences. Effective December 30, 2010, the BioSciences board of directors unanimously approved the amended merger agreement pursuant to which this information statement/prospectus is to be issued following SEC review. The BioSciences shareholder consent will thereafter be signed and the merger closed. After the merger with Merger Sub, BioSciences will be the surviving entity and the separate corporate existence of Merger Sub will cease. At the effective time, each share of BioSciences common stock (other than shares owned by BioSciences, Ampio, Merger Sub or Ampio’s other subsidiaries) will be converted into the right to receive shares of Ampio common stock. The Class B common stock of BioSciences will not participate in the Merger Stock, as those BioSciences shares of common stock will be donated to the capital of BioSciences immediately prior to the closing of the merger. In addition, the 3,500,000 shares of Ampio common stock owned by BioSciences will be donated to the capital of Ampio immediately before the effective time, meaning these shares will not be outstanding at the time of the merger. The merger agreement provides that the Merger Stock will not be subject to adjustment for price variations in Ampio’s common stock, but will be adjusted appropriately if, during the period between the date of the amended merger agreement and the effective time of the merger, the outstanding shares of BioSciences common stock or Ampio common stock are changed in any way by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend on any such outstanding shares with a record date during such period, or any other similar event.

Merger Consideration

The aggregate consideration that will be paid by Ampio to BioSciences shareholders in the merger is 8,667,905 shares of Ampio common stock. This consideration includes the consideration payable to holders of in-the-money BioSciences stock options and warrants outstanding immediately prior to the effective time of the merger, and consideration payable to holders of two BioSciences promissory notes.

BioSciences Common Stock

At the effective time of the merger, each share of BioSciences common stock will entitle the holder thereof to receive the merger consideration, which will consist of the Ampio common stock. The Ampio common stock consideration refers to the number of shares of Ampio common stock payable in the merger for each share of BioSciences common stock outstanding at the effective time of the merger. Ampio anticipates that it will deliver to holders of its in-the-money stock options and warrants, and holders of two promissory notes, an aggregate of 405,066 shares and 500,000 shares, respectively, out of the 8,667,905 shares of Merger Stock. The remaining 7,762,839 shares of Merger Stock will be issued to the holders of BioSciences common stock pro rata. At the date hereof, BioSciences had 17,975,587 shares of common stock outstanding, of which 9,171,282 shares are Class A common stock and 8,804,305 shares are Class B common stock. After the voluntary cancellation of the 8,804,305 shares of BioSciences Class B common stock by present and former executive officers and directors of BioSciences, the total number of BioSciences shares of common stock outstanding will be 9,171,282 shares at the effective time. Based on the closing price of Ampio common stock of $6.75 on February 16, 2010, the 7,762,839 shares of Merger Stock to be issued to the BioSciences shareholders represented approximately $5.71 in value for each share of the 9,171,282 BioSciences Class A shares of common stock outstanding that will be received by Ampio in the merger.

Based on the closing price of Ampio common stock of $7.75 per share on February 24, 2011, the latest practicable date prior to the printing of this information statement/prospectus, and after deducting the shares of Merger Stock to be issued to holders of in-the-money BioSciences stock options and warrants and holders of two BioSciences promissory notes from the merger consideration, the merger consideration of Ampio common stock represented approximately $6.56 in value for each share of BioSciences common stock outstanding. The amount of merger consideration to be received by BioSciences shareholders may fluctuate between the date of this information statement/prospectus and the closing of the merger as a result of changes in the market price for Ampio common stock, the total number of shares of BioSciences common stock outstanding at closing, the total number and exercise prices of BioSciences stock options and warrants outstanding at closing and any proceeds received by BioSciences from the exercise of stock options or warrants prior to closing.

BioSciences Options and Warrants

Each vested and exercisable outstanding BioSciences stock option granted under BioSciences’ stock incentive plan or warrant with an exercise price below the effective price of Ampio common stock received by the BioSciences shareholders in the merger will be issued, from the Merger Stock, a number of shares of Merger Stock equal to the amount by which the option or warrant is “in-the-money.” The Merger Stock will be valued for the purposes of making this determination at $1.90 per share, the last reported sale price of the Ampio common stock on September 3, 2010, which was the last trading day immediately prior to the execution of the merger agreement. Based on this value, and as provided in the amended merger agreement, Ampio will issue an aggregate of 405,066 shares out of the Merger Stock to the BioSciences holders of “in-the-money” options and warrants. If an option is “out-of-the-money,” then Ampio will issue replacement Ampio stock option agreements with exercise periods identical to those in the BioSciences stock options, with the exercise price and number of underlying shares adjusted by the exchange ratio. There are 250,850 Biosciences options that are “out-of-the-money” which will be exchanged for 212,693 Ampio options pursuant to this provision of the amended merger agreement. Options formerly held by Bruce G. Miller, Dr. David Bar-Or, Raphael Bar-Or, Dr. James Winkler, and Wannell Crook will be canceled pursuant to the cancellation agreement and will therefore not participate in the Merger Stock issued for “in-the-money” options.

On January 25, 2011, Ampio received an email from Gary Held, an option holder of BioSciences, in which he informed Ampio that the issuance of Ampio common stock in extinguishment of his BioSciences options may result in adverse tax consequences to him. The email includes an unspecified statement of intent to litigate the issue. Ampio does not have sufficient information concerning the basis of the allegation with which to evaluate the allegation and disputes any liability to Mr. Held. Ampio believes the issuance of Ampio common stock in extinguishment of the BioSciences options was a specific objective supported by the BioSciences board of directors in negotiating the merger agreement, as amended.

BioSciences Promissory Notes

Pursuant to a conversion agreement between BioSciences and a current shareholder of BioSciences and the shareholder’s IRA, who collectively hold promissory notes from BioSciences with a principal balance of $430,000, Ampio will issue from the Merger Stock a total of 500,000 shares in cancellation of the indebtedness represented by such promissory notes. The note holders have agreed in the conversion agreement to waive all accrued and unpaid interest in connection with their receipt of the Merger Stock. The noteholders have been granted tag-along rights that allow the noteholders to include their shares in any sale by Messrs. Michael Macaluso, Donald B. Wingerter, Jr., David Bar-Or, and Bruce G. Miller of 30% or more of their shares of Ampio common stock in a private transaction, underwritten offering, or other sale transaction.

Fluctuations in Merger Consideration

Because the total consideration to be paid by Ampio in the merger is based on a fixed number of shares of Ampio common stock, the total value a BioSciences stockholder will receive in the merger is subject to change based on fluctuation in the market price for Ampio common stock. By way of illustration, based on the closing price of Ampio common stock of $7.75 on February 24, 2010, the 7,762,839 shares of Merger Stock to be issued to the BioSciences shareholders represented approximately $6.56 in value for each share of the 9,171,282 BioSciences Class A shares of common stock outstanding that will be received by Ampio in the merger. If the market price for Ampio common stock increases to $8.75 on the closing date, the per share merger consideration to be received by each BioSciences stockholder would increase in value to $7.41. Conversely, if the market price of Ampio common stock decreases to $6.75 on the closing date, the per share merger consideration to be received by each BioSciences stockholder would decrease in value to $5.71.

Changes in Number of BioSciences Shares. The aggregate merger consideration to be paid by Ampio in the merger is fixed at 8,667,905 shares of Ampio common stock. Such amounts will be divided among the total number of shares of BioSciences common stock outstanding at the effective time of the merger, after deducting shares of Merger Stock issued in extinguishment of outstanding “in-the-money” options and warrants, as well as extinguishment of two outstanding BioSciences promissory notes. Ampio anticipates that it will deliver to holders of its in-the-money stock options and warrants, and holders of such promissory notes, an aggregate of 905,066 shares of Ampio common stock from the Merger Stock. If BioSciences were to issue more shares of common stock or if holders of BioSciences stock options that are in-the-money were to exercise such options between December 31, 2010 and the closing date, the per share merger consideration would be reduced. For example, if the total number of BioSciences shares increased to 9.3 million by the closing date, the per share amount of merger consideration would be reduced from $7.75 to $6.47. However, the number of shares issued in extinguishment of “in-the-money” options or warrants would be reduced on exercise of outstanding options or warrants, which would have the effect of offsetting some of the reduction in value.

Changes in Outstanding BioSciences Stock Options or Warrants. The merger consideration to be paid by Ampio to BioSciences shareholders in the merger is fixed at 8,667,905 shares of Ampio common stock. These shares will be divided among all shares of BioSciences common stock outstanding at closing and all in-the-money BioSciences stock options and warrants, as well as two BioSciences promissory notes, outstanding immediately prior to closing. All BioSciences stock options and warrants that are in-the-money immediately prior to closing will be entitled to receive the “in-the-money” value in the form of Ampio common stock issued out of the Merger Stock in exchange for such options and warrants. BioSciences has agreed not to issue any additional options or warrants between the date of the amended merger agreement and closing, meaning that the portion of the Merger Stock issuable to BioSciences option holders will not be increased through the issuance of additional option or warrant issuances

Lock-Up Agreements

The amended merger agreement provides that the issuance of certificates representing the Merger Stock will be conditioned upon the receipt by Ampio of lock-up agreements from the BioSciences shareholders pursuant to which such persons agree that they will not sell, transfer or pledge the Merger Stock received by them after the closing of the merger until December 31, 2011. The lock-up agreements will be delivered by the exchange agent, Corporate Stock Transfer, Inc., with the letter of transmittal to the BioSciences shareholders. BioSciences shareholders who previously provided their share certificates to BioSciences will receive the lock-up agreement from the exchange agent under separate cover. Executive and non-executive officers of BioSciences who receive Merger Stock, and executive and non-executive officers and employees of Ampio at the time of the merger, are required by the merger agreement, as amended, to sign lock-up agreements covering the Merger Stock, and any other Ampio shares owned by such persons, for a period through February 28, 2012.

Background of the Merger

The board of directors of BioSciences, together with the company’s senior management and advisors, has periodically reviewed and considered various strategic opportunities available to BioSciences, including whether the continued execution of BioSciences strategy as a stand-alone company or the possible sale of BioSciences to, or a combination of BioSciences with, a third party offered the best avenue to enhance shareholder value. In the last four years, representatives of BioSciences held conversations from time to time with representatives of potential merger partners or purchasers in connection with potential business combination transactions. None of these conversations, negotiations or activities, other than those with Ampio, ultimately resulted in an agreement.

At various times in April and early May 2010, Michael Macaluso, Ampio’s chairman of the board, and Donald B. Wingerter, Jr., Ampio’s chief executive officer, were contacted by several BioSciences shareholders concerning the possibility of Ampio acquiring BioSciences. These contacts followed the March 2010 merger of Ampio into Chay, at which time Ampio became a public company. BioSciences was then, and now is, a private company.

In early April 2010, Messrs. Macaluso and Wingerter contacted Bruce G. Miller, the president of BioSciences and Ampio’s chief operating officer at that time, to discuss the possibility of a potential business combination of BioSciences with Ampio.

Also, in early April 2010, Messrs. Macaluso, Wingerter and Miller discussed the potential business combination with Dr. Bar-Or, who was the largest shareholder of BioSciences Class B common stock and both a member of the board of directors and chief scientific officer of Ampio. In view of the conflicts of interest inherent in Dr. Bar-Or’s positions with Ampio and shareholdings in BioSciences, the board of Ampio established an acquisition committee that was charged with evaluating and negotiating the potential terms under which Ampio would acquire BioSciences.

On April 7, 2010, the board of directors of Ampio appointed Messrs. Michael Macaluso and Donald B. Wingerter, Jr. to the acquisition committee of the board of Ampio. In mid-April 2010, the Ampio acquisition committee held various discussions with the members of a BioSciences board committee and other members of the BioSciences board. Following Philip H. Coelho joining the Ampio board in April 2010, Mr. Coelho was also appointed to the acquisition committee.

Over the course of the following week, BioSciences management and counsel discussed with Ampio and its counsel BioSciences comments on the letter of intent and the terms of a potential transaction.

Following the further discussions between BioSciences, Ampio and their respective counsel, BioSciences and Ampio on April 22, 2010 executed a non-binding letter of intent which memorialized the intent of the parties to undertake a business combination transaction. The terms of the letter of intent contemplated that BioSciences shareholders would receive an aggregate of 8,224,179 shares of Ampio common stock, of 1,500,000 shares would be subject to an earn-out tied to BioSciences successfully obtaining a new collaborator or licensee for Zertane. The letter of intent contemplated that the merger also would be subject to the additional condition that Ampio would obtain additional equity or debt funding before the closing would occur.

In mid-July 2010, Ampio and its counsel submitted a draft agreement and plan of merger to BioSciences and its counsel for review by the BioSciences special committee of the board and its other board members. In late July, Ampio received comments on the definitive agreement draft and updated BioSciences and its counsel on progress in its fundraising efforts.

On August 11, 2010, Mr. Miller resigned from Ampio’s board of directors and Richard B. Giles was appointed to the Ampio Board. Mr. Miller continued to serve as Ampio’s chief financial officer following his resignation as an Ampio board member, and also continued to serve as the president of BioSciences. Mr. Giles was then a shareholder of Ampio and BioSciences.

In late August 2010, Ampio and BioSciences agreed to modify the terms of the proposed acquisition through amendments made to the draft definitive agreement and plan of merger. The amendments included the elimination of the financing condition related to Ampio, elimination of the earn-out provision related to BioSciences, and an increase in the shares issuable to BioSciences shareholders to 8,667,905 shares.

On August 25, 2010, Mr. Macaluso and Mr. Wingerter attended a meeting with the board of directors of BioSciences at which certain additional revisions to the terms of the merger were discussed. Following that meeting, the board of directors of BioSciences unanimously approved proceeding with the merger on the basis of the terms discussed with Messrs. Macaluso and Wingerter.

Over the next two weeks, Ampio and BioSciences, together with their respective management and counsel, commenced a due diligence investigation concerning the respective businesses and operations of the two companies.

On September 4, 2010, BioSciences mailed a notice of special meeting of its shareholders to be held on September 14, 2010 to its shareholders, together with a signed draft of the agreement and plan of merger (which was subject to completion based on each party’s obligation to deliver schedules and exhibits to the definitive agreement that had not yet been completed), an investor questionnaire, a lock-up agreement, and dissenting shareholder notifications.

On September 14, 2010, all of the shareholders of BioSciences who attended the special meeting in person or by proxy voted, with the exception of one shareholder who abstained, in favor of the merger as outlined in the definitive agreement.

In October and early November 2010, BioSciences received from a majority of its shareholders the completed investor questionnaires, at which time Ampio and BioSciences agreed orally that the merger could not be consummated until the Merger Stock was registered, due to the number of non-accredited shareholders of BioSciences and the number of non-responding shareholders.

On November 8, 2010, a majority in interest of the Ampio shareholders executed a shareholder consent approving the definitive agreement with BioSciences.

On November 12, 2010, Ampio filed a registration statement with the SEC to register the Merger Stock.

On November 22, 2010, the SEC notified Ampio that the shares would be required to be registered pursuant to the form of registration statement applicable to business combination transactions. In addition, Ampio determined that BioSciences and Ampio would have to conduct a new shareholder solicitation or vote in connection with the filing of the business combination registration statement.

On December 30, 2010, the parties amended the merger agreement to contractually waive all rights to enforce the definitive agreement based on the prior BioSciences shareholder vote, to memorialize the advisory nature of the prior BioSciences shareholder vote by agreement of the parties, to postpone the closing until following the circulation of this information statement/prospectus and execution of the new BioSciences shareholder consent, and to make other conforming changes to the definitive agreement and the related transaction documents, including the consent agreement.

On January 6, 2011, Ampio filed the registration statement with the SEC that included this information statement/prospectus.

On January 13, 2011 and February 17, 2011, Ampio filed with the SEC amendments to the registration statement that included this information statement/prospectus.

Ampio’s Reasons for the Merger

Ampio’s board of directors has unanimously approved and adopted the merger agreement. In evaluating the merger, Ampio’s board of directors consulted with Ampio’s management, as well as with Ampio’s legal counsel and, in reaching its conclusions, Ampio’s board of directors considered, among other things, the following material factors:

•	the merger will provide Ampio with the ability to advance its strategy to grow its product candidate portfolio;

•

the complementary nature of the Zertane rights and Ampio’s rights to its own product candidates is expected to result in increased licensing and collaboration opportunities for both companies’ intellectual property;

•	the opportunity to eliminate conflicts of interest in the management and ownership of BioSciences and Ampio will align the interests of Ampio and BioSciences and the shareholders of both companies;

•	the expectation that the combined company will achieve some cost savings coming from, among other things, consolidating administrative activities.

Ampio’s board of directors considered the above reasons together with various other reasons for approving and adopting the merger agreement. Ampio’s board of directors did not assign relative weights to the above reasons or the other reasons considered by it. Further, individual members of Ampio’s board of directors may have given different weight to different reasons.

BioSciences’ Reasons for the Merger

The BioSciences board of directors believes that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of BioSciences and its shareholders. Accordingly, the BioSciences board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby and unanimously recommended that BioSciences shareholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

As described above under “—Background of the Merger,” the BioSciences board of directors, prior to and in reaching its decision at its meeting in August 2010 to approve the merger agreement, the merger and the other transactions contemplated thereby, consulted with BioSciences management and BioSciences financial and legal advisors and considered a variety of factors weighing positively in favor of the merger, including, but not limited to, the following:

•	the value to be received by holders of BioSciences common stock in the merger;

•

the fact that the merger affords BioSciences shareholders the opportunity to participate in the growth and opportunities of the combined company by virtue of the Merger Stock to be received as a result of the merger;

•

the opportunity, because the merger consideration is a fixed number of shares of Ampio common stock, for BioSciences shareholders to benefit from any increase in the trading price of Ampio common stock between the announcement of the amended merger agreement and the completion of the merger;

•	the BioSciences board of directors’ analysis of other strategic alternatives for BioSciences, including continued growth as an independent private company or a sale to another company;

•	the strategic benefits of the transaction, including the complementary nature of the intellectual property and potential licensees and collaborators targeted by both Ampio and BioSciences;

•	the possible access to a public market that may become available to the BioSciences shareholders following the merger with Ampio, a public company;

•	the advantages that the combined entity will have over BioSciences as a standalone company, especially in the current economic environment;

•	the fact that the receipt of the merger consideration will not be taxable to BioSciences shareholders for U.S. federal income tax purposes;

•

the belief that the terms of the merger agreement and the other transaction documents, taken as a whole, provide a significant degree of certainty that the merger will be completed, including the facts that (i) the conditions required to be satisfied prior to completion of the merger, such as the receipt of BioSciences shareholder consent is expected to be fulfilled, (ii) the merger agreement does not include a financing condition to Ampio’s obligation to consummate the merger, and (iii) there are limited circumstances in which Ampio may terminate the merger agreement;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable; and

•

the financial presentation of Bluestone IBG and its written opinion to the BioSciences board of directors, dated September 7, 2010 and updated as of January 17, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinions, the merger consideration was fair, from a financial point of view, to the holders of BioSciences common stock. The full text of the written opinions of Bluestone IBG, which set forth the assumptions made, matters considered and limits on the review undertaken by Bluestone IBG, in rendering its opinions, are attached as Annex B to this information statement/prospectus. A summary of the presentation and opinions of Bluestone IBG appears in the section below entitled “—Opinion of the Financial Advisor to BioSciences.”

In addition to these factors, the BioSciences board of directors also considered the potential adverse impacts of other factors weighing negatively against the merger, including, without limitation, the following:

•

the risk that, because the merger consideration is a fixed number of shares of Ampio common stock, BioSciences shareholders could be adversely affected by a decrease in the trading price of Ampio common stock after the date of execution of the amended merger agreement, and the fact that the merger agreement does not provide BioSciences with a price-based termination right or other similar protection, such as a “collar” with respect to Ampio’s stock price, for BioSciences or its shareholders;

•

the indemnification obligations of certain BioSciences shareholders and the related escrow arrangements pursuant to the merger agreement, as a result of which BioSciences shareholders will receive 250,000 shares of Merger Stock after a significant delay, if at all;

•	the fact that the merger might not be completed in a timely manner or at all, due to a failure of certain conditions;

•

the risks and costs to BioSciences if the merger does not close, including the diversion of management and employee attention, potential impediments to BioSciences executing an alternative business plan, and the lack of management employees to execute such a plan;

•

the fact that some of BioSciences directors and executive officers may have interests in the merger that are different from, or in addition to, those of BioSciences shareholders generally, including those interests that are a result of employment and compensation arrangements with BioSciences executive officers and the manner in which they would be affected by the merger, as described more fully in the section entitled “—Interests of Certain Persons in the Merger” beginning on page 60;

•

the restrictions on BioSciences ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, which the BioSciences board of directors understood, although having the potential effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Ampio’s willingness to enter into the merger agreement and were reasonable in light of, among other things, the benefits of the merger to BioSciences shareholders;

•

the inability of BioSciences to terminate the merger agreement even if the BioSciences board of directors changes its recommendation, which the BioSciences board of directors understood, although having the potential effect (in combination with the consent agreement) of preventing BioSciences shareholders from accepting a competing business combination transaction, was a condition to Ampio’s willingness to enter into the merger agreement and was reasonable in light of, among other things, the benefits of the merger to BioSciences shareholders;

•

the restrictions on the conduct of BioSciences business prior to the completion of the merger, which may delay or prevent BioSciences from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is completed;

•

the risks that the financial results and the stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if the benefits expected are not obtained on a timely basis or at all; and

•	the risks described in the section entitled “Risk Factors” beginning on page 13.

The foregoing discussion of the factors considered by the BioSciences board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the BioSciences board of directors. In reaching its decision to declare the merger agreement advisable and that the merger is in the best interests of BioSciences and BioSciences shareholders, and, in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BioSciences board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BioSciences board of directors considered all these factors as a whole, including discussions with, and questioning of, BioSciences management and BioSciences financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

For the reasons set forth above, the BioSciences board of directors unanimously declared the merger agreement advisable and determined that the merger is in the best interests of BioSciences and its shareholders, unanimously approved the amended merger agreement, the merger and the other transactions contemplated by the amended merger agreement and unanimously recommended that BioSciences shareholders adopt the amended merger agreement and approve the merger and the other transactions contemplated thereby.

This explanation of BioSciences reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” on page 31.

Opinion of the Financial Advisor to BioSciences

BioSciences retained Bluestone IBG as its financial advisor to advise the board of directors of BioSciences in connection with the merger. At the August 24, 2010 meeting of the board of directors of BioSciences, Bluestone IBG delivered to the board of directors of BioSciences its oral opinion, which opinion was confirmed by delivery of a written opinion dated as of September 7, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of BioSciences common stock. On January 17, 2011, Bluestone IBG delivered an updated fairness opinion to the board of directors of BioSciences to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations expressed in its updated opinion, the merger consideration was fair, from a financial point of view, to the holders of BioSciences common stock.

The full text of the written opinions of Bluestone IBG, dated September 7, 2010 and January 17, 2011, which set forth the assumptions made, matters considered and limits on the review undertaken by Bluestone IBG in rendering its opinions, are attached as Annex B to this information statement/prospectus. Bluestone IBG expressed no opinion as to the merits of the underlying decision by BioSciences to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any holder of BioSciences common stock should vote with respect to the merger or as to whether any holder of BioSciences common stock should deliver a consent with respect to the adoption of the merger agreement and the approval of the merger. The summary of the Bluestone IBG opinion set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of the opinions attached hereto as Annex B.

In connection with Bluestone IBG’s role as financial advisor to BioSciences, and in arriving at its opinion, Bluestone IBG, among other things:

•	reviewed certain publicly available financial and other information concerning BioSciences and Ampio;

•

reviewed certain internal analyses, financial forecasts and other information relating to BioSciences prepared by management of BioSciences, and held discussions with members of BioSciences management regarding the businesses and prospects of BioSciences;

•	reviewed the reported prices and trading activity for the Ampio common stock;

•

to the extent publicly available, compared certain financial and stock market information for BioSciences and Ampio with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed the merger agreement and the consent agreement; and

•	performed other studies and analyses and considered any other factors as it deemed appropriate.

Bluestone IBG did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning BioSciences or Ampio, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Bluestone IBG, with the permission of the board of directors of BioSciences, assumed and relied upon the accuracy and completeness of all such information. Bluestone IBG did not conduct a physical inspection of any of the assets of BioSciences, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any intellectual property), of BioSciences or Ampio or any of their respective subsidiaries, nor did Bluestone IBG evaluate the solvency or fair value of BioSciences or Ampio under any state or federal law relating to bankruptcy, insolvency or similar matters.

The Bluestone IBG opinion was necessarily based upon economic, market and other conditions, and the information made available to Bluestone IBG, as of the date of the opinion. Bluestone IBG expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of the opinion.

For purposes of rendering its opinion, Bluestone IBG assumed with the permission of the board of directors of BioSciences that, in all respects material to its analysis, the merger would be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Bluestone IBG also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. Bluestone IBG is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by BioSciences and its advisors with respect to such issues.

The Bluestone IBG opinion was approved and authorized for issuance by Bluestone IBG management and was addressed to, and for the use and benefit of, the BioSciences board of directors. The Bluestone IBG opinion was limited to the fairness, from a financial point of view, of the merger consideration to the holders of BioSciences common stock. Bluestone IBG was not asked to, and the Bluestone IBG opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of BioSciences, nor did it address the fairness of the contemplated benefits of the merger.

Bluestone IBG expressed no opinion as to the merits of the underlying decision by BioSciences to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any holder of BioSciences common stock should vote with respect to the merger or as to whether any holder of BioSciences common stock should deliver a consent with respect to the adoption of the merger agreement and the approval of the merger. Bluestone IBG did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of BioSciences officers, directors or employees, or any class of such persons, in connection with the merger whether relative to the amounts to be received by any other person pursuant to the merger agreement or otherwise. Bluestone IBG assumed, with the consent of the BioSciences board of directors, that no agreements or arrangements with the holders of any class of securities, creditors or other constituencies of BioSciences, other than the agreements and arrangements contemplated in the merger agreement, were being entered into, amended or terminated as part of the merger. The Bluestone IBG opinion did not in any manner address the prices at which Ampio’s stock will trade following the announcement or consummation of the merger.

The following is a summary of the material financial analyses contained in the presentation that was made by Bluestone IBG to the board of directors of BioSciences on August 24, 2010 and that were used by Bluestone IBG in connection with rendering its written opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bluestone IBG, nor does the order of analyses described represent the relative importance or weight given to those analyses by Bluestone IBG. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Bluestone IBG’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 24, 2010, and is not necessarily indicative of current market conditions.

Transaction Overview

Based on 9,171,282 outstanding shares of Biosciences common stock and the conversion ratio as stipulated in the Merger Agreement, as amended, of .84643 shares of Ampio common stock for each share of Biosciences common stock (which equates to 7,762,839 shares of Ampio common stock), Bluestone IBG noted the implied range of value of approximately $18.5 million and $21.0 million. This is based on the range of stock prices at September 7th and the ten days prior to that date. The range of Total Enterprise Value of Biosciences as of September 7, 2010, the date of Bluestone IBG’s initial fairness opinion was between $3.75 million and $4.5 million. The range of TEV of BioSciences as of November 15, 2010, the date of Bluestone IBG’s updated valuation of BioSciences for purposes of the updated fairness opinion, was between $7.3 million and $8.6 million.

BioSciences Analysis

Comparable Transaction Analysis

After Bluestone IBG conducted industry and economic research and analysis of BioSciences’ history, a market-based approach to valuation was examined. This fairness opinion and valuation considered but did not use the publicly traded approach. A search was undertaken for freely and actively traded public companies in the same or similar businesses. The only true comparable is the drug therapy Dapoxetine, which is marketed by Johnson and Johnson. It was originally created by Eli Lilly and Company and sold to Johnson and Johnson in 2003. There is approval to sell this therapy in six European countries, with approvals expected in more countries. This drug therapy is owned by Johnson and Johnson, which is a large pharmaceutical and medical device company. Thus, there is no segmented financial data for such a small part of their business. This is the only true comparable that exists. Using other drug discovery companies that are in clinical trials is not comparable in terms of value, as it is not possible to discern where companies are in the development process, and whether their drug therapy is similar to BioSciences’ therapy or not. Additionally, companies in this phase of development generally have negative price to earnings ratios, thus valuation comparisons lack positive correlation. Additionally, to correlate price to revenue would be equally difficult as some companies in this phase of development have small amounts of revenue and others have no revenue at all. Another important distinguishing factor that makes it difficult to find comparable companies is that Biosciences is seeking to license the therapy and to collect royalty revenues, rather than taking the drug to market itself. Therefore, even if there was in fact a correlation of some trends as it relates to price to earnings or price to revenue ratios, the comparison to Biosciences would also be difficult, as BioSciences has a history of losses, and although the current nine month period shows positive earnings, that is an anomaly.

Income Approach - Discounted Cash Flow/benefit Analysis

Bluestone utilized a Discounted projected future cash flows method which involves projecting the possible future income streams on a year-by-year basis through 2020. The projected future benefit streams were discounted each year back to present value using an appropriate, risk adjusted discount rate. At the final projection year a “terminal value” is determined, which is the value of the entity into perpetuity. The terminal value is also then discounted back to present value at the same prevailing discount rate. These figures combine to form a value of Biosciences based on future projected income streams. In this approach, Bluestone IBG used a discount rate that is commensurate with the risk involved in taking a development stage drug therapy through clinical trials, into commercialization and sold as a successful product. Bluestone IBG utilized both company management expertise as well as an industry seasoned investment banking and venture firm to project out the viability and success of going to market. Bluestone then utilized those projection models with management input and created a projection model that comports with Biosciences business model – namely by creating a licensing arrangement with an organization that is equipped to take the drug therapy though the rest of development, clinical trials and to commercialization. Biosciences will then receive a royalty stream for that. Thus, Bluestone discounted that royalty stream and its associated costs and expenses back to present value in a similar vein to that of the industry seasoned investment bank and projected out the commercial viability of the entire process of development and success of selling the product.

It is important to note that Internal Revenue Service Revenue Ruling 59-60 states that earnings are preeminent for the valuation of operating companies. In order to apply a discounted future earnings method, two underlying assumptions needed to be satisfied. First, the operating Biosciences future results would be expected to be different from current operations. Second is to determine a long-term sustainable growth rate used to convert the discount rate to a capitalization rate to assist in calculating the terminal value. The long-term sustainable growth rate is seen as a blend of rates of growth over the future periods beyond the period that prospective financial statements were prepared.

        Bluestone used the Capital Asset Pricing Model (“CAPM”) to determine the discount rate or the cost of capital. The discount rate can be viewed in terms of what type of rate of return an investor is seeking commensurate with the risk tolerance or risk parameters of a given investment or a given class of investments of similar risk. The CAPM addresses this form of risk and return. Bluestone has added into that model an additional component for the nature and risk tolerance of this type of development stage drug therapy company that is many years away from being revenue producing. The CAPM model consists of four rates of returns or risk premiums, to which Bluestone added a component called Development Risk. Bluestone discounted cash flow back to present value using a two tiered discount rate. For the first four years of the projection, in which the drug therapy is still in clinical trials and pre-potential revenue, Bluestone used a discount rate range of between 70% and 80%. In the next six years and the terminal year, Bluestone used a discount rate range of 40% to 45%. This lower discount rate reflects that the drug therapy will commence commercialization. This approach gives rise to a range of value from $7.3 million to $8.6 million.

Ampio Analysis

Historical Stock Price Performance. Bluestone IBG reviewed the historical trading prices for the Ampio common stock for the period from March 30, 2010 through September 8, 2010. Bluestone IBG also calculated the average closing price for the Ampio common stock for the time periods indicated in the table below, in each case compared to the closing price of Ampio common stock of $2.70 on January 14, 2011.

Time Period Ended January 14, 2011	Average Closing Price
10-day average	$2.56
20-day average	$2.47
30-day average	$2.37
60-day average	$2.33
90-day average	$2.36
1-year average	$2.48

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Bluestone IBG opinion. In arriving at its fairness determination, Bluestone IBG considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Bluestone IBG made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company is directly comparable to BioSciences or Ampio for purposes of Bluestone IBG’s analyses.

Bluestone IBG prepared these analyses for purposes of providing its opinion to the board of directors of BioSciences as to the fairness, from a financial point of view, of the merger consideration to the holders of BioSciences common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses.

The merger consideration to be received in the merger was determined through arm’s-length negotiations between BioSciences and Ampio management and board members that were unaffiliated with the opposite party, and was approved by the board of directors of BioSciences. Bluestone IBG provided advice to BioSciences during these negotiations. Bluestone IBG did not, however, recommend the merger consideration to BioSciences or its board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

As described above, the opinion from Bluestone IBG to the board of directors of BioSciences was one of a number of factors taken into consideration by the board of directors of BioSciences in making its determination to approve the merger agreement and the merger. Bluestone IBG’s opinion should not be viewed as determinative of the views of the board of directors of BioSciences or management of BioSciences with respect to the merger or merger consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Bluestone IBG in connection with its opinion and is qualified in its entirety by reference to its written opinion attached to this information statement/prospectus as Annex B.

BioSciences selected Bluestone IBG as financial advisor in connection with the merger based on Bluestone IBG’s qualifications, expertise, reputation and experience in small capitalization mergers and acquisitions. Pursuant to its engagement letter with BioSciences, Bluestone IBG was paid a fee for its services as financial advisor to BioSciences in connection with the merger in the amount of approximately $37,500 and is owed an additional $14,000. BioSciences also agreed to reimburse Bluestone IBG for its expenses, and to indemnify Bluestone IBG against certain liabilities, in connection with its engagement.

Bluestone IBG is an investment banking firm experienced in providing advice in connection with small capitalization mergers and acquisitions and related transactions. During the two years preceding the date of the opinion, Bluestone IBG has not provided any investment banking or other advisory services to Ampio, BioSciences or their respective affiliates.

Accounting Treatment of the Merger

The merger will be accounted for by applying the acquisition method with BioSciences considered the acquiree and Ampio the acquirer for accounting and financial reporting purposes. BioSciences assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and consolidated with the historical book values of the assets and liabilities of Ampio. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference, if any, between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of Ampio issued after the merger will reflect these values as of the date of the closing of the merger.

Regulatory Approvals Required for the Merger

Except with respect to the SEC’s review of the registration statement that incorporates this information statement/prospectus, BioSciences and Ampio are not aware of any regulatory approvals that must be obtained with respect to the merger. BioSciences and Ampio have agreed to use their reasonable best efforts to obtain all consents and approvals of any governmental entity or third party required in connection with the merger.

Interests of Certain Persons in the Merger

Members of the board of directors and executive officers of BioSciences may have interests in the merger that are different from, or are in addition to, the interests of BioSciences shareholders generally. The BioSciences board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining to recommend to BioSciences shareholders to adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

Executive Officer Employment Arrangements

Each of Dr. Bar-Or and Bruce G. Miller is a party to an agreement with BioSciences that provides for payment of severance benefits upon certain terminations of employment following a change in control. As both Dr. Bar-Or and Mr. Miller will continue to serve as executive officers of Ampio after the merger, Ampio and BioSciences have obtained written acknowledgments and agreements from Dr. Bar-Or and Mr. Miller that the merger will not trigger any rights to severance benefits under the pre-existing BioSciences employment agreements.

BENEFICIAL OWNERSHIP OF BIOSCIENCES COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of BioSciences common stock as of December 31, 2010 for:

•	each stockholder known by BioSciences to beneficially own more than 5% of BioSciences common stock;

•	each of BioSciences directors and executive officers; and

•	all of BioSciences directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 17,975,587 shares of BioSciences Class A and Class B common stock outstanding as of December 31, 2010. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are currently exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose.

Name	Total BioSciences Common Stock Shares Owned (1)	Percent of Total Common Stock
5% Shareholders
David Bar-Or	3,291,979	18.3%
Genesis Capital Management and affiliates (2)	1,883,256	10.5%
Raphael Bar-Or	950,048	5.3%

Directors and Executive Officers:
Bruce G. Miller	1,995,020	11.1%
James V. Winkler	1,360,641	7.6%
Wannell M. Crook	1,155,017	6.4%
Edward Lau	699,183	3.9%
Daniel Navot (3)	550,000	3.1%
James S. Kimmel	244,722	1.4%

All Directors and Executive Officers as a Group (6 persons)	5,209,861	29.0%

(1)	Consists of direct and indirect ownership of shares, including stock options that are currently exercisable or exercisable within 60 days.
(2)	Represents BioSciences shares of common stock held by Genesis Capital Management, Biotechnology Fund and Genesis Investment Funds Limited, which are shareholders of BioSciences. The address of all such entities is Trust House, 112 Bonadie Street, Kingtown, Saint Vincent & The Grenadines.
(3)	Dr. Navot resigned from the board of directors of BioSciences following the September 14, 2010 meeting of shareholders of BioSciences. Excludes 100,000 BioSciences warrants held by Dr. Navot’s family members that will be exchanged for a portion of the Merger Stock.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this information statement/prospectus as Annex A. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. BioSciences shareholders are urged to carefully read the merger agreement in its entirety as well as this document.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about Ampio or BioSciences. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement, and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 92.

Form of the Merger

If the holders of BioSciences common stock approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, Merger Sub, a newly formed and wholly-owned subsidiary of Ampio, will be merged with and into BioSciences. BioSciences will survive the merger as a direct, wholly-owned subsidiary of Ampio. Ampio and BioSciences anticipate that the closing of the merger will occur no later than the second business day after the satisfaction or waiver of all conditions described below under the heading “The Merger Agreement—Conditions to the Merger,” including the adoption of the merger agreement and approval of the merger and the other transactions by the BioSciences shareholders by written consent after receipt of this information statement/prospectus.

Merger Consideration

The aggregate consideration that will be paid by Ampio to BioSciences shareholders in the merger is 8,667,905 shares of Ampio common stock. This consideration includes the consideration payable to holders of in-the-money BioSciences stock options and warrants, as well as two promissory notes, outstanding immediately prior to the effective time of the merger.

At the effective time of the merger, each share of BioSciences common stock will entitle the holder thereof to receive the merger consideration, which will consist of the Ampio common stock. The merger consideration refers to the number of shares of Ampio common stock payable in the merger for each share of BioSciences common stock outstanding at the effective time of the merger, after deducting from the Merger Stock the shares of Ampio common stock issuable to holders of “in-the-money” stock options and warrants, and to holders of two BioSciences promissory notes. Assuming that BioSciences does not issue any shares of common stock following the execution of the merger agreement, that no holders of BioSciences stock options or warrants that are in-the-money exercise their options or warrants, and 905,066 shares are issued from the Merger Stock in extinguishment of “in-the-money” stock options and warrants, as well as two promissory notes, each share of BioSciences common stock will entitle the holder thereof to receive .84643 shares of Ampio common stock in the merger. Based on the last quoted price of Ampio common stock on the OTC Bulletin Board on February 24, 2011, this amount is the equivalent of $6.56 per share of BioSciences common stock.

BioSciences Options and Warrants

Each vested and exercisable outstanding BioSciences stock option granted under BioSciences’ stock incentive plan and each warrant will receive a number of shares of Merger Stock equal to the amount by which the option or warrant is “in-the-money.” The Merger Stock will be valued for the purposes of making this determination at $1.90 per share, the last reported sale price of the Ampio common stock on September 3, 2010, which was the last trading day immediately prior to the execution of the merger agreement. Based on this value, and as provided in the amended merger agreement, Ampio will issue an aggregate of 405,066 shares out of the Merger Stock to the BioSciences holders of “in-the-money” options and warrants. If an option is “out-of-the-money,” then Ampio will issue replacement Ampio stock option agreements with exercise periods identical to those in the BioSciences stock options, with the exercise price and number of underlying shares adjusted by the exchange ratio. At the date hereof, 250,850 Biosciences options that are “out-of-the-money” which will be exchanged for 212,693 Ampio options. The exercise periods of these options and warrants will expire at various dates through January 2014 and have a weighted average exercise price of $1.38.

Options formerly held by Bruce G. Miller, Dr. David Bar-Or, Raphael Bar-Or, Dr. James Winkler, and Wannell Crook will be canceled pursuant to the cancellation agreement and will therefore not participate in the Merger Stock issued for “in-the-money” options.

The Donation to Capital Agreement and the Cancellation Agreement

As described in the merger agreement, BioSciences and its affiliates, on the one hand, and Ampio, on the other hand, entered into the donation to capital agreement that takes effect immediately prior to the effective time. Under the donation to capital agreement, BioSciences agreed to donate to the capital of Ampio an aggregate of 3,500,000 shares of Ampio common stock currently owned by BioSciences, and the current and former officers and directors of BioSciences agreed to donate to the capital of BioSciences an aggregate of 8,804,305 shares of BioSciences Class B common stock owned by them. The effect of the donation to capital by the current and former officers and directors of BioSciences will be to retire all outstanding BioSciences Class B shares of common stock, with the result that the BioSciences Class A shareholders will own 100% of BioSciences at the effective time. Therefore, the current and former officers and directors of BioSciences will not receive Merger Stock as a result of their ownership of Class B common stock of BioSciences.

In addition, BioSciences and its current and former executive and non-executive officers have entered into the cancellation agreement, pursuant to which such persons have agreed to cancel, without payment, wages totaling $1.04 million that were accrued prior to September 2008. Ampio is a third party beneficiary of the cancellation agreement. The execution and delivery of the cancellation agreement and the donation to capital agreement were conditions precedent to the merger’s effectiveness, and will take effect immediately prior to the effective time.

BioSciences Promissory Notes, the Conversion Agreement and the Tag-Along Agreement

Pursuant to a conversion agreement between BioSciences and a current shareholder of BioSciences and the shareholder’s IRA, who collectively hold promissory notes from BioSciences with a principal balance of $430,000, Ampio will issue from the Merger Stock a total of 500,000 shares in cancellation of the indebtedness represented by such promissory notes. The note holders have agreed in the conversion agreement to waive all accrued and unpaid interest in connection with their receipt of the Merger Stock. The noteholders have been granted tag-along rights that allow the noteholders to include their shares in any sale by Messrs. Michael Macaluso, Donald B. Wingerter, Jr., David Bar-Or, and Bruce G. Miller of 30% or more of their shares of Ampio common stock in a private transaction, underwritten offering, or other sale transaction. The execution and delivery of the conversion agreement was a condition precedent to the merger’s effectiveness, and will take effect immediately prior to the effective time.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

At the effective time of the merger, each outstanding share of BioSciences common stock (other than shares held by Ampio or Merger Sub) will automatically convert into the right to receive the merger consideration. At or prior to the effective time of the merger, Ampio will cause the merger consideration to be provided to its transfer agent, Corporate Stock Transfer, Inc., which will also act as exchange agent for the merger.

The merger agreement provides that as promptly as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of record of shares of the common stock of BioSciences. The letter of transmittal will contain instructions on how to surrender shares of BioSciences common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement. If BioSciences shareholders previously delivered their certificates to BioSciences, then BioSciences will deliver such certificates to the exchange agent immediately following the closing of the merger, and those shareholders will not be required to execute a letter of transmittal. Such shareholders will, however, be required to submit a signed lock-up agreement in order to obtain certificates representing Ampio common stock issued as the merger consideration.

Shareholders of BioSciences that have possession of their certificates should, after receiving the letter of transmittal, should surrender the certificates to the exchange agent and will thereafter receive the merger consideration and cash in lieu of fractional shares in an amount equal to the fair market value of the holder’s fractional interest, if any.

After the effective time of the merger, each certificate that previously represented shares of BioSciences common stock (other than certificates held by Ampio, Merger Sub or any other subsidiary of Ampio) will represent only the right to receive the merger consideration. Ampio will not issue any fractional shares of Ampio common stock to any BioSciences stockholder upon surrender of its certificates. Each holder of BioSciences common stock who would have otherwise been entitled to receive a fraction of a share of Ampio common stock will receive cash in lieu of a fractional share of Ampio common stock. The amount of cash will be equal to the fair market value of the fractional share, which fair market value shall be determined by multiplying the relevant share fraction by the per share value of the merger consideration (based on a per share value of $2.30 for Ampio common stock, which was calculated as the average of recent prices for Ampio common stock as reported by the OTC Bulletin Board during December 2010). No interest will be paid or will accrue on the cash payable upon surrender of those certificates.

If any certificate of Ampio common stock is to be issued in a name other than that in which the BioSciences certificate to be exchanged is registered, exchange and payment may be made if the certificate representing those shares of BioSciences common stock is properly endorsed or otherwise in proper form for transfer, and the transferee requesting such exchange pays to the exchange agent any transfer taxes or other taxes required.

Shares of BioSciences common stock owned by Ampio or any wholly-owned Ampio subsidiary, including Merger Sub, will be cancelled at the effective time of the merger without payment of any merger consideration.

Effective Time of the Merger

The merger will become effective at the time the articles of merger and the certificate of merger relating to the merger are filed with the Secretary of State of the State of Colorado or such later time as is agreed upon by the parties and specified in the articles of merger and the certificate of merger. The filing of the articles of merger and the certificate of merger will take place only after the fulfillment or waiver of the conditions described below under the heading “Merger Agreement—Conditions to the Merger.”

Management and Organizational Documents after the Merger

Management. The directors and the officers of Merger Sub immediately prior to the merger will become the initial directors and officers of the surviving corporation immediately following the merger. Each such individual will hold office in accordance with the by-laws of the surviving corporation.

Organizational Documents. The certificate of incorporation of the surviving corporation shall be amended and restated at the effective time of the merger to conform to the certificate of incorporation of Merger Sub, and such certificate of incorporation shall be the certificate of incorporation of the surviving corporation. The by-laws of the surviving corporation shall be amended and restated at the effective time to conform to the by-laws of Merger Sub, and such by-laws will be the by-laws of the surviving corporation.

Consent Agreement

As a condition to Ampio and Merger Sub entering into the merger agreement, the BioSciences Major Shareholders, which represent 73.5% of BioSciences outstanding common stock, entered into an agreement with Ampio pursuant to which the BioSciences Major Shareholders agreed, among other things, to execute and deliver a written consent adopting the merger agreement and approving the merger and the other transactions contemplated thereby once the registration statement with respect to which the shares of Ampio common stock to be issued in the merger is declared effective by the SEC and the BioSciences Major Shareholders have received this information statement/prospectus.

Indemnification

If BioSciences breaches any of the representations, warranties, covenants or agreements contained in the merger agreement or incurs any liability relating to certain specified items, the BioSciences shareholders (the “Indemnifying Shareholders”) will, for a period through December 31, 2011, be obligated to indemnify Ampio, its subsidiaries and its affiliates (except BioSciences) from, among other things, damages, penalties, fines, costs, amounts paid in settlement, liabilities, losses, expenses and fees caused by such breach or relating to such specified items (“Adverse Consequences”). Indemnification claims will be subject to a per-claim minimum threshold of $25,000 (aggregating all reasonably related claims). Any indemnification claims resulting from intentional misrepresentations or omissions of material fact in BioSciences representations and warranties are not subject to the $25,000 minimum. The Indemnifying Shareholders will not be obligated to indemnify Ampio from any incidental, consequential, special, punitive or other indirect damages. The indemnification obligations of the BioSciences shareholders are capped at the 250,000 Ampio shares held in the escrow fund which is described below, except for indemnification for intentional misrepresentations or omissions of material fact, which are subject to an additional indemnification by the BioSciences control shareholders.

Escrow Fund

On the closing date, Ampio, James S. Kimmel, as the BioSciences shareholders’ representative (the “Shareholders’ Representative”), and Corporate Stock Transfer, Inc., as escrow agent, will enter into an escrow agreement pursuant to which Ampio will deposit into an escrow fund 250,000 shares of Ampio common stock issuable from the merger consideration payable to the BioSciences shareholders. The escrowed shares will be used to satisfy any indemnification obligations of the BioSciences shareholders arising under the merger agreement. On December 31, 2011, the escrow agent will release the escrowed shares to the BioSciences shareholders (less the value of any shares subject to pending indemnification claims). Shares to be released from the escrow fund may be applied on agreement of Ampio and the Shareholders’ Representative, to pay all the legal fees, if any, incurred or owed by him under the merger agreement and escrow agreement. The portion of the merger consideration deposited into the escrow fund will only reduce the merger consideration to be paid to the BioSciences shareholders at closing. Consequently, the merger consideration you will become entitled to receive at the effective time of the merger will be affected by the escrow of your proportionate interest in the 250,000 escrowed shares.

Shareholders’ Representative

By adopting the merger agreement, the Indemnifying Shareholders are appointing James S. Kimmel to serve as the Shareholders’ Representative under the merger agreement and escrow agreement. The powers and duties of the Shareholders’ Representative include:

•	executing certain amendments to the merger agreement;

•	executing and delivering waivers and consents related to the merger agreement and the escrow agreement;

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using his reasonable efforts to ensure and protect the rights and interests of the Indemnifying Shareholders and to enforce and protect its own rights and interests arising out of or relating to the merger agreement or the escrow agreement;

•	causing releases of the shares of common stock in the escrow fund pursuant to the escrow agreement;

•	enforcing distribution of the escrowed shares;

•	negotiating and settling disputes and controversies with Ampio and Merger Sub; and

•	communicating with Ampio, Merger Sub, the surviving corporation and any other affiliate of Ampio in connection with indemnification claims under the merger agreement and escrow agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties to each other, including those regarding:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the merger agreement and to consummate the transactions thereunder;

•	no conflicts with or violations of governance documents, contracts or laws;

•	conduct of business in the ordinary course since December 30, 2010, and no events having occurred which would have a material adverse effect;

•	no litigation or investigations;

•	accuracy of information supplied in connection with this information statement/prospectus and the registration statement of which it is a part;

•	tax matters;

•	compliance with applicable laws;

•	brokers and finders; and

•	no additional representations or warranties.

In addition, BioSciences made representations and warranties to Ampio as to:

•	accuracy of financial statements;

•	no undisclosed liabilities;

•	employment matters;

•	intellectual property;

•	assets;

•	material contracts;

•	affiliate transactions;

•	possession of required licenses and regulatory approvals;

•	corporate records;

•	the receipt of an opinion from its financial advisor; and

•	the absence of litigation.

Ampio also represented and warranted to BioSciences as to:

•	Ampio equity interests;

•	reports and regulatory matters;

•	tax matters;

•	consent of Ampio shareholders to the merger; and

•	current dividend practice.

In addition, the merger agreement contains representations and warranties made by Merger Sub to BioSciences regarding certain of the matters listed above.

Certain of BioSciences and Ampio’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to BioSciences or Ampio, “material adverse effect” means any change, effect, event or occurrence or state of facts that either individually or in the aggregate is materially adverse to the business, assets, operations, properties, condition (financial or otherwise) or results of operations of BioSciences and its subsidiaries or Ampio and its subsidiaries, respectively, taken as a whole.

Changes, effects, events or occurrences or a particular state of facts will not be deemed a “material adverse effect” with respect to BioSciences or Ampio, as the case may be, if such changes, effects, events or occurrences or state of facts relate to:

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economic, financial market, regulatory, political or geographical conditions in general, including changes resulting from acts of war or terrorism or other outbreaks or escalations of hostilities that do not have a materially disproportionate adverse effect on BioSciences and its subsidiaries or Ampio and its subsidiaries, respectively, taken as a whole;

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acts of war or terrorism or other outbreaks or escalations of hostilities that do not have a materially disproportionate adverse effect on BioSciences and its subsidiaries or Ampio and its subsidiaries, respectively, taken as a whole;

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changes in law or applicable accounting regulations or principles or interpretations thereof that do not have a materially disproportionate adverse effect on BioSciences and its subsidiaries or Ampio and its subsidiaries, respectively, taken as a whole;

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the pharmaceutical industry as a whole and do not have a materially disproportionate adverse effect on BioSciences and its subsidiaries or Ampio and its subsidiaries, respectively, taken as a whole, relative to other participants in the pharmaceutical industry;

•	any change, in and of itself, in, Ampio’s stock price or trading volume, or any failure, in and of itself, by BioSciences or Ampio, respectively, to meet any internal projections; or

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the announcement of the merger agreement and the transaction contemplated thereby, the performance of and compliance with the terms of the merger agreement and the identity of Ampio or any of its affiliates as the acquiror of BioSciences.

Covenants

Conduct of Business Pending Merger. BioSciences has agreed that until the effective time of the merger, unless Ampio otherwise consents in writing or otherwise permitted by the merger agreement, it will, and will cause each of its subsidiaries to, conduct its respective businesses in the ordinary course of business and use commercially reasonable efforts to preserve intact its current business organizations, goodwill, rights and franchises and keep available the service of its officers and employees and preserve their relationships with those having business dealings with it.

In addition, BioSciences has agreed that until the merger is completed, BioSciences and its subsidiaries will not take certain actions listed in the merger agreement, which include the following actions, without Ampio’s prior written consent, except under limited circumstances specified in the merger agreement:

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issue, grant, deliver, sell, dispose, pledge or otherwise encumber its capital stock, or other ownership interests, or any securities or rights convertible into or exchangeable for any such shares or ownership interests or permit or authorize any of the above, other than in connection with the exercise of stock options that were outstanding on December 31, 2010;

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redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire its or its subsidiaries capital stock or indebtedness, or any securities convertible into or exercisable for any shares of its or its subsidiaries capital stock;

•	split, combine, subdivide or reclassify any of its or its subsidiaries capital stock;

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declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of its or its subsidiaries capital stock, or make any other payments to its shareholders or its subsidiaries in their capacity as such, other than dividends by a wholly owned BioSciences subsidiary to BioSciences or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries;

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amend its articles of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries;

•	make any material acquisition or any material disposition of assets or securities of any business organization or division thereof;

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make any material capital expenditures that are not consistent in timing and amount with past practice, incur any indebtedness or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to it or any of its subsidiaries, except as consistent with past practice or to the extent required by a material contract;

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pay or agree to pay any severance, termination, pension or employment plans or agreements, as in effect on December 31, 2010, to any of its directors, officers, employees, consultants or agents, whether past or present;

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enter into any new or materially amend any existing employment or severance or termination agreement with any of its current or former directors or officers, except as contemplated by any executive officer agreement entered into by Ampio with the officers of BioSciences;

•	grant any increases in the compensation of any of its directors or officers;

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increase or commit to increase the compensation of any of its or its subsidiaries’ employees (other than officers and directors), or pay or commit to pay any bonus, profit sharing or other similar payment to such persons;

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grant or commit to grant to any of its or any of its subsidiaries’ employees, officers, shareholders, directors, consultants or agents any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under its severance, retention or termination pay policies in effect on December 31, 2010;

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except in the ordinary course of business consistent with past practice or as may be required to comply with applicable laws, become obligated under any new employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on December 31, 2010, or amend any such plan or arrangement in existence on December 31, 2010, if such amendment would have the effect of materially enhancing any benefits thereunder;

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amend, modify or waive the right of it or its subsidiaries to require a release of claims under the terms of any employment agreement, benefit plan, severance policy or other agreement providing a release of claims as a condition to the payment of benefits;

•	make any material tax election, change any material tax election already made, file any amended tax returns or settle or compromise any material federal, state, local or foreign income tax liability;

•	make any change in its accounting principles or methods except insofar as may be required by a change in GAAP or change its or any of its subsidiaries’ independent public accountants;

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(i) pay, discharge or satisfy any material claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on December 31, 2010, or (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

•	enter into any collective bargaining agreement or other agreement with any labor organization, union or association;

•	settle or compromise any litigation;

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(i) other than in the ordinary course of business consistent with past practice or as expressly permitted by the merger agreement, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any of its material contracts or (ii) enter into any material contract not in the ordinary course of business consistent with past practice and not terminable by it or any of its subsidiaries party thereto without penalty on notice of ninety (90) days or less;

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take any action that will create a requirement to make an application with, or seek the waiver, consent or approval of, the FDA or any similar regulatory body or any other government entity other than in the ordinary course of business consistent with past practice or in response to filings initiated by such government entities or other parties, or discontinue or withdraw any authorized service or voluntarily relinquish any material license or institute any proceeding with respect to, or otherwise materially change, amend or supplement its rights to Zertane; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Ampio has agreed that until the merger is completed, Ampio will not take certain actions listed in the merger agreement, which include the following actions, without BioSciences prior written consent, except under limited circumstances specified in the merger agreement:

•	adopt any amendments to its certificate of incorporation or by-laws which would have the effect of altering the terms of Ampio common stock;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	enter into or consummate any transaction or transactions that would reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any agreement to do any of the foregoing.

No Solicitation. The merger agreement precludes BioSciences, its subsidiaries, officers, directors, employees, investment bankers, legal counsel and other advisors and other representatives from directly or indirectly:

•	soliciting, initiating, knowingly encouraging or taking any other action which could be reasonably expected to facilitate a competing transaction;

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engaging in negotiations or discussions concerning, or providing any non-public information to any person relating to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a competing transaction;

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entering into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment relating to or in connection with a competing transaction or requiring BioSciences to abandon, terminate or fail to consummate the merger; or

•	waiving, amending, modifying or granting any release under any standstill or similar agreement or confidentiality agreement relating to a competing transaction.

However, prior to the adoption by BioSciences shareholders of the merger agreement, the BioSciences board of directors may furnish non-public information to, pursuant to an executed confidentiality agreement with terms no less favorable in all material respects than those contained in the confidentiality agreement between Ampio and BioSciences, or enter into discussions or negotiations with, any person regarding a bona fide written proposal or offer for a competing transaction, if:

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the board of directors of BioSciences determines in good faith, after consultation with BioSciences outside legal counsel and financial advisor, that such acquisition offer or proposal is, or is reasonably likely to lead to, a superior competing transaction and, after consultation with BioSciences outside legal counsel, that it is required to do so in order for it to comply with its fiduciary obligations to BioSciences shareholders;

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prior to determining that any proposal could result in a superior competing transaction, the BioSciences board of directors must notify Ampio of such offer or proposal and indicate, in connection with the notice, the material terms and conditions of the proposed competing transaction and the identity of the person making the competing transaction offer; and

•	such competing transaction, proposal or offer was made after December 31, 2010, and did not result from a breach of the merger agreement.

The BioSciences board of directors also may make any disclosure to its shareholders if, in each case, in the good faith judgment of the board of directors, with the advice of outside counsel, making such disclosure to BioSciences shareholders is required under applicable law.

BioSciences is required to notify Ampio in writing promptly after receipt of any competing transaction offer or proposal or any request for material nonpublic information or access to its properties, books or records from any person, relating to or that could reasonably be expected to lead to a competing transaction. The notice must detail the identity of the offeror and the material terms and conditions of the proposal. BioSciences must also keep Ampio informed in all material respects of the status and details of any competing transaction.

“Competing transaction” is defined in the merger agreement as any proposal or offer made by any person, for:

•	the acquisition by any person of assets or businesses that constitute fifteen percent (15%) or more of either the revenues, net loss or assets of BioSciences and its subsidiaries, taken as a whole;

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the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of BioSciences common stock or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of BioSciences; or

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any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement.

“Superior competing transaction” is defined in the merger agreement as a bona fide, written proposal or offer for a competing transaction made by a third person, which the BioSciences board of directors determines in good faith (after consultation with BioSciences outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than 65% of the shares of BioSciences common stock or all or substantially all the assets of BioSciences on terms more favorable to the shareholders of BioSciences from a financial point of view than the merger with Ampio and is reasonably capable of being consummated pursuant to the proposed terms.

Change of Recommendation. The BioSciences board of directors may not (i) withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify its recommendation that the shareholders of BioSciences adopt the merger agreement, (ii) adopt or recommend, or propose publicly to adopt or recommend any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document or agreement, arrangement or understanding constituting or relating to, or that is intended to or could reasonably expected to lead to, a competing transaction, or (iii) adopt or recommend, or propose publicly to adopt or recommend any competing transaction, except in the case where each of the following requirements is satisfied:

•	the shareholders of BioSciences have not yet adopted the merger agreement;

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BioSciences receives an unsolicited competing transaction that the BioSciences board of directors reasonably determines (after consultation with BioSciences outside counsel and financial advisors) constitutes a superior competing transaction and was made after December 31, 2010, and not withdrawn;

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the BioSciences board of directors determines in good faith (after taking into account advice of outside counsel) that, in light of such superior competing transaction, that withdrawing its recommendation or terminating the merger agreement is required in order for the BioSciences board of directors to comply with its fiduciary obligations to BioSciences shareholders under applicable law;

•	such acquisition proposal was not solicited, initiated, knowingly encouraged or facilitated after December 31, 2010 in breach of, and did not otherwise result from a breach of, the merger agreement;

•	the BioSciences board of directors has notified Ampio in writing of the determination described above in accordance with the merger agreement; and

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at least three (3) business days following receipt by Ampio of the notice has elapsed and taking into account any revised proposal by Ampio, the board of directors of BioSciences maintains its determination described above.

The BioSciences board of directors does not, however, have any right to cause BioSciences to terminate the merger agreement in connection with a superior competing transaction.

Information Statement/Prospectus; Registration Statement. Ampio and BioSciences agreed to prepare this information statement/prospectus and the registration statement on Form S-4 in which it is included, and to file them with the SEC and use all reasonable efforts to have the registration statement declared effective by the SEC. Ampio is also required to take all necessary actions as may be required under applicable state “blue sky” or securities laws.

BioSciences is required under the terms of the amended merger agreement to use its reasonable best efforts to mail this information statement/prospectus to its shareholders within four (4) calendar days after the registration statement is declared effective. BioSciences has agreed to recommend that BioSciences shareholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby, and it, acting through its board of directors, must use its reasonable best efforts to obtain such adoption and approval from the BioSciences shareholders by written consent. This obligation to use such reasonable best efforts to obtain adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby is not to be limited by the commencement, disclosure, announcement or submission of any competing transaction (whether or not it is a superior competing transaction), or by any change, withholding or withdrawal of the BioSciences board of directors’ recommendation that BioSciences shareholders approve the merger agreement. Except as described above under “—Covenants; Change of Recommendation,” the BioSciences board of directors may not withdraw or modify, in a manner adverse to Ampio, the recommendation of the BioSciences board of directors that BioSciences shareholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

Filings; Other Actions. Both Ampio and BioSciences will use all reasonable best efforts to take all actions, and do and assist and cooperate in doing all things necessary, proper or advisable to consummate and make effective the merger. Ampio and BioSciences are to use all reasonable efforts to resolve any objections or challenges from any regulatory authorities. Ampio will have primary responsibility, with the assistance and cooperation of BioSciences, for obtaining all authorizations, consents, orders and approvals with respect to the material intellectual property and licenses held by BioSciences.

Access to Information. The merger agreement requires BioSciences to provide Ampio reasonable access to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books and records, and it must promptly furnish all information concerning its business, properties and personnel as may reasonably be requested. BioSciences must also furnish to Ampio unaudited interim consolidated statements of operations of BioSciences and its subsidiaries as soon as practicable following the end of each month and all financial reports regularly provided to management in the ordinary course of business consistent with BioSciences past practice. Any such information received by either party will be treated in accordance with the confidentiality agreement executed between Ampio and BioSciences.

Publicity. Both Ampio and BioSciences will, subject to certain exceptions, consult with each other and will mutually agree upon any press release or public announcement pertaining to the merger before the issuance of such press release or public announcement except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotations system.

Tax Matters. Both Ampio and BioSciences are required to use reasonable best efforts to avail themselves of any available exemptions with respect to transfer taxes and to cooperate with each other to provide any information and documentation necessary to obtain such exemptions. BioSciences is required to deliver to Ampio a certificate that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3).

Certain Notices. Each of Ampio and BioSciences are required to notify the other party if any representation or warranty that is qualified as to materiality made by it in the merger agreement becomes incorrect in any respect or any such representation or warranty that is not so qualified becomes incorrect in any material respect or if such party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Conditions to the Merger

Conditions to the obligations of each party. The obligations of each party to complete the merger are subject to the satisfaction of the following conditions:

•	the approval and adoption of the merger agreement by at least 66 2/3% of the BioSciences shareholders;

•	the absence of any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the merger;

•	the continuing effectiveness of the registration statement in which this information statement/prospectus is included.

Conditions to the obligations of BioSciences. The obligations of BioSciences to consummate the merger are subject to the satisfaction of the following further conditions:

•	the representations and warranties of Ampio and Merger Sub relating to:

•	corporate authority, and due authorization and enforceability of the merger agreement;

•	capitalization of Ampio and its subsidiaries;

•	the accuracy of certain reports and financial statements filed by Ampio with the SEC;

•	the absence of litigation or other proceedings that would reasonably be expected to materially delay or interfere with, prevent or otherwise make unduly burdensome, the merger; and

•	the absence of finders’ or brokers’ fees,

are correct at and as of the effective time as if made at and as of such time, or if such representations and warranties are made as of a specific date, then at and as of such date;

•

all the other representations and warranties of Ampio and Merger Sub contained in the merger agreement are correct (disregarding all exceptions for materiality) at and as of the effective time as if made at and as of such date except for changes permitted by the merger agreement and those representations made as of a specific date (which are correct as of such date), or where the failure of any representation or warranty to be correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Ampio;

•

Ampio and Merger Sub have performed and complied with, in all material respects, their material obligations under the merger agreement to be performed or complied with on or prior to the effective time; and

•	Ampio must have not experienced a material adverse effect.

Conditions to the obligations of Ampio and Merger Sub. The obligations of Ampio and Merger Sub to consummate the merger are subject to the satisfaction of the following further conditions:

•	the representations and warranties of BioSciences relating to:

•	corporate authority, and due authorization and enforceability of the merger agreement, and the consent required by BioSciences shareholders to approve and adopt the merger agreement;

•	the capitalization of BioSciences and its subsidiaries;

•	the accuracy of certain financial statements provided by BioSciences to Ampio;

•	the absence of litigation or other proceedings that would reasonably be expected to materially delay or interfere with, prevent or otherwise make unduly burdensome, the merger; and

•	the absence of finders’ or brokers’ fees, except with respect to fees and expenses payable by BioSciences to its financial advisor,

are correct at and as of the effective time as if made at and as of such time, or if such representations and warranties are made as of a specific date, then at and as of such date;

•

all the other representations and warranties of BioSciences contained in the merger agreement are correct (disregarding all exceptions for materiality) at and as of the effective time as if made at and as of such date except for changes permitted by the merger agreement and those representations made as of a specific date (which are correct as of such date, or where the failure of any representation or warranty to be correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BioSciences;

•	BioSciences having performed and complied with, in all material respects, its material obligations under the merger agreement to be performed or complied with on or prior to the effective time;

•

BioSciences and its affiliates must have executed the donation to capital agreement; BioSciences and the noteholders must have executed the conversion agreement, and the noteholders and the Ampio affiliates must have executed the tag-along agreement; and BioSciences and its affiliates must have executed the cancellation agreement;

•	BioSciences must have not experienced a material adverse effect; and

•	No more than four percent (4%) of holders of the outstanding shares of BioSciences common stock shall have exercised dissenters’ rights for their shares.

Termination

Termination by the parties. The merger agreement may be terminated by the mutual written consent of Ampio and BioSciences. Additionally, either Ampio or BioSciences may terminate the merger agreement if:

•

BioSciences shareholders holding at least 66 2/3% of the BioSciences common stock fail to approve and adopt the merger agreement in accordance with the merger agreement, as amended, and the consent agreement;

•

the merger is not consummated by June 15, 2011(which date can be extended by Ampio and BioSciences if a reason the closing has not occurred is because the registration statement that includes this information statement/prospectus has not been declared effective by such date, in which case the parties have agreed to restructure the merger as an asset purchase on mutually acceptable terms);

•	there are final, non-appealable legal restraints preventing the merger; or

•	any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the merger has been adopted or issued;

provided that, in each case, neither Ampio nor BioSciences may terminate the merger agreement if the failure to fulfill any of their respective obligations under the merger agreement results in such failure to close.

Termination by Ampio. The merger agreement may be terminated by Ampio if:

•	a breach of any representation, warranty, covenant or agreement on the part of BioSciences set forth in the merger agreement has occurred that would cause any of the conditions described under “—Conditions to the Merger” not to be satisfied, and either such condition is not cured, or incapable of being cured, within thirty (30) days of written notice of such breach or inaccuracy;

•

the BioSciences board of directors makes a recommendation change adverse to Ampio or the merger, approves an acquisition agreement other than the merger agreement, or approves or recommends a competing transaction, as described above under “—Covenants—Change of Recommendation;” or

•

BioSciences fails to mail this information statement/prospectus within four (4) calendar days after the registration statement that contains this information statement/prospectus is declared effective by the SEC.

Termination by BioSciences. The merger agreement may be terminated by BioSciences if a breach of any representation, warranty, covenant or agreement on the part of Ampio or Merger Sub set forth in the merger agreement has occurred that would cause any of the conditions described under “—Conditions to the Merger—Conditions to the obligations of BioSciences” not to be satisfied, and either such condition is not cured, or incapable of being cured, within thirty (30) days of written notice of such breach or inaccuracy.

Modification or Amendment; Waiver

Modification or Amendment. The merger agreement may be modified or amended by the written agreement of BioSciences and Ampio at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the BioSciences shareholders. However, following such adoption, no amendment of the merger agreement will be made that changes the consideration payable in the merger or requires further approval of the BioSciences shareholders under any applicable laws or rules, without the approval of the BioSciences shareholders.

Waiver of Conditions. Either Ampio or BioSciences may, to the extent permitted by applicable law, waive the conditions to each respective party’s individual obligations to consummate the merger that are for their sole benefit. Any such waiver will be valid only if set forth in writing and signed by the party granting the waiver. However, following such stockholder adoption of the merger agreement, no such waiver will be made that requires further approval of the BioSciences shareholders under any applicable laws or rules, without the approval of the BioSciences shareholders.

Transaction Fees and Expenses

The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.

DISSENTERS’ RIGHTS

Article 113 of the Colorado Business Corporation Act, or the CBCA, grants certain rights to obtain payment for their shares to dissenting shareholders of a Colorado corporation such as BioSciences with respect to a merger. Strict statutory procedures set forth in Section 7-113-202 of the CBCA must be followed by dissenting shareholders and failure to do so will result in forfeiture of the rights to payment, and cause such shareholders to be bound by such actions. BioSciences will require strict compliance with the statutory procedures set forth in the CBCA. A shareholder may assert rights to payment with respect to all or a portion of the stock held.

To BioSciences Shareholders: IN ORDER FOR YOU TO EXERCISE DISSENTERS’ RIGHTS, YOU MUST MAKE A WRITTEN DEMAND UPON BIOSCIENCES AND DEPOSIT THE CERTIFICATES FOR YOUR CERTIFICATED SHARES AS PROVIDED IN THE CBCA. THE NOTICE MUST BE RECEIVED BY BIOSCIENCES BEFORE 30 DAYS FROM THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS. THE CERTIFICATES MUST BE DEPOSITED AS SET FORTH BY BIOSCIENCES IN ITS DISSENTERS’ NOTICE AND YOU MUST COMPLY WITH SUCH OTHER PROCEDURES AS REQUIRED BY THE CBCA, AS MORE FULLY DESCRIBED BELOW. FAILURE TO SEND THE REQUIRED DISSENTERS’ NOTICE OR TO FOLLOW SUCH OTHER PROCEDURES WILL RESULT IN A WAIVER OF YOUR DISSENTERS’ RIGHTS.

Notification of Merger

Delivery of this information statement/prospectus to you constitutes your notice, pursuant to the CBCA, that appraisal rights may be available to you. A copy of Article 113 of the CBCA is attached as Annex D.

Exercising Dissenters’ Rights

The following summary of the provisions of Article 113 is not intended to be a complete statement of such provisions and is qualified in its entirety to the full text of Article 113, a copy of which is attached to this information statement/prospectus as Annex D, and incorporated herein by reference. The BioSciences shareholders who have agreed to sign the consent approving the merger have effectively waived their dissenters’ rights.

Shareholders of a Colorado corporation have the right, in limited circumstances, to dissent from certain corporate actions, including the consummation of a merger which requires the approval of such corporation’s shareholders. Shareholders entitled to dissent are also entitled to obtain a cash payment in the amount of the fair value of their shares. The holders of BioSciences common stock have these rights with respect to the merger.

A holder of common stock who wishes to assert dissenters’ rights under Article 113 must within 30 days of the date of this information statement/prospectus provide written notice to BioSciences of the holder’s intention to demand a cash payment for the holder’s shares of common stock on consummation of the merger. A holder of BioSciences common stock who fails to satisfy these requirements will not be entitled to dissenters’ rights under Article 113.

A shareholder who wishes to obtain a cash payment for his or her shares of BioSciences common stock must demand a cash payment by stating such demand in writing, and depositing the shareholder’s certificate(s) for certificated shares. BioSciences may restrict the transfer of any shares not represented by a certificate from the date the demand for cash payment is received. The shareholder demanding a cash payment in accordance with Section 7-113-204 shall retain all rights of a shareholder, except the right to transfer shares, until the effective date of the merger. A shareholder who does not provide demand for a cash payment by the dates set forth in the dissenters’ notice and in accordance with Section 7-113-204 will not be entitled to a cash payment for his or her shares of BioSciences common stock as provided in the CBCA.

Pursuant to Sections 7-113-206 and 207 of the CBCA, upon the effective date of the transactions or upon receipt of a cash payment demand, whichever is later, BioSciences must pay each dissenter who complied with Section 7-113-204 the amount of cash that BioSciences estimates to be the fair market value of the shares, plus accrued interest. The cash payment must be accompanied by (i) certain financial information regarding BioSciences; (ii) a statement of BioSciences estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand a cash payment under Section 7-113-209; and (v) a copy of Section 7-113-206 of the CBCA.

Section 7-113-208 of the CBCA permits BioSciences to require each shareholder to certify in writing, or in the dissenter’s cash payment demand, whether or not the dissenter acquired beneficial ownership of his or her shares of common stock before the date of the first announcement to the news media or to the shareholders, with such date to be set forth in the dissenters’ notice. If any dissenter does not so certify in writing, BioSciences may offer to make a cash payment if the dissenter agrees to accept such payment in full satisfaction of the demand for a cash payment.

A dissenter may give written notice to BioSciences to which demand was provided, within 30 days after BioSciences makes or offers a cash payment for the dissenter’s shares of common stock, of the dissenter’s estimate of the fair value of such shares and of the amount of interest due and may demand cash payment of such estimate, or reject the receiving company’s offer under Section 7-113-208 and demand a cash payment of the fair value of the shares and interest due if: (i) the dissenter believes that the amount of cash paid pursuant to Section 7-113-206 or offered pursuant to Section 7-113-208 is less than the full value of his or her shares of common stock or that the interest due was incorrectly calculated; (ii) BioSciences fails to make a cash payment as required under Section 7-113-206 within the time specified above; or (iii) BioSciences does not return the deposited certificates as required by Section 7-113-207. Dissenters who do not give the required notice waive the right to demand a cash payment under Section 7-113-209.

If a demand for a cash payment under Section 7-113-209 remains unresolved, BioSciences may, within 60 days after receiving the cash payment demand, petition the court to determine the fair value of the shares of common stock and accrued interest. All dissenters of BioSciences whose demands remain unsettled would be made a party to such a proceeding. Each dissenter is entitled to judgment for the amount the court finds to be the fair value of the shares of BioSciences common stock, plus interest, less any amount paid by BioSciences. The costs associated with this proceeding shall be assessed against BioSciences, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding cash payment under Section 7-113-209, in which case the court may assess the costs in the amount the court finds equitable against some or all of the dissenters. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable, against BioSciences or the dissenters. In determining fair value, the court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined by the court could be more, the same, or less than the value of the Ampio common stock that you are entitled to receive on consummation of the merger. If BioSciences does not commence a proceeding within the 60-day period, BioSciences must pay each dissenter whose demand remains unsettled the amount of cash demanded.

Only Record Holders May Exercise Dissenters’ Rights

Only a record holder of BioSciences common stock may be entitled to exercise dissenters’ appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificate(s).

•	If shares of BioSciences common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of BioSciences common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•

An authorized agent, including one of two or more joint owners, may execute the dissenters’ exercise notice for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•

A holder of record, such as a broker, who holds shares of BioSciences common stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to shares of BioSciences common stock held for all or less than all of that beneficial owner’s interest. In that case, the written demand should set forth the number of shares of BioSciences common stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of the shares of BioSciences common stock standing in the name of the record holder. Holders of BioSciences common stock who hold their shares in brokerage accounts or through any other nominee and wish to exercise dissenters’ rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise dissenters’ rights in respect of their shares of BioSciences common stock.

In view of the complexity of Article 113, shareholders of BioSciences who may wish to dissent from the merger should consult their legal advisors. Failure to take any necessary step will result in a termination or waiver of your rights under Article 113 of the CBCA.

Address for Delivery of Exercise Notice

A notice of exercise of dissenters’ rights must be delivered to: Bruce G. Miller, President, DMI BioSciences, Inc., 5445 DTC Parkway, P4, Greenwood Village, Colorado 80111.

Effect of Notice of Dissenters’ Rights Exercise on Voting and Right to Dividends

Any shareholder who has duly exercised dissenters’ rights in compliance with Colorado law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to shareholders of record as of a date prior to the effective time.

Loss, Waiver or Withdrawal of Dissenters’ Rights

Holders of BioSciences common stock will lose the right to exercise dissenters’ rights if no written notice of exercise of dissenters’ rights is delivered to BioSciences within 30 days after the date this information statement/prospectus is mailed to BioSciences shareholders. A shareholder will also lose the right to exercise dissenters’ rights by delivering to BioSciences a written withdrawal of the stockholder notice of exercise of dissenters’ rights. Any attempt to withdraw a notice of exercise of dissenters’ rights that is made more than 60 days after the effective time of the merger requires Ampio’s written approval. If dissenters’ rights are not perfected or a notice of exercise of dissenters’ rights is timely withdrawn, a shareholder will be entitled to receive the consideration otherwise payable pursuant to the merger. The number of shares of Ampio common stock, and cash instead of a fraction of a share of Ampio common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the merger, regardless of the market price of shares of Ampio common stock at the time of delivery.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to holders of BioSciences common stock. The summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. It is important to note that we have not obtained a tax opinion from Ampio or BioSciences counsel or a ruling from the Internal Revenue Service concerning the the United States federal income tax consequences of the merger.

This discussion only addresses BioSciences shareholders that hold their shares of BioSciences common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address the effects of the merger under any state, local or foreign tax laws. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a BioSciences shareholder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of BioSciences common stock subject to the alternative minimum tax provisions of the Code;

•

a holder of BioSciences common stock that received such BioSciences common stock through the exercise of an employee stock option, pursuant to a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of BioSciences common stock that holds such BioSciences shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BioSciences common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds BioSciences common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding BioSciences common stock should consult their own tax advisors.

Opinion Regarding Tax Treatment to be Delivered at the Time of Completion of the Merger

Ampio and BioSciences intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. At or prior to the effective time of and as a closing condition to the merger, the parties will have received a written opinion from StarkSchenkein, LLP to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Neither party intends to waive this closing condition. The opinion will rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by Ampio and BioSciences, including those contained in certificates of officers of Ampio and BioSciences. The accuracy of those representations, covenants and assumptions may affect the conclusions set forth in the opinion, in which case the tax consequences of the merger could differ substantially from those discussed in this section. A tax opinion neither binds the IRS nor precludes the IRS from adopting a contrary position and there can be no assurance that the IRS would not seek to adopt, or that a court would not agree with, that contrary position. No ruling has been or will be sought from the IRS on the tax consequences of the merger.

Consequences of the Merger Generally

Subject to the assumptions, conditions, limitations and qualifications described in the opinion filed as Exhibit 8.1 to the registration statement of which this information statement/prospectus is a part, as of the effective date of such registration statement, it is the opinion of StarkSchenkein, LLP that the material U.S. federal income tax consequences of the merger to BioSciences shareholders will be as follows:

•	a holder will not recognize any gain or loss upon receipt of Ampio common stock solely in exchange for BioSciences common stock, including whole shares issued upon rounding up of fractional shares;

•	the aggregate tax basis of the shares of Ampio common stock received in the merger will be equal to the aggregate tax basis in the shares of BioSciences common stock surrendered; and

•

the holding period of the Ampio common stock received in the merger (including any whole shares issued in lieu of fractional shares) will include the holding period of the shares of BioSciences common stock surrendered.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Dissenting Shareholders

Shareholders of BioSciences who receive cash for their common stock as a result of exercising statutory dissenters’ rights will be treated as having received a distribution in redemption of their stock that is subject to Section 302 of the Code. Assuming that the requirements of Section 302 are satisfied, such shareholders will have a taxable capital gain (or capital loss), measured by the difference between the cash payment received and their tax basis in the shares as to which the dissenters’ rights are exercised, assuming those shares are held as capital assets when the dissenters’ rights are elected. In general, such shareholders should also be able to reduce that capital gain (or increase that capital loss) by the amount of any expenses they incur in pursuing or prosecuting their dissenters’ rights. Dissenting stockholders should consult their own tax advisors regarding the application of Section 302.

This summary of the material U.S. federal income tax consequences of the merger to holders of BioSciences common stock is for general information only and is not tax advice. The determination of the actual tax consequences of the merger to a holder of BioSciences common stock will depend on the holder’s specific situation. Holders of BioSciences common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

THE COMPANIES

In addition to the information concerning Ampio below, we have included additional information about (1) Ampio’s business, including information concerning Ampio’s product candidates, business strategy, intellectual property, government regulations to which Ampio is subject, property, employees and related topics, (2) the executive officers and directors of Ampio both before and after the merger, (3) executive compensation and corporate governance information, (3) related party transactions between Ampio, on the one hand, and BioSciences, Ampio’s executive officers, directors, and 5% or more shareholders, on the other hand, and (4) Ampio’s principal shareholders, in Annex C to this information statement/prospectus. We encourage you to review in its entirety the information in Annex C for additional information on these subject matters as they relate to Ampio. You may also view Ampio’s Code of Conduct and Ethics, and the Charters of its Nominating and Governance, Audit and Compensation Committees on Ampio’s web site, www.ampiopharma.com, by clicking on the “Corporate Governance” tab under the “Investor Relations” menu.

Ampio

We are a development stage pharmaceutical company engaged in the discovery and development of innovative, proprietary pharmaceutical and diagnostic products to identify and treat inflammatory conditions, including metabolic disorders and diabetic complications. We have a disciplined strategy and productive innovation platform that generates compounds and diagnostics with large potential value while minimizing development risk, cost, and time. Our discovery process occurs in a true clinical environment that carries low overhead costs. Each drug candidate undergoes a sophisticated business filter to identify products that can be clinically and cost-effectively developed to generate substantial value and returns while minimizing risk. Our strategy focuses on generating human safety and efficacy data in order to position our product candidates for value-creating licensing agreements with strategic partners, and is not focused on conducting FDA-directed clinical trials.

Ampio Pharmaceuticals has several unique characteristics that are unlike similar stage companies:

•

a range of substantive products that are the result of our innovation process, have strong patent or patent pending positions, multi-billion dollar markets, and shorter regulatory paths than new molecular entities, or NMEs;

•

a licensing-focused strategy based on conducting safety and efficacy trials geared towards understanding a drug’s potential for addressing multiple clinical indications, not by first pursuing FDA-centric clinical trials;

•	an innovative and proprietary drug discovery process that rapidly identifies candidates for large unmet clinical needs at considerably lower cost than NME product candidates;

•

access to clinical and scientific resources as a result of a contractual agreement and long-term relationship with Trauma Research LLC, or TRLLC, a related party controlled by our chief scientific officer; and

•

a sophisticated business filter, clinical review and intellectual property evaluation that select clinically and commercially valuable products coupled with a rapid development timeframe to reach significant value creation.

Our Drug Discovery Platform

Clinical Discovery Process

Our disciplined innovative drug discovery process begins with input from clinicians in the field, not research in the lab, and is guided primarily by patent strength, solving an unmet need, and identifying repositioned product candidates previously approved for other indications by the FDA or biologics. This process is built on clinical observations and patient data gathered under appropriate IRB supervision from clinicians who collaborate closely with Ampio scientists and TRLLC clinicians. As a result of these unique collaborative agreements and historic relationships, we obtain access to research and clinical resources at substantially lower cost than industry norms. As a result, our platform has generated lead product candidates, Optina™, Vasaloc™, and Ampion™ to address large unmet clinical needs.

Collaborations and Resources

Our chief scientific officer, Dr. David Bar-Or, collaborates with a team of biochemists, epidemiologists, molecular biologists, immunologist, computational biologists and nursing staff, and also oversees TRLLC, which provides accreditation services for two of the three Level I trauma centers in the State of Colorado. Over 120,000 emergency room consultations take place annually at these hospital facilities. Under a sponsored research agreement, Ampio funds a variety of targeted research projects conducted by TRLLC, allowing us to further the short term clinical aims of TRLLC and to obtain intellectual property rights to any resulting product candidates. This also provides us access to clinical observations, biology and scientific information we apply to product discovery and development. In collaboration with other professional colleagues who provide advisory input such as vascular surgeons, orthopedic surgeons, neurologists, nephrologists and ER specialists, Dr. Bar-Or uses a multi-disciplinary approach to evaluate clinical interaction that direct further research. The clinical team has access to a large patient database and blood samples for testing or validating drug candidates. With over a decade of scientific research supporting many of our developments, we have built an extensive patent portfolio with over 50 granted patents and a number of license arrangements.

Business Filter and Product Evaluation

We focus our development work on advancing product candidates that we believe offer significant therapeutic advantages over currently available treatments and which represent large potential markets. We look to advance product candidates that address multiple clinical indications, have proven safety profiles, and which can timely demonstrate clinical efficacy. We intend to continue to maintain a diversified product candidate pipeline to mitigate risks associated with pharmaceutical development and increase the likelihood of commercial success. During the development process, we review pertinent scientific literature and conduct searches of patent records in order to make a preliminary determination of patentability. As many of our product candidates are repositioned drugs, the nature and extent of potentially available patent protection is central to our development decisions.

Once identified, candidates are filtered and screened for:

•	indirect evidence of efficacy based on review of related publications;

•	market size, market acceptance and likely penetration;

•	patentability and other modes for protecting exclusivity; and

•	competitive products and manufacturing issues.

Cost Effective Clinical Strategy

In order to control development costs and expedite the commencement of clinical trials, we intend to conduct clinical trials at sites located in Canada, the European Union member states, Australia, India and perhaps countries in the Far East. We plan also to outsource manufacturing, and to out-license to collaborators the rights to sell and market, any product candidates that receive regulatory approval within or outside the U.S. We may also opportunistically enter into agreements with collaborators prior to licensing that may be country, region or application specific and that may lead to sublicenses. Although outsourcing may reduce income derived from any sales of approved products, our business model is premised on carefully controlling fixed overhead and development costs, creating a catalyst to value by identifying patent-protectable product candidates with significant commercial potential and clinical efficacy, and to support the licensee in advancing those product candidates through any additional required clinical trials and the regulatory approval process in order to position an approved product for global market entry.

Product Pipeline

Our disciplined innovation process is built on Dr. Bar-Or’s research on inflammation and its role in trauma, which is an ideal platform to study inflammation. Dr. Bar-Or has completed several ground-breaking studies on the role of transition metals in inflammation and ischemia and the composition of commercially available human serum albumin products and the effect of variations in composition on trauma patient outcomes. We believe his studies are valuable because of their originality and application to patient care, and because the results are obtained from well-preserved and characterized human biosamples without the confounding influence of interspecies differences. In this context, Dr. Bar-Or’s approach plays a key role in bridging the gulf between basic molecular-cellular research and human clinical research.

Two of our most advanced product candidates are repositioned drugs (Optina and Vasaloc) for which we are seeking U.S. and international patent protection covering their unique composition or application. Strategically, repositioned drugs reduce the risk of product failure due to adverse toxicology, lead to more modest investments during development, and may achieve more rapid marketing approval. Ampion is a biologic and being developed as a NME for inflammatory diseases. Because Ampion is naturally produced in the body to fight inflammation, we believe it has a favorable safety, efficacy, and risk profile. We have also developed an Oxidation Reduction Potential (ORP) diagnostic device has been prototyped and is now undergoing testing. The ORP device is designed for use in emergency rooms to assess stroke and chest pain stratification of patients.

We intend to demonstrate statistical proof of human efficacy of our product candidates for specific indications:

•	Optina and Vasaloc, repurposed danazol with patents in process for complications of diabetes;

•

Ampion, an innovative “biological” agent with composition of matter patent coverage and efficacy in treating inflammatory disorders, including osteoarthritis, rheumatoid disease and related disorders; and

•

Oxidation Reduction Potential (ORP) Diagnostic Device, a diagnostic machine that measures the net oxidants and antioxidants in human blood to determine oxidative stress in the body to assess cardiovascular events and other inflammatory conditions.

Optina for Diabetic Macular Edema and Wet AMD

Optina is an orally-administered repositioned compound based on a low-dose formulation of approved drug danazol. Developed initially to treat endometriosis, danazol was first approved by the FDA in the early 1970’s and is a derivative of the synthetic steroid ethisterone. Dr. David Bar-Or, our chief scientific officer, has determined that danazol in low doses has the capability to control the permeability of tissues, thus reducing vascular leakage. Vascular permeability is a key endothelial mechanism by which inflammatory cytokines and angiogenic factors affect target cells and organs to mediate the inflammatory response or cell growth. During the disease state, there is an increase in vascular permeability factors leading to vasodilation, edema formation, and disruption of intercellular membrane structure.

Optina is designed to treat diabetic macular edema, or DME, and neovascular age-related macular degeneration, or wet AMD. If untreated, diabetic macular edema leads to moderate vision loss for one out of four diabetics over a period of three years and can lead to blindness over a period of seven years. We contracted with a Canadian hospital to conduct Phase II clinical trials of Optina for $0.97 million and patient enrollment began in January 2011. We believe this study will be completed in the second or third quarter of 2011. We intend to partner or entertain licensing opportunities once we have realized significant value for Optina’s application based on reported human safety and efficacy data. According to BCC Research, the market for DME and AMD in 2009 was over $2.4 billion in the U.S.

Approximately 14% of people with diabetes have DME. According to the American Academy of Ophthalmology, the prevalence of DME increases to 29% for people with diabetes who use insulin for more than 20 years. Existing therapies for DME and wet AMD include focal and grid laser therapy, which is the current standard of care, as well as photodynamic therapy, surgery, and intravitreal treatment for AMD using Lucentis. Lucentis is costly compared to alternative injection therapies. Avastin is currently approved only for cancer treatment, but it is being used off-label by ophthalmologists to treat DME and wet AMD. There are currently no oral medications available for treatment of DME and wet AMD. We believe Optina has the potential to effectively treat DME and wet AMD without costly laser therapy and without requiring ongoing injections of pharmaceuticals in the eye.

Vasaloc for Diabetic Nephropathy

Vasaloc, like Optina, is also based on low-dose danazol. Vasaloc is an orally-administered compound designed to treat diabetic nephropathy. Untreated diabetic nephropathy leads to kidney damage or renal failure. Approximately 20-30% of the estimated 20.8 million diabetics in the U.S. have diabetic nephropathy, according to the Cleveland Clinic. We expect to contract for Phase II clinical trials of Vasaloc to commence in the first or second quarter of 2011, and believe the trial will be completed by the first half of 2012. Our estimated cost for the trial is under $1.2 million.

Diabetes has become the most common single cause of end-stage renal disease in the U.S. and Europe. Standard modalities for the treatment of diabetic nephropathy include controlling blood glucose levels by using a variety of hormone therapies such as insulin, by stimulating the release of insulin using sulfonylureas, or through use of insulin derivatives. As high blood pressure is known to increase the rate of decline in renal function, diabetics are generally advised to control blood pressure using one or a combination of angiotensin-converting enzyme (ACE) inhibitors, Angiotensin II receptor blockers (ARBs), calcium channel blockers, diuretics, or beta-blockers. When renal failure occurs, dialysis is often required and a kidney transplant may become the only viable treatment option. We believe Vasaloc offers an effective means to treat diabetic nephropathy by reducing vascular permeability of nephrons and glomerulus, thereby stabilizing kidney function and reducing complications from kidney damage.

Ampion for Inflammation

Ampion is a non-steroidal biologic, aspartyl-alanyl diketopiperazine, referred to as DA-DKP. This compound is comprised of two amino acids derived from human blood, and is designed to treat chronic inflammatory and autoimmune diseases. Because it is a naturally occurring human molecule, DA-DKP is present in the body. Like danazol, Ampion has significant effects on vascular permeability when concentrated for clinical efficacy. Dr. Bar-Or has published a number of studies and articles on the anti-inflammatory immune response of DA-DKP. We intend to conduct pilot clinical studies on the effect of DA-DKP in patients suffering from multiple sclerosis, an autoimmune disease caused by nerve damage attributable to inflammation. There is currently no cure for MS and it is unknown what triggers the body’s inflammatory response. We plan to conduct four proof of concept studies of Ampion in India or Australia commencing in the second or third quarter of 2011, and expect these studies will take approximately 24 months to complete. Our estimated cost for each trial is under $0.5 million. We intend to partner or entertain licensing opportunities once we have realized significant value for Ampion through obtaining human efficacy data.

BioSciences

BioSciences, a Colorado corporation, holds the ownership rights to Zertane. Zertane is a new use for tramadol hydrocloride, which was approved for marketing as a noncontrolled analgesic in 1995. Based on the results of two clinical trials we conducted, we believe it can be an effective oral medication to treat premature ejaculation, or PE, in men. Premature ejaculation is the most common form of male sexual dysfunction and has a major impact on the quality of life for many men and their partners. The market opportunity is large, with an estimated 30% of males suffering from premature ejaculation (four times the number with erectile dysfunction). According to Australia’s Keogh Institute of Medical Research, PE is the most common sexual complaint in males. At present no drug has been approved by the FDA for the treatment of premature ejaculation. Priligy, an orally-administered anti-depressant in the SSRI class, has been approved for the treatment of PE in two European countries, where it is marketed by Janssen-Cilag, a unit of Johnson & Johnson. National approvals and licenses in five other European countries are expected to shortly follow. Behavioral therapy is the current standard of care for treatment of PE.

BioSciences granted an option to license Zertane to a large pharmaceutical company in 2007, and the option was exercised in January 2009. The licensee commenced two large Phase III clinical trials in Europe which were discontinued when the licensee terminated the license agreement in the second quarter of 2010, which BioSciences understands to have occurred due to a change in the licensee’s strategic direction. At that time, BioSciences regained all rights to develop, license and seek regulatory approval to market Zertane worldwide. BioSciences has obtained the clinical trial data from the pharmaceutical company and its CRO, and expects to complete its preliminary review of this data in March or April 2011. BioSciences has applied for patent protection for a combination of Zertane and an erectile dysfunction, or ED, medicine to offer male patients a single oral medication that will treat both PE and ED. A combination drug would address the significant co-morbid ED and PE population. BioSciences currently intends to partner or seek licensing opportunities for this Zertane drug combination.

DESCRIPTION OF AMPIO CAPITAL STOCK

The following summary is qualified in its entirety by the DGCL and the amended Certificate of Incorporation of Ampio. The Ampio certificate of incorporation is included as an exhibit to Ampio’s Current Report on Form 8-K which Ampio filed with the SEC on March 17, 2010. See “Where You Can Find More Information.”

Authorized and Issued Capital Stock

Ampio’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, of which 17,107,036 shares are issued and outstanding, and 2,000,000 shares of undesignated preferred stock, $0.0001 par value, of which no shares are issued or outstanding. Ampio’s common stock outstanding will increase to 22,274,941 shares upon closing of the BioSciences acquisition. If all of the unaffiliated debenture holders and the related party debenture holders agree to convert the principal amount and accrued interest under their debentures into common stock on or after February 28, 2011, we expect our total outstanding shares of common stock will increase by approximately 1,281,852 shares to 23,556,793 shares.

Common Stock

As of February 16, 2011, there were 17,107,036 shares of Ampio common stock outstanding held by approximately 250 shareholders of record. Upon closing of the BioSciences acquisition, the number of shares of Ampio common stock outstanding will increase to 22,274,941. If all of the unaffiliated debenture holders and the related party debenture holders agree to convert the principal amount and accrued interest under their debentures into common stock on or after February 28, 2011, we expect our total outstanding shares of common stock will increase by approximately 1,281,852 shares to 23,556,793 shares. Holders of common stock will have voting rights for the election of directors and all other matters requiring stockholder action, except with respect to amendments to the certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of common stock will be entitled to one vote per share on matters to be voted on by shareholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by Ampio’s board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none. Upon Ampio’s liquidation or dissolution, the holders of common stock will be entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Ampio shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Ampio’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Ampio’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Ampio’s board of directors will be able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of Ampio’s board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of Ampio or the removal of existing management. Ampio has no preferred stock outstanding at the date hereof. Although Ampio does not currently intend to issue any shares of preferred stock, Ampio cannot assure you that it will not do so in the future.

Dividends

Ampio has not paid any dividends on its common stock to date. It is the present intention of the Ampio board of directors to retain any earnings for use in Ampio’s business operations and, accordingly, Ampio does not anticipate the board declaring any dividends in the foreseeable future.

Our Transfer Agent

The transfer agent for Ampio common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Certain Anti-takeover Provisions of Delaware Law and our Certificate of Incorporation and By-Laws

As a Delaware corporation, Ampio is governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by Ampio’s board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by shareholders. In general, Section 203 prohibits a publicly held

Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that such shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

•	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, shares owned by:

•	persons who are directors and also officers, and

•	employee stock plans, in some instances; or

•	at or after the time the stockholder became interested,

the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

Staggered Board of Directors

Ampio’s Delaware certificate of incorporation and by-laws provide that its board of directors will be classified into three classes of directors of approximately equal size at a date selected by the board. As a result, in most circumstances, a person can gain control of the Ampio board only by successfully engaging in a proxy contest at two or more annual meetings.

Shareholder Action; Special Meeting of Shareholders

Ampio’s Delaware certificate of incorporation provides that following an underwritten offering, our stockholders may not take any action by written consent, but only take action at duly called annual or special meetings of shareholders. Ampio’s by-laws further provide that special meetings of our shareholders may be only called by the Ampio board of directors with a majority vote of the Ampio board of directors, by our chief executive officer, or the chairman.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Ampio’s by-laws provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice needs to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders. For the 2011 annual meeting of shareholders, a shareholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of our annual meeting of shareholders is first made or sent by Ampio. Ampio’s by-laws also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude Ampio shareholders from bringing matters before the annual meeting of shareholders or from making nominations for directors at Ampio’s annual meeting of shareholders.

Authorized but Unissued Shares

Ampio’s authorized but unissued shares of common stock and preferred stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Ampio by means of a proxy contest, tender offer, merger or otherwise.

Removal of Directors

Ampio’s certificate of incorporation provides that a director on the board of directors may be removed from office only for cause and only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of the Ampio directors.

Limitation on Liability and Indemnification of Directors and Officers

Ampio’s certificate of incorporation and by-laws provide that Ampio’s directors and officers will be indemnified by Ampio to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, Ampio’s certificate of incorporation provides that Ampio’s directors will not be personally liable for monetary damages to Ampio for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Ampio or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Ampio’s by-laws also permit Ampio to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

These provisions may discourage shareholders from bringing a lawsuit against Ampio’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Ampio and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Ampio pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Ampio believes that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is no pending litigation or proceeding involving any of Ampio’s directors or officers where indemnification by Ampio would be required or permitted. Ampio is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to Ampio’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Ampio has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Registration Rights

Redwood Consultants, LLC has certain “piggy-back” registration rights under which Ampio has agreed to pay the expenses of registering shares of common stock owned by Redwood on the filing of a registration statement on a suitable form. All such shares were transferred by Redwood to Constellation Asset Management LLC and Sunrise Capital LLC on or about July 14, 2010. We believe the beneficial owners of Redwood also control Constellation but have not independently verified this belief.

Securities Authorized for Issuance Under Equity Compensation Plans

At the special meeting of Ampio’s shareholders on March 1, 2010, the Ampio shareholders approved the adoption of Ampio’s stock and option award plan, under which 2,500,000 shares were reserved for future issuance under restricted stock awards, options, and other equity awards. The plan permits grants of equity awards to employees, directors and consultants. On August 15, 2010, the number of shares issuable under the plan was increased to 4,500,000 shares by consent of Ampio’s majority shareholders. The following table displays equity compensation plan information as of December 31, 2010.

Equity Compensation Plan Information

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,930,000	$—	1,570,000
Equity compensation plans not approved by security holders	—	—	—

Total	2,930,000	$—	1,570,000

Amendment of the Ampio Bylaws

Under the Ampio certificate of incorporation, the board of directors is expressly authorized to amend, alter, change or repeal the Ampio bylaws. The shareholders also have the ability to amend, alter, change or repeal the Ampio bylaws by the affirmative vote of a majority of the outstanding shares, except that a two-thirds vote is required for the shareholders to amend the bylaws sections related to bringing matters before an annual shareholder meeting, nominating and electing directors and filling vacancies on the board of directors, and the procedures required to amend the Ampio bylaws.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF AMPIO AND COMMON

SHAREHOLDERS OF BIOSCIENCES

Ampio is incorporated under the laws of the State of Delaware and BioSciences is incorporated under the laws of the State of Colorado. If the merger is completed, BioSciences securityholders, whose rights are currently governed by the CBCA, the amended and restated articles of incorporation of BioSciences (the “BioSciences Articles”) and the bylaws of BioSciences (the “BioSciences Bylaws”), will become shareholders of Ampio, and their rights as such will be governed by the DGCL, the Ampio Certificate and the Ampio Bylaws. The material differences between the rights of holders of BioSciences common stock and the rights of holders of Ampio common stock, resulting from the differences in their governing documents, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of Ampio common stock under applicable Delaware law, the Ampio Certificate and the Ampio Bylaws, nor does the following purport to be a complete summary of the rights of the holders of BioSciences common stock under applicable Delaware law, the BioSciences Articles and the BioSciences Bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL, the CBCA and the governing corporate instruments of Ampio and BioSciences. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of Ampio are available, without charge, to any person, including any beneficial owner to whom this information statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 92.

	Ampio Stockholder Rights	BioSciences Stockholder Rights
Capitalization	Ampio’s authorized capital stock is described under “Description of Ampio Capital Stock.”	The total authorized shares of capital stock of BioSciences consist of 100,000,000 shares of common stock, without par value, and 50,000,000 shares of undesignated preferred stock. As of December 31, 2010, 17,975,587 shares of BioSciences common stock were issued and outstanding, of which 9,171,282 shares are Class A shares and 8,804,305 shares are Class B shares, and no preferred stock was outstanding.

Number of Directors	The Ampio Bylaws provide that the total number of Ampio directors will be not less than three and not more than fifteen, as fixed by the board of directors of Ampio from time to time. Ampio currently has five directors.	The BioSciences Bylaws provide that, the total number of BioSciences directors will be not less than three. BioSciences currently has three directors.

Election of Directors	Nominations of persons for election to the Ampio board of directors may be made at a meeting of shareholders by or at the direction of the board of directors. In addition, any stockholder may nominate persons for election to the Ampio board of directors by giving timely notice to Ampio’s Secretary. Directors will be elected at a shareholders’ meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.	Directors will be elected at a shareholders’ meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

	Ampio Stockholder Rights	BioSciences Stockholder Rights
Removal of Directors	Any or all directors may be removed, with cause, by the affirmative vote of at least a majority of the total voting power of Ampio’s outstanding voting securities, voting together as a single class at a meeting specifically called for such purpose.	The BioSciences Bylaws provide that a director may be removed with or without cause by the holders of a majority of the shares of stock entitled to vote for the election of directors.

Vacancies on the Board of Directors	Any vacancy on the Ampio board of directors that results from an increase in the number of directors may be filled by the majority vote of the directors then in office as long as a quorum is present. Any other vacancy may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.	If there is a vacancy on the board of directors the remaining directors may fill the vacancy by vote of a majority of directors then in office.

Amendments to Charter Documents	Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment. The Ampio Certificate provides that the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of Ampio eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of the Ampio Certificate related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of shareholders, the election to be covered by DGCL Section 203, and the procedures required to amend the Ampio Certificate.	The BioSciences Articles provide that the corporation reserves the right to amend, alter, change or repeal any provision therein, provided that the number of authorized shares may only be increased or decreased by the affirmative vote of the holders of record of 66 2/3% of all outstanding shares of BioSciences common stock.

Amendments to By-laws	Under the Ampio Certificate and Ampio Bylaws, the board of directors is expressly authorized to amend, alter, change or repeal the Ampio Bylaws. The shareholders also have the ability to amend, alter, change or repeal the Ampio Bylaws by the affirmative vote of a majority of the outstanding shares, except that a two-thirds vote is required for the shareholders to amend the bylaws sections related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on the board of directors, and the procedures required to amend the Ampio Bylaws.	The BioSciences Articles expressly authorize the board of directors to adopt, amend or repeal the BioSciences Bylaws, subject to the rights of shareholders to vote for such adoption, amendment or repeal. The BioSciences Bylaws provide that the by-laws may be altered, amended or repealed by (i) the affirmative vote of the directors holding at least a majority of votes held by all members of the board of directors present at a meeting at which a quorum is present, or (ii) the affirmative vote of at least a majority of the holders of all the issued and outstanding shares of BioSciences common stock entitled to vote generally at a meeting of shareholders, voting as a single class.

	Ampio Stockholder Rights	BioSciences Stockholder Rights
Action by Written Consent	The Ampio Certificate states that action by written consent in lieu of a meeting of the shareholders is prohibited at such time as Ampio completes an underwritten offering of its common stock.	The BioSciences Articles does not prohibit action by written consent in lieu of a meeting of the shareholders.

Notice of Stockholder Meeting/Stockholder Actions

The DGCL and the Ampio Bylaws provide that written notice of the time, place and purpose or purposes of every meeting of shareholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting. The Ampio Bylaws further provide that the only matters that may be considered and acted upon at an annual meeting of shareholders are those matters brought before the meeting:

•      through the notice of meeting;

•      by the board of directors of Ampio; or

•      by a stockholder of record entitled to vote at such meeting.

Generally, the Ampio Bylaws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting, the reason for conducting such business and any material interest of the stockholder and any person associated with the stockholder, individually or in the aggregate, in such business. The person presiding at the meeting will have the discretion to determine whether any item of business proposed by a stockholder was properly brought before such meeting.

The BioSciences By-laws require that written notice of each stockholder meeting must be given not less than 10 days nor more than 50 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The BioSciences By-laws also require that such notice state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The BioSciences By-laws are silent as to the procedure shareholders must follow in order to bring matters before an annual meeting of shareholders.

	Ampio Stockholder Rights	BioSciences Stockholder Rights
Special Stockholder Meetings	Under the Ampio Bylaws, a special meeting of the shareholders may only be called by resolution of a majority of the board of directors.	Under the BioSciences Bylaws, a special meeting of the stockholder may be called by any two members of the board of directors or the chairman of the board of directors, or upon written request signed by the holders of at least ten percent of the outstanding shares entitled to vote at a special meeting.

Stockholder Inspection Rights; Stockholder Lists	Under the DGCL, a stockholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its shareholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.	The BioSciences Articles provide that a stockholder has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its shareholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.

Limitation of Personal Liability and Indemnification of Directors and Officers	The Ampio Certificate provides that a director will not be personally liable to Ampio or to its shareholders for monetary damages for a breach of fiduciary duty as a director.	The BioSciences Articles provide that a director or any person acting at the direction of the board of directors will not be personally liable to BioSciences or to its shareholders for monetary damages for a breach of fiduciary duty by such director.

Dividend Practices	Ampio’s board of directors does not have a policy of paying regular dividends and has never done so.	BioSciences does not have a policy of paying regular dividends on its common stock and has never done so.

Voting Rights with Respect to a Merger or Consolidation

Ampio is subject to the general provisions of the DGCL, which provide that the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•      such corporation’s certificate of incorporation is not amended;

•      the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

The BioSciences Bylaws provide that the affirmative vote of the directors holding at least a majority of votes present at a meeting at which a quorum is present be required to take any action by BioSciences board of directors.

The BioSciences Articles provide that the affirmative vote of 66  2/3% of the shares represented at a shareholders meeting and entitled to vote on the subject matter be required to approve a sale of all or substantially all of the corporation’s assets.

	Ampio Stockholder Rights	BioSciences Stockholder Rights

•      either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under the DGCL, a sale of all or substantially all of such corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Right to Receive Stock Certificate	Ampio’s shareholders do not have the right to receive certificates representing the shares of the common stock of Ampio they own. To the fullest extent permitted by applicable Delaware law, shares of Ampio common stock are uncertificated and transfers of Ampio common stock are reflected by book entry.	BioSciences shareholders have the right to receive certificates representing the shares of the common stock of BioSciences they own.

WHERE YOU CAN FIND MORE INFORMATION

Ampio files annual, quarterly and current reports and other information with the SEC. Ampio’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov or Ampio’s website at www.ampiopharma.com. You may also read and copy any reports, statements or other information filed by Ampio at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

You may request a copy of Ampio’s filings with the SEC at no cost, by writing or telephoning Ampio at the following address or telephone number:

Ampio Pharmaceuticals, Inc.

Investor Relations

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

(303) 418-1000

You should rely only on the information provided in this information statement/prospectus. Ampio’s website has been provided for textual reference only.

Only one copy of this information statement/prospectus is being delivered to multiple BioSciences shareholders sharing an address unless BioSciences has received contrary instructions from one or more of the shareholders. Upon written or oral request, BioSciences will promptly deliver a separate copy of this information statement/prospectus statement to a BioSciences shareholder at a shared address to which a single copy of this information statement/prospectus has been delivered. BioSciences shareholders at a shared address who would like to receive a separate copy of this information statement/prospectus, or a separate copy of future Ampio information or proxy statements or annual reports following completion of the merger, should contact Ampio at the telephone number or mailing address provided above. In the event that you are receiving multiple copies of annual reports, information statements or proxy statements at an address to which you would like to receive a single copy, multiple BioSciences shareholders sharing an address may also contact Ampio at the above listed telephone number or mailing address to receive a single copy of annual reports, information statements and proxy statements in the future.

LEGAL MATTERS

The validity of the shares of Ampio common stock offered by this information statement/prospectus will be passed upon by Richardson & Patel, LLP, counsel to Ampio. A lawyer who is of counsel to Richardson & Patel, LLP holds options to acquire 75,000 shares of our common stock, and Richardson & Patel, LLP holds options to acquire 25,000 shares of our common stock.

EXPERTS

The Ampio Pharmaceuticals, Inc. and Subsidiaries consolidated financial statements as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 included in this information statement/ prospectus have been so included in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The DMI BioSciences, Inc. financial statements as of September 30, 2010 and 2009 and for each of the two years in the period ended September 30, 2010 included in this information statement/ prospectus have been so included in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

Shareholder proposals submitted for inclusion in the proxy materials for the Company’s next annual meeting of shareholders must be received by the Company no later than January 25, 2012, at the Company’s principal executive offices. Under SEC rules, shareholders who intend to present a proposal for the next annual meeting of shareholders without inclusion of such proposal in the Company’s proxy materials should provide notice of such proposal to the Company no later than March 8, 2012, at the Company’s principal executive offices. All notices and shareholder proposals should be sent to: Ampio Pharmaceuticals, Inc., Attention: Corporate Secretary, 5445 DTC Parkway, P4, Greenwood Village, Colorado 80111.

MISCELLANEOUS

No person has been authorized to give any information or make any representation on behalf of Ampio or BioSciences not contained in this information statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this information statement/prospectus is accurate only as of the date of this information statement/prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

Annex A

AMENDMENT TO AGREEMENT AND

PLAN OF MERGER

This Amendment, dated as of December 31, 2010 (this “Amendment”), to the Agreement and Plan of Merger, dated as of September 3, 2010 (the “Merger Agreement”), by and among DMI BioSciences, Inc., a Colorado corporation (the “Company”), Ampio Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Ampio Acquisition, Inc., a Colorado corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”); and the Company’s Control Shareholders.

WHEREAS, on September 14, 2010, the Company obtained shareholder approval to adopt and approve the Merger Agreement and on or about November 8, 2010, Parent obtained the requisite shareholder consent to enter into the Merger Agreement; and

WHEREAS, because the Company determined following its meeting of shareholders that it had substantially in excess of 35 non-accredited investors, the Parent Merger Stock may be issued to the Company shareholders only upon registration of the Parent Merger Stock through the filing of a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”); and

WHEREAS, Section 9.1 of the Merger Agreement permits the parties to amend the Merger Agreement by execution of an instrument in writing signed by each of Parent, Merger Sub, the Company, and the Control Shareholders; and

WHEREAS, each of Parent, Merger Sub, the Company, and the Control Shareholders desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, Parent, Merger Sub, the Company, and the Control Shareholders hereby agree as follows:

1. Amendment of Section 3.3(a) of the Merger Agreement. Section 3.3(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) The Merger, this Agreement, and any other transaction contemplated by this Agreement, as well as the changes to the Agreement contemplated by the Amendment dated as of December 30, 2010 to the Agreement shall have been approved by the Board of Directors of the Company and Parent, as well as the required percentage of the Company and Parent Shareholders, subject to the proviso that the Parties acknowledge and agree that the Company shareholders’ vote held on September 14, 2010 shall be advisory and non-binding in nature, and for purposes of this Agreement shall be null and void and shall not be considered in any respect to have satisfied the Company’s obligation to secure approval of its shareholders of the Merger, this Agreement and other transactions contemplated by this Agreement. Parent hereby waives all rights, if any, that Parent has to enforce the Agreement on the basis of the September 14, 2010 vote of the Company’s shareholders. Notwithstanding any other provision of the Agreement, the Parties agree that the approval by consent of at least 66 2/3% of the Company’s Shareholders shall be sufficient for approval of the Merger, this Agreement and other transactions contemplated by this Agreement. Such consent agreement shall create no legal obligation to consent to the Merger until the conditions set forth in Section 3.3(e) are satisfied.”

2. Amendment of Section 3.3 of the Merger Agreement. Section 3.3 of the Merger Agreement is amended in order to add the following provisions:

“(e) The Merger and the Closing shall occur only after (i) the Company provides a definitive information statement/prospectus to each of its shareholders in the form included by Parent in the Registration Statement to be filed with the SEC, which information statement/prospectus shall disclose that Company shareholders holding at least 66 2/3% of the Company common stock have agreed to consent to the adoption of the Agreement, as amended, and to approve the Merger and the other transactions contemplated by the Agreement, (ii) the Merger Stock is registered on the Registration Statement, which is then declared effective by the SEC, and (iii) Company shareholders not a party to an agreement to execute a Company shareholder consent are again provided the right to exercise dissenters’ rights, regardless of whether such persons were previously given the opportunity to exercise dissenters’ rights under applicable Colorado law. The Company will use its reasonable best efforts to mail the information statement/prospectus to its shareholders within four (4) calendar days after the Registration Statement is declared effective. The Company’s Board of Directors will recommend that the Company’s shareholders adopt the Agreement and approve the Merger and the other transactions contemplated thereby, and must use its reasonable best efforts to obtain such adoption and approval from the Company’s shareholders in the requisite percentage by written consent. This obligation to use such reasonable best efforts to obtain adoption of the merger agreement and approval of the Merger and the other transactions contemplated thereby is not to be limited by the commencement, disclosure, announcement or submission of any competing transaction (whether or not it is a superior competing transaction).

(f) If Parent has not filed a Registration Statement by March 1, 2011, the Company shall have the right, beginning on March 1, 2011 and ending on June 15, 2011, to put its assets to Parent in exchange for Five Million (5,000,000) shares of Ampio common stock (the “Put Period”). In this event, the Company will not be required to donate to the capital of Parent the 3,500,000 shares of Parent common stock now owned by the Company, and other modifications to the terms of the transaction will be modified as necessary to reflect the restructuring of the transaction. If the Merger is restructured as an asset sale, the approval of Company’s shareholders will be required. During the Put Period, the Company and Parent shall negotiate in good faith to structure the Merger as an asset sale.

3. Amendment of Section 2.8 of the Merger Agreement. Section 2.8 of the Merger Agreement is amended and restated in its entirety to read as follows:

“At the Closing, no Company Rights shall remain outstanding, as (i) all “in-the-money” Company Rights shall have been extinguished in exchange for 405,066 shares of Parent Merger Stock, and (ii) all “out-of-the- money” Company Rights, being 250,850 Company stock options, shall have been exchanged for 212,693 Parent Rights, on terms as nearly equal as possible to those that such persons hold in the capacity of Company Rights holders, whereupon the all Company Rights shall thereupon be cancelled and of no further force or effect. The Company specifically represents and warrants that there are no other Company Rights or Company convertible securities issued or outstanding at the date of the Amendment, except as described above and except as are being extinguished under the Conversion Agreement. For purposes of determining which Company Rights are “in-the-money” or “out-of-the-money,” the Company and Parent Boards of Directors are hereby directed to refer to the price of Parent stock on September 3, 2010, the date immediately prior to the execution of the Agreement, at which time the last reported sale of Parent common stock occurred at a price of $1.90 per share.”

4. Amendment of Section 2.2 of the Merger Agreement. Section 2.2 of the Merger Agreement is amended to provide that the Closing shall occur not later than the second business day following the date on which the last of the conditions to closing in the Agreement, as amended, are fulfilled or waived.

5. Amendment of Section 1.1 of the Merger Agreement. Section 1.1 of the Merger Agreement is amended and restated in its entirety with respect to the definitions of “Lock-Up Agreement” and “Parent Merger Stock,” and to add a definition of “Registration Statement,” as follows:

““Lock-Up Agreement” means the form of the lock-up Agreement which the Company Shareholders and those Persons holding “in-the-money” Company Rights will be required to execute with the Company and/or the Parent before receiving the shares of Parent Merger Stock issuable at the Effective Time, which Lock-Up Agreement shall require the Company Shareholders and Persons holding “in-the-money” Company Rights to agree not to sell, pledge, hypothecate, borrow against, hedge, or otherwise transfer the economic incidents of ownership of the Parent Merger Stock received by them prior to December 31, 2011, except with respect to permitted transfers described in the Lock-Up Agreement, the form of which will be provided by Parent to the Company. Notwithstanding the foregoing, executive and non-executive officers of the Company who receive Merger Stock or Parent stock in lieu of Company Rights, and executive and non-executive officers and employees of Parent at the time of the Merger, must sign Lock-Up Agreements covering the Merger Stock, and any other Parent shares of common stock or Parent Rights owned by such persons prior to, or following, the Closing for a period through February 28, 2012.

“Parent Merger Stock” means 8,667,905 shares of Parent Common Stock to be issued by Parent in conjunction with the Merger, which shall before distribution to the Company Shareholders be reduced by (i) 500,000 shares of Parent Merger Stock allocated by the Company to conversion of approximately $500,000 in Company indebtedness immediately prior to the Effective Time under the Conversion Agreement (and the contemporaneous extinguishment and cancellation of accrued interest and penalties or whatever kind or nature that are otherwise due under the instruments described in the Conversion Agreement), and (ii) 405,066 shares of Parent Merger Stock allocated by the Company to net issuances to Company Rights holders whose options or warrants evidence exercise prices that are “in-the-money” based on the price of the Parent Common Stock on September 3, 2010.”

“Registration Statement” means a registration statement on Form S-4 which Parent will file with the SEC in January 2011 or as soon thereafter as practicable, subject to the provisions stated in this Amendment, Section 3.3(f).

6. Amendment of Section 7.1(e) of the Merger Agreement. Section 7.1(e) of the Merger Agreement is amended to replace the reference to mailing of Company Shareholder Notice Materials by “September 4, 2010,” to “both the mailing of a definitive information statement/prospectus to the Company Shareholders and the Closing occurring before June 15, 2011.”

7. Amendment of Section 7.1(f) of the Merger Agreement. Section 7.1(f) of the Merger Agreement, which appears on the execution copy of the Merger Agreement in the last paragraph on page 45 and the first paragraph on page 46, is amended and restated in its entirety as follows:

“(g) by the Company, if consents in writing setting forth the adoption of this Agreement signed by the holders of outstanding Parent Common Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the DGCL shall not have been delivered to Parent prior to 5:00 p.m. Mountain Daylight Time by February 28, 2011; or”

8. Amendment of Section 7.1(g) of the Merger Agreement. Section 7.1(g) of the Merger Agreement is amended to re-letter such paragraph as Section 7,1(h) and replace the reference to “September 30, 2010” with “within a reasonable period of time, being not less than eight business days nor more than 14 business days after the date on which the definitive information statement/prospectus is mailed to the Company’s shareholders, and approval by consent of not less than 66 2/3% of the Company’s shareholders shall have been obtained by the Company after the Company uses all reasonable best efforts to obtain such consent.”

9. Amendment of Section 8.2 of the Merger Agreement. Section 8.2 of the Merger Agreement is amended to replace the reference to “18 months from the Closing” as the definition of the Survival Period with “until December 31, 2011” as the definition of the Survival Period.

10. Amendment of Section 8.6(b) of the Merger Agreement. Section 8.6(b) of the Merger Agreement is amended to replace the reference to “15% of the Parent Merger Stock” with “250,000 shares of Parent Merger Stock.”

11. Amendment of Section 9.2 of the Merger Agreement. Section 9.2 of the Merger Agreement is amended to replace the references to “8400 East Crescent Parkway, Suite 600,” with “5445 DTC Parkway, P4.”

12. Amendment of Section 5.25 of the Merger Agreement. Existing Section 5.25 of the Merger Agreement is replaced in its entirety as follows:

“The Company shall take all appropriate action prior to Closing to obtain from the persons owning or holding outstanding Company securities prior to Closing a signed Lock-Up Agreement which shall contain terms consistent with the revised definition of Lock-Up Agreement in the Amendment, the form of which will be provided by Parent to the Company. The Parties agree that Parent shall be contractually obligated to obtain a signed Lock-Up Agreement from each Company Shareholder, Company Rights Holder, or holder of promissory notes being converted under the Conversion Agreement, before Parent (or its exchange agent) is obligated to deliver to each Company Shareholder, Company Rights Holder, or holder of promissory notes being converted under the Conversion Agreement the certificates representing Parent Merger Stock.”

13. Amendment of Section 2.11 of the Merger Agreement. Section 2.11 of the Merger Agreement is deleted in its entirety.

14. Amendment of Section 7.1(d) of the Merger Agreement. Section 7.1(d) of the Merger Agreement is deleted in its entirety.

15. Amendment of Section 2.7(f) of the Merger Agreement. Section 2.7(f) of the Merger Agreement is amended to replace the references to “shall be rounded up to the nearest whole share” with “shall receive cash in lieu of a fractional share of Parent Merger Stock. The amount of cash will be equal to the fair market value of the fractional share, which fair market value shall be determined by multiplying the relevant share fraction by the per share value of $2.30 (being the average of the December 2010 last reported sale prices of Parent Common Stock as reported by the OTC Bulletin Board). No interest will be paid or will accrue on the cash payable upon surrender of fractional certificates.”

16. Preparation of Information Statement. Parent agrees to use its reasonable best efforts to file with the SEC the preliminary information statement/prospectus within four (4) Business Days of execution of this Amendment.

17. Representations and Warranties. Each of the Company, Parent and Merger Sub represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action of its Board of Directors and, with respect to the Company, the Company’s Board of Directors has unanimously approved this Amendment, and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

18. Defined Terms; Conflict. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement. In the event of any conflict between the Agreement and this Amendment, this Amendment will control.

19. No Other Modification. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

20. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such state.

21. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

COMPANY:

DMI BioSciences, Inc.

By:	/s/ Bruce G. Miller

Name:	Bruce G. Miller

Title:	President

PARENT:

Ampio Pharmaceuticals, Inc.

By:	/s/ Donald B. Wingerter, Jr.

Name:	Donald B. Wingerter, Jr.

Title:	Chief Executive Officer

MERGER SUBSIDIARY: Ampio Acquisition, Inc.

By:	/s/ Donald B. Wingerter, Jr.

Name:	Donald B. Wingerter, Jr.

Title:	Chief Executive Officer

“DMI BIOSCIENCES CONTROL SHAREHOLDERS” or “COMPANY CONTROL SHAREHOLDERS”:

/s/ Bruce G. Miller
Bruce G. Miller

/s/ David Bar-Or
David Bar-Or

/s/ Raphael Bar-Or
Raphael Bar-Or

/s/ James Winkler
James Winkler

/s/ Wannell Crook
Wannell Crook

Genesis Investment Fund, for itself and its Affiliates:

By:	/s/ Peter H. Jacobs

Print Name:	Peter H. Jacobs

Title:	Director

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DMI BIOSCIENCES, INC.,

AMPIO PHARMACEUTICALS, INC.,

AMPIO ACQUISITION, INC.,

AND THE DMI BIOSCIENCES CONTROL SHAREHOLDERS

DATED AS OF SEPTEMBER 3, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 3, 2010, by and among DMI BioSciences, Inc., a Colorado corporation (the “Company”), Ampio Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Ampio Acquisition, Inc., a Colorado corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”); and the Company’s Control Shareholders (as defined below). Each of the Company, Parent and Merger Subsidiary may be referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS:

A. Parent, the Merger Subsidiary and the Company desire to enter this Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Merger Subsidiary with and into the Company.

B. The Boards of Directors of Parent, the Merger Subsidiary and the Company have determined that it is advisable and in the best interests of Parent, the Merger Subsidiary and the Company, and their respective shareholders, that the Merger Subsidiary be merged with and into the Company.

C. The Boards of Directors of Parent, the Merger Subsidiary and the Company, and the Special Committee of the Board of Directors of the Company has each unanimously approved this Agreement and the transactions contemplated hereby and have agreed to recommend that their respective shareholders adopt and approve this Agreement subject to, in the case of the Company, the receipt of a final executed fairness opinion from Bluestone Investment Banking Group LLC that the terms of the Merger are, from a financial point of view, fair to the Company’s shareholders (the “Fairness Opinion”).

D. The Parties desire to effect the Merger as a “reorganization” under the Internal Revenue Code of 1986, as amended (the “Code”), so that the Merger will not be taxable to the Parties or their stockholders. This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

In consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company or Parent is or has been a member.

“Agreement” means this Agreement and Plan of Merger, together with all schedules and exhibits attached hereto.

“Assets” means all assets owned or utilized by the Company or Parent, respectively, including without limitation, Leased Real Property, Personal Property, Inventory, Accounts, goodwill, Proprietary Rights and any asset listed on the Audited Financial Statements or any subsequently delivered balance sheet of the Company or Parent.

“Audited Financial Statements” means the December 31, 2009 audited financial statements of the Company and Parent, respectively, which shall include a presentation of such periods as is required by Regulation S-X, U.S. GAAP and the rules and regulations of the SEC, as the same may be updated from time to time. For all purposes under this Agreement, Audited Financial Statements shall include a balance sheet and the related statements of loss or operations, changes in stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case to the extent required to be filed under cover of a Form 8-K by Parent with the SEC within four business days after Closing of the Merger.

“Business” means the Company’s business of discovering and developing proprietary pharmaceutical drugs designed to address a range of human conditions and diseases including, without limitation, male sexual dysfunction (the “PE Drug”).

“Cancellation Agreement” means that agreement among the members of the Management Team, their Affiliates, and the Company pursuant to which any and all accrued or unpaid salaries, bonuses, compensation, vacation pay, or any other amounts owed to the Management Team or their Affiliates by the Company will be cancelled by agreement of the parties thereto.

“CBCA” means the Colorado Business Corporation Act.

“Claims” or a “Claim” mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by any Governmental Agency, legal proceedings, orders, notices of potential responsibility, losses, all damages of whatever nature (including, without limitation, diminution in value and lost profits), Liabilities, sanctions, costs and expenses including, without limitation, interest, penalties and attorneys’ and experts’ witness fees and disbursements.

“Closing” means, subject to the satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transaction contemplated by this Agreement.

“Closing Date” means September 17, 2010, or at such other place and time as shall be mutually agreeable to the Parties hereto.

“Code” has the meaning set forth in the Recitals. “Company” has the meaning set forth in the Preamble.

“Company Control Shareholders” means, collectively, Bruce G. Miller, David Bar-Or, Raphael Bar-Or, Wannell M. Crook, Genesis and its affiliates, and James V. Winkler.

“Company Purchase Rights” means any option, warrant or other right to acquire shares of Company Stock.

“Company Shareholder Approval” means the adoption and approval of this Agreement by the requisite vote of the Company Shareholders.

“Company Stock” means, collectively, the 9,171,282 shares of Common Stock, no par value per share, of the Company, but specifically excludes the Class B Common Stock, no par value per share, of the Company which is issued and outstanding at the date hereof, all of which Class B shares of Common Stock will be donated to the capital of the Company by the holders thereof prior to the Effective Time.

“Conversion Agreement” means the form of an agreement to be executed among the Company and any Persons (except the Management Team or their Affiliates, who shall execute the Cancellation Agreement) who or which hold evidences (or who are owed) any Company Indebtedness of any kind or nature, which agreement will provide for the conversion of all such Company Indebtedness (except that owed to the Management Team or their Affiliates, which shall be covered by the Cancellation Agreement) into a portion of the Parent Merger Stock, as negotiated by the Company with such holders of Company Indebtedness.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, covenants, authorizations, understandings, licenses, mortgages, promissory notes, deeds of trust, indentures, leases, plans or other instruments, certificates or obligations, whether written or oral, to which said Person is a party, under which said Person has or may acquire any right or has or may become subject to any obligation or by which said Person, any of said Person’s outstanding shares of stock or any of its assets is bound.

“DGCL” means the Delaware General Corporation Law.

“Donation to Capital Agreement” means that agreement by and among the Company, Parent, and the Management Team, pursuant to which (i) the Company will donate to the capital of Parent, immediately prior to the Effective Time, the 3,500,000 shares of Parent Common Stock now owned of record by the Company, and (ii) the Management Team will donate back to the capital of the Company all shares of Company Stock owned by, and all Company Purchase Rights held by or on behalf of, the Management Team.

“Effective Time” means the effective time of the Merger pursuant to the application of Section 7-90-204 of the CBCA.

“Environmental Laws” means all applicable Laws concerning public health and safety, natural resources, animal health or welfare, noise control, the pollution or protection of the environment, or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the mine Safety and Health Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and counterpart regulations of any state or local department of natural resources or other environmental protection agency.

“EKSH” means Ehrhardt Keefe Steiner & Hottman PC, independent public accounting firm engaged by the Company and also engaged by Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the Escrow Agreement as defined in Section 8.6(b) hereof.

“Exchange Ratio” means the number (whole and fraction thereof) equal to (x) an aggregate of 7,776,213shares of Parent Merger Stock into which the Company Stock will be automatically converted at the Effective Time (which represents the Parent Merger Stock of 8,500,000 shares, less 723,787 shares of Parent Merger Stock allocated to debt conversion and net issuances, as described below), divided by (y) the number of shares of Company Stock outstanding immediately prior to the Effective Time, which shall be 9,171,282 shares.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fairness Opinion” has the meaning set forth in the Recitals.

“Financial Statements” mean the Audited Financial Statements of the Company and Parent, respectively; the unaudited interim financial statements of the Company required to be presented by Parent in the registration statement to be filed with the SEC, as well as the Form 8-K to be filed within four business days of the Closing; and the financial statements of Parent filed with the SEC in Parent’s Form 10-Qs and Form 8-Ks (to the extent such forms include audited financial statements) from and after March 2, 2010.

“Form 8-K” means the Form 8-K which will be filed by Parent within four business days of the closing of the Merger.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction, including, without limitation, agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency.

“Hazardous Substances” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on real property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon real property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil, natural or methane gas, or any component or derivation thereof); or (v) which pose a hazard to human health, human safety, natural resources, animal health or welfare, employees, or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person under any capitalized lease; (v) all liabilities and obligations pursuant to any interest rate swap or credit default swap agreements; and (vi) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing.

“Indemnified Party” means a Party suffering any loss, damage or expense (including reasonable expert witness and attorneys’ fees) for which an Indemnifying Party is obligated to indemnify and hold such Indemnified Party harmless pursuant to the terms of this Agreement.

“Indemnifying Party” means a Party that, pursuant to the terms of this Agreement, is obligated to indemnify and hold harmless an Indemnified Party suffering any loss, damage, or expense (including reasonable expert witnesses’ and attorneys’ fees).

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual, (ii) in the case of any Person other than an individual, the actual knowledge of the Board of Directors or senior level management employees (or individuals serving in similar capacities) of such Person.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations or Orders including, without limitation, any such laws or regulations issued by any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company and/or Parent, as the case may be, under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or Parent holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Company’s Business or leased by the Company or Parent.

“Leases” means those leases and subleases of the Leased Real Property.

“Liability” means, with respect to any Person, any liability, debt, loss, cost, expense, fine, penalty, obligation or damage of any kind, whether known, unknown, absolute, contingent, asserted, accrued, unaccrued, liquidated or unliquidated, matured or unmatured, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind and, in the case of securities, any put, call or similar right of a third party with respect to such securities.

“Lock-Up Agreement” means the form of the lock-up Agreement which the Company Shareholders and those Persons holding “in-the-money” Company Rights will be required to execute with the Company and Parent before receiving the shares of Parent Merger Stock issuable at the Effective Time, which lock-up agreement shall require the Company Shareholders and Persons holding “in-the-money” Company Rights to agree not to sell, pledge, hypothecate, borrow against, hedge, or otherwise transfer the economic incidents of ownership of the Parent Merger Stock received by them prior to June 15, 2011.

“Management Team” means, collectively, Bruce G. Miller, David Bar-Or, Raphael Bar-Or, Wannell M. Crook, and James V. Winkler, all of whom are present or former members of the management team of the Company.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, is materially adverse to the Company’s Business or the assets, liabilities, financial condition or operating results of the Company or Parent; provided, however, that no Event will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (i) a general deterioration in the United States economy, (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism, (iii) a natural disaster or any other natural occurrence beyond the control of the Company or Parent, (iv) the disclosure of the fact that Parent is the prospective acquirer of the Company, (v) the announcement or pendency of the transactions contemplated hereby, or (vi) any change in accounting requirements or principles imposed upon the Company or Parent or any change in applicable laws, rules or regulations or the interpretation thereof, (vii) any action required by this Agreement.

“Merger” means the merger of Merger Subsidiary into the Company in accordance with this Agreement and the CBCA.

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Money Laundering and Related Laws” means (i) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, including the Money Laundering Control Act of 1986, as amended, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency, (ii) the Bank Secrecy Act, as amended, or (iii) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling directed to and naming such Person.

“Parent” has the meaning set forth in the Preamble.

“Parent Merger Stock” means 8,500,000 shares of Parent Common Stock to be issued by Parent in conjunction with the Merger, which shall be reduced by (i) 500,000shares of Parent Merger Stock allocated by the Company to conversion of approximately $900,000 in Company indebtedness immediately prior to the Effective Time, and (ii) 223,787 shares of Parent Merger Stock allocated by the Company to net issuances to Company Rights holders whose options or warrants evidence exercise prices that are “in-the-money” based on a review of option and warrant exercise prices, taking into account the expected Exchange Ratio, by the Board of Directors of the Company.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent, the price of which is quoted on the Over the Counter Bulletin Board under the ticker symbol “AMPE”.

“Parent Shareholders’ Consent” means the consent by which Parent Shareholders holding the requisite percentage of the outstanding Parent Common Stock approve this Agreement and such other matters as are described in the Shareholder Notice Materials.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) landlords’, mechanics’, materialmens’, carriers’, workmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and are not, individually or in the aggregate, material in nature, (ii) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith, provided that a reserve for such contested Taxes is maintained by the responsible Party, and (iii) liens imposed by applicable Laws.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company and Parent, as the case may be, in the conduct of each entity’s business, including, without limitation, all furniture, computer hardware, fixtures that are not affixed to real property, laboratory equipment and quality control testing equipment, accessories and tools, wherever located.

“Pre-Closing Period” means the period from the date of this Agreement through the Effective Time.

“Proceeding” means any action, arbitration, audit, complaint, investigation, litigation or suit (whether civil, criminal or administrative).

“Proprietary Rights” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) all foreign and domestic trademarks, service marks, trade dress, logos and trade names and all goodwill associated therewith; (iii) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, code books, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all copies and tangible embodiments thereof in whatever form or medium; and (vi) websites published, controlled, maintained or the rights to which are owned or held by a Person.

“Registration Statement” means a registration statement on Form S-1 which Parent will file with the SEC in September 2010 or as soon thereafter as practicable.

“Representatives” means a corporate or entity’s affiliates, officers, directors, employees or other agents and representatives.

“Rights” means any option, warrant or other right to acquire shares of a Person’s common or preferred stock, or any other security of that Person.

“Sarbanes-Oxley” means the Sarbanes Oxley Act of 2002, and the rules and regulations promulgated in accordance therewith, as the same may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Notice Materials” means the notice of special meeting of shareholders of the Company (together with such disclosure materials as the Company encloses therewith), by which the Company will call the Company Shareholders’ Meeting to approve the Merger and such other matters as the Company may determine to include in the Shareholder Notice Materials.

“Shareholders” mean the shareholders of the Company or Parent, as the case may be.

“Special Committee” means the special committee of the Board of Directors of the Company, consisting of Messrs. Edward Lau and James S. Kimmel.

“Statement of Merger” means the Statement of Merger satisfying the applicable requirements of the CBCA, a copy of which is attached as Exhibit A hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation.” means the Company after the Merger is consummated, as the surviving corporation of the Merger.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing and including, without limitation, any Liability for taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“Transfer Agent” means Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

1.2 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are set forth below.

List of Schedules a Exhibits		Description

Schedule 3.2(g)	—	Consents

Schedule 4.2	—	Negative Covenants

Schedule 4.2(h)	—	Certain Material Contracts

Schedule 5.1	—	Jurisdictions

Schedule 5.3	—	Capitalization

Schedule 5.4	—	No Breach

Schedule 5.6	—	Certain Developments

Schedule 5.7	—	Leased Real Property

Schedule 5.8	—	Leased Personal Property

Schedule	—

Schedule 5.9	—	Contract Issues

Schedule 5.10(b)	—	Proceedings Regarding Proprietary Rights

Schedule 5.11	—	Government Licenses

Schedule 5.12	—	Proceedings

Schedule 5.13	—	Compliance with Laws

Schedule 5.19	—	Brokerage

Schedule 5.21	—	Directors and Officers

Schedule 5.23	—	Related Parties

Schedule 5.23	—	Directors, Officers, Banks

Schedule 5.25	—	Related Party Transactions

Schedule 6.1	—	Jurisdictions

Schedule 6.3	—	Capitalization

Schedule 6.4	—	No Breach

Schedule 6.6	—	Certain Developments

Schedule 6.19	—	Brokerage

Schedule 6.21	—	Directors and Officers

Schedule 6.23	—	Related Party Transactions

Exhibit A	—	Statement of Merger

Exhibit B	—	Officer’s Certificate of the Company

Exhibit C	—	Officer’s Certificate of Parent

Exhibit D	—	Form of Resignation and Release of Company Officers and Directors

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the CBCA, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, the Merger Subsidiary shall merge with and into the Company , the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue as the surviving corporation.

2.2 Closing. The Closing shall take place on the Closing Date or on the third business day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as is mutually agreeable to Parent and the Company.

2.3 Filing of Certificate of Merger. Subject to the conditions set forth herein, the Company and the Merger Subsidiary shall as soon as possible on the Closing Date or such other date as Parent and the Company shall agree, cause the merger to be consummated by filing with the Colorado Secretary of State a duly executed Statement of Merger.

2.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the CBCA. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Corporation and all of the debts, liabilities, duties and obligations of the Company and the Merger Subsidiary shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.5 Articles of Incorporation and Bylaws. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Articles of Incorporation of the Company immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; and

(b) the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

2.6 Directors and Officers. At the Closing, the members of the Board of Directors of the Company and of any Subsidiary of the Company except Bruce G. Miller and each person serving as an officer of the Company or of any Subsidiary of the Company, shall resign his or her respective positions by tendering written resignations in the form attached as Exhibit D hereto. The sole remaining director of the Company, Bruce G. Miller, will appoint Messrs. David Bar-Or, Michael Macaluso, Donald B. Wingerter, Jr., and Philip H. Coelho to fill the vacancies on the Board of Directors of the Surviving Corporation and of the Subsidiary of the Surviving Corporation, such appointments to be effective immediately following the Closing. Upon their appointment, the members of the Board of Directors of the Surviving Corporation and any Subsidiary shall appoint the executive officers of the Surviving Corporation and any Subsidiary.

2.7 Effect on Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any stockholders thereof:

(a) Any shares of Company Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) The shares of Parent Common Stock held by the Company as of the date hereof shall have been canceled and retired as described in the Donation to Capital Agreement.

(c) Each share of Company Stock then outstanding shall be converted into Parent Merger Stock based on the Exchange Ratio.

(d) Each share of the common stock, $0.00001 par value per share, of Merger Subsidiary then outstanding shall be converted into one share of the validly issued, fully paid and non-assessable authorized common stock of the Surviving Corporation.

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted; provided, however, that any issuance of convertible debentures, warrants, options, or other derivative securities by Parent in a bridge financing will not cause for adjustment of the Exchange Ratio.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and in lieu thereof, if a fractional share of Parent Common Stock would otherwise be issued to any Company stockholder, the number of shares of Parent Common Stock to be received by such Company stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be rounded up to the nearest whole share.

2.8 Company Rights. At the Closing, no Company Rights shall remain outstanding, as (i) all “in-the-money” Company Rights shall have been extinguished in exchange of Parent Merger Stock, in such amount as is determined by the Company Board of Directors, and (ii) all “out-of-the-money” Company Rights shall have been repurchased by the Company for agreed-upon cash consideration which shall be subject to the reasonable prior approval of Parent. The repurchase agreement shall include a general release of the Company, as well as a hold harmless agreement and covenant not to sue in favor of the Company.

2.9 No Further Ownership Rights in Company Stock. All shares of Parent Merger Stock issued upon the surrender of the Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Stock which were outstanding immediately prior to the Closing.

2.10 Exchange of Certificates.

(a) At the Closing, the Company shall cause the Company Shareholders and the Company Rights holders to surrender any and all certificates representing the Company Stock and the Company Rights, as applicable, together with any other reasonably required documents such as medallion guaranteed stock powers and assignments, to Parent. Company Shareholders and Company Rights holders holding “in-the-money” Company Rights shall be entitled, upon surrender, to receive in exchange therefor certificates representing Parent Merger Stock in accordance with the terms of this Agreement. Parent shall not be obligated to issue certificates representing Parent Merger Stock to any Company Shareholder or Company Rights holder holding “in-the-money” Company Rights unless such Company Shareholder or Company Rights holder has executed and provided to the Company and Parent a Lock-Up Agreement and customary investment representations. Alternatively, if a Company Shareholder or Company Rights holder with “in-the-money” Company Rights requests his or her Parent Merger Stock to be held by a brokerage firm or other eligible nominee, Parent will provide irrevocable instructions to its Transfer Agent providing for book entry issuances of the applicable Parent Merger Stock, subject to the prior receipt of an executed Lock-Up Agreement and investment representations from each Company Shareholder or holder of “in-the-money” Company Rights. If any certificate for Parent Merger Stock is to be issued in a name other than that in which the certificate for shares of Company Stock surrendered in exchange therefor is registered, it shall be a condition of that exchange that the person requesting the exchange shall pay any transfer or other Taxes or fees required by reason of the issuance of certificates for Parent Merger Stock in a name other than that of the registered holder of the Company Stock certificate surrendered.

(b) Upon surrender of a Company Stock certificate to Parent, the holder of such Company Stock certificate shall be entitled to receive in exchange therefor (subject to prior receipt by Parent of an executed Lock-Up Agreement and investment representations) a certificate representing the number of whole shares of Parent Merger Stock that such holder has the right to receive pursuant to the provisions hereof, together with one additional whole share of Parent Merger Stock for any fractional share of Parent Merger Stock that would otherwise be issuable to a Company Shareholder or holder of “in-the-money” Company Rights, and the Company Stock or Company Rights certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.10, each Company Stock certificate or Company Rights certificate representing “in-the-money” Company Rights shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Merger Stock as contemplated hereby.

(c) If any Company Stock certificates representing shares of Company Stock or Company Rights certificate representing “in-the-money” Company Rights shall have been lost or destroyed, the Company Shareholders and Company Rights holders who are the registered owners of those shares or Company Rights, respectively, may obtain the certificate representing the Parent Merger Stock to which the Company Shareholders or holders of “in-the-money” Company Rights are entitled by reason of the consummation of the Merger, provided that the Company Shareholders or Company Rights holders deliver to Parent and the Transfer Agent a statement certifying to the loss or destruction and providing for indemnity or a bond satisfactory to Parent and the Transfer Agent indemnifying Parent and the Transfer Agent against any loss or expense either of them may incur if the lost or destroyed certificates or Company Rights are thereafter presented to Parent or the Transfer Agent for exchange to the Transfer Agent.

(d) All shares of Parent Merger Stock issued upon surrender and exchange of Company Common Stock and “in-the-money” Company Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Rights.

(e) Any Parent Merger Stock which remains undistributed to the holders of Company Stock Certificates for nine months after the Effective Time shall be retained by Parent, and any holders of Company Stock certificates who have not previously surrendered their Company Stock certificates in accordance with this Section 2.10 shall thereafter look only to Parent for issuance of the Parent Common Stock to which such holders are entitled. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares of Parent Common Stock thereafter delivered pursuant to applicable law to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Company shall donate to the capital of Parent, pursuant to the Donation to Capital Agreement attached as Exhibit E, the 3,500,000 shares of Parent Stock now owned by the Company in Parent. The Donation to Capital Agreement shall take effect immediately prior to the Closing, at which time the 3,500,000 shares of Parent Stock held by the Company shall be cancelled and returned to the status of treasury shares of Parent.

2.11 Exemption from Registration. The shares of Parent Common Stock to be issued in connection with the Merger and as described herein will be issued in a transaction exempt from registration under the 1933 Act and applicable state Blue Sky Laws pursuant to Section 4(2) of the 1933 Act and analogous state exemptions under applicable Blue Sky Laws, and such shares will constitute “restricted securities” within the meaning of the 1933 Act.

2.12 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Subsidiary and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Subsidiary, in the name of the Company and otherwise) to take such action.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article VI shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect on the ability of Parent or the Merger Subsidiary to consummate the transactions contemplated hereby;

(b) Parent and the Merger Subsidiary shall have each performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have been required;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in an Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, or cause such transactions to be rescinded;

(e) Parent shall have delivered to Company an opinion of Richardson & Patel, LLP, legal counsel to Parent, in a form reasonably acceptable to Company counsel legal counsel and dated the Closing Date, substantially to the effect that:

(i) The incorporation, existence, and good standing of Parent are as stated in this Agreement and, assuming the effectiveness of the Merger and tender of the Company Stock by the holders thereof, the shares of Parent Common Stock to be issued to and received by the Company Shareholders pursuant to this Agreement will be duly and validly authorized, fully paid and non-assessable; all outstanding shares of Parent Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Parent to issue or sell, or to purchase or redeem any shares of its capital stock other than as stated in this Agreement or its disclosure schedules.

(ii) Parent and Merger Subsidiary have full corporate power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Parent and Merger Subsidiary, and (assuming the due and valid authorization, execution and delivery by the Company) constitutes the legal, valid and binding agreement of Parent and of Merger Subsidiary.

(iii) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against Parent by any Governmental Authority which seek to restrain, prohibit or invalidate the transaction contemplated by this Agreement.

(iv) The execution and performance by Parent of this Agreement will not violate the Certificate of Incorporation, as amended, or Bylaws of Parent.

(v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority which has not been obtained is required on behalf of Parent or Merger Subsidiary for consummation of the transactions contemplated by this Agreement.

(vi) The issuance of the Parent Merger Stock by Parent is exempt from the registration provisions of Section 5 of the 1933 Act.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of Parent, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

(f) On or prior to the Closing Date, Parent shall have delivered to the Company each of the following:

(i) certificate from the Chief Executive Officer of Parent, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.1(a) and (b) hereof have been satisfied, the provisions of Section 3.3 applicable to Parent have been satisfied, and certifying such other matters reasonably requested by the Company;

(ii) certified copies of the resolutions duly adopted by the board of directors and shareholders of Parent and the Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby; and

(iii) copies of any consents, approvals, releases from and filings with, Governmental Agencies required in order to effect the transactions contemplated by this Agreement which Parent is responsible to obtain pursuant to the terms of this Agreement;

(g) The Company shall have received the executed Fairness Opinion.

(h) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent or Merger Subsidiary, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary; and (i) All certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by the Company shall be reasonably satisfactory in form and substance to the Company.

Any condition specified in this Section 3.1 except (m) may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.2 Conditions to Parent’s and the Merger Subsidiary’s Obligations. The obligations of Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article V shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect;

(b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing including, without limitation, executing, delivering and performing its obligations under the Donation to Capital Agreement (as to which the Management Team shall also have performed in all material respects its obligations thereunder), the Conversion Agreement, and the Cancellation Agreement (as to which the Management Team shall also have performed in all material respects its obligations thereunder);

(c) No waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have been required;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in a Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

(e) Parent shall have received an opinion of counsel from Patton Boggs LLP, legal counsel to the Company, in a form reasonably acceptable to Parent legal counsel and dated the Closing Date, substantially to the effect that:

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. The Company has the corporate power to own and operate its assets and carry on its business as now conducted. Seller’s authorized capital stock consists of 100,000,000 shares of Common Stock, no par value per share (the “Common Stock”), of which 91,195,695 shares are classified as common stock, 8,804,305 shares are classified as Class B common stock, and 50,000,000 shares of Preferred Stock, no par value per share (the “Preferred Stock”).

(ii) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement, and the (a) Donation to Capital Agreement, (b) Conversion Agreement, and (c) Escrow Agreement (collectively, the agreements identified in (a) through (c) immediately above are referred to hereinafter as the “Ancillary Agreements”). Each of this Agreement and the Ancillary Agreements has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company.

(iii) The execution and performance by the Company of this Agreement will not violate the Articles of Incorporation, as amended, or Bylaws of the Company.

(iv) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority of the State of Colorado or the United States of America which has not been obtained is required on behalf of the Company for consummation of the transactions contemplated by this Agreement.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of the Company, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

(f) On or prior to the Closing Date, the Company shall have delivered to Parent each of the following:

(i) Certificates from the President of the Company dated the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof have been satisfied, the provisions of Section 3.3 applicable to the Company have been satisfied, and certifying such other matters reasonably requested by Parent;

(ii) Certified copies of the resolutions duly adopted by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby, including, without limitation, the Merger and the donation to capital described in the Donation to Capital Agreement; and

(iii) The items required to be delivered pursuant to Section 2.8(d) hereof;

(g) Parent shall have obtained the Governmental Agency and third party consents, approvals and releases all of which are necessary in connection with the consummation of the transactions contemplated hereby;

(g) The issuance of Parent Merger Stock for “in-the-money” Company Rights, and the cancellation of all “out-of-the-money” Company Rights in consideration of cash payments acceptable to Parent pursuant to the Cancellation Agreement, shall have been agreed upon in writing by the Company and all Company Rights holders.

(h) Company shall have delivered the Company Financial Statements, prepared in accordance with GAAP and SEC Regulation S-X, required to be filed as an exhibit to the Form 8-K described in Section 4.8 hereto.

(j) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company;

(k) Dissenters’ rights of appraisal shall not have been exercised with respect to more than four percent of the outstanding shares of the Company; and

(l) All certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Parent shall be reasonably satisfactory in form and substance to Parent.

Any condition specified in this Section 3.2 except (l) may be waived by Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.

3.3 Other Conditions to Closing.

(a) The Merger, this Agreement, and any other transaction contemplated by this Agreement shall have been approved by the Board of Directors of the Company and Parent, as well as the required percentage of the Company and Parent Shareholders.

(b) Parent, Company and the Principal Shareholders, acting through their own management personnel, counsel, accountants or other representatives, as designated by them, shall have completed due diligence concerning the other Party and each Party shall be satisfied in their sole discretion with the results of such due diligence prior to executing the Agreement or within a period of 20 days thereafter. At the end of such 20- day period, if neither Party notifies the other of its failure to be satisfied with the results of such examination and investigation, this condition to Closing shall by its terms be deemed satisfied or waived without further action by the Parties.

(c) As a condition to Closing, the Lock-up Agreement, Donation to Capital Agreement, Cancellation Agreement, Conversion Agreement and Escrow Agreement shall be acceptable to each of the Parties thereto and shall have been approved by the Board of Directors of the Company and Parent.

(d) Notwithstanding the foregoing Sections 3.1 and 3.2 or any other provision of this Agreement, the following shall be considered to have the written approval of both the Company and Parent: (i) any transaction or other matter described in this Agreement, and (ii) a bridge financing undertaken by Parent on terms approved by the Board of Directors of Parent

ARTICLE IV

COVENANTS PRIOR TO CLOSING

4.1 Affirmative Covenants. From the date hereof and prior to the Closing Date, except as otherwise provided herein:

(a) During the Pre-Closing Period, subject to any laws and regulations relating to the exchange of information, confidentiality or similar provisions in agreements to which the Company is a party, and reasonable restrictions on the disclosure of trade secrets or proprietary information, the Company shall, and shall cause the respective Representatives of the Company to: (i) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company as Parent may reasonably request.

(b) During the Pre-Closing Period, subject to laws and regulations relating to the exchange of information, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Subsidiary; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Subsidiary, and with such additional financial, operating and other data and information regarding the Parent and Merger Subsidiary as the Company may reasonably request.

(c) Parent and the Company will conduct their respective businesses only in the usual and ordinary course of business in accordance with past custom and practice including, without limitation, paying all accounts payable within terms consistent with past practices and paying all Taxes of the Company and Parent.

(d) Parent and the Company will permit the other Party’s officers, accountants and legal counsel, at the sole cost of the Party to which such access is provided, to (i) have reasonable access to the non-requesting Party’s premises, books and records, during normal business hours and with prior written or electronic notice, provided that any inspections of the premises by the requesting Party shall be conducted in a reasonable manner and at such reasonable times as shall not unreasonably disrupt the non-requesting Party’s business, and (ii) discuss its affairs, finances and accounts with the non-requesting Party’s executive officers, counsel and accountants.

(e) Parent will provide the Company with periodic updates from time to time of the status of its financing efforts and related negotiations.

4.2 Negative Covenants. From the date hereof and prior to the Closing Date or as otherwise provided herein, neither the Company nor Parent nor any of their Subsidiaries shall, without the prior written consent of the other Party:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except as specifically described in this Agreement;

(ii) except with respect to the issuance of Parent securities in the bridge financing, sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security except as described in writing and approved by the other Party or Parties, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (1) the Company may issue common stock upon the valid exercise of options outstanding as of the date of this Agreement;

(iii) amend or waive any of its rights under, or accelerate the vesting under (except as otherwise provided in such stock option, warrant, stock purchase agreement or related contract on the date hereof), any provision of any of its stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

(iv) amend or permit the adoption of any amendment to its articles or certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than the Merger and except as otherwise contemplated by this Agreement;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity, except as contemplated by this Agreement;

(vi) except in the ordinary course of business, make any material capital expenditure;

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices), or waive or relinquish any material contractual right;

(ix) lend money to any Person, or incur or guarantee any indebtedness (except for loans or advances to subsidiaries or loans from the Company to Parent, in each case in accordance with past practices);

(x) establish, adopt or amend any employee benefit plan, pay any bonus, enter into or amend any employment agreement, or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except the Company may implement routine, reasonable salary increases in connection with customary employee review process and customary bonuses consistent with past practices);

(xi) change any of its business policies, or, except as required by GAAP or a change in applicable law, any of its methods of accounting or accounting practices in any respect;

(xii) make any Tax election or take or omit to take any other action, in any such action or omission would increase such Party’s Tax liability or reduce a Tax asset;

(xiii) commence or settle any Legal Proceeding material to such Party taken as a whole or the settlement of which will not have a Material Adverse Effect on such Party;

(xiv) except as otherwise permitted by this Agreement, enter into any material transaction or take any other material action outside the ordinary course of business inconsistent with past practices;

(xv) revalue in any material respect any of its assets, including without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;.

(xvi) take or omit to take any action, the taking or omission of which would have the effect of causing such Party’s representations or warranties to be untrue in a material respect; or

(xvii) agree or commit to take any of the actions described in clauses “(i)” through “(xvi)” of this Section 4.2 except as otherwise permitted or contemplated by this Agreement.

4.3 Notice of Developments.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article III impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article III impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent.

4.4 Exclusivity. From and after the date hereof until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 7.1 hereof (“Exclusivity Period”), neither the Company, Parent nor their respective Representatives (acting in any capacity, including individually) shall solicit, negotiate, act upon or entertain in any way an offer from any other Person to purchase all or any part of the securities or assets of the Company or Parent (other than sales of assets in immaterial amounts or in the normal and ordinary course of business of the Company), or furnish any information to any other Person in that regard. The Company will promptly (within 24 hours) notify Parent upon receipt of any unsolicited offer to purchase any such securities, assets, or any portion thereof, and further will notify Parent of the proposed terms and conditions thereof. The Parties hereby represent and warrant that neither is obligated to sell to or discuss with any other potential purchaser the sale of all or any portion of each Party’s securities or any material part of each Party’s assets.

4.5 HSR Act Filing. Each Party has reviewed the requirements of the HSR Act and has concluded the transactions contemplated hereby do not require any HSR Act filing.

4.6 Consents. As soon as reasonably practical after the execution and delivery of this Agreement, the Company and Parent shall give any notices to those Persons entitled to such notice and obtain, prior to the Closing Date, all material consents and authorizations of other Persons necessary to consummate, or required in connection with, the transactions contemplated hereby.

4.7 Publicity. The Company acknowledges that certain information relating to Parent which may be acquired by the Company in connection with the Merger constitutes material and non-public information about Parent. Except as provided in Sections 4.9 and 4.10 or as required by federal securities Laws or other applicable Laws as reasonably determined by the Company and counsel for the Company, with the concurrence of counsel for Parent, and such disclosures necessary to allow Parent to consummate any bridge financing, no Party will make any public announcement or disclosure of the transaction contemplated hereby, without the prior written or electronic consent of Parent and the Company which is concurred in by counsel for both Parties, except for public announcements previously made. The Parties shall cooperate in preparing and disseminating press releases upon execution of this Agreement, subject to prior review and approval by counsel for both Parties and subject to restrictions imposed upon Parent pursuant to Section 5(c) of the 1933 Act. Furthermore, Parent shall prepare and distribute the press release announcing the consummation of the Merger hereunder, which shall be approved by the Company and its counsel before its release or, if such a press release cannot be issued at that time, Parent shall file a Form 8-K announcing the consummation of the Merger hereunder, which shall be approved by the Company and its counsel prior to filing.

4.8 Form 8-K Preparation and Filing. Parent will prepare at least three (3) days prior to Closing the draft Form 8-K announcing the Closing, together with the Company Financial Statements prepared by the Company and, in the case of the Company Audited Financial Statements, opined upon by EKSH, the pro forma financial statements, and such other information that is required to be disclosed with respect to the Merger under applicable SEC rules, regulations and forms. The Form 8-K shall be in a form reasonably acceptable to the Company and its counsel prior to being filed with the SEC, and will be filed by Parent.

4.9 Shareholder Notice Materials.

(a) As promptly as practicable, the Company will prepare and send to its shareholders the Shareholder Notice Materials. Prior to mailing, Parent and its counsel shall be given the reasonable opportunity to review and comment on the Shareholder Notice Materials, including without limitation those portions involving disclosure pertaining to Parent. The Company will reasonably respond to any comments of Parent and its counsel concerning the contents of the Shareholder Notice Materials prior to the finalization and mailing of the Shareholder Notice Materials to the Company’s shareholders.

As promptly as practicable after the execution of this Agreement, the Company and Parent will cooperate in the preparation and filing of any other filings required under any federal or state blue sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”). Subject to Parent’s right to review and comment on the Shareholder Notice Materials set forth above, Parent hereby consents to the disclosure of information regarding Parent, as well as the terms of the transactions contemplated hereby, in the Shareholder Notice Materials and the Other Filings. Each Party will notify the other promptly upon the receipt of any comments from any federal or state securities regulator and of any request by any Governmental Agency for amendments or supplements to any Other Filing or for additional information, and will supply the other Party with copies of all correspondence between such Party or any of its Representatives, on the one hand, and any Governmental Agency, on the other hand, with respect to the Shareholder Notice Materials, the Merger or any Other Filing. The Shareholder Notice Materials and the Other Filings will comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Shareholder Notice Materials or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with any Governmental Agency and/or mailing to shareholders of the Company and Parent, such amendment or supplement.

(b) As soon as practicable following its approval by the Parties, the Company shall distribute the Shareholder Notice Materials to the holders of Company Stock and, pursuant thereto, shall call the Company Shareholders’ Meeting in accordance with the CBCA and, subject to the other provisions of this Agreement, request the holders of Company Stock that attend the Company Shareholders’ Meeting to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the shareholders of the Company at the Company Shareholders’ Meeting. The Company Control Shareholders will, subject to compliance with their fiduciary duties and the completion and mailing of the Shareholder Notice Materials, each vote in favor of the adoption of this Agreement, approval of the Merger, and related matters presented at the Company Shareholders’ Meeting,

(c) The Company shall comply with all applicable provisions of the CBCA in the preparation, filing and distribution of the Shareholder Notice Materials, and the calling and holding of the Company Shareholders’ Meeting. Without limiting the foregoing, the Company shall ensure that the Shareholder Notice Materials do not, as of the date on which they are distributed to the holders of Company Stock, and as of the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) Acting through the Special Committee and its board of directors, and subject to receipt of the Fairness Opinion, the Company shall include in the Shareholder Notice Materials the recommendation of its Special Committee and board of directors that the holders of Company Stock who attend the Company Shareholders’ Meeting vote in favor of adoption of this Agreement and shall otherwise use reasonable best efforts to obtain approval of the Company shareholders of the Merger.

4.10 Parent Shareholder Approval. Parent will (i) use its commercially reasonable efforts to obtain the approval of its shareholders of the adoption, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the approval of the Merger, which approval may be undertaken via a consent of the Parent’s shareholders holding sufficient shares of Parent Common Stock as are necessary for such approval. Prior to any Parent shareholder vote or written consent concerning the matters described in this Section 4.10, Parent shall provide to the Company drafts of all materials to be distributed to Parent shareholders including proposed resolutions, and allow the Company and its counsel a reasonable opportunity to review and comment on same.

4.11 Votes of Company Control Shareholders and Parent Principal Shareholders. The Company Control Shareholders, in their capacities as principal stockholders (and not as directors, if that be the case), will vote in favor of the Merger. The Company Control Shareholders’ obligations to act in the best interests of the Company in their capacities as directors (as the case may be) and in accordance with their fiduciary duties shall not in any way be affected by the foregoing. The principal stockholders of Parent have informed Parent that, in their capacities as stockholders (and not as directors, if that be the case) will vote in favor of the Merger. As a condition to Closing, the Merger will be approved by Company Shareholders (but excluding the Company Control Shareholders) owning not less than 75% of the outstanding shares of Company Stock voted as to the Merger.

4.12 Copies of Tax Returns. The Parties shall provide each other with copies of all state and federal income Tax Returns filed by the Company or Parent subsequent to the date hereof reasonably promptly following said filing and shall provide each other with written notice of all estimated state and federal income Tax payments made by the Company or Parent after the date hereof. At least three (3) days prior to the Closing Date, the Parties shall have prepared and filed applicable state and federal income Tax Returns for 2009 or will have filed for an extension for the filing of such returns. Notwithstanding the foregoing, if the preparation of such Tax Returns is unable to be completed prior to the Closing, then the Parties agree that they shall reasonably cooperate in the preparation and filing of all Tax Returns to be filed with any Governmental Agency.

4.13 Other Actions. The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person (including the respective independent accountants of the Company and Parent) and/or any Governmental Agency in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such Party that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

4.14 Required Information. In connection with the preparation of the Form 8-K, the Shareholder Notice Materials, and the approval of the Merger by the Company’s shareholders, and for other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company or Parent to any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. Each Party warrants and represents to the other Party, and only the other Party, that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in Sections 4.8, 4.9 or 4.10, neither Party may amend, supplement or distribute the Shareholder Notice Materials or Other Filings containing information concerning any other Party hereto or its respective directors, officers and shareholders without the prior written or electronic consent of such other Party.

4.16 Alternative Proposals.

(a) Subject to the provisions of this Section 4.16, during the period commencing on the date hereof and continuing until the earlier to occur of the Effective Time and the Termination Date, the Company and

its Subsidiary shall not, and shall use its and their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) furnish to any person (other than Parent or Merger Sub or their respective designees) any non-public information relating to the Company and/or its Subsidiary, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or its Subsidiary (other than Parent or Merger Sub or their respective designees), in any such case relating to an Alternative Proposal or any inquiries or the making of any proposal that could lead to an Alternative Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any person, except to notify such person as to the existence of the provisions of this Section 4.16, (iv) approve, endorse or recommend an Alternative Proposal, (v) grant any waiver, amendment or release under any standstill or confidentiality agreement (except for any portion of any such standstill or confidentiality agreement that restricts the ability of a person to communicate an Alternative Proposal to the Special Committee or the Board of Directors of the Company), or anti-takeover laws, (vi) otherwise knowingly facilitate any effort or attempt by any person to make an Alternative Proposal, or (vii) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (other than any Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary set forth in this Section 4.16 or elsewhere in this Agreement, at all times during the period commencing on the date of execution of this Agreement and continuing until the receipt of the Company Shareholder Approval, the Company (acting under the direction of the Special Committee) may, directly or indirectly through one or more affiliates or Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and/or its Subsidiary to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its Subsidiary pursuant to an Acceptable Confidentiality Agreement to (provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company and/or its Subsidiary that is provided to any person given such access which was not previously made available to Parent or Merger Sub or their respective Representatives) any person (and/or its affiliates or Representatives) that has made or delivered to the Company an Alternative Proposal that was not solicited in breach of Section 4.16(b); provided that, prior to initiating any such action: (i) the Special Committee shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (ii) the Special Committee or the Board of Directors of the Company shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of the Company under applicable Laws.

(c) Except as provided by Section 4.16 (d), at any time after the execution of this Agreement, neither the Special Committee nor the Board of Directors of the Company shall:

(i) resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Recommendation in a manner adverse to Parent and/or Merger Sub (a “Change of Recommendation”); or

(ii) cause or permit the Company or its Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to any Alternative Proposal (other than any Acceptable Confidentiality Agreement).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, (x) if the Company is then in receipt of a bona fide written Alternative Proposal from any person that is not withdrawn and that the Special Committee or the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal constitutes a Superior Proposal after giving effect to all provisions of this Agreement, the Special Committee or the Board of Directors of the Company may (1) effect a Change of Recommendation, and/or (2) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, to the stockholders of the Company any Superior Proposal and authorize the Company to terminate this Agreement in accordance with Section 7.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, that in such event under this clause (2), the Company concurrently terminates this Agreement pursuant to Section 7.1(h) and enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal), or (y) if an event, fact, circumstance, development or occurrence that affects, or would reasonably be expected to affect, the business, assets, operations or results of operations of the Company or its Subsidiary and that has not occurred or is unknown to the Board of Directors of the Company as of the date of this Agreement (an “Intervening Event”) occurs or becomes known to the Special Committee or the Board of Directors of the Company, then the Special Committee or the Board of the Directors of the Company may effect a Change of Recommendation, if and only if:

(i) in the case of clauses (x) and (y) above, the Special Committee or the Board of Directors of the Company shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Shareholders under applicable Laws;

(ii) in the case of clauses (x) and (y) above, (A) the Company shall have provided prior written notice to Parent at least five (5) days in advance (the “Notice Period”), to the effect that absent any revision to the terms and conditions of this Agreement, the Special Committee or the Board of Directors of the Company has resolved to effect a Change of Recommendation and/or to terminate this Agreement pursuant to Section 7.1(g) or Section 7.1(h), which notice shall specify, as applicable, in reasonable detail the material terms and conditions of any such Superior Proposal (including the identity of the person making the Superior Proposal and the ultimate beneficial owner or owners and controlling persons thereof, to the extent such information is reasonably available to the Company) or such Intervening Event; and shall have contemporaneously provided a copy of each relevant proposed transaction agreement with the party making such Superior Proposal and any other material documents, including the then current form of Alternative Acquisition Agreement; (B) prior to effecting such Change of Recommendation, or, in the case of a Superior Proposal, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Parent and its Representatives in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would allow the Special Committee or the Board of Directors of the Company not to effect a Change of Recommendation and/or terminate this Agreement; and (C) the Special Committee or the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; provided that in the event of any material or substantive revisions to the Alternative Proposal that the Special Committee or the Board of Directors of the Company has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to the Parent and to comply with the requirements of Section 4.16 hereof (including this Section 4.16(d)) with respect to such new written notice; provided, that if the Superior Proposal involves an acquisition proposal described in Section 4.16(l)(ii), the parties expressly acknowledge that Parent’s rights hereunder shall, in addition to the foregoing, include the right not only to offer changes to this Agreement, but also the right to submit an Alternative Acquisition Agreement with respect to such Superior Proposal, which the Special Committee or the Board of Directors of the Company shall consider in good faith and in compliance with the provisions of this Section 4.16(d), and if the Special Committee or the Board of Directors of the Company determines that any such Superior Proposal described in Section 4.16(l)(ii) no longer constitutes a Superior Proposal in relation to the terms of Parent’s Alternative Acquisition Agreement, the Special Committee or the Board of Directors of the Company shall approve Parent’s Alternative Acquisition Agreement and this Agreement shall be deemed to have been terminated pursuant to Section 7.1(a) upon the parties entering into such Alternative Acquisition Agreement.

(iii) in the case of clause (x) above, the Company shall have complied in all material respects with its obligations under this Section 4.16 with respect to such Superior Proposal; and

(iv) in the case of clause (x)(2) above, the Company shall have validly terminated this Agreement in accordance with Section 7.1(h), including the payment of the Termination Fee in accordance with Section 7.2(a).

None of the Company, the Special Committee or the Board of Directors of the Company shall enter into any binding agreement with any person to limit or not to give prior notice to Parent of its intention to affect a Change of Recommendation or to terminate this Agreement, in each case, in light of a Superior Proposal.

(e) The Company agrees that it will keep Parent reasonably informed regarding the matters contemplated by this Section 4.16 (including any Alternative Proposals). Without limiting the generality of the foregoing, (i) the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any proposals or offers with respect to an Alternative Proposal are received by the Company or any of its Representatives indicating, in connection with such notice, the identity of the person or group of persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and (ii) after the date hereof, the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the identity of the person or group of persons and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(f) Nothing contained in this Agreement shall prohibit the Company, the Special Committee or the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, from (i) issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Special Committee or the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law or would constitute a violation of applicable Law. It is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Special Committee or the Board of Directors of the Company, shall not constitute a Change of Recommendation or an approval or recommendation with respect to any Alternative Proposal.

(g) Other than with respect to its financial advisor, neither Parent nor Merger Sub, nor any of their respective affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any person, or have any discussions or other communications with any other person, in any such case with respect to any Alternative Proposal involving the Company.

(h) The Company shall not take any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (as if the Company were subject to Section 203, which as a Colorado corporation it is not) or otherwise cause such restrictions not to apply, other than in connection with a termination of this Agreement under Section 7.1(g) or Section 7.1(h) (and the payment of any fee required pursuant to Section 7.2).

(i) As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict a person from communicating an Alternative Proposal to the Special Committee or the Board of Directors of the Company, and provided further that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of otherwise prohibiting the Company from compliance with any of the provisions of this Section 4.16 or, to the extent applicable, a confidentiality agreement entered into prior to the execution of this Agreement.

(j) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer, including any proposal or offer from or to the Company’s stockholders, made by any person or group (as defined under Rule 13(d) of the Exchange Act) other than Parent or its respective Subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (i) merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar transaction involving the Company and/or its Subsidiary whose business or businesses constitute twenty-five percent (25%) or more of the assets or revenues of the Company and its Subsidiary, taken as a whole, (ii) acquisition of assets of the Company and/or its Subsidiary equal to twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiary or to which twenty-five percent (25%) or more of the Company’s revenues or earnings (loss) on a consolidated basis are attributable or (iii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a twenty-five percent (25%) or greater economic or voting interest in the Company or tender offer or exchange offer that, if consummated, would result in any person or group (as defined under Rule 13(d) of the Exchange Act) beneficially owning equity interests representing a twenty-five percent (25%) or greater economic or voting interest in the Company.

(k) As used in this Agreement, “Superior Proposal” shall mean any bona fide (i) Alternative Proposal (except that references to “twenty-five percent (25%) or more” in the definition thereof will be deemed to be references to “fifty percent (50%) or more”) or (ii) written proposal to acquire assets or businesses of the Company and/or its Subsidiary for a Purchase Price in excess of the fair value of the Parent Common Stock, in each case made by any person that is on terms that the Special Committee or the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to this Agreement (or the terms of any Alternative Acquisition Agreement offered by Parent, in the case of clause (ii)) that Parent and Merger Sub propose to make in accordance with Section 4.16(d)(ii)), are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

(l) As used in this Agreement, “Purchase Price” shall mean the total fair value of any securities proposed to be paid to the Company and/or its Subsidiary in connection with any proposed transaction or series of related transactions to acquire the Company and its Subsidiary, including assumption of the principal amount of any indebtedness for borrowed money (or similar non-trade liabilities or obligations) of the Company and/or its Subsidiary repaid, retired, extinguished or assumed in connection with such transaction or series of related transactions and all amounts proposed to be paid into escrow in connection with such transaction or series of related transactions, but excluding any earn-out or similar contingent payments.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent to enter into this Agreement, the Company hereby represent and warrant to Parent as follows, which representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article V), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V. References in this Article V to the Company will, in all instances, be read to include the Company’s Subsidiary unless specifically provided to the contrary below or unless the context otherwise requires.

5.1 Organization and Power; Subsidiaries and Investments. Except as set forth in this Section with regard to DMI BioSciences (U.K.), Ltd., the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of Colorado. The Company and its Subsidiaries are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 5.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Company’s business requires the Company or its Subsidiaries to be so qualified except where the failure to be qualified would not result in the Company incurring any material Liability. The Company and the Subsidiaries have all requisite power and authority to own their assets and carry on their business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The articles of incorporation and bylaws of the Company and Subsidiaries which have previously been furnished to Parent reflect all amendments thereto and are correct and complete in all respects. The Company’s Subsidiaries are MaQtek, Inc., a Colorado corporation; DMI Pharmaceuticals, Inc., a Colorado corporation; and DMI BioSciences (U.K.), Ltd., an inactive entity. The Company has no other Subsidiaries. The Company does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person except as has been disclosed in Schedule 5.1.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of the Company’s Shareholders, duly and validly authorized by all requisite corporate action and, other than the approval of the Company’s Shareholders, no other act or proceeding on the part of the Company, the Special Committee or its board of directors is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.3 Capitalization. Schedule 5.3 attached hereto accurately sets forth the authorized and outstanding equity of the Company and the name and number of shares held by each shareholder thereof. All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of the Company is authorized or outstanding at the date hereof. Except as otherwise set forth on Schedule 5.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

5.4 No Breach. Except as set forth on Schedule 5.4 attached hereto, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or bylaws of the Company, any material Law, any material Order or any material Contract to which the Company or its assets is bound; (b) result in the creation or imposition of any Lien upon any assets or any of the equities of the Company; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Company or its assets is bound.

5.5 Financial Statements.

(a) Each of the Company Audited Financial Statements when delivered will be accurate and complete in all material respects and will present fairly in all material respects the financial condition, results of operations and cash flows of the Company throughout the periods covered thereby and will have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Company Financial Statements shall be in compliance with Regulation S-X to the extent required. The representations and warranties contained in this subsection 5.5(a) shall only become effective as to each Company Financial Statement as and when the Company delivers such Financial Statement to Parent for inclusion in the Form 8-K.

(b) There has not been, since December 31, 2009, nor to the Company’s Knowledge is there pending, any material change in accounting requirements or principles imposed on the Company.

5.6 Absence of Certain Developments. Except as set forth in Schedule 5.6 attached hereto, since December 31, 2009, the Company has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and the Company has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its material assets or any material portion thereof (other than in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien;

(c) Made any material capital expenditures or commitments, other than in the ordinary course of business consistent with past custom and practice;

(d) Created, incurred or assumed any material Indebtedness, other than Indebtedness that is incurred in the ordinary course of business, and has not guaranteed any Indebtedness or Liability of any Person;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Company with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(f) Amended or authorized the amendment of its articles of incorporation or bylaws;

(g) Committed or agreed to any of the foregoing; or

(h) Received any notice from any Person with whom the Company has a material business relationship indicating that said Person intends to change their respective relationship the Company.

5.7 Real Property Leases.

(a) Schedule 5.7(a) sets forth the address of each Leased Real Property facility of the Company. With respect to the Leased Real Property: (i) the Leases are legal, valid, binding and enforceable against the Company and are in full force and effect and have not been amended, assigned, supplemented, or modified in writing or otherwise; (ii) the transactions contemplated hereby do not require the consent of any other Person and will not result in a breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) the Company is not in breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other agreements between the landlord or sublandlord under the Leases and the subtenant or tenant under the Leases concerning the space rental under the Leases, whether oral or written. The Company has not subleased any of the Leased Real Property to any Person, and the Company does not have, and has never had, any fee interest in any real property.

(b) All conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed. To the Knowledge of the Company, there are no uncured defaults on the part of each landlord or sublandord under the Leases. The Company has not sent any notice of default under the Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases.

5.8 Title to Assets. Except for the leased Personal Property described on Schedule 5.8 attached hereto, Proprietary Rights licensed from third parties, and leased equipment which is immaterial in amount, the Company owns good and valid title, free and clear of all Liens other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets used in its business, including, without limitation, the assets shown on the Company Audited Financial Statements. The Company owns all of the issued and outstanding stock of its Subsidiary free and clear of all Liens. None of the Permitted Liens materially interfere with the ordinary conduct of the Company’s business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

5.9 Contracts and Commitments.

(a) The Company has made available to Parent copies of the following Contracts of the Company, together with all amendments or waivers pertaining thereto, which are currently in effect as of the date hereof (the “Material Contracts”):

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Ten Thousand Dollars ($10,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by the Company and under which the undelivered balance of such products or services has a sale price in excess of Ten Thousand Dollars ($10,000);

(iii) Contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its assets, or any guaranty by the Company of any obligation or liability in any case involving a liability in excess of Ten Thousand Dollars ($10,000);

(iv) Contracts pursuant to which the Company is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property;

(v) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by the Company or otherwise used in the Business (other than any license of mass-marketed or otherwise generally available software);

(vi) any power of attorney (whether revocable or irrevocable) given to any Person by the Company;

(vii) Contracts by the Company not to compete in any business or in any geographical area or with respect to which the Company is the beneficiary of any non-compete provision;

(viii) Contracts restricting the right of the Company to use or disclose any information in its possession or with respect to which the Company is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(ix) any partnership, joint venture or other similar arrangements;

(x) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company; and

(xi) any Contract with any officer, director, shareholder or any of their respective Affiliates.

(b) ) With respect to such Company Material Contracts: (i) the Company has not materially breached or cancelled any Material Contract; ( ii) to the Company’s Knowledge, none of the Company’s Material Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; (iii) to the Company’s Knowledge, the Company is not in receipt of any written claim of default under any Material Contract; (iv) to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Company Material Contract; (v) no Person has given notice to the Company of repudiation of any provision of any Material Contract; and (vi) the Company has not received any notice of any, and to the Company’s Knowledge there is no, impending change of any business relationship with any Person with whom the Company has a material business relationship. To the Company’s Knowledge, each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms.

(c) Each of the Company’s Material Contracts has been entered into without the commission of any act by or on behalf of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

5.10 Proprietary Rights.

(a) The Company is the owner of, or has the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted by the Surviving Corporation following the Closing. Each item of Proprietary Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company, except as disclosed in Schedule 5.10(b), the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license, or refrain from using, any Proprietary Rights of any Person. To the Knowledge of Company, except as disclosed in Schedule 5.10(b), no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by the Company in the Company’s business. Schedule 5.10(b) lists all Proceedings pending or, to the Knowledge of the Company, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company in its business.

(c) To the Knowledge of the Company, the Company has not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of its Proprietary Rights and any misrepresentation as to the endorsement, sponsorship or affiliation of any of the Company’s Proprietary Rights by any Person or group.

(d) The Company has made available to Parent correct and complete copies of each patent, trademark registration and copyright registration which has been issued to the Company or its predecessor in interest, as well as applications for any patents, trademark registrations and copyright applications (as amended to date or otherwise modified) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each of the foregoing items of Proprietary Rights, except as disclosed to Parent, the Company possesses all right, title and interest in and to the item, free and clear of any Lien; the item is not subject to any outstanding Order; and to the Knowledge of the Company, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of the Company, except as disclosed to Parent, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) The Company has also made available to Parent correct and complete copies of (a) each item of Proprietary Rights that the Company exploits pursuant to a license, sublicense, permission or other agreement, and (b) each item of Proprietary Rights that the Company licenses or sublicenses to any third Person or otherwise allows any third Person to use. With respect to each of the foregoing items of Proprietary Rights, to the Company’s Knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) the Company’s ability to exploit each item licensed by it is not limited in any material respect.

(f) The Company has taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and non-disclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of the Company, each Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to the Company with respect to such information.

5.11 Governmental Licenses and Permits. Schedule 5.11 contains a complete listing of all material Governmental Licenses held or used by the Company in the conduct of its business. The Company owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to its business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. The Company has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person.

5.12 Proceedings. There are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any of its assets or its business and to the Company’s Knowledge, there is no basis for any Proceeding against the Company or any of its assets or its business. Except as set forth in the Company’s articles of incorporation or bylaws, the Company is not currently required, whether by contract or operation of Law, to indemnify any of the officers, directors or employees (past or present) of the Company and there have been no claims made against the Company for indemnity by any past or present officer, director or employee.

5.13 Compliance with Laws. The Company has materially complied with and is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company alleging a violation of or liability or potential responsibility under any such Law or Order. To the Company’s Knowledge, since December 31, 2009, there has been no change in any applicable Laws that may have a Material Adverse Effect on the Company and there is no impending change in any applicable Laws that may have a Material Adverse Effect on the Company.

5.14 Environmental Matters. The Company has materially complied with and is in compliance in all material respects with all Environmental Laws. The Company has not received any notice regarding any, and to the Company’s Knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of the Company. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To the Company’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (ii) the Company has not used all or part of the Leased Real Property or any lands contiguous to the Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (iv) there are no storage tanks on or under the Leased Real Property; (v) environmental conditions associated with the Leased Real Property are in compliance with all Environmental Laws; and (vi) the Company has disclosed to Parent all information in the Company’s possession relating to the environmental condition of the Leased Real Property. The Company has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Company for contribution to clean up such condition.

5.15 Employees. The Company has materially complied with and is in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. To the Company’s Knowledge, there is no basis for any administrative charge or court complaint regarding any matters relating to the employment of labor. The Company has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of the Company pending or, to the Company’s Knowledge, threatened. The Company is not a party to any labor or union agreement. The Company has not implemented any employee layoffs that could implicate the WARN Act.

5.16 Employee Benefit Plans.

(a) The Company has no employee pension benefit plan as defined in Section 3(2) of ERISA, and has no employee welfare benefit plan (as defined in Section 3(1) of ERISA. With the exception of the Company’s equity incentive plan and a health insurance plan that is allocated among various benefits by each participant as he or she elects (and as permitted by Tri-Net)(collectively, the “Employee Plans”), the Company maintains no other plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity-based compensation, options or bonuses, health, life, disability, accident, vacation, severance, tuition reimbursement or other fringe benefits or with respect to which the Company is reasonably expected to have any material Liability.

(b) The Company is not and has not been a member of a controlled group or any other similar arrangement that would be combined with the Company under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

(c) The Company provides no post-termination health, accident or life insurance benefits, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.

(d) The Company has no plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(e) The Company has provided Parent with true and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto, if any.

(f) There is no pending or, to the Company’s Knowledge, threatened Proceeding (other than routine claims for benefits) by or on behalf of any Company Employee Plan. To the Company’s

Knowledge, no Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Agency. To the Company’s Knowledge, there is no basis for any such Proceeding.

(g) To the extent due and payable, all contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other such payments have been paid to each Employee Plan for any period ending on or before the Effective Time. All contributions, premiums and other payments which are not yet due have been accrued on the Company Financial Statements in accordance with generally accepted accounting principles consistent with past practice.

(h) The completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to the Company or the Surviving Corporation under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G; or (iii) subject to the excise tax under Code Section 4999.

(i) Since its inception, the Company has acted in good faith compliance with the requirements of Code Section 409A and, to the Company’s Knowledge, no employee of the Company will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. The Company is not, nor has it ever been, party to any tax indemnity agreement or other agreement that requires the Company to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

(j) The Employee Plans have been maintained, funded and administered in accordance with their terms and comply in form and in application in all material respects with the applicable requirements of ERISA and the Code.

5.17 Insurance.

(a) The Company maintains insurance coverage for property, liability, Worker’s Compensation coverage, and miscellaneous other matters. True and correct copies of each such policy have been provided to Parent.

(b) To the Company’s Knowledge, each of its policies is legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, the Company will not cancel or allow to expire any such policies unless replaced with other comparable insurance. The Company is not in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

5.18 Tax Matters.

(a) On or before the Closing Date, the Company will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. Between the date hereof and the Effective Time the Company will not request any extension of time within which to file any Tax Return without promptly delivering to Parent a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of the Company’s assets other than Permitted Liens. The Company has not ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an affiliated group other than a group of which the Company is the common parent.

(b) The Company has, and by the Closing will have, complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company in all respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) The Company has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company; the Company has not received written notice of any impending audit relating to the Taxes of the Company which has not yet commenced; and no deficiency for any Taxes required to be paid by the Company has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.

(d) The Company is not a party to any Tax allocation or Tax sharing agreement.

(e) The Company has not ever been and is not currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

5.19 Brokerage. Except as disclosed on the attached Schedule 5.19, there are no claims for, nor is the Company responsible for, any brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company or any Company director, officer or shareholder.

5.20 Undisclosed Liabilities. To the Company’s knowledge, since December 31, 2009, the Company has not incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of December 31, 2009 or the notes thereto;

(b) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(c) Fully satisfied on the Closing Date.

5.21 Information Regarding Directors and Officers. Schedule 5.21 attached hereto sets forth the name of each director and executive officer of the Company and the offices held by each such Person.

5.22 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent prior to the date hereof, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain substantially accurate and complete records of all meetings of, and corporate actions taken by, the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

5.23 Interest in Customers, Suppliers and Competitors. Except as disclosed on the attached Schedule 5.23, no Company shareholder and no officer or director of the Company, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any business, firm or Person from whom or to whom the Company leases any Asset, or in any other business, firm or Person with whom the Company does business. The Company has no outstanding loans to any officer, director or shareholder.

5.24 Shareholder Notice Materials. The information in the Shareholder Notice Materials provided by the Company to its Shareholders shall not, on the date the Shareholder Notice Materials are first mailed to the Company’s Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Shareholder Notice Materials, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company or any agent or representative thereof which is contained in the Shareholder Notice Materials.

5.25 Purchase Entirely for Own Account. The Parent Merger Stock to be received by each Company Shareholder and Company Rights holder, as applicable, hereunder will be acquired for such individual’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such individual has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such individual’s right at all times to sell or otherwise dispose of all or any part of such Parent Securities in compliance with applicable federal and state securities Laws. The Company shall obtain from the Company Shareholders such investment representations as are consistent with the foregoing and are customary. Nothing contained herein shall be deemed a representation or warranty by such individual to hold the Parent Securities for any period of time; provided, however, that:

(a) The Company shall take all appropriate action prior to Closing to obtain from the persons owning or holder outstanding Company securities prior to Closing a signed Lock-Up Agreement which provides that such persons will not offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such person, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, any Parent Merger Stock prior to June 15, 2011;

(b) such individual is not a broker-dealer registered with the SEC under the 1934 Act, or an entity engaged in a business that would require it to be so registered;

(c) as of the Closing Date, no persons to which the Parent Securities will be issued have or will have rights to the registration of such Parent Merger Stock; and

(d) the certificates representing the Parent Merger Stock to be delivered to the Company Shareholders upon consummation of the Merger shall bear a legend in substantially the following form (references to “the Company” in the legend below do not mean DMI BioSciences, Inc.):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND ARE ‘RESTRICTED SECURITIES’ AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY THROUGH REASONABLE MEANS AS DETERMINED BY THE COMPANY, INCLUDING AN OPINION OF SELLER’S COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY.”

5.26 FCPA Compliance. None of the Company or any director, officer, agent, employee or Affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and, to the knowledge of the Company, its executive officers and directors, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.27 Financial Recordkeeping and Reporting Compliance. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering and Related Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company with respect to the Money

Laundering and Related Laws is pending or, to the best knowledge of the Company, threatened. The Company has not violated the Money Laundering and Related Laws, and/or the rules and regulations promulgated under any such law, or any successor law.

5.28 OFAC Compliance. None of the Company or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by OFAC, and the Company has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

5.29 Full Disclosure. None of the representations and warranties made by the Company in this Agreement and the schedules, certificates and other documents delivered to Parent contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

As a material inducement to the Company to enter into this Agreement, Parent and Merger Subsidiary hereby represent and warrant to the Company as follows, which representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article VI), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VI. References in this Article VI to Parent will, in all instances, be read to include the Merger Subsidiary unless specifically provided to the contrary below or unless the context otherwise requires.

6.1 Organization and Power; Subsidiaries and Investments. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Colorado, respectively. Parent and Merger Subsidiary are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 6.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of business requires Parent or Merger Subsidiary to be so qualified except where the failure to be qualified would not result in Parent incurring any material Liability. Parent and the Merger Subsidiary have all requisite power and authority to own their assets and carry on their business as now conducted. Parent and Merger Subsidiary have all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their obligations hereunder and thereunder. The certificate or articles of incorporation and bylaws of Parent and Merger Subsidiary which have previously been furnished to the Company reflect all amendments thereto and are correct and complete in all respects. Parent has two Subsidiaries. Parent does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person, , except as has been disclosed in Schedule 6.1.

6.2 Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of Parent’s shareholders, duly and validly authorized by all requisite corporate action and, other than the approval of Parent’s shareholders, no other act or proceeding on the part of Parent or Merger Subsidiary or their boards of directors is necessary to authorize the execution, delivery or performance by Parent and Merger Subsidiary of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent and Merger Subsidiary will each constitute, a valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms.

6.3 Capitalization. Schedule 6.3 attached hereto accurately sets forth the authorized and outstanding equity of Parent and the name and number of shares held by each shareholder thereof. All of the issued and outstanding shares of Parent have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of Parent is authorized or outstanding at the date hereof. The only shareholder of Merger Subsidiary is Parent. All outstanding capital stock of Merger Subsidiary is owned by Parent, free and clear of any Liens. There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Parent or Merger Subsidiary is a party or which is binding upon Parent and Merger Subsidiary providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor except as set forth in filings made by Parent under the 1934 Act. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to Parent or Merger Subsidiary.

6.4 No Breach. Except as set forth on Schedule 6.4 attached hereto, the execution, delivery and performance by Parent of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the articles of incorporation or bylaws of Parent, any material Law, any material Order or any material Contract to which Parent or its assets is bound; (b) result in the creation or imposition of any Lien upon any assets or any of the equities of Parent; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which Parent or its assets is bound.

6.5 Financial Statements.

(a) Each of Parent’s Financial Statements on file with the SEC are accurate and complete in all material respects and present fairly in all material respects the financial condition, results of operations and cash flows of Parent throughout the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Parent Financial Statements are in compliance with Regulation S-X to the extent required.

(b) There has not been, since December 31, 2009, nor to Parent’s Knowledge is there pending, any material change in accounting requirements or principles imposed on Parent.

6.6 Absence of Certain Developments. Except as set forth in Schedule 6.6 attached hereto, since December 31, 2009, Parent has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and Parent has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its material assets or any material portion thereof (other than in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien;

(c) Made any material capital expenditures or commitments, other than in the ordinary course of business consistent with past custom and practice;

(d) Created, incurred or assumed any material Indebtedness, other than Indebtedness that is incurred in the ordinary course of business, and has not guaranteed any Indebtedness or Liability of any Person;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of Parent with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(f) Amended or authorized the amendment of its certificate of incorporation or bylaws;

(g) Committed or agreed to any of the foregoing; or

(h) Received any notice from any Person with whom Parent has a material business relationship indicating that said Person intends to change their respective relationship Parent.

6.7 Real Property Leases.

(a) Schedule 6.7(a) sets forth the address of each Leased Real Property facility of Parent. With respect to the Leased Real Property: (i) the Leases are legal, valid, binding and enforceable against Parent and are in full force and effect and have not been amended, assigned, supplemented, or modified in writing or otherwise; (ii) the transactions contemplated hereby do not require the consent of any other Person and will not result in a breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) Parent is not in breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other agreements between the landlord or sublandlord under the Leases and the subtenant or tenant under the Leases concerning the space rental under the Leases, whether oral or written. Parent has not subleased any of the Leased Real Property to any Person, and Parent does not have, and has never had, any fee interest in any real property.

(b) All conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed. To the Knowledge of Parent, there are no uncured defaults on the part of each landlord or sublandord under the Leases. Parent has not sent any notice of default under the Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases.

6.8 Title to Assets. Except for the Leased Real Property listed on Schedule 6.7(a) and licensed Proprietary Rights listed on Schedule 6.8, Parent or its Subsidiary DMI Acquisition Corp. owns good and valid title, free and clear of all Liens other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets used in its business, including, without limitation, the assets shown on the Parent Audited Financial Statements. Parent owns all of the issued and outstanding stock of its Subsidiaries free and clear of all Liens. None of the Permitted Liens materially interfere with the ordinary conduct of Parent’s business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

6.9 Contracts and Commitments.

(a) Parent has made available to the Company true and correct copies of all of the following Contracts of Parent, including any amendments or waivers pertaining thereto, which are currently in effect as of the date hereof ( the “Material Contracts”):

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by Parent from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Ten Thousand Dollars ($10,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by Parent and under which the undelivered balance of such products or services has a sale price in excess of Ten Thousand Dollars ($10,000);

(iii) Contracts relating to the borrowing of money by Parent, to the granting by Parent of a Lien on any of its assets, or any guaranty by Parent of any obligation or liability in any case involving a liability in excess of Ten Thousand Dollars ($10,000);

(iv) Contracts pursuant to which Parent is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property;

(v) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by Parent or otherwise used in Parent’s business (other than any license of mass-marketed or otherwise generally available software);

(vi) any power of attorney (whether revocable or irrevocable) given to any Person by Parent;

(vii) Contracts by Parent not to compete in any business or in any geographical area or with respect to which Parent is the beneficiary of any non-compete provision;

(viii) Contracts restricting the right of Parent to use or disclose any information in its possession or with respect to which Parent is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(ix) any partnership, joint venture or other similar arrangements;

(x) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of Parent; and

(xi) any Contract with any officer, director, shareholder or any of their respective Affiliates.

(b) With respect to the Material Contracts of Parent: (i) Parent has not materially breached or cancelled any Material Contract; (ii) to Parent’s Knowledge, none of Parent’s Material Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; (iii) to Parent’s Knowledge, Parent is not in receipt of any written claim of default under any Material Contract; (iv) to Parent’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under Parent Material Contract; (v) no Person has given notice to Parent of repudiation of any provision of any Material Contract; and (vi) Parent has not received any notice of any, and to Parent’s Knowledge there is no, impending change of any business relationship with any Person with whom Parent has a material business relationship. To Parent’s Knowledge, each Parent Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms.

(c) Each of Parent’s Material Contracts has been entered into without the commission of any act by or on behalf of Parent, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

6.10 Proprietary Rights.

(a) Parent is the owner of, or has the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Proprietary Rights will be owned or available for use by Parent on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of Parent, except as disclosed to the Company, Parent has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Parent must license, or refrain from using, any Proprietary Rights of any Person. To the Knowledge of Parent, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by Parent in Parent’s business. Schedule 6.10(b) lists all Proceedings pending or, to the Knowledge of Parent, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by Parent in its business.

(c) To the Knowledge of Parent, Parent has not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of its Proprietary Rights and any misrepresentation as to the endorsement, sponsorship or affiliation of any of Parent’s Proprietary Rights by any Person or group.

(d) Parent has made available to the Company correct and complete copies of each patent, trademark registration and copyright registration which has been issued to Parent or its predecessor in interest, as well as applications for any patents, trademark registrations and copyright applications (as amended to date or otherwise modified) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each of the foregoing items of Proprietary Rights, except as disclosed to the Company, Parent possesses all right, title and interest in and to the item, free and clear of any Lien; the item is not subject to any outstanding Order; and to the Knowledge of Parent, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of Parent, except as disclosed to the Company, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) Parent has also made available to the Company correct and complete copies of (a) each item of Proprietary Rights that Parent exploits pursuant to a license, sublicense, permission or other agreement, and (b) each item of Proprietary Rights that Parent licenses or sublicenses to any third Person or otherwise allows any third Person to use. With respect to each of the foregoing items of Proprietary Rights, to Parent’s Knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) Parent’s ability to exploit each item licensed by it is not limited in any material respect.

(f) Parent has taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and nondisclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of Parent, each Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to Parent with respect to such information.

6.11 Governmental Licenses and Permits. Schedule 6.11 contains a complete listing of all material Governmental Licenses held or used by Parent in the conduct of its business. Parent owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to its business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. Parent has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise)

(i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person.

6.12 Proceedings. There are no material Proceedings pending or, to the Knowledge of Parent, threatened against Parent, or any of its assets or its business and to Parent’s Knowledge, there is no basis for any Proceeding against Parent or any of its assets or its business. Parent is currently required by contract and by its certificate of incorporation and bylaws to indemnify the officers, directors or employees (past or present) of Parent. There have been no claims made against Parent for indemnity by any past or present officer, director or employee.

6.13 Compliance with Laws. Parent has materially complied with and is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by Parent alleging a violation of or liability or potential responsibility under any such Law or Order. To Parent’s Knowledge, since December 31, 2009, there has been no change in any applicable Laws that may have a Material Adverse Effect on Parent and there is no impending change in any applicable Laws that may have a Material Adverse Effect on Parent.

6.14 Environmental Matters. Parent has materially complied with and is in compliance in all material respects with all Environmental Laws. Parent has not received any notice regarding any, and to Parent’s Knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of Parent. Parent has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To Parent’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Parent Leased Real Property; (ii) Parent has not used all or part of the Parent Leased Real Property or any lands contiguous to the Parent Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Parent Leased Real Property, or on or under any lands in the vicinity of the Parent Leased Real Property; (iv) there are no storage tanks on or under the Parent Leased Real Property; (v) environmental conditions associated with the Parent Leased Real Property are in compliance with all Environmental Laws; and (vi) Parent has disclosed to the Company all information in Parent’s possession relating to the environmental condition of the Parent Leased Real Property. Parent has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Parent Leased Real Property or suggesting they might look to Parent for contribution to clean up such condition.

6.15 Employees. Parent has materially complied with and is in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to Parent’s Knowledge, threatened against Parent before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. To Parent’s Knowledge, there is no basis for any administrative charge or court complaint regarding any matters relating to the employment of labor. Parent has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of Parent pending or, to Parent’s Knowledge, threatened. Parent is not a party to any labor or union agreement. Parent has not implemented any employee layoffs that could implicate the WARN Act.

6.16 Employee Benefit Plans.

(a) Parent has no employee pension benefit plan as defined in Section 3(2) of ERISA, has no employee welfare benefit plan (as defined in Section 3(1) of ERISA, and has no Parent Employee

Plan. Parent maintains no plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity-based compensation, options or bonuses, health, life, disability, accident, vacation, severance, tuition reimbursement or other fringe benefits or with respect to which Parent is reasonably expected to have any material Liability.

(b) Parent is not and has not been a member of a controlled group or any other similar arrangement that would be combined with Parent under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

(c) Parent provides no post-termination health, accident or life insurance benefits.

(d) Parent has no plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(e) No contributions, premiums or other such payments have been paid, or are required to be paid now or in the future, by Parent to any employer or employee plan for any period ending on or before the Effective Time.

(f) The completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to Parent or the Surviving Corporation under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G; or (iii) subject to the excise tax under Code Section 4999.

(g) Since its inception, Parent has acted in good faith compliance with the requirements of Code Section 409A and, to Parent’s Knowledge, no employee of Parent will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. Parent is not, nor has it ever been, party to any tax indemnity agreement or other agreement that requires Parent to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

6.17 Insurance. (a) Parent maintains insurance coverage for property, liability, Worker’s Compensation coverage, and miscellaneous other matters. True and correct copies of each such policy have been provided to the Company.

(b) To Parent’s Knowledge, each of its policies is legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, Parent will not cancel or allow to expire any such policies unless replaced with other comparable insurance. Parent is not in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to Parent’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to Parent’s Knowledge, no party to the policies has repudiated any provision thereof.

6.18 Tax Matters.

(a) On or before the Closing Date, Parent will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor between the date hereof and the Effective Time will Parent request any extension of time within which to file any Tax Return without promptly delivering to the Company a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of Parent’s assets other than Permitted Liens. Parent has not ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an affiliated group other than a group of which Parent is the common parent.

(b) Parent has, and by the Closing will have, complied with all Laws relating to the withholding of Taxes required to be paid or withheld by Parent in all respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) Parent has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of Parent; Parent has not received written notice of any impending audit relating to the Taxes of Parent which has not yet commenced; and no deficiency for any Taxes required to be paid by Parent has been proposed, asserted or assessed against Parent which has not been resolved and paid in full.

(d) Parent is not a party to any Tax allocation or Tax sharing agreement.

(e) Parent has not ever been and is not currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

6.19 Brokerage. Except as disclosed on the attached Schedule 6.19, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Parent or any Parent director, officer or shareholder.

6.20 Undisclosed Liabilities. To Parent’s knowledge, since December 31, 2009, Parent has not incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of December 31, 2009 or the notes thereto;

(b) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(c) Fully satisfied on the Closing Date.

6.21 Information Regarding Directors and Officers. Schedule 6.21 attached hereto sets forth the name of each director and executive officer of Parent and the offices held by each such Person.

6.22 Books and Records. The books of account, minute books, stock record books and other records of Parent, all of which have been made available to the Company prior to the date hereof, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls (except as otherwise publicly disclosed by Parent). The minute books of Parent contain substantially accurate and complete records of all meetings of, and corporate actions taken by, the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

6.23 Interest in Customers, Suppliers and Competitors. To Parent’s Knowledge, no officer or director of Parent, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or, except as set forth in Schedule 6.23, in any other business, firm or Person with whom the Company does business. Except as publicly disclosed by Parent in its SEC filings, Parent has no outstanding loans to any officer, director or shareholder of Parent or the Company or any member of their respective families.

6.24 Shareholder Notice Materials. The information to be supplied by Parent for inclusion in the Shareholder Notice Materials shall not, on the date the such materials are first mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Shareholder Notice Materials, Parent shall promptly inform the Company and promptly take action to provide the Company a supplement the Shareholder Notice Materials.

Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any Person other than Parent or any agent or representative thereof which is contained in the Shareholder Notice Materials.

6.25 Full Disclosure. None of the representations and warranties made by Parent in this Agreement and the schedules, certificates and other documents delivered to the Company contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

6.26 SEC Filings. The Company has been able to review on the SEC website Parent’s SEC filings, including each registration statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the 1933 Act), and other filings. Parent will furnish or make available to the Company true and complete copies of any additional documents filed with the SEC by Parent after the date hereof and prior to the Closing (collectively, the “Parent SEC Documents”). The Parent SEC Documents filed with the SEC since March 2, 2010 complied in all material respects with the requirements of the 1934 Act and the 1933 Act. Parent has timely filed with the SEC all filings required by the 1934 Act and the 1933 Act since March 2, 2010 and has provided all certifications of its officers which are required by Sarbanes-Oxley and the rules and regulations promulgated in connection therewith, as such rules and regulations have been enacted by the SEC. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed since March 2, 2010, and all material contracts so filed as exhibits are in full force and effect, except those which have expired or been terminated in accordance with their terms, and Parent is not in material default thereof. None of the Parent SEC Documents, as of their respective dates, filed since March 2, 2010 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from Parent SEC Documents in reliance upon and in conformity with information furnished to Parent by or on behalf of counterparties to the material contracts included in the Parent SEC Documents; and provided further that, to Parent’s current Knowledge, all Parent SEC Filings prior to March 2, 2010 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.27 Independent Accountants. EKSH are independent public accountants with respect to Parent within the meaning of the 1933 Act and the applicable published rules and regulations thereunder and the rules, regulations and standards of the PCAOB. EKSH is duly registered and in good standing with the PCAOB. EKSH has not, during the periods covered by the Parent Financial Statements, provided to Parent any material non-audit services, as such term is used in Section 10A(g) of the 1934 Act.

6.28 Sarbanes-Oxley Compliance. Parent has, since being legally required to do so and to the extent required to do so, and its directors and officers, in their capacities as such have to the extent required, taken all actions necessary to comply with the provisions of Sarbanes-Oxley, including Section 402 related to loans, to the extent such compliance is required by Sarbanes-Oxley or the rules and regulations of the SEC.

6.29 FCPA Compliance. None of Parent or any director, officer, agent, employee or affiliate of Parent is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent and, to the knowledge of Parent, its executive officers and directors, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.30 Financial Recordkeeping and Reporting Compliance. The operations of Parent are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering and Related Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Parent with respect to the Money Laundering and Related Laws is pending or, to the best knowledge of Parent, threatened. Parent has not violated the Money Laundering and Related Laws, and/or the rules and regulations promulgated under any such law, or any successor law.

6.31 OFAC Compliance. None of Parent or, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent is currently subject to any U.S. sanctions administered by OFAC, and Parent has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

6.32 Internal Controls. Parent has a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of Parent Financial Statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual consent of Parent and the Company;

(b) by Parent providing written notice to the Company at any time prior to the Closing in the event (i) the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) Parent has notified the Company of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and (iii) there is a reasonable likelihood that such breach will result in an inability of the Company to satisfy the conditions set forth in Sections 3.2(a) or 3.2(b);

(c) by the Company providing written notice to Parent at any time prior to the Closing in the event (i) Parent is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) the Company has notified Parent of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and (iii) there is a reasonable likelihood that such breach will result in an inability of Parent to satisfy the conditions set forth in Sections 3.1(a) or 3.1(b);

(d) subject to complying with subsection 7.1(f) below by either Parent or the Company if the transactions contemplated hereby have not been consummated by September 30, 2010; provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(e) by Parent if the Shareholder Notice Materials have not been sent to the holders of Company Stock by September 4, 2010;

(f) by Parent if (i) in excess of 4% of the Company Shareholders shall have exercised dissenters’ rights of appraisal, (ii) non-Management Team holders of Company Indebtedness shall have failed to execute the Conversion Agreement, or (iii) any Persons on the Management Team shall have failed to execute the Cancellation Agreement or the Donation to Capital Agreement.

(f) by the Company, if consents in writing setting forth the adoption of this Agreement signed by the holders of outstanding Parent Common Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the DGCL shall not have been delivered to Parent prior to 5:00 p.m. Mountain Daylight Time by September 30, 2010; or

(g) by Parent if the holders of outstanding Company Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the CBCA shall not have been obtained prior to 5:00 p.m. Mountain Daylight Time by September 30, 2010, which must specifically include the approval of the Merger by Company Shareholders (but excluding the Company Control Shareholders) owning not less than 75% of the outstanding shares of Company Stock voted as to the Merger.

Any dispute between the Parties with respect to any Party’s right to terminate this Agreement shall be resolved in accordance with Section 8.11.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company or Parent, except that, in the event of an intentional or willful breach of this Agreement prior to the time of such termination, the other Parties hereto shall be entitled to the remedy of specific performance of the covenants contained herein.

7.3 Waiver of Right to Terminate. Parent shall be deemed to have waived its right to terminate this Agreement upon consummation of the transactions contemplated hereby. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article III hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

ARTICLE VIII

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1 Mutual Assistance. Subsequent to the Closing, each of the Parties hereto, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

8.2 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent or the Company (whether or not exercised) to investigate the affairs of the Company or Parent or a waiver by Parent or the Company of any condition to Closing set forth in this Agreement, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Unless earlier terminated under Article VII above, all of the representations, warranties, covenants and agreements of the Company, Parent, and the Merger Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until 18 months from the Closing, provided, however, (i) that the representations, warranties and agreements set forth in Sections 5.18 (Taxes), 6.18 (Taxes) and 8.1 (Tax Cooperation) shall survive until expiration of the applicable statute of limitations for claims applicable to the matters covered thereby, and (ii) any claims for knowing or willful breach of a representation, warranty or covenant (hereinafter, collectively “Fraud Claims”) shall survive until expiration of the applicable statute of limitations (the period of such 18 month survival or the period of such survival through the applicable statute of limitations, as may be applicable, the “Survival Period”); provided further, however, any Fraud Claims by any Party will be barred and void ab initio and the claiming Party shall have no right to any recovery hereunder or otherwise unless the determination of knowing or willful breach has been made by a judge or arbitrator in a final, nonappealable judgment or decision.

8.3 Indemnification by the Company Control Shareholders.

(a) The Company Control Shareholders hereby agree to jointly and severally indemnify and hold harmless Parent and Parent’s executive officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent of Parent prior to the Closing, against any and all losses, Claims, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which results from, any of the following:

(i) Any breach of the Company’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(ii) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement relates to information concerning the Company.

(iii) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning the Company.

(iv) The operations of the Company or the acts of its employees, acting in their capacities as such, prior to the Closing.

(v) The violation or infringement of any Environmental Laws by the Company prior to the Closing.

(vi) Actions or inactions of the Company, or the agents of the Company acting in their capacity as agents, prior to the Closing.

(vii) Any Taxes due and payable by the Company which are payable for activities of the Company prior to Closing.

(b) Notwithstanding the foregoing, the maximum liability of each Company Control Shareholder for indemnification in connection with the foregoing shall not exceed the pro rata share of the Escrow Fund unless the liability relates to a Fraud Claim, in which event the maximum liability of each Company Control Shareholder shall not exceed the value of the Parent Stock received by the Company Control Shareholders as a result of the Merger, with all remedies related thereto being limited to the recovery of the actual Parent Stock received by the Company Control Shareholders (and not the dollar value of such Parent Stock as of any particular date).

8.4 Indemnification by the Company. The Company hereby agrees to indemnify and hold harmless Parent and Parent’s executive officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent of Parent prior to the Closing, against any and all losses, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

(a) Any breach of the Company’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(b) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning the Company.

(c) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning the Company.

(d) The operations of the Company or the acts of its employees, acting in their capacities as such, prior to the Closing.

(e) Actions or inactions of the Company, or the agents of the Company acting in their capacity as agents, prior to the Closing.

(f) Any Taxes due and payable by the Company which are payable for activities of the Company prior to Closing.

8.5 Indemnification by Parent. Parent hereby agrees to indemnify and hold harmless the Company and its officers, directors, employees or agents prior to the Closing, and the Company Control Shareholders against any and all losses, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

(a) Any breach of Parent or Merger Subsidiary’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(b) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning Parent, Merger Subsidiary or the operations of one or both of Parent and its Subsidiaries.

(c) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning Parent, Merger Subsidiary, or the operations of one or both of Parent and its Subsidiaries.

(d) The operations of Parent, Merger Subsidiary or the acts of their employees, acting in their capacities as such, prior and subsequent to the Closing.

(e) The operations of the Surviving Corporation and its Subsidiary or the actions or business of the Surviving Corporation and its Subsidiary subsequent to the Closing.

(f) Actions or inactions of Parent, or the agents of Parent acting in their capacity as agents, prior to the Closing

(g) Any Taxes due and payable by Parent that are not attributable to the Company or its operations prior to the Closing.

8.6 Limitations on Company Indemnification From and after the Closing; Escrow Fund.

(a) Parent and its officers, directors, stockholders, employees and agents shall not have the right to be indemnified pursuant to Sections 8.3 and 8.4 for breaches of representations, warranties and covenants of the Company unless and until Parent and its officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent prior to the Closing, (individually and/or collectively) shall have incurred on a cumulative basis, aggregate Liabilities in an amount exceeding (and then only to the extent exceeding) $25,000; provided, however, that in no event shall the limitations set forth in this Section 8.6 apply with respect to (i) any fraudulent breach of any such representation or warranty, where the determination of such fraudulent breach has been made by a judge or arbitrator in a final, nonappealable or non-appealed judgment or decision of a judge, jury or arbitrator.

(b) At the Closing, an aggregate of 15% of the Parent Merger Stock to be issued to the Company Shareholders in payment for the Company Stock shall be set aside in an escrow account (the “Escrow Fund”) which shall be established pursuant to the terms of the Escrow Agreement attached as Exhibit H hereto. After the Closing, any Liability of the Company to Parent or its Representatives under this Article VIII shall be discharged solely by surrender to Parent from the Escrow Fund of Parent Merger Stock in an amount equal to the amount of any Claim which results in Parent incurring any Liability, including all costs of defending any Claim (including reasonable attorneys’ and expert witness fees and all other expenses); provided, however, that this limitation of remedy to the Escrow Fund shall not apply to Fraud Claims asserted and determined as described in Section 8.2 above. As described in the Escrow Agreement, the value of the Parent Merger Stock to be surrendered shall be based on the closing bid price of the Parent Common Stock on the date (i) the Company Control Shareholders agree that Parent is entitled to reimbursement from the Escrow Fund, (ii) an arbitration decision is rendered which finds that Parent is entitled to recover from the Escrow Fund for a diminishment in the value of the Company related to a breach of a representation, warranty, covenant or agreement that is not a Fraud Claim, (iii) Parent is required to pay any Liability that relates to the Company prior to the Closing Date (except Liabilities that were disclosed on the Company Financial Statements), or (iv) a Fraud Claim is determined finally and adversely to the Company. After the later of (i) the expiration of the Survival Period, or (ii) the final resolution of any claims for indemnification brought pursuant to this Article VIII, the Escrow Fund shall be delivered to the Company Shareholders in accordance with the provisions of the Escrow Agreement.

8.7 Remedies. The Parties shall retain all rights to bring actions seeking specific performance as provided in Section 8.8 below and other equitable relief, except as expressly provided otherwise in Section 8.8 below; provided, however, that from and after the Closing, the rights provided for in Section 8.6 (other than as described in Section 8.8) shall be the exclusive remedy of Parent for damages resulting from the breach of any provision of this Agreement by any other Party except for damages incurred as a result of fraud, willful misconduct or willful representation.

8.8. Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if Closing occurs as contemplated, each of the Parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it; provided, however, this wavier shall not affect any other rights or remedies available to the Parties under this Agreement or under applicable Law.

8.9 Notice Of Claim. Should any Indemnified Party suffer any loss, damage or expense for which the Indemnifying Party is obligated to indemnify and hold such Indemnified Party harmless pursuant to Article VIII of this Agreement, the following shall apply: Promptly upon receipt by the Indemnified Party of notice of any demand, assertion, Claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the Indemnifying Party is obligated to indemnify the Indemnified Party under the provisions of this Agreement, the Indemnified Party shall give prompt notice thereof to the Indemnifying Party, together with a statement of such information respecting such matter as the Indemnified Party shall then have and a statement advising that the Indemnifying Party must notify it within 10 days whether the Indemnifying Party will undertake the defense of such matter. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a Claim in respect thereof is to be made by the Indemnified Party against the Indemnifying Party, notify the Indemnifying Party in writing of the commencement thereof; but the failure so to notify the Indemnifying Party (i) will not relieve the Indemnifying Party from liability under this Section except to the extent that such failure results in prejudice or other damage to the Indemnifying Party, and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided above. Notice of the intention of the Indemnifying Party to contest any such Claim, and the identity of counsel that the Indemnifying Party intends to employ to contest any such Claim, shall be given by the Indemnifying Party to the Indemnified Party within 10 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of any such Claim. The Indemnified Party shall have the right to approve the counsel named in the Notice provided pursuant to the preceding sentence, provided that such approval shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party’s own expense if the Indemnifying Party selects different counsel of its own choosing. Notwithstanding the Indemnifying Party’s election to appoint counsel to represent the Indemnified Party in an action, the Indemnified Party shall have the right to employ separate counsel and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party, the Indemnifying Party has chosen the same counsel to represent the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party does not elect to contest any Claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such Claim. If the Indemnifying Party elects to contest any Claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the Indemnifying Party, including any settlement of such Claim. Notwithstanding any language to the contrary herein, an Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all Liability arising out of such Claim, action, suit or proceeding.

8.10 Confidentiality. The Company’s executive officers and directors shall, for the period of three (3) years from and after the Closing Date, each shall hold in strict confidence and will keep confidential all information regarding the Company and the Business and will not use or disclose any such information to any Person except: (a) with the prior written consent of Parent; (b) to the extent that such disclosure is required by Law (provided that the disclosing party agrees to give to Parent prompt notice thereof so that Parent may seek a protective order or other appropriate remedy in connection therewith); or (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by one or more of the executive officers or directors of the Company or their representatives.

8.11 Expenses. Except as otherwise set forth in this Agreement, each of the Parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any Party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated.

8.12 Disputes; Arbitration Procedure.

(a) Each of the Parties hereto agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives of Parent and the Company who have the authority to resolve the controversy. In this regard, the Company Control Shareholders shall be authorized to negotiate on behalf of the Company and its Shareholders with respect to any dispute, claim or controversy arising out of this Agreement, or to act on behalf of the Company in any arbitration proceeding.

(b) Any dispute, claim or controversy (other than claims for equitable relief or rescission of this Agreement) that cannot be resolved by the Parties hereto through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 8.12 will then, upon the written request of any Party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the Parties. If the amount in controversy exceeds $100,000, then any Party may request a panel of three (3) arbitrators to hear the dispute. If the Parties cannot mutually agree upon the selection of an arbitrator(s), the arbitrator(s) shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration shall be conducted in accordance with the procedural rules of the American Arbitration Association and will be conducted in Denver, Colorado. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c) Nothing contained in this Section 8.12 shall prevent any Party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such Party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party hereto to assert any claim or defense.

8.13 Indemnification of Company Officers and Directors. For a period through and until expiration of the statutes of limitations pertaining to any Claim asserted against any person who is an officer or director of the Company prior to the Closing (the Indemnified Officers”), Parent shall indemnify and hold harmless (and shall also advance expenses, including reasonable attorneys’ and expert witness fees, as incurred to the fullest extent permitted under applicable law to) the Indemnified Officers, to the fullest extent that the Company would have been permitted to do so under its articles of incorporation and bylaws as in effect as of the date hereof, provided, however, that the payment of such expenses incurred by or on behalf of an Indemnified Officer in advance of the final disposition of such matter shall be made only upon receipt of (i) a written affirmation by the Indemnified Officer of such Indemnified Officer’s good faith belief that the standard of conduct described in Section 7-109-102 of the CBCA necessary for indemnification by Parent as authorized by this Section 8.13 has been met, and (ii) an undertaking by or on behalf of such Indemnified Officer to repay all amounts so advanced (the “Returned Payments”) in the event that it shall ultimately be determined that such Indemnified Officer is not entitled to be indemnified by Parent as authorized in this Section 8.13; and further provided that no such advancement of expenses shall be made under this Section 8.13 if it is determined by a majority of the Board of Directors of Parent that (i) the Indemnified Officer did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the Indemnified Officer had reasonable cause to believe his or her conduct was unlawful. Each Indemnified Officer is intended to be a third party beneficiary of this Section 8.13 and may specifically enforce its terms. This Section 8.13 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under the Company’s articles of incorporation or bylaws as in effect as of the date hereof. This Section 8.13 shall be inapplicable to any action commenced by Parent in connection with the transactions contemplated by this Agreement against the Company Control Shareholders in their capacities as such.

8.14 Further Transfers. Each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such Party shall, on or prior to the Closing, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

8.15 Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such Taxes when due, and each Party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Parent, the Merger Subsidiary, and the Company. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2 Notices. All notices, demands and other communications to be given or delivered to Parent, the Company the Merger Subsidiary, and the Company Control Shareholders under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to the Company prior to the Closing or to the Company Control Shareholders after the Closing, to:

DMI Biosciences, Inc.

8400 East Crescent Parkway

Suite 600

Greenwood Village, Colorado 80111

Attention: Bruce G. Miller, President, and

James S. Kimmel, Special Committee Member

with a copy to:

Patton Boggs LLP

1801 California Street

Suite 4900

Denver, Colorado 80202

Attn: Robert Bearman, Esq.

If to Parent prior to the Closing or to the Surviving Corporation or Parent after the Closing, to:

Ampio Pharmaceuticals, Inc.

8400 East Crescent Parkway

Suite 600

Greenwood Village, Colorado 80111

Attention: Donald B. Wingerter, Jr., Chief Executive Officer

with a copy to:

Richardson & Patel, LLP

c/o Robert W. Walter

9660 East Prentice Circle

Greenwood Village, Colorado 80111

Attention: Robert W. Walter, Esq.

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto.

9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and any permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors or stockholders of any of the Parties (other than the Company Control Shareholders).

9.8 Complete Agreement. This document and the documents referred to herein contain the complete Agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Letter of Intent dated April 21, 2010.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any Party’s agreement to arbitrate) as described in Section 8.11, to the extent permitted by law, each of the Parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Colorado or United States federal court sitting in Colorado, over any suit, action or other proceeding brought by any Party arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

* * * *

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above-written.

COMPANY:

DMI BioSciences, Inc.

By:	/s/ Bruce G. Miller
Name:	Bruce G. Miller
Title:	President

PARENT:

Ampio Pharmaceuticals, Inc.

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

MERGER SUBSIDIARY:

Ampio Acquisition, Inc.

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

“DMI BIOSCIENCES CONTROL SHAREHOLDERS” or “COMPANY CONTROL SHAREHOLDERS”:

/s/ Bruce G. Miller
Bruce G. Miller

/s/ David Bar-Or
David Bar-Or

/s/ Raphael Bar-Or
Raphael Bar-Or

/s/ James Winkler
James Winkler

/s/ Wannell Crook
Wannell Crook

Genesis Investment Fund, for itself and its Affiliates:

By:	/s/ P.H. Jacobs
Print Name:	P.H. Jacobs
Title:	Director

EXHIBIT A

STATEMENT OF MERGER

of

AMPIO ACQUISITION, INC.

(a Colorado corporation)

with and into

DMI BIOSCIENCES, INC.

(a Colorado corporation)

Pursuant to the provisions of Section 7-90-203.7 of the Colorado Business Corporation Act (the “CBCA”), DMI BioSciences, Inc., a Colorado corporation (“DMI”), hereby certifies the following information relating to the merger (the “Merger”) of Ampio Acquisition, Inc., a Colorado corporation (“AAI”), with and into DMI:

FIRST: The names, address, state of incorporation, form of entity of the constituent corporations in the Merger, and the identity of the merging and surviving entities (the “Constituent Corporations”) are:

Name:	Address:	State of Incorporation	Form of Entity	Identification of entity

DMI BioSciences, Inc..	8400 East Crescent Parkway, Suite 600, Greenwood Village, CO 80111	Colorado	For-profit corporation	Surviving entity

Ampio Acquisition, Inc.	8400 East Crescent Parkway, Suite 600, Greenwood Village, CO 80111	Colorado	For-profit corporation	Merging entity

SECOND: The Agreement and Plan of Merger, by and among DMI, Ampio Pharmaceuticals, Inc., a Delaware corporation, and AAI, dated as of September 3, 2010, and as amended on December 31, 2010 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 7-90-203.4 of the CBCA.

THIRD: In accordance with the Merger Agreement, the effective time of the Merger shall be as of the filing of this Statement of Merger with the Secretary of State of the State of Colorado pursuant to Section 7-90-203.7 of the CBCA. Upon such filing, AAI shall be merged into DMI and the separate existence of AAI shall cease.

FOURTH: The name of the corporation surviving the Merger (the “Surviving Corporation”) shall be DMI BioSciences, Inc.

FIFTH: The Articles of Incorporation of DMI, as in effect immediately prior to the effective time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 8400 East Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111.

SEVENTH: A copy of the Merger Agreement will be furnished to any stockholder of any Constituent Corporation by the Surviving Corporation upon request and without cost to said stockholder.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Statement of Merger to be executed by an authorized officer on the      day of March, 2011.

DMI BIOSCIENCES, INC.

By:
Name:
Title:

EXHIBIT B

OFFICER’S CERTIFICATE

OF

DMI BIOSCIENCES, INC.

This Certificate is delivered pursuant to Section 3.2(f) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 3, 2010, and as amended on December 31, 2010, by and among DMI BioSciences, Inc., (the “Company”), Ampio Pharmaceuticals, Inc. (“Parent”) and Ampio Acquisition, Inc. (the “Merger Subsidiary”).

The undersigned, in his capacity as an officer of the Company, and not individually, hereby certifies as follows:

1. I am the duly elected, authorized and acting President of the Company.

2. The representations and warranties set forth in Article V of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respects as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct as of the date hereof has not had, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

3. The Company has performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

4. Attached hereto as Schedule B-1 is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of the Company, which resolutions authorize the Company to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

5. Attached hereto as Schedule B-2 is a true and correct copy of resolutions duly adopted by the Company’s shareholders, which resolutions authorize the Company to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

6. Following are the names, titles and true signatures of the duly elected and acting officers of the Company authorized by the attached resolutions to execute and deliver the Merger Agreement and all other agreements and documents required by the Merger Agreement referred to in the attached resolutions:

Name	Title	Signature
Bruce G. Miller	President, Chief Financial Officer, and Treasurer

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the      day of March 2011.

DMI BIOSCIENCES, INC.

By:
Name:	Bruce G. Miller
Title:	President

Schedule B-1

Company Board of Directors Resolutions

Schedule B-2

Company Shareholder Resolutions

EXHIBIT C

OFFICER’S CERTIFICATE

OF

AMPIO PHARMACEUTICALS, INC.

This Certificate is delivered pursuant to Section 3.1(f) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 3, 2010, and as amended on December 31, 2010, by and among DMI BioSciences, Inc. (the “Company”), Ampio Pharmaceuticals, Inc. (“Parent”), and Ampio Acquisition, Inc. (the “Merger Subsidiary”).

The undersigned, in his capacity as an officer of Parent, and not individually, hereby certifies as follows:

1. I am the duly elected, authorized and acting Chief Executive Officer of Parent.

2. Each of the representations and warranties set forth in Article VI of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respect as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement).

3. Each of Parent and Merger Subsidiary has performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

4. Attached hereto as Schedule C-1 is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of Parent and Merger Subsidiary, respectively, which resolutions authorize each of Parent and Merger Subsidiary to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

5. Attached hereto as Schedule C-2 is a true and correct copy of resolutions duly adopted and approved by consent of the requisite holders of Parent Common Stock, and a consent of the sole stockholder of Merger Subsidiary, which resolutions authorize Parent and Merger Subsidiary, respectively, to each execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

6. Following are the names, titles and true signatures of the duly elected and acting officers of Parent and Merger Subsidiary authorized by the attached resolutions to execute and deliver the Merger Agreement and all other agreements and documents required by the Merger Agreement referred to in the attached resolutions:

For Parent:

Name	Title	Signature
Donald B. Wingerter, Jr.	Chief Executive Officer

For Merger Subsidiary:

Name	Title	Signature
Donald B. Wingerter, Jr.	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the      day of March 2011.

AMPIO PHARMACEUTICALS, INC.

By:
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

Schedule C-1

Parent and Merger Subsidiary Boards of Directors Resolutions

Schedule C-2

Parent Shareholder Consent and Merger Subsidiary Stockholder Consent

EXHIBIT D

FORM OF RESIGNATION AND RELEASE

(to be signed by Company Executive Officers and Directors)

THIS RESIGNATION AND RELEASE is given and delivered as of March     , 2011, by                     , an adult resident of the State of Colorado (“Individual”), to and for the benefit of DMI BioSciences, Inc., a Colorado corporation (the “Company”), Ampio Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and their Affiliates.

WHEREAS, Ampio Acquisition, Inc, a Colorado corporation (“Merger Subsidiary”), will be merged with and into the Company pursuant to an Agreement and Plan of Merger dated as of September 4, 2010, as amended December 31, 2010 (the “Merger Agreement”), by and among the Company, Merger Subsidiary and Parent and, pursuant to the terms of the Merger Agreement, Parent will become the Company’s sole shareholder;

WHEREAS, the execution of this Resignation and Release is a condition to the obligations of the Company and Parent to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, Individual is an officer and/or director of the Company; and

WHEREAS, Individual will receive direct and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to Parent and the Company to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

1. Resignation. Effective as of the effective time of the merger of Merger Subsidiary with and into the Company as contemplated by the Merger Agreement (the “Effective Time”), Individual hereby voluntarily resigns from the following positions with the Company, as applicable to Individual:

a.	a member of the Board of Directors of the Company and its Subsidiary;

b.	a member of any committee of the Board of Directors of the Company and its Subsidiary on which he or she serves;

c.	an executive or non-executive officer of the Company and its Subsidiary; and

d.	a representative of the Company and its Subsidiary in any other capacity.

2. Release. Effective as of the Effective Time, Individual, on behalf of himself or herself and each of his or her heirs, legal representatives, successors and assigns, hereby releases, forever discharges and covenants not to sue each of the Company, Merger Subsidiary, Parent and, following the Merger, the Surviving Corporation, and their respective shareholders, directors and officers (but only in such person’s capacity as a shareholder, director or officer, and regardless of whether such claim may be brought individually or derivatively) (individually, a “Company Releasee” and collectively, “Company Releasees”) and the Company (on behalf of itself and Parent) hereby releases, forever discharges and covenants not to sue Individual, in each case from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of such party’s heirs, legal representatives, successors and assigns, now has, has ever had or may hereafter have against any of the Company Releasees or the Individual, as applicable, arising contemporaneously with or prior to the Effective Time (“Claims”), except (a) in the case of both parties, rights and claims arising under the Merger Agreement or any other agreement between the parties which is identified in either the Merger Agreement or the schedules attached thereto, including rights of indemnification belonging to Parent that are described in the Merger Agreement and all remedies associated therewith, (b) in the case of the Company’s and Parent’s release of Individual, claims based on willful misconduct or malfeasance, criminal violations, willful failure to deal fairly with the Parent (including, without limitation, conflicts of interest), or improper personal profit or benefit at the expense of the Company or Parent, and (c) in the case of the Individual’s release of the Company Releasees, rights and claims for indemnification pursuant to the certificate of incorporation or bylaws of Parent or the Surviving Corporation.

3. No Claims. Without limiting or expanding the release of claims set forth in Section 2 hereof, each of Individual and the Company (on behalf of itself and Parent) hereby represents and warrants to the other that it does not know of any Claim against any of the Company Releasees in the case of the representation and warranty by Individual, or Individual in the case of the representation and warranty by the Company or Parent, including, without limitation, any right to any compensation or any severance payments or any indemnification by the Company or Parent. Individual is not aware of any events or circumstances that would serve as the basis for a Claim by Individual against any of the Company Releasees and the Company and Parent are not aware of any events or circumstances that would serve as the basis for a Claim by the Company or Parent against Individual. Each party agrees that on and after the date hereof such party will use best efforts to cooperate with each other party and will not disparage such other party.

4. Confidentiality. Individual agrees that, for the period of three (3) years from and after the Closing Date, he or she shall hold in strict confidence and will keep confidential all information regarding the Company, Parent, and the Company’s business and will not use or disclose any such information to any person except: (a) with the prior written consent of Parent; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to Parent prompt notice thereof so that Parent may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by Individual or his representatives; or (d) that Individual and his, her or its representatives may disclose to his or her tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for Individual and his or her representatives to prepare and file any and all tax filings for Individual.

5. Indemnity. Individual agrees to indemnify and hold the Company Releasees harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against any of the Company Releasees by or on behalf of Individual and (b) any breach of any of the provisions of this Resignation and Release by Individual or his or its heirs, legal representatives, successors or assigns. The Company agrees to (and agrees to cause Parent to) indemnify and hold Individual harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against Individual by or on behalf of the Company or Parent and (b) any breach of any of the provisions of this Resignation and Release by the Company or its successors or assigns.

6. General.

a.	Each of the Company and Individual represents and warrants that such party is fully informed and has full knowledge and understanding of the terms, conditions and effects of this Release and Resignation, that such party has had the opportunity to consult with and has consulted with such party’s legal counsel regarding this Resignation and Release, that such party has delivered this Resignation and Release voluntarily and such party’s own free will and that, other than those contained herein, such party has not relied on any representation of the Company, Merger Subsidiary, or Parent, or any of their representatives in the case of Individual, or Individual in the case of the Company, in connection with the execution and delivery of this Resignation and Release.

b.	Each party agrees that this Resignation and Release shall be binding upon such party and his or its heirs, legal representatives, successors and assigns.

c.	If any portion of this Resignation and Release is held invalid by the final judgment of any court of competent jurisdiction, each party agrees that the remaining provisions shall remain in full force and effect as if such invalid provision had not been included in this Resignation and Release.

IN WITNESS WHEREOF, Individual has executed this Resignation and Release as of the day and year first written.

“Individual”

Print Name:

Annex B

EXPLANATORY NOTE

The following Annex B consists of two parts. The first part is an updated fairness opinion dated January 17, 2011 provided by Bluestone Investment Banking Group, LLC (“Bluestone IBG”) to the Board of Directors of DMI BioSciences, Inc. The second part is the original fairness opinion dated September 8, 2010 provided by Bluestone IBG to the Board of Directors of DMI BioSciences, Inc. The updated fairness opinion was obtained by DMI BioSciences, Inc. due to (i) the December 31, 2010 amendment to the Agreement and Plan of Merger between the parties that modified the terms of the proposed merger as described therein, and (ii) the receipt of clinical trial data for Zertane that were not available at the time the original fairness opinion was issued.

January 17, 2011

The Board of Directors

DMI Biosciences, Inc.

5445 DTC Parkway, Suite P4

Greenwood Village, CO 80111

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, as of the date thereof, to the holders of the common stock of DMI Biosciences, Inc. (“Biosciences”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) among Biosciences, Ampio Pharmaceuticals, Inc. (“Ampio”), and a wholly-owned subsidiary of Ampio (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Biosciences (the “Merger”) and (ii) each outstanding share of the common stock, no par value, of Biosciences (“Biosciences Common Stock”) will be converted into the right to receive $0.84643 shares of Ampio stock (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Agreement and Plan of Merger dated September 3, 2010 as well as the Amendment to Agreement and Plan of Merger dated December 31, 2010 and included in the Amended S-4 filed with the Securities and Exchange Commission on January 13, 2011 and held discussions with certain senior officers, directors and other representatives and advisors of Biosciences concerning the businesses, operations and prospects of Biosciences and Ampio. We examined certain available business and financial information relating to Biosciences as well as certain financial forecasts and other information and data relating to Biosciences which were provided, discussed, or jointly prepared with us by the management of Biosciences. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical capitalization of Biosciences Common Stock, the historical and projected earnings and other operating data of Biosciences, and the capitalization and financial condition of Biosciences. We considered and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Biosciences. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

Board of Directors DMI Biosciences, Inc.	January 17, 2011 Page 2 of 3

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Biosciences that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Biosciences provided to, provided in conjunction with, or otherwise reviewed by or discussed with us. We have been advised by the management of Biosciences that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Biosciences as to the future financial performance of Biosciences.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Biosciences, Ampio or the contemplated benefits of the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Biosciences nor have we made any physical inspection of the properties or assets of Biosciences.

Our opinion is necessarily based upon information available to us, and financial and other conditions and circumstances existing, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion, although we reserve the right to do so. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of Biosciences Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Biosciences, the underlying business decision of Biosciences to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Biosciences or the effect of any other transaction in which Biosciences might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration.

Under the terms of a letter agreement, we received a fee for our services, a portion of which was paid upon the execution of the engagement letter with us, with the remainder paid on the delivery of this opinion. No portion of the fee is contingent upon the consummation of the Merger or the conclusions set forth in our opinion. In addition, Biosciences has agreed to reimburse us for certain of our reasonable out-of-pocket expenses incurred in connection with the service rendered by us under our engagement letter with Biosciences. Biosciences has also agreed to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Board of Directors DMI Biosciences, Inc.	January 17, 2011 Page 3 of 3

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Biosciences in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger. Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Biosciences Common Stock.

Very truly yours,

/s/ Bluestone Investment Banking Group, LLC

Bluestone Investment Banking Group, LLC

September 8, 2010

The Board of Directors

DMI Biosciences, Inc.

8400 East Crescent Parkway, Suite 600

Greenwood Village, CO 80111

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, as of the date thereof, to the holders of the common stock of DMI Biosciences, Inc. (“Biosciences”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) among Biosciences, Ampio Pharmaceuticals, Inc. (“Ampio”), and a wholly-owned subsidiary of Ampio (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Biosciences (the “Merger”) and (ii) each outstanding share of the common stock, no par value, of Biosciences (“Biosciences Common Stock”) will be converted into the right to receive $0.84795 shares of Ampio stock (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement dated September 3, 2010 and held discussions with certain senior officers, directors and other representatives and advisors of Biosciences concerning the businesses, operations and prospects of Biosciences and Ampio. We examined certain available business and financial information relating to Biosciences as well as certain financial forecasts and other information and data relating to Biosciences which were provided, discussed, or jointly prepared with us by the management of Biosciences. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical capitalization of Biosciences Common Stock, the historical and projected earnings and other operating data of Biosciences, and the capitalization and financial condition of Biosciences. We considered and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Biosciences. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the

Board of Directors DMI Biosciences, Inc.	September 8, 2010 Page 2 of 3

assurances of the management of Biosciences that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Biosciences provided to, provided in conjunction with, or otherwise reviewed by or discussed with us. We have been advised by the management of Biosciences that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Biosciences as to the future financial performance of Biosciences.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Biosciences, Ampio or the contemplated benefits of the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Biosciences nor have we made any physical inspection of the properties or assets of Biosciences.

Our opinion is necessarily based upon information available to us, and financial and other conditions and circumstances existing, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion, although we reserve the right to do so. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of Biosciences Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Biosciences, the underlying business decision of Biosciences to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Biosciences or the effect of any other transaction in which Biosciences might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration.

Under the terms of a letter agreement, we received a fee for our services, a portion of which was paid upon the execution of the engagement letter with us, with the remainder paid on the delivery of this opinion. No portion of the fee is contingent upon the consummation of the Merger or the conclusions set forth in our opinion. In addition, Biosciences has agreed to reimburse us for certain of our reasonable out-of-pocket expenses incurred in connection with the service rendered by us under our engagement letter with Biosciences. Biosciences has also agreed to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Biosciences in its evaluation of the proposed Merger, and our opinion is

Board of Directors DMI Biosciences, Inc.	September 8, 2010 Page 3 of 3

not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger. Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Biosciences Common Stock.

Very truly yours,

/s/ Bluestone Investment Banking Group, LLC

Bluestone Investment Banking Group, LLC

ANNEX C

ADDITIONAL INFORMATION CONCERNING

AMPIO PHARMACEUTICALS, INC.

The information below includes additional information about (1) Ampio’s business, including information concerning Ampio’s product candidates, business strategy, intellectual property, government regulations to which Ampio is subject, property, employees and related topics, (2) the executive officers and directors of Ampio both before and after the merger, (3) executive compensation and corporate governance information, (3) related party transactions between Ampio, on the one hand, and BioSciences, Ampio’s executive officers, directors, and 5% or more shareholders, on the other hand, and (4) Ampio’s principal shareholders. We encourage you to review in its entirety this information, in addition to the information about Ampio contained in the information statement/prospectus in the sections entitled, “Risk Factors,” “Selected Historical Consolidated Financial Data of Ampio,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Ampio,” “Information about the Companies,” “Description of Ampio Common Stock,” and “Comparison of Rights of Ampio Shareholders and BioSciences Shareholders.” You may also view Ampio’s Code of Conduct and Ethics, and the Charters of its Nominating and Governance, Audit and Compensation Committees, on Ampio’s web site, www.ampiopharma.com, by clicking on the “Corporate Governance” tab under the “Investor Relations” menu.

You may also review this information and additional data concerning Ampio that is contained in Ampio’s Annual Report on Form 10-K, which was filed with the SEC on February 16, 2011.

References below to “we,” “us” and “our,” and similar terms refer to Ampio Pharmaceuticals, Inc.

BUSINESS

Overview and Background

We are a development stage pharmaceutical company engaged in the discovery and development of innovative, proprietary pharmaceutical and diagnostic products to identify and treat inflammatory conditions, metabolic disorders, and cancer. Our predecessor, Life Sciences, was formed by Michael Macaluso, our chairman of the board, and incorporated in Delaware in December 2008. Life Sciences did not conduct any business activity until April 16, 2009, at which time Life Sciences purchased certain assigned intellectual property including 107 patents and patent applications, business products and tangible property from BioSciences. Life Sciences issued 3,500,000 shares of our common stock to BioSciences, and assumed certain liabilities, as consideration for the assets purchased from BioSciences. At the time of the asset purchase, Life Sciences and BioSciences agreed to a non-compete prohibiting both companies from competing with one another anywhere in the world for a period of three years, and also agreed that we would receive 10% of license royalty revenues received by BioSciences from the PE drug.

Immediately prior to the merger of Life Sciences with a subsidiary of Chay Enterprises, Inc., the outstanding Series A preferred stock of Life Sciences was converted into Life Sciences common stock, in accordance with Life Sciences amended and restated certificate of incorporation. That document called for the automatic conversion of the Series A preferred stock into common stock immediately prior to the merger of Life Sciences with a publicly traded company in which the holders of the voting securities of the publicly-traded company before the merger hold less than 25% of the total voting power of Life Sciences’ voting securities after the merger. As the corporate entity’s common stockholders before the Chay merger held less than 6% of the total outstanding shares after the merger, the Life Sciences’ Series A preferred stock was then converted automatically into Life Sciences’ common stock.

In April 2010, we announced the execution of a letter of intent to acquire BioSciences. The purpose of this transaction was to unify our management team and ownership, as our chief financial officer and a number of our non-executive officers were then serving also as officers and employees of BioSciences. At that time, Dr. Bar-Or and the other executive officers of BioSciences agreed to donate back to the capital of BioSciences all of the common stock owned by them in BioSciences. This donation to capital had the effect of increasing substantially the ownership percentage of the non-management shareholders of BioSciences, many of whom had been BioSciences shareholders for a number of years.

In addition, when Life Sciences purchased intellectual property from BioSciences in April 2009, BioSciences received 3,500,000 shares of our common stock that represented approximately 20% of our outstanding shares.

Because of this common ownership and the common management described above, we concluded that an acquisition of BioSciences would remove the potential for conflicts of interest between us and BioSciences, and would provide us also with the opportunity to seek a new licensing partner for the PE drug. That drug was returned to BioSciences in June 2010 by a major pharmaceutical company that had previously licensed Zertane.

Business Model

Our principal focus is developing pharmaceutical products that can achieve more rapid marketing approvals through identifying new applications, indications, dosing, and chemical combinations for compounds previously approved as safe and effective by the FDA or EMEA. Known as drug repositioning, this strategy reduces the risk of product failure due to adverse toxicology, leads to more modest investments during development, and may achieve more rapid marketing approval. Two of our most advanced product candidates are repositioned drugs (as is Zertane) for which we have secured or are securing U.S. and international patent protection covering their unique composition or application.

We intend to develop proprietary pharmaceutical drugs and diagnostic products which capitalize on our intellectual property that includes owned and assigned patents, filed patent applications, exclusive licenses, and trade secrets and know-how, some of which may be the subject of future patent applications. Our intellectual property is strategically focused on three primary areas: new uses for repositioned drugs, new molecular entities, or NMEs, and rapid point-of-care tests for diagnosis, monitoring and screening.

Repositioned Drugs

Drug repositioning is the use of approved drugs to treat new diseases, sometimes referred to as new indications. Drug repositioning, sometimes called drug repurposing, drug re-profiling, or therapeutic switching, is the discovery of new uses for FDA-approved drugs and making them available to new patient populations after completion of human clinical trials. In contrast to the development of New Molecular Entities (“NMEs”) we believe that repositioned drugs can significantly accelerate development, improve success rates and lower development costs. This belief is based on the fact that repositioned drugs have already passed a significant number of toxicity and other tests reflecting previously collected pharmacokinetic, toxicology and safety data; the drug’s safety is known with respect to existing indications, and the risk of failure for reasons of adverse toxicology are reduced. By contrast, developing a NME can be significantly more costly than developing a repositioned drug, as pharmacokinetic, toxicology and safety data must first be collected in animal studies for a NME unless a compassionate need or other exception can be obtained.

Repositioning is becoming a primary strategy for many research-based pharmaceutical companies. Examples of some well-known repositioned drugs include Pfizer’s Viagra® (sildenafil) in erectile dysfunction; CollaGenex’ Periostat® in periodontitis; and Oracea® in rosacea (both of which are new uses of the antibiotic doxycycline). Other companies that are engaged in repositioned initiatives include Horizon Therapeutics, which is developing a single-pill combination of ibuprofen and pepcid to reduce gastrointestinal complications that occur when patients take high doses of non-steroidal anti-inflammatory drugs; Orexigen, which is a repositioned two fixed-dose combination product for the treatment of obesity; and Somaxon, which is repositioning the antidepressant doxepin for use in insomnia.

Optina: Repositioned Drug to Treat Diabetic Retinopathy, DME, and Wet AMD

Our leading drug candidate, Optina, is low-dose danazol, which was first approved by the FDA in the early 1970’s and is a derivative of the synthetic steroid ethisterone. Dr. Bar-Or has determined that danazol in low doses has the capability to control the permeability of blood vessels, thus reducing vascular leakage. Optina is an orally-administered compound designed to treat diabetic retinopathy, diabetic macular edema, or DME, and neovascular age-related macular degeneration, or wet AMD.

Although the mechanism of action of Optina is not fully understood, we have shown that Optina has multi-targeted, disease-modifying activity that inhibits inflammation, cell proliferation, neovascularization, fibrosis and scarring. We have demonstrated that Optina reaches the target blood vessels and tissue of the eye.

The market size for diabetic retinopathy, DME and wet AMD is difficult to measure but the demographics suggest a very large potential market exists. The American Diabetes Association reports that 20.8 million people in the U.S. have diabetes and another 54 million are pre-diabetic with 20% of type-2 diabetic patients having retinopathy when diagnosed. According to the World Health Organization, approximately 5 million individuals have diabetic retinopathy, accounting for 5 percent of world blindness. Over 360 million people worldwide are projected to have diabetes and its complications by 2030 with almost all patients with type-1 diabetes and more than 60% of patients with type-2 diabetes developing retinopathy. The International Diabetes Federation estimates that 285 million people around the world have diabetes and approximately 14% of people with diabetes have DME. According to the American Academy of Ophthalmology, the prevalence of DME increases to 29% for people with diabetes who use insulin for more than 20 years. By 2030, the incidence of diabetes is expected to rise to 438 million worldwide, and the incidence of diabetes-related conditions like DME, diabetic retinopathy, and diabetic nephropathy are also expected to continue to increase proportionately. We believe that an effective oral drug treatment of diabetic retinopathy, DME and wet AMD is a significant unmet medical need.

If untreated, DME leads to moderate vision loss for one out of four people with diabetes over a period of three years and can lead to blindness over a period of seven years. Existing therapies for diabetic retinopathy, DME and wet AMD include focal and grid laser therapy, which is the current standard of care, as well as photodynamic therapy, surgery, and intravitreal treatment, or IVT, using Lucentis, Avastin, or Macugen. Lucentis is costly compared to alternative injection therapies, while Avastin is currently approved only for cancer treatment and is being used off-label by ophthalmologists to treat DME and wet AMD. Macugen recently completed a Phase III trial in which subjects were given injections in the eye as often as every six weeks in both the first and second year of the trial, which resulted in patients gaining 5.2 letters of vision compared to 1.2 letters for patients receiving a sham injection. There are currently no oral medications available for treatment of DME and wet AMD. We believe Optina has the potential to effectively treat DME and wet AMD without costly laser therapy and without requiring ongoing injections of pharmaceuticals in the eye. For these reasons, we believe Optina represents a significant Phase II stage clinical opportunity.

Having developed over four decades of experience in human use worldwide, we believe Optina has demonstrated an acceptable safety profile that supports treatment of human neovascular and inflammatory ocular diseases. We anticipate that Optina can be offered to patients in a variety of formulations, including oral tablets, extended release implants, local injections and topically as eye drops. These formulations can increase bioavailability to the eye, may increase patient compliance and could provide additional barriers to competition.

We have filed method of use, composition and device patent applications for Optina in a variety of ocular and other indications in the U.S. and internationally.

We believe Optina will be eligible for regulatory approval in the U.S. as a §505(b)(2) New Drug Application submission and in the EU under its “hybrid abridged” procedure. Optina is potentially suitable for Fast Track designation and, if received, FDA 505(b)(2) regulatory approval can provide three years of market exclusivity in the U.S.

We entered into a contract with St. Michael’s Hospital in Toronto, Canada, and patient enrollment began in January 2011 for a human clinical trial titled, “A Randomized, Double-blind, Placebo-Controlled, Parallel Treatment Group, Dose-Ranging, Efficacy and Safety Study of Oral [Optina] Capsules in Subjects with Diabetic Macular Edema.” We intend to prepare for a second clinical trial while examining formulation and manufacturing issues. On completion of the dose-ranging, efficacy and safety study, we will be positioned for a larger, pivotal FDA clinical trial to confirm safety and effectiveness. Based on our perception of the high unmet need for a drug such as Optina, the lack of pharmaceutical competition, and the history of the active pharmaceutical ingredient in Optina, we believe that Optina could potentially be available for marketing in approximately three years in the U.S., and could potentially be available for marketing in two years in some international markets.

Vasaloc: Repositioned Drug to Treat Diabetic Nephropathy

Untreated diabetic nephropathy leads to kidney damage or renal failure. Diabetes has become the most common single cause of end-stage renal disease, or ESRD, in the U.S. and Europe. While the exact cause of diabetic nephropathy is unknown, it is believed that excessive blood sugar damages nephrons. Once these structures are damaged, they begin to leak and protein (albumin) begins to pass into the urine. Standard modalities for the treatment of diabetic nephropathy include controlling blood glucose levels by using a variety of hormone therapies such as insulin, by stimulating the release of insulin using sulfonylureas, or through use of insulin derivatives. As high blood pressure is known to increase the rate of decline in renal function, diabetics are generally advised to control blood pressure using one or a combination of angiotensin-converting enzyme (ACE) inhibitors, Angiotensin II receptor blockers (ARBs), calcium channel blockers, diuretics, or beta-blockers. When renal failure occurs, dialysis is often required and a kidney transplant may become the only viable treatment option.

Vasaloc is an orally-administered compound based on low-dose danazol that is designed to treat diabetic nephropathy. We believe Vasaloc offers an effective means to treat diabetic nephropathy by reducing glucose-induced damage to the small vessels of the kidney, thereby stabilizing kidney function and reducing complications from kidney damage. We expect to contract for Phase II clinical trials of Vasaloc to begin in the first quarter of 2011, and expect the trial will be complete by the first quarter of 2012 or sooner.

Ampion: Repositioned Biologic to Treat Inflammatory Conditions and Autoimmune Diseases

Ampion is a non-steroidal biologic, aspartyl-alanyldiketopiperazine, referred to as DA-DKP. This compound is comprised of two amino acids derived from human albumin, and is designed to treat chronic inflammatory and autoimmune diseases. Because it is a naturally occurring human molecule, DA-DKP is present in the body and can be detected in plasma. Ampion has significant effects on inflammation and other physiological and metabolic parameters. Dr. Bar-Or has published a number of studies and articles on the anti-inflammatory immune response of DA-DKP. We intend to conduct pilot clinical studies on the effect of DA-DKP in patients suffering from multiple sclerosis, an autoimmune disease caused by nerve damage attributable to inflammation. There is currently no cure for MS and it is unknown what triggers the body’s inflammatory response.

We plan to conduct studies of Ampion in Australia and India commencing in the second or third quarter of 2011, and expect these studies will take approximately 24 months to complete. The trials in Australia will explore the efficacy of human albumin-derived Ampion in the treatment of two unrelated conditions. The Ampion-injection-into-knee (AIK) trial will be designed to assess the efficacy of Ampion in the reduction of pain and inflammation of osteoarthritis of the knee. The Wound Exudate Attenuation and Prevention (WEAP) trial will assess the efficacy of albumin-derived Ampion in the reduction of fluid loss across wounds. We expect the AIK trial to provide clinical data that will assist us in designing testing regimens for other inflammatory-related diseases such as rheumatoid arthritis and auto immune diseases, lupus, and multiple sclerosis, while the WEAP trial will provide us a model for evaluating early inflammatory changes related to fluid management.

The Indian trials are expected to assess the use of several Ampion formulations based on a synthetic version of the Ampionmolecule we are producing under U.S.cGMP and API control. While the naturally-occurring molecule has been given to millions of patients in the form of approved human albumin, a number of countries have social or religious objections to the use of human blood products. In these countries, health authorities promote the use of “substitutes,” which we believe offers a market opportunity for the synthetic version of Ampion. The Indian trials will assess the use of synthetic Ampion oral therapy for the treatment of systemic inflammation from rheumatoid disease, and for parameters associated with Metabolic syndrome, a group of factors that increase the risk of coronary artery disease, stroke and type 2 diabetes.

New Molecular Entities, or NMEs

It has been widely reported that the average cost of developing a NME from discovery to launch is more than $800 million. However, this cost reflects failed research efforts, the estimated value of alternative investments, and is based also on the experience of a sample of large pharmaceutical firms. Our development strategy for NMEs is to obtain laboratory and animal study evidence that a drug is safe and effective enough for human testing through rapid, low-cost preclinical proof-of-concept, or POC. Preclinical POC involves collecting pharmacokinetic, toxicology and safety data in a cost-effective and timely manner.

We believe that drugs derived from naturally-occurring peptides or that are analogues of previously approved drugs may have a higher chance of success in development. We have two classes of NMEs that have shown biological activity in the laboratory, including drug candidates that have been successfully tested for efficacy in animal models.

The first class of NMEs we are testing are nine compounds which are derivatives of Methylphenidate, which is a drug approved for treatment of attention-deficit hyperactivity disorder, Postural Orthostatic Tachycardia

Syndrome, and narcolepsy, most commonly known under the trade name Ritalin. Dr. Bar-Or has synthesized and applied for patents for these nine compounds, which have demonstrated anti-angiogenesis and anti-metastasis properties. We expect to seek a special protocol assessment from the FDA under which one or more of our Methylphenidate compounds can be administered under a compassionate need exception to patients suffering from advanced liver, ovarian, brain or other cancers. Methylphenidates may also have applications for macular degeneration and to Alzheimer’s or other neurodegenerative disorders, as Methylphenidates have strong anti-inflammatory properties.

We have also conducted early research into how Copper chelating peptides, also considered an NME, can be used to treat Acute Coronary Syndrome, or ACS, and strokes. Because of the nature and extent of clinical trials needed to obtain regulatory approval for NMEs, we plan to out-license these compounds to collaborators after we have obtained early clinical data, in the case of Methylphenidates, and after toxicology studies are completed, in the case of d-DAHK. d-DAHK, Asp-Ala-His-Lys-NH2, is a small, synthetic mimic of the high affinity metal binding site of the N-terminus of human serum albumin. Dr. Bar-Or has demonstrated that by sequestering copper, d-DAHK inhibits the formation of pro-angiogenic cytokines and chemokines, reduces ROS formation, and inhibits the earliest stages of inflammation initiated by ischemia-reperfusion events. Preclinical in vitro and whole animal in vivo myocardial infarction and stroke model studies have demonstrated that d-DAHK provides significant preservation of cardiac and cerebral function. d-DAHK can be delivered intravenously for ACS, low cardiac output syndrome, or stroke.

ACS includes acute myocardial infarction and unstable angina pectoris, and is the leading single cause of death in the U.S. According to the American Heart Association and the American College of Cardiology, more than 1.6 million cases of ACS occur each year in the U.S., with more than 500,000 associated annual deaths. d-DAHK is uniquely positioned to help preserve myocardial contractility during ACS, and also to prevent in-stent restenosis after angioplasty/stent procedures, especially now that drug-eluting stents are considered to be a less attractive treatment option. d-DAHK crosses the blood-brain barrier and can also help preserve cognitive function after open-heart bypass or valve replacement surgeries as well as during acute strokes.

Emerging evidence indicates that inflammatory responses during ACS are responsible for significant myocardial tissue damage and loss of cardiac function. Accordingly, reducing inflammation is an emerging target for cardiovascular disease. A number of studies have shown that inflammation of blood vessels is one of the major factors that increases the incidence of heart disease, including atherosclerosis (clogging of the arteries), stroke and myocardial infarction or heart attack. Studies have associated obesity and other components of metabolic syndrome and cardiovascular risk factors with low-grade inflammation.

d-DAHK is non-toxic in early preclinical safety studies at approximately 100 times an anticipated human dose. We anticipate currently that this class of compounds will have acceptable human safety profiles. D-DAHK is soluble, stable, easily manufactured, can be administered orally, and is protected by a variety of U.S. and international patent filings. We expect an investigational new drug application can be submitted to the Food and Drug Administration (“FDA”) in 12 to 18 months with access to additional financial resources. We are beginning to explore research and development opportunities with pharmaceutical companies interested in the treatment of ACS, low cardiac output syndrome, or stroke using d-DAHK.

In Vitro Diagnostics

Diagnostics serve a key role in the health value chain by influencing the quality of patient care, health outcomes and downstream resource requirements. From consumer-friendly at-home pregnancy and glucose monitoring tests to more complex automated laboratory-based systems, these tests are often first-line health decision tools. While diagnostics comprise less than 5% of hospital costs and about 1.6% of all Medicare costs, their findings are commonly believed to influence as much as 60-70% of health care decision-making. The value of diagnostics accrues not only to clinicians and patients, but to health care managers, third-party payors and quality assurance organizations that use diagnostic performance to measure and improve health care quality.

Oxidation-reduction potential is a tightly controlled measurement, much like the vital signs routinely measured in medical practice – temperature, heart rate, respiratory rate, blood pressure and oxygen saturation of blood. Abnormal changes in oxidation-reduction potential are closely associated with poor outcomes in critically ill patients, including heart attack and pneumonia. Rapid results are essential for optimal treatment adjustments in critical care areas such as emergency and intensive care departments. Oxidation-reduction potential results may also help determine which patients are at high risk of early readmission at hospital discharge, especially patients with heart attack, heart failure, stroke, and pneumonia.

Numerous scientific studies confirm the clinical value of measuring oxidative stress. Recently, a large assortment of blood and cell tests have been used in research studies to measure separate biomarkers of oxidative stress, such as lipid peroxidation, protein oxidation and total antioxidants, but currently several of these separate biomarker test results are needed to start to assess total oxidative stress. We believe no practical or efficient method currently exists for measuring these oxidative stress biomarkers in a clinical setting. Oxidative stress is often a marker for inflammation, which in turn indicates the presence of disease-related processes or developing conditions.

We have developed a handheld Oxidation-Reduction Potential, or ORP, diagnostic device for use at home or in healthcare facilities that will measure the oxidants and antioxidants in human blood. The ORP device provides the first integrated measure of total oxidative stress status for clinical practice. This device is being developed as a battery-powered unit using a drop of whole blood exposed to disposable electrode strips to provide a rapid test result that will measure the oxidants and antioxidants in human blood. Four clinical trials are currently being conducted in two hospitals and include a stroke study, a PET/CT/ORP study in chest pain patients, evaluation of lactate and ORP by paramedical personnel and ORP in critically ill older traumatized patients. Results of these trials which are anticipated to be completed within the next six months will determine the clinical utility of Ampio’s point of care ORP device.

The ORP device is currently prototyped and the first prototypes are now being prepared for testing. We developed a disposable electrode for use in the ORP device and have calibrated the device to measure oxidants and antioxidants while taking into account various factors that may affect oxidative stress.

We have several other research initiatives underway at this time. However, these initiatives are early-stage and are not yet capable of being assessed for commercialization.

Business Strategy

Our disciplined innovation process is built on clinical observations and patient data gathered under appropriate IRB supervision from clinicians who collaborate with Dr. Bar-Or. Dr. Bar-or is in charge of the research departments at two of the three Level I trauma centers in the State of Colorado, at which over 120,000 emergency room consultations take place annually. Dr. Bar-Or’s clinical team includes biochemists, epidemiologists, molecular biologists, computational biologists and nursing staff. In collaboration with other professional colleagues who provide advisory input, such as vascular surgeons, orthopedic surgeons, neurologists, nephrologists and ER specialists, Dr. Bar-or uses a multidisciplinary approach to evaluate clinical interactions that direct further research.

Once product candidates are identified and clinical efficacy for one or more indications is initially determined, we focus our development work on advancing product candidates that we believe offer significant therapeutic advantages over currently available treatments and which represent large potential markets. We look to advance product candidates that also address multiple clinical indications, have proven safety profiles, and which can timely demonstrate clinical efficacy. We intend to continue to maintain a diversified product candidate pipeline to mitigate risks associated with pharmaceutical development and increase the likelihood of commercial success.

During the discovery process, we review pertinent scientific literature and conduct searches of patent records in order to make a preliminary determination of patentability. As many of our product candidates are repositioned drugs, the nature and extent of potentially available patent protection is central to our development decisions. Although we are in early clinical testing of two NMEs, we primarily target development of repositioned drugs because these drugs are based on compounds or medicines already approved by the FDA and/or the EMEA. We believe our repositioned drug product candidates may receive faster regulatory approvals than NMEs, thus extending the period during which these product candidates will enjoy patent protection for commercialization.

In order to control development costs and expedite the commencement of clinical trials, we intend to outsource clinical trials to hospitals located in Canada, the European Union member states, Australia, India, and perhaps countries in the Far East. We plan also to outsource manufacturing, and to out-license to collaborators the rights to sell and market, any product candidates that receive regulatory approval within or outside the U.S. We may also opportunistically enter into agreements with collaborators prior to licensing that may be country, region or application specific and that may lead to sublicenses. Although outsourcing may reduce income derived from any sales of approved products, our business model is premised on carefully controlling fixed overhead and development costs, creating a catalyst to value by identifying patent-protectable product candidates with significant commercial potential and clinical efficacy, and to advance those product candidates through clinical trials and the regulatory approval process in order to position an approved product for global market introduction by a licensee.

We believe there are a number of potential licensees for any products that receive regulatory approval, including pharmaceutical and biotechnology companies with substantial manufacturing facilities, established sales organizations, and significant marketing resources. Even if a product candidate receives regulatory approval and is successfully commercialized, we have no plans to change our business model and substantially increase our retained development activities, engage in manufacturing, or develop a sales and marketing organization. We intend to maximize shareholder value by strategically identifying, developing and advancing patent-protectable product candidates to the point that a compelling rationale exists for a collaborator to license any product receiving regulatory approval. If any of our product candidates are licensed to a collaborator, we may marginally increase our operating budget to conduct additional research, but we will intentionally continue to outsource clinical trials, manufacturing, and marketing to collaborators in order to meet our business objectives.

Regulation

The preclinical and clinical development, testing, manufacture, safety, efficacy, labeling, storage, distribution, promotion, sale and export, reporting, and record-keeping of our product candidates are subject to extensive regulation. The FDA and corresponding state agencies are primarily responsible for such regulation in the United States, and similar regulatory agencies in foreign countries are responsible for regulation of our product candidates outside the United States. We must provide the FDA and foreign regulatory authorities, if applicable, with clinical data that appropriately demonstrate each product candidate’s safety and efficacy in humans before the product candidate can be approved for the targeted indications. We are unable to predict whether regulatory approval will be obtained for any product candidate we are developing or plan to develop. The regulatory review and approval process can take many years, is dependent upon the type, complexity, and novelty of the product, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing reporting or monitoring.

We may encounter delays or product candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. Even if we obtain required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may:

•	adversely affect the commercialization of any product candidates we develop; and

•	diminish any competitive advantages that such product candidates may have or attain.

Furthermore, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we may encounter or be subject to:

•	delays in clinical trials or commercialization;

•	refusal by the FDA to review pending applications or supplements to approved applications;

•	product recalls or seizures;

•	suspension of manufacturing;

•	withdrawals of previously approved marketing applications; and

•	fines, civil penalties, and criminal prosecutions.

The ability to market a product outside of the United States is contingent upon receiving a marketing authorization from appropriate regulatory authorities. Foreign regulatory approval processes typically involve risks similar to those associated with obtaining FDA approval and may include additional risks. In addition, the requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from that required for FDA approval. We cannot assure you any of our product candidates will prove to be safe or effective, will receive regulatory approvals, or will be successfully commercialized.

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us or on our behalf are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Drug manufacturers and their subcontractors are required also to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with current Good Manufacturing Processes, or cGMP. The cGMP impose rigorous procedural and documentation requirements upon us and any manufacturers engaged by us. We cannot be certain that we or our present or future contract manufacturers or suppliers will be able to comply with cGMP regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, we and our contract manufacturers must provide certain updated safety and efficacy information to the FDA and other regulatory agencies. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs (or other post-approval changes) may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug product also must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

The FDA’s policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our product candidates. Moreover, increased attention to the containment of health care costs in the United States and in foreign markets could result in new government regulations that could cause an increase in our compliance, manufacturing, or other operating expenses, or decrease our gross margins on any product candidates we commercialize.

Regulatory Approval Process for NMEs

FDA regulations require us to undertake a long and rigorous process before any of our NME product candidates may be marketed or sold in the United States. This regulatory process typically includes the following steps:

•	the performance of satisfactory preclinical laboratory and animal studies under the FDA’s Good Laboratory Practices regulation;

•	the development and demonstration of manufacturing processes which conform to FDA-mandated cGMP;

•	the submission and acceptance of an Investigational New Drug (“IND”) application which must become effective before human clinical trials may begin in the United States;

•	obtaining the approval of Institutional Review Boards (“IRBs”), at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials;

•	the successful completion of a series of adequate and well-controlled human clinical trials to establish the safety, purity, potency and efficacy of any product candidate for its intended use; and

•	the submission to, and review and approval by the FDA of a New Drug Application (“NDA”) before any commercial sale or shipment of a product.

This process requires a substantial amount of time and financial resources which we currently do not possess. Even if we obtain financing that can be directed to the NME product candidate approval process, there is not assurance this process will result in the granting of an approval for any of our product candidates on a timely basis, if at all.

Preclinical Testing

Preclinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these preclinical tests, together with manufacturing information, analytical data and the clinical trial protocol, must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Preclinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s Good Clinical Practices requirements.

Clinical Trials

Human clinical trials are typically conducted in three sequential phases:

• Phase 1.	In Phase 1 clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used. The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase 1 clinical trials generally include less than 50 subjects or patients.

• Phase 2.	During this phase, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase 3 trial.

• Phase 3.	If and when one or more Phase 2 trials demonstrate that a specific dose or range of doses of a product candidate is likely to be effective and has an acceptable safety profile, one or more Phase 3 trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase 3 trials will generally be designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy. The successful demonstration of clinical efficacy and safety in one or more Phase 3 trials is typically a prerequisite to the filing of a NDA for a product candidate.

We cannot be certain that we will successfully complete the Phase 1, Phase 2, or Phase 3 testing of our product candidates within any specific time period, if at all. Furthermore, The FDA or an IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Post-Approval Regulation

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. We cannot be certain that we or our present or future contract manufacturers or suppliers will be able to comply with cGMP regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, we and our contract manufacturers must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission (“FTC”) requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

The FDA’s policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our product candidates. Moreover, increased attention to the containment of health care costs in the United States and in foreign markets could result in new government regulations that could have a material adverse effect on our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Fast Track Status and Orphan Drug

The FDA has developed “Fast Track” policies, which provide the potential for expedited review of a NDA. However, there is no assurance that the FDA will, in fact, accelerate the review process for a Fast Track product candidate if we submit a product for that review. Fast Track status is provided only for those new and novel therapies that are intended to treat persons with life-threatening and severely debilitating diseases where there is a defined unmet medical need, especially where no satisfactory alternative therapy exists or the new therapy is significantly superior to alternative therapies. During the development of product candidates that qualify for this status, the FDA may expedite consultations and reviews of these experimental therapies. An accelerated approval process is potentially available to product candidates that qualify for this status and the FDA may expedite consultations and review of these experimental therapies. Further, an accelerated approval process is potentially available for product candidates that have been studied for their safety and effectiveness in treating serious or life-threatening illnesses.

The FDA can base approval of a marketing application for a Fast Track product on an effect on a clinical endpoint, or on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may condition the approval of an application for certain Fast Track products to additional post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint. Fast Track status also provides the potential for a product candidate to have a “Priority Review.” A Priority Review allows for portions of the NDA to be submitted to the FDA for review prior to the completion of the entire application, which could result in a reduction in the length of time it would otherwise take the FDA to complete its review of the NDA. Fast Track status may be revoked by the FDA at any time if the clinical results of a trial fail to continue to support the assertion that the respective product candidate has the potential to address and unmet medical need.

The FDA may grant Orphan Drug status to drugs intended to treat a “rare disease or condition,” which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. If and when the FDA grants Orphan Drug status, the generic name and trade name of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Aside from guidance concerning the non-clinical laboratory studies and clinical investigations necessary for approval of the NDA, Orphan Drug status does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The FDA may grant Orphan Drug status to multiple competing product candidates targeting the same indications. A product that has been designated as an Orphan Drug that subsequently receives the first FDA approval is entitled to Orphan Drug exclusivity. This exclusivity means the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years from the date of the initial FDA approval. Orphan Drug approval may also provide certain tax benefits to the company that receives the first FDA approval. Finally, the FDA may fund the development of orphan products through its grants program for clinical studies.

Foreign Regulatory Approval

Outside of the United States, our ability to market our product candidates will be contingent also upon our receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those we will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from that required for FDA approval.

Europe

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. The mutual recognition process results in separate national marketing authorizations in the reference member state and each concerned member state. We will seek to choose the appropriate route of European regulatory filing in an attempt to accomplish the most rapid regulatory approvals for our product candidates when ready for review. However, the chosen regulatory strategy may not secure regulatory approvals or approvals of the chosen product indications. In addition, these approvals, if obtained, may take longer than anticipated. We can provide no assurance that any of our product candidates will prove to be safe or effective, will receive required regulatory approvals, or will be successfully commercialized.

Intellectual Property

As of December 31, 2010, we owned or were the exclusive licensee under nine issued United States patents, 22 U.S. pending patent applications, 15 issued international patents, and 79 pending international patent applications. The following tabulates the U.S. and international patents owned or licensed by Ampio, including the jurisdiction for international issued patents, the expiration date, and the product candidate to which each relates.

Issued U.S. Patents

United States Patent No.	Expiration Date	Description
5,330,898	October 3, 2011	Assay for bacterial vaginosis; unrelated to current product candidates

5,470,750	November 28, 2012	Assay for diagnosing appendicitis; unrelated to current product candidates

6,555,543	August 21, 2021	Ampion

6,615,162	January 18, 2022	Signal processing method and apparatus for reducing noise and enhancing resolution of signal data; unrelated to current product candidates

6,967,202	July 21, 2022	Method of synthesizing diketopiperazines

7,592,304	May 25, 2022	Metal-binding peptides that bind CuI/II metal ions for treating angiogenic disease or condition (method of use)

7,632,803	September 29, 2020	Metal-binding peptides that bind CuI/II metal ions (composition of matter)

7,732,403	May 14, 2024	Treatment of T-cell mediated diseases with diketopiperazines (methods of use)

7,575,929	July 5, 2025	Diagnostic for multiple sclerosis (method claims)

Issued International Patents

Country or Region	Patent No.	Expiration Date	Description
Australia	2001279313	August 2, 2021	Ampion

China	01815837.4	August 2, 2021	Ampion

South Africa	2003/0934	August 2, 2021	Ampion

United Kingdom	2,382,346	August 2, 2021	Method of synthesizing diketopiperazines

Australia	2004241101	May 14, 2024	Treatment of T-cell mediated diseases with diketopiperazines

New Zealand	542886	May 14, 2024	Treatment of T-cell mediated diseases with diketopiperazines

Singapore	116214	May 14, 2024	Treatment of T-cell mediated diseases with diketopiperazines

South Africa	2005/09184	May 14, 2024	Treatment of T-cell mediated diseases with diketopiperazines

Australia	770999	September 29, 2020	Metal binding peptides and uses

India	233058	September 29, 2020	Metal binding peptides (composition of matter)

New Zealand	518266	September 29, 2020	Metal binding peptides and uses

Australia	2003299568	November 25, 2023	Treatment of diseases and conditions mediated by increased phosphorylation using dephosphorylated phosvitin

India	241239	November 25, 2023	Treatment of diseases and conditions mediated by increased phosphorylation (kit claims)

Australia	2003279761	October 2, 2023	Diagnosis of diseases using diketopiperazines and truncated proteins

New Zealand	539735	October 2, 2023	Diagnosis of diseases using diketopiperazines and truncated proteins

We also maintain trade secrets and proprietary know-how that we seek to protect through confidentiality and nondisclosure agreements. We expect to seek United States and foreign patent protection for drug and diagnostic products we discover, as well as therapeutic and diagnostic products and processes. We expect also to seek patent protection or rely upon trade secret rights to protect certain other technologies which may be used to discover and characterize drugs and diagnostic products and processes, and which may be used to develop novel therapeutic and diagnostic products and processes. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information. If we do not adequately protect our trade secrets and proprietary know-how, our competitive position and business prospects could be materially harmed.

The patent positions of companies such as ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. Our issued and licensed patents, and those that may be issued to us in the future, may be challenged, invalidated or circumvented, and the rights granted under the patents or licenses may not provide us with meaningful protection or competitive advantages. Our competitors may independently develop similar technologies or duplicate any technology developed by us, which could offset any advantages we might otherwise realize from our intellectual property. Furthermore, even if our product candidates receive regulatory approval, the time required for development, testing, and regulatory review could mean that protection afforded us by our patents may only remain in effect for a short period after commercialization. The expiration of patents or license rights we hold could adversely affect our ability to successfully commercialize our pharmaceutical drugs or diagnostics, thus harming our operating results and financial position.

We will be able to protect our proprietary intellectual property rights from unauthorized use by third parties only to the extent that such rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. If we must litigate to protect our intellectual property from infringement, we may incur substantial costs and our officers may be forced to devote significant time to litigation-related matters. The laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

Our pending patent applications, or those we may file or license from third parties in the future, may not result in patents being issued. Until a patent is issued, the claims covered by the patent may be narrowed or removed entirely, thus depriving us of adequate protection. As a result, we may face unanticipated competition, or conclude that without patent rights the risk of bringing product candidates to market exceeds the returns we are likely to obtain. We are generally aware of the scientific research being conducted in the areas in which we focus our research and development efforts, but patent applications filed by others are maintained in secrecy for at least 18 months and, in some cases in the United States, until the patent is issued. The publication of discoveries in scientific literature often occurs substantially later than the date on which the underlying discoveries were made. As a result, it is possible that patent applications for products similar to our drug or diagnostic candidates may have already been filed by others without our knowledge.

The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights, and it is possible that our development of product candidates could be challenged by other pharmaceutical or biotechnology companies. If we become involved in litigation concerning the enforceability, scope and validity of the proprietary rights of others, we may incur significant litigation or licensing expenses, be prevented from further developing or commercializing a product candidate, be required to seek licenses that may not be available from third parties on commercially acceptable terms, if at all, or subject us to compensatory or punitive damage awards. Any of these consequences could materially harm our business.

Competition

The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. Significant competitive factors in our industry include product efficacy and safety; quality and breadth of an organization’s technology; skill of an organization’s employees and its ability to recruit and retain key employees; timing and scope of regulatory approvals; government reimbursement rates for, and the average selling price of, products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and sales and marketing capabilities.

There are many companies that are researching and developing ophthalmology products, and the competition among developed ophthalmology products is intense. Even if we develop a product candidate that receives regulatory approvals, it is likely that other companies in the ophthalmology industry could develop, purchase or license products that may address the same clinical indications. We cannot assure you that any ophthalmology product we succeed in developing will be clinically superior or scientifically preferable to products developed or introduced by our competitors.

Many of our actual and potential competitors have substantially longer operating histories and possess greater name recognition, product portfolios and significantly greater financial, research, and marketing resources than us. Among our smaller competitors, many of these companies have established co-development and collaboration relationships with larger pharmaceutical and biotechnology firms, which may make it more difficult for us to attract a strategic partner. Our current and potential competitors include major multinational pharmaceutical companies, biotechnology firms, universities and research institutions. Some of these companies and institutions, either alone or together with their collaborators, have substantially greater financial resources and larger research and development staffs than do we. In addition, many of these competitors, either alone or together with their collaborators, have significantly greater experience than us in discovering, developing, manufacturing, and marketing pharmaceutical products and diagnostics. If one of our competitors realizes a significant advance in pharmaceutical drugs or diagnostics that address one or more of the diseases targeted by our product candidates, our products or diagnostics could be rendered uncompetitive or obsolete.

Our competitors may also succeed in obtaining FDA or other regulatory approvals for their product candidates more rapidly than we are able to do, which could place us at a significant competitive disadvantage or deny us marketing exclusivity rights. Market acceptance of our product or diagnostic candidates will depend on a number of factors, including:

•	potential advantages over existing or alternative therapies or tests;

•	the actual or perceived safety of similar classes of products;

•	the effectiveness of sales, marketing, and distribution capabilities; and

•	the scope of any approval provided by the FDA or foreign regulatory authorities.

Although we believe our product candidates possess attractive attributes, we cannot assure you that our product candidates will achieve regulatory or market acceptance, or that we will be able to compete effectively in the pharmaceutical drug or diagnostic markets. If our product candidates fail to gain regulatory approvals and acceptance in their intended markets, we may not generate meaningful revenues or achieve profitability.

Research and Development

Our strategy is to minimize fixed overhead by outsourcing much of our research and development activities. Through a sponsored research agreement, our discovery activities are conducted by Trauma Research LLC, or TRLLC, a limited liability company owned by Dr. David Bar-Or. Under the research agreement, TRLLC conducts drug and biomarker discovery and development programs at its research facilities, and we provide funding and some scientific personnel. Intellectual property from discovery programs conducted by TRLLC on our behalf belongs to us, and we are solely responsible for protecting that intellectual property. While we have the right to generally request development work under the research agreement, TRLLC directs such work and is responsible for how the work is performed.

Compliance with Environmental Laws

We believe we are in compliance with current material environmental protection requirements that apply to us or our business. Costs attributable to environmental compliance are not currently material.

Product Liability and Insurance

The development, manufacture and sale of pharmaceutical products involve inherent risks of adverse side effects or reactions that can cause bodily injury or even death. Product candidates we succeed in commercializing could adversely affect consumers even after obtaining regulatory approval and, if so, we could be required to withdraw a product from the market or be subject to administrative or other proceedings. As we are not now manufacturing, marketing or distributing pharmaceutical products or diagnostics, we have elected not to obtain product liability insurance at the current time. We expect to obtain clinical trial liability coverage for human clinical trials, and appropriate product liability insurance coverage for products we manufacture and sell for human consumption. The amount, nature and pricing of such insurance coverage will likely vary due to a number of factors such as the product candidate’s clinical profile, efficacy and safety record, and other characteristics. We may not be able to obtain sufficient insurance coverage to address our exposure to product recall or liability actions, or the cost of that coverage may be such that we will be limited in the types or amount of coverage we can obtain. Any uninsured loss we suffer could materially and adversely affect our business and financial position.

Facilities

We maintain our headquarters in leased space in Greenwood Village, Colorado, for a monthly rental of approximately $6,000. The lease expires in July 2011. We anticipate that the lease can be renewed on terms similar to those now in effect.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings in which we will become involved.

Employees

As of February 16, 2011, we had 11 full-time employees and utilized the services of a number of consultants on a part-time basis. Overall, we have not experienced any work stoppage and do not anticipate any work stoppage in the foreseeable future. Management believes that relations with our employees are good.

Corporate Information

Our principal executive offices are located at 5445 DTC Parkway, P4, Greenwood Village, Colorado 80111 USA, and our phone number is (303) 418-1000.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of February 15, 2011.

Name	Age	Position
Michael Macaluso(1)(2)	59	Chairman of the Board
Donald B. Wingerter, Jr.	61	Chief Executive Officer and Director
David Bar-Or, M.D.	62	Chief Scientific Officer and Director
Bruce G. Miller	66	Chief Financial Officer
Dr. Vaughan Clift	49	Chief Regulatory Affairs Officer
Philip H. Coelho(1)(2)(3)	67	Director
Richard B. Giles(1)(2)(3)	61	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our corporate governance and nominating committee

Michael Macaluso founded Life Sciences and has been a member of the board of directors of Life Sciences, our predecessor, since its inception. Mr. Macaluso has also been a member of our board of directors since the merger with Chay Enterprises. Mr. Macaluso was appointed president of Isolagen, Inc. (AMEX: ILE) and served in that position from June 2001 to August 2001, when he was appointed chief executive officer. In June 2003, Mr. Macaluso was re-appointed as president of Isolagen and served as both chief executive officer and president until September 2004. Mr. Macaluso also served on the board of directors of Isolagen from June 2001 until April 2005. From October 1998 until June 2001, Mr. Macaluso was the owner of Page International Communications, a manufacturing business. Mr. Macaluso was a founder and principal of International Printing and Publishing, a position Mr. Macaluso held from 1989 until 1997, when he sold that business to a private equity firm.

Donald B. Wingerter, Jr. has served as our Chief Executive Officer since December 2009 and a member of our board since March 2010. From 2006 until 2009, Mr. Wingerter has served as a member of the board of directors of several private companies in which he holds personal investments. From June 2002 until 2006, Mr. Wingerter served as chief executive officer of Sound Surgical Technologies, Inc., a specialty medical device company that developed and marketed proprietary ultrasonic-based products to break up and remove fat deposits from the human body. Mr. Wingerter was engaged in managing his personal investments from 2001 until June 2002. From 1995 to 2001, Mr. Wingerter was chairman of the board and chief executive officer of ClearVision Laser Centers, a company he founded in 1995 that operated centers providing laser vision correction services to consumers. ClearVision had operations in 14 states consisting of 10 centers utilizing fixed excimer lasers and 42 centers serviced by mobile lasers. In 2001, ClearVision was acquired by affiliates of two private equity firms. Before founding ClearVision, Mr. Wingerter served as chief executive officer and president, respectively, of Western Imaging Technologies and Accel Holdings, medical imaging companies that sold and leased magnetic resonance imaging (MRI), positron emission tomography (PET), and computer tomography (CT) imaging equipment. He also spent 11 years in various sales positions with General Electric Medical Systems, the last of which was National Sales Manager for Digital Products. Mr. Wingerter holds a B.S. degree in biology from Lafayette College and a M.S. degree in physiology from Rutgers University.

David Bar-Or, M.D., has served as a director and our chief scientific officer since the Chay Enterprises merger. Dr. Bar-Or also served as our chairman of the board from the closing of that merger until May 2010. From April 2009 until the closing of the Chay Enterprises merger, he served as chairman of the board and chief scientific officer of Life Sciences. Dr. Bar-Or is currently the director of Trauma Research at Swedish Medical Center, Englewood, Colorado, and St. Anthony’s Hospital, Denver, Colorado. Dr. Bar-Or is principally responsible for the patented and proprietary technologies acquired by us from BioSciences in April 2009, having been issued over 50 patents and having filed or co-filed almost 120 patent applications. Dr. Bar-Or has authored or co-authored over 80 peer-reviewed journal articles and is the recipient of the Gustav Levi Award from the Hadassah/Mount Sinai Hospital, New York, New York, the Kornfield Award for an outstanding MD Thesis, the Outstanding Resident Research Award from the Denver General Hospital, and the Outstanding Clinician Award for the Denver General Medical Emergency Resident Program. Dr. Bar-Or received his medical degree from The Hebrew University, Hadassah Medical School, Jerusalem, Israel, and undertook post-graduate work at Denver Health Medical Center, specializing in emergency medicine, a discipline in which he is board certified.

Bruce G. Miller has served as our chief financial officer since April 2010 and has served as our chief operating officer from December 2009 until the present. He also served as the chief executive officer of Life Sciences from April 2009 until December 2009, and as a member of the board of directors from April 2009 until the Chay Enterprises merger. Thereafter, he served as a member of our board of directors until August 2010. Mr. Miller is the chief executive officer of BioSciences, having served in that position since 1992. Mr. Miller was instrumental in BioSciences securing a license agreement for the PE drug, which generated significant revenues for BioSciences. Prior to joining BioSciences, Mr. Miller was a practicing attorney for over 24 years with experience in diverse aspects of business law ranging from start-ups to acquisitions. While practicing law, he was a shareholder for six years in the Denver office of Popham, Haik, Schonbrich & Kaufman. Mr. Miller holds a J.D. degree from the University of Denver and a B.A. degree from Duke University.

Vaughan Clift, M.D., has been employed by Ampio since March 2010 and was employed by Life Sciences from May 2009 until March 2010. From 2005 to 2009, Dr. Clift was the chief executive officer of Detectachem LLC, a Houston, Texas-based manufacturer of a hand-held explosive and narcotics detection device. Dr. Clift was the Vice President of Operations for Isolagen, Inc. from 2002 until 2005. From January 2001 to May 2002, Dr. Clift researched home oxygen therapy systems while developing an oxygen system for NASA. From July 1997 to January 2001, he was Chief Scientist of DBCD, Inc., a medical device company that manufactures a range of blood diagnostic products for the human and veterinary market. From May 1992 to June 1997, Dr. Clift was Chief Scientist for the Science Payload Development, Engineering and Operations project at Lockheed Martin’s Human Spaceflight Division. Dr. Clift has received a number of international and federal awards and was nominated as one of NASA’s top ten inventors in 1995. Dr. Clift received his medical degree from the University of Melbourne, Melbourne, Australia and undertook post-graduate work in endocrinology at the Royal Children’s Hospital, Melbourne, Australia.

Philip H. Coelho is currently the CEO and President of Synergenesis, Inc., a firm inventing and commercializing products that harness stem and progenitor cells derived from the patient’s own body to treat human disease. Prior to founding Synergenesis in October 2009, Mr. Coelho was the President and CEO of PHC Medical, Inc, a consulting firm, from August 2008 through October 2009. From August 2007 through May 2008, Mr. Coelho served as the Chief Technology Architect of ThermoGenesis Corp. From 1989 through July 30, 2007, he was Chairman and Chief Executive Officer of ThermoGenesis Corp. Mr. Coelho served as Vice President of Research & Development of ThermoGenesis from 1986 through 1989. Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for over 30 years. He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982. Mr. Coelho currently also serves as a member of the Board of Directors of two Nasdaq-listed companies, Catalyst Pharmaceuticals Partners, Inc. (since October 2002), and Mediware Information Systems, Inc. (from December 2001 until July 2006, and commencing again in May 2008). Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis and has been awarded more than 30 U.S. patents in the areas of cell cryopreservation, cryogenic robotics, cell selection, blood protein harvesting and surgical homeostasis.

Richard B. Giles currently serves as the Chief Financial Officer of Ludvik Electric Co., an electrical contractor headquartered in Lakewood, Colorado, a position he has held since 1985. Ludvik Electric is a private electrical contractor with 2009 revenues of over $100 million that has completed electrical contracting projects throughout the Western United States, Hawaii, and South Africa. As CFO and Treasurer of Ludvik Electric, Mr. Giles oversees accounting, risk management, financial planning and analysis, financial reporting, regulatory compliance, and tax-related accounting functions. He serves also as the trustee of Ludvik Electric Co.’s 401(k) plan. Prior to joining Ludvik Electric, Mr. Giles was for three years an audit partner with Higgins Meritt & Company, then a Denver, Colorado CPA firm, and during the preceding nine years he was an audit manager and a member of the audit staff of Price Waterhouse, one of the legacy firms which now comprises PricewaterhouseCoopers. While with Price Waterhouse, Mr. Giles participated in a number of public company audits, including one for a leading computer manufacturer. Mr. Giles received a B.S. degree in accounting from the University of Northern Colorado and is a Certified Public Accountant. He is also a member of the American Institute of Certified Public Accountants and the Construction Financial Management Association.

Executive Compensation

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued in 2010 and 2009 to each of the following named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Year	Salary		Bonus	Stock Award	Option Award (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Donald B. Wingerter, Jr CEO since December 2009	2010	$145,333		$29,000	$—	$385,179	$—	$—	$—	$559,512

David Bar-Or CSO and Former Chairman	2010	227,500	(2)	—	—	451,968	—	—	—	679,468
	2009	227,500	(3)	—	—	—	—	—	—	227,500

Bruce G. Miller CFO and COO since January 2010;	2010	180,000	(4)	10,000	—	—	—	—	—	190,000
COO and CEO from April 2009 to December 2009	2009	180,000	(5)	—	—	—	—	—	—	180,000

Vaughan Clift, M.D. Chief Regulatory Affairs Officer	2010	198,000	(6)	29,500		235,669	—	—	—	463,169
	2009	82,500	(7)	—	—	—	—	—	—	82,500

(1)	Option awards are reported at fair value at the date of grant.
(2)	Includes $68,250 in salary deferred by Dr. Bar-Or at December 31, 2010.
(3)	Includes $17,063 in salary deferred by Dr. Bar-Or at December 31, 2009.
(4)	Includes $54,000 in salary deferred by Mr. Miller at December 31, 2010.
(5)	Includes $13,500 in salary deferred by Mr. Miller at December 31, 2009
(6)	Includes $42,333 in salary deferred by Dr. Clift at December 31, 2010.
(7)	Includes $22,500 in salary deferred by Dr. Clift at December 31, 2009.

The above-noted salary deferrals were necessitated by our limited financial resources in 2010 and 2009. Our compensation committee has determined that all deferred salaries will be paid to the officers in question upon our completion of a financing in 2011 in the amount of $5 million or more.

Our executive officers will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

The following table provides a summary of equity awards outstanding for each of the Named Executive Officers as of December 31, 2010:

Named Executive Officer	Exercisable	Unexercisable (1)	Option Exercise Price	Option Expiration Date
Donald B. Wingerter, Jr.	200,000	400,000	$1.03	8/12/2020
Chief Executive Officer
David Bar-Or, M.D.	233,333	466,667	$1.03	8/12/2020
Chief Scientific Officer
Bruce G. Miller	—	—	—	—
Chief Financial Officer
Vaughan Clift, M.D.	121,667	243,333	$1.03	8/12/2020
Chief Regulatory Affairs Officer

(1)	Each currently unexercisable option becomes exercisable by its terms 50% on August 12, 2011 and 50% on August 12, 2012.

Employment Agreements

Life Sciences previously entered into employment agreements with Dr. Bar-Or, Bruce G. Miller, and four non-executive officers, Dr. Vaughan Clift, Dr. James Winkler, Raphael Bar-Or, and Ms. Wannell Crook. In August and November, 2010 and January 2011, respectively, we entered into new employment agreements with Mr. Wingerter, our chief executive officer, Dr. Bar-Or, our chief scientific officer, and Dr. Clift, our chief regulatory affairs officer. The new employment agreement with Dr. Bar-Or supersedes the prior agreement with Life Sciences. The terms of the employment agreements with Mr. Wingerter, Dr. Bar-Or, and Dr. Clift are substantially identical except as noted below. Each agreement has an initial term ending July 31, 2013. The agreements provide for annual salaries of $145,000 for Mr. Wingerter, $227,500 for Dr. Bar-Or, and $198,000 for Dr. Clift, which will automatically increase to annual salaries of $275,000, $300,000, and $250,000, respectively, following our receipt of financing in the amount of $5 million or more. The Compensation Committee established the current salary levels to reflect our presently limited financial resources.

The employment agreements originally provided for the increases to take effect once we obtained financing in the amount of $10 million or more, but in January 2011 this provision was unilaterally reduced by the Compensation Committee to $5 million or more. Dr. Clift’s employment agreement was amended in January 2011 to reflect this reduction, and to reflect Dr. Clift’s right to receive a monthly temporary housing reimbursement of $3,000 which will extend through the time we receive a financing of $5 million or more.

Each officer is entitled to receive an annual bonus each year that will be determined by the Compensation Committee of the board of directors based on individual achievement and company performance objectives established by the Compensation Committee. Included in those objectives, as applicable for the responsible officer, are (i) obtaining a successful phase 2 clinical trial for a drug to treat diabetic retinopathy, (ii) preparation and compliance with a fiscal budget, (iii) the launch of a second clinical trial for an additional product approved by the Board of Directors, and (iv) the sale of intellectual property not selected for clinical trials by the Company at prices, and times, approved by the Board of Directors. The targeted amount of the annual bonus shall be 50% of the base salary paid to each officer, although the actual bonus may be higher or lower.

Director Independence and Board Committees

We are not currently subject to the director independence and board committee requirements established by any other national securities exchange. Our board of directors is currently composed of five members. In endeavoring to add independent members to our board of directors and establish board committees, we intended to demonstrate our commitment to the corporate governance standards established by the national securities exchanges. The rules of the national stock exchanges require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the national stock exchanges, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In August 2010, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Macaluso, Coelho and Giles, representing three of our five directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined by the national securities exchanges. Our board of directors also determined that Messrs. Giles, Coelho and Macaluso, who comprise our audit committee and our compensation committee, and Messrs. Giles and Coelho, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the national stock exchanges. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

We intend to list our securities on a national securities exchange at such time as we meet the initial listing criteria of one of such exchanges.

Board Committees

Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee, each of which has the composition and the responsibilities described below. The audit committee, compensation committee and corporate governance and nominating committee all operate under charters approved by our board of directors, which charters are available on our website.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	appointing, compensating and overseeing the work of our independent auditors;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent auditors;

•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviewing our financial statements and reviewing our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and

•	reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The members of our audit committee are Messrs. Giles, Coelho and Macaluso. Mr. Giles is our audit committee chairman and was appointed to our audit committee on August 10, 2010. Our board of directors has determined that each member of the audit committee meets the financial literacy requirements of the national securities exchanges and the SEC, and Mr. Giles qualifies as our audit committee financial expert as defined under SEC rules and regulations. Our board of directors has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the national securities exchanges and SEC rules and regulations. We believe that the functioning of our audit committee complies with the applicable requirements of SEC rules and regulations, and will comply with the applicable requirements of one of the national securities exchanges when such provisions apply to us.

Compensation Committee. Our compensation committee oversees our corporate compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our chief executive officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our chief executive officer;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	developing in consultation with our board of directors and periodically reviewing a succession plan for our chief executive officer; and

•	administering our equity compensations plans for our employees and directors.

The members of our compensation committee are Messrs. Coelho, Giles and Macaluso. Mr. Coelho is the chairman of our compensation committee. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC, and satisfies the independence requirements of the national securities exchanges if such requirements applied to us. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the national securities exchanges and SEC rules and regulations.

Our compensation committee and our board of directors have not yet established a succession plan for our chief executive officer.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. The corporate governance and nominating committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the board of directors and its committees;

•	assessing the performance of members of the board of directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for board of directors membership and conducting searches for potential members of the board of directors; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

The members of our corporate governance and nominating committee are currently Messrs. Giles and Coelho. Mr. Coelho is the chairman of our corporate governance and nominating committee. Our board of directors has determined that each member of our corporate governance and nominating committee is independent within the meaning of the independent director guidelines of the national securities exchanges, if such requirements applied to us.

Our board of directors may from time to time establish other committees.

Non-Management Director Compensation

Prior to the merger with Chay Enterprises in March 2010, our predecessor did not pay any director fees. Following the August 2010 appointment of Mr. Giles to the board of directors and the establishment of board committees, our compensation committee established the following fees for payment to members of our board of directors or committees, as the case may be:

	Committee or Committees	Cash Compensation	Common Stock
Board Annual Retainer:
Chairman		$20,000
Each non-employee director		10,000

Board Meeting Fees:
Each meeting attended in-person		$1,000
Each meeting attended telephonically or via web		500

Committee Annual Retainer:
Chairman of each committee	Audit; Compensation; Corporate Governance and Nominating	$20,000
Each non-chair member	Audit	12,000
Each non-chair member	Compensation; Corporate Governance and Nominating	10,000

Committee Chairman Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Corporate Governance and Nominating	$2,500
Each meeting attended telephonically or via web	Audit; Compensation; Corporate Governance and Nominating	1,500

Committee Member Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Corporate Governance and Nominating	$1,500
Each meeting attended telephonically or via web	Audit; Compensation; Corporate Governance and Nominating	1,000

Annual Restricted Stock Award:			$10,000

Director Compensation for 2010

The table below summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Option Awards (1) (2)	All Other Compensation	Total
Michael Macaluso	$61,500	$349,008	$—	$410,508
Philip H. Coelho	58,000	142,776	—	200,776
Richard B. Giles	34,333	158,640	—	192,973

(1)	The amounts in this column reflect the grant date fair values of the stock awards based on the last reported sale price of the common stock at the dates of grant.
(2)

At December 31, 2010, Messrs. Macaluso, Coelho and Giles held options to acquire 550,000, 225,000 and 250,000 shares of common stock, respectively. Excludes January 2011 grants of 150,000 options each to Messrs. Coelho and Giles.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	appointing, compensating and overseeing the work of our independent auditors;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent auditors;

•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviewing our financial statements and reviewing our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and

•	reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The members of our audit committee are Messrs. Giles, Coelho and Macaluso. Mr. Giles is our audit committee chairman and was appointed to our audit committee on August 10, 2010. Our board of directors has determined that each member of the audit committee meets the financial literacy requirements of the national stock exchanges and the SEC, and Mr. Giles qualifies as our audit committee financial expert as defined under SEC rules and regulations. Our board of directors has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the national stock exchanges and SEC rules and regulations. We believe that the functioning of our audit committee complies with the applicable requirements of SEC rules and regulations, and will comply with the applicable requirements of one of the national stock exchanges when such provisions apply to us.

Compensation Committee. Our compensation committee oversees our corporate compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	developing in consultation with our board of directors and periodically reviewing a succession plan for our Chief Executive Officer; and

•	administering our equity compensations plans for our employees and directors.

The members of our compensation committee are Messrs. Coelho, Giles and Macaluso. Mr. Coelho is the chairman of our compensation committee. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC, and satisfies the independence requirements of the national stock exchanges if such requirements applied to us. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the national securities exchanges and SEC rules and regulations.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers and directors. In addition, we have adopted a code of ethics that is applicable to our chief executive and senior financial officers.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above in “Management,” we or Life Sciences have been a party to the following transactions since January 1, 2009 in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

In April 2009, Life Sciences issued 3,500,000 shares of its common stock to BioSciences in connection with Life Sciences’ purchase of certain of BioSciences’ assets. Under the terms of the agreement, Life Sciences acquired office and lab equipment, cell lines and intellectual property including patents and license agreements. In conjunction with the asset purchase, Life Sciences recorded a distribution of $252,015 to reflect liabilities assumed. Included in the assumed liabilities was a $200,000 note payable to Life Sciences’ founder, Michael Macaluso. The note payable was subsequently converted by Mr. Macaluso into 163,934 shares of Life Sciences Series A preferred stock at a conversion price of $1.22 per share, which was converted into our common stock upon the closing of the Chay merger.

As of December 31, 2009, Life Sciences had $100,000 in notes payable to Mike Macaluso, Life Science’s founder, and $100,000 payable to BioSciences. The related party notes payable are unsecured, bear interest at 6% and initially were to mature on April 30, 2010. These notes were extended through September 2, 2010, and additional borrowings of $200,000 were made by us from BioSciences in the three months ended June 30, 2010, bringing the total amount owed by us to BioSciences to $300,000. In October and November 2010, we borrowed an additional $215,971 from BioSciences. The notes evidencing the foregoing borrowings have been extended to become due at the earlier of March 2, 2011, or closing of a financing exceeding $5 million.

BioSciences paid operating expenses on behalf of Life Sciences, and funds were advanced and repaid between Life Sciences and BioSciences, during 2009. Disbursements to BioSciences during 2009, including prepayment of liabilities assumed under the asset purchase agreement, totaled $111,943. BioSciences owed $8,312 to Life Sciences and $1,527 in short-term non-interest bearing advances at December 31, 2010.

In April 2009, Life Sciences issued 7,350,000 shares of restricted common stock to its directors, officers and employees in exchange for $7,350 in cash. One third of the restricted shares vested on the date of grant. The remaining two thirds vest on a monthly basis between the second and fourth anniversaries of the date of grant. Vesting is subject to acceleration upon achieving certain milestones.

Life Sciences issued 913,930 shares of its Series A preferred stock in April and May 2009 in exchange for $1,115,020 in cash. Mr. Macaluso purchased 819.672 of such shares of preferred stock. All such preferred stock was converted into our common stock on the merger of Life Sciences with a subsidiary of Chay.

Life Sciences has a sponsored research agreement with Trauma Research LLC, or TRLLC, an entity owned by Dr. Bar-Or. Under the terms of the research agreement, Life Sciences is to provide personnel and equipment with an equivalent value of $263,750 per year and to make monthly equipment rental payments of $7,236 on behalf of TRLLC. In exchange, TRLLC will assign any intellectual property rights it develops under the research agreement. The research agreement expires in 2014 and may be terminated by either party on six months’ notice or immediately if either party determines that the other is not fulfilling its obligations under the agreement. Life Sciences was current in its financial obligations under the research agreement at December 31, 2010.

Life Sciences has license agreements with the Institute for Molecular Medicine, Inc. a nonprofit research organization founded by Dr. Bar-Or, who also serves as its executive director. The license agreements were assigned to Life Sciences as a part of the asset purchase from BioSciences. Under the license agreements, Life Sciences pays the costs associated with obtaining and maintaining intellectual property subject to the license agreements. In the license covering certain Methylphenidate derivatives, Life Sciences is entitled to deduct twice the amounts it has paid to maintain the intellectual property from any amounts that may become due to the Institute for Molecular Medicine, Inc. under the license agreement, if and when the intellectual property becomes commercially viable and generates revenue. Life Sciences paid $53,000 during 2009 in legal and patent fees to maintain the intellectual property of the Institute for Molecular Medicine, Inc.

Immediately prior to the closing of the merger between Life Sciences and a subsidiary of Chay, Chay accepted subscriptions for an aggregate of 1,325,000 shares of common stock from six officers and employees of Life Sciences, for a purchase price of $150,000. Mr. Wingerter, our chief executive officer, purchased 325,000 of such shares for a purchase price of approximately $36,800 which was advanced on his behalf by Life Sciences. Dr. Clift’s spouse purchased 575,000 shares for a purchase price of approximately $65,000 which was likewise advanced by Life Sciences. Life Sciences made advances to the other four non-executive officers and employees in the additional amount of approximately $48,000 to facilitate these share purchases. These shares were issued immediately before the closing of the Chay merger but after the shareholders of Chay had approved the merger.

In August 2010, Michael Macaluso and Richard B. Giles, both members of our board of directors, together with an affiliate of Mr. Giles, purchased convertible debentures from us for $430,000. The debentures were issued in principal amounts of $230,000, $100,000 and $100,000, respectively, to Mr. Macaluso, Mr. Giles, and James A. Ludvik. Mr. Ludvik is the sole owner of Ludvik Electric Co., for which Mr. Giles serves as the chief financial officer. The debentures accrue interest at the rate of 8% per annum. The debentures are convertible into our common stock at the lower of (i) $1.75 per share, or (ii) the per-share price at which we issue common stock in an underwritten offering. The conversion price may be adjusted pursuant to the other terms of the debentures. The debentures are due and payable at the earlier of one business day after the closing of an underwritten offering or April 30, 2011. The debenture terms specified that we were obligated to obtain an extension of the $400,000 in principal amount of promissory notes previously issued to BioSciences to a due date consistent with the maturity date of the debentures, and required us to obtain a subordination agreement from BioSciences, Inc., such that the debentures will jointly constitute our senior unsecured indebtedness. The BioSciences debt will be extinguished on final closing of the BioSciences merger.

In conjunction with the issuance of the debentures, we issued warrants to the debenture purchasers representing the right to purchase an aggregate of 21,500 shares of our common stock at an exercise price equal to the price at which we sells common stock in an underwritten offering or if no offering, the lowest price between April 1, 2011 and May 31, 2011. The warrant exercise price is subject to adjustment for stock splits, stock dividends, and the like. We paid no commission in connection with the sale of the debentures and the warrants, and did not engage a placement agent to assist it in the sale of these unregistered securities.

In the event that we issue additional debentures on terms that are more favorable to the purchasers than the terms extended to Messrs. Macaluso, Giles and Ludvik, we have agreed that we will ascribe “most favored nation” status to the debenture holders and will conform the terms of the debentures such that the terms are as favorable to the initial purchasers as any other debenture issued thereafter until maturity. Upon closing of our November 2010 bridge financing, we reserved an additional 27,643 shares for issuance to Messrs. Macaluso, Giles and Ludvik for “most favored nation” adjustments to the warrants previously issued to these persons.

In 2010 and 2009, Messrs. Bar-Or, Miller and Clift deferred salaries in the amounts of $85,313, $67,500, and $64,833, respectively, due to the limited financial resources available to us during these periods. Our compensation committee has determined that all deferred salaries will be paid to the officers in question upon our completion of a financing in 2011 in the amount of $5 million or more.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our board of directors has delegated to the chair of our audit committee the authority to pre-approve or ratify any request for us to enter into a transaction with a related party, in which the amount involved is less than $120,000 and where the chair is not the related party. Our audit committee has also reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services. All of the transactions described above were entered into prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2010 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after December 31, 2010. For purposes of calculating each person’s or group’s percentage ownership, stock options, debentures convertible, and warrants exercisable within 60 days after December 31, 2010 are included for that person or group but not the stock options, debentures, or warrants of any other person or group.

Applicable percentage ownership is based on 17,107,036 shares of common stock outstanding at December 31, 2010.

Unless otherwise indicated and subject to any applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Ampio Pharmaceuticals, Inc., 5445 DTC Parkway, P4, Greenwood Village, Colorado 80111.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Michael Macaluso (1)	2,611,932	13.2%
David Bar-Or (2)	2,933,333	14.6%
Donald B. Wingerter, Jr. (3)	525,000	3.0%
Bruce G. Miller	1,500,000	8.1%
Vaughn Clift (4)	696,667	3.9%
Philip H. Coelho (5)	229,545	1.3%
Richard B. Giles (6)	439,031	2.5%
DMI BioSciences, Inc. (7)	3,500,000	17.0%
Wannell Crook (8)	1,100,000	6.0%
Raphael Bar-Or (8)	1,025,000	5.7%
James Winkler (8)	1,025,000	5.7%

All executive officers and directors (seven persons)	8,935,509	46.7%

(1)	Includes an aggregate of 712,260 shares of common stock issuable to Mr. Macaluso by virtue of (i) exercise of currently exercisable stock options, (ii) conversion of related party debentures held by him, (iii) exercise of warrants, and (iv) his service as a non-management director.
(2)	Includes 233,333 shares of common stock which Dr. Bar-Or has the right to acquire through the exercise of stock options. Excludes 1,025.000 shares of common stock owned of record by Raphael Bar-Or, Dr. Bar-Or’s son, as to which Dr. Bar-Or disclaims beneficial ownership.
(3)	Includes 200,000 shares of common stock issuable to Mr. Wingerter on exercise of currently exercisable stock options.
(4)	Includes (i) 121,667 shares of common stock Dr. Clift has the right to acquire on exercise of currently exercisable stock options, and (ii) 575,000 shares of common stock owned of record by Kristin Clift, Dr. Clift’s spouse.
(5)	Includes 229,545 shares of common stock issuable to Mr. Coelho on exercise of currently exercisable stock options. Excludes options to acquire 150,000 shares of common stock granted in January 2011 which are not exercisable within 60 days of December 31, 2010.
(6)	Includes 345,022 shares of common stock issuable to Mr. Giles by virtue of (i) exercise of currently exercisable stock options, (ii) conversion of related party debentures held by him, (iii) exercise of warrants, and (iv) the BioSciences acquisition. Additionally, includes 40,000 shares of common stock issuable to Barbara Giles, Mr. Giles’ spouse, on exercise of currently exercisable options. Excludes options to acquire 150,000 shares of common stock granted in January 2011 which are not exercisable within 60 days of December 31, 2010.
(7)	All such shares are to be donated to the capital of Ampio immediately prior to the closing of the acquisition of BioSciences pursuant to the terms of the agreement and plan of merger.
(8)	Such persons are non-executive officers of Ampio.

Annex D

Excerpt from the Colorado Business Corporation Act Concerning Dissenters’ Rights

COLORADO BUSINESS CORPORATION ACT

TITLE 7. CORPORATIONS AND ASSOCIATES

ARTICLE 113. DISSENTERS’ RIGHTS

7-113-101. Definitions.

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2); and

(e) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206 (2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

7-113-201. Notice of dissenters’ rights.

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment.

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

7-113-203. Dissenters’ notice.

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment.

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares.

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment.

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. Failure to take action.

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer.

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

7-113-301. Court action.

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ampio Pharmaceuticals, Inc. and Subsidiaries

Greenwood Village, Colorado

We have audited the accompanying consolidated balance sheets of Ampio Pharmaceuticals, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ampio Pharmaceuticals, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC

February 15, 2011

Denver, Colorado

Annex E

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

AMPIO PHARMACEUTICALS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheets

	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$671,279	$71,983
Prepaid expenses	60,534	7,036
Related party receivable	5,711	7,261

Total current assets	737,524	86,280

Total assets	$737,524	$86,280

Liabilities and Stockholders’ Deficit
Accounts payable	$464,453	$79,445
Accrued salaries and other liabilities	526,733	73,391
Accrued interest	19,693	1,414
Related party payable	193,821	—
Senior convertible unsecured related party debentures	608,846	—
Senior unsecured manditorily convertible debentures	2,133,743	—
Related party notes payable	400,000	200,000
Warrant derivative liability	398,671	—

Total current liabilities	4,745,960	354,250

Total liabilities	4,745,960	354,250

Commitments and contingencies (Note 7)

Stockholder’ deficit
Common Stock, par value $.0001 in 2010 and $.001 in 2009; shares authorized - 100,000,000 shares in 2010 and 15,000,000 shares in 2009, shares issued and outstanding - 17,107,036 in 2010 and 11,930,000 in 2009	1,711	11,930
Preferred Stock, par value $.0001 in 2010 and $.001 in 2009; Series A Preferred Stock, shares authorized - none in 2010 and 2,000,000 in 2009, shares issued and outstanding - none in 2010 and 1,077,864 in 2009	—	1,078
Common stock subscribed	—	170,003
Additional paid in capital	5,961,635	1,313,942
Issuances for promotion	(3,281)	—
Advances to stockholders	(150,183)	—
Deficit accumulated in the development stage	(9,818,318)	(1,764,923)

Total stockholders’ deficit	(4,008,436)	(267,970)

Total liabilities and stockholders’ deficit	$737,524	$86,280

The accompanying notes are an integral part of these financial statements.

AMPIO PHARMACEUTICALS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Operations

	Year Ended December 31,		December 18, 2008 (inception) through December 31, 2010
	2010	2009
Expenses
Research and development	$1,972,134	$1,070,370	$3,042,504
General and administrative	4,732,271	441,135	5,174,486

Total operating expenses	6,704,405	1,511,505	8,216,990

Other (expense) income
Interest income	815	1,091	1,906
Interest expense	(19,545)	(1,414)	(20,959)
Unrealized gain on fair value of debt instruments	37,511	—	37,511
Derivative expense	(1,367,771)	—	(1,367,771)

Total other (expense) income	(1,348,990)	(323)	(1,349,313)

Net loss	$(8,053,395)	$(1,511,828)	$(9,566,303)

Weighted average number of common shares outstanding	16,288,468	14,793,068

Basic and diluted net loss per common share	$(0.49)	$(0.10)

The accompanying notes are an integral part of these financial statements.

AMPIO PHARMACEUTICALS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Stockholders’ Deficit

					Common Stock Subscribed	Additional Paid in Capital	Additional Issuances	Receivable from Stockholders	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit

	Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance -December 18, 2008 (date of inception)	—	$—	—	$—	$—	$—	$—	$—	$—	$—

Issuance of common stock to founder in December, 2008	—	—	1,080,000	1,080	—	—	—	—	—	1,080
Issuance of common stock and assumption of liabilities in asset acquisition	—	—	3,500,000	3,500	—	—	—	—	(252,015)	(248,515)
Issuance of Series A Preferred Stock in exchange for cancellation of a note payable in April 2009	163,934	164	—	—	—	199,836	—	—	—	200,000

Issuance of restricted common stock in exchange for cash in April 2009	—	—	7,350,000	7,350	—	—	—	—	—	7,350
Issuance of Series A Preferred Stock in exchange for cash in April and May 2009	913,930	914	—	—	—	1,114,106	—	—	—	1,115,020
Common stock subscribed in November and December 2009	—	—	—	—	170,003	—	—	—	—	170,003

Net loss	—	—	—	—	—	—	—	—	(1,512,908)	(1,512,908)

Balance - December 31, 2009	1,077,864	1,078	11,930,000	11,930	170,003	1,313,942	—	—	(1,764,923)	(267,970)
Conversion of equity in reverse merger acquisition	(1,077,864)	(1,078)	3,068,958	(10,430)	—	11,691	—	—	—	183
Common stock subscribed in March 2010	—	—	—	—	7,000	—	—	—	—	7,000
Issuance of common stock in exchange for cash in March and June 2010, net of offering costs of $350,000	—	—	1,078,078	108	(177,003)	1,536,522	—	—	—	1,359,627
Issuance of common stock for services	—	—	1,030,000	103	—	1,802,397	(3,281)	—	—	1,799,219
Stock-based compensation	—	—	—	—	—	1,297,083	—	—	—	1,297,083
Loans to shareholders	—	—	—	—	—	—	—	(150,183)	—	(150,183)
Net loss	—	—	—	—	—	—	—	—	(8,053,395)	(8,053,395)

Balance - December 31, 2010	—	$—	17,107,036	$1,711	$—	$5,961,635	$(3,281)	$(150,183)	$(9,818,318)	$(4,008,436)

The accompanying notes are an integral part of these financial statements.

AMPIO PHARMACEUTICALS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year Ended December 31, 2010	Year Ended December 31, 2009	December 18, 2008 (inception) through December 31, 2010
Cash flows from operating activities:
Net loss	$(8,053,395)	$(1,511,828)	$(9,566,303)
Common stock issued for services	1,799,219	—	1,799,219
Stock based compensation expense	1,297,083	—	1,297,083
Derivative expense	1,367,771	—	1,367,771
Unrealized gain on fair value of debt instruments	(37,511)	—	(37,511)
Adjustments to reconcile net loss to cash used in operating activities:
(Increase) in prepaid expenses	(53,498)	(7,036)	(60,534)
Decrease (increase) in related party receivable	1,550	(7,261)	(5,711)
Increase in related party payable	193,821	—	193,821
Increase in accounts payable	385,008	79,445	464,453
Increase in accrued salaries and other liabilities	453,342	73,391	526,733
Increase in accrued interest payable	18,279	1,414	19,693

Net cash used in operating activities	(2,628,331)	(1,371,875)	(4,001,286)

Cash used in financing activities:
Proceeds from related party notes payable and debentures	2,011,000	200,000	2,211,000
Proceeds from sale of common stock	1,359,627	7,350	1,368,057
Proceeds from common stock subscribed	7,000	170,003	177,003
Proceeds from sales of series A preferred stock	—	1,115,020	1,115,020
Advances made to shareholders	(150,183)	—	(150,183)
Payment of liabilities assumed in asset purchase	—	(48,515)	(48,515)
Increase in cash from acquisition	183	—	183

Net cash provided by financing activities	3,227,627	1,443,858	4,672,565

Net change in cash and cash equivalents	599,296	71,983	671,279
Cash and cash equivalents at beginning of period	71,983	—	—

Cash and cash equivalents at end of period	$671,279	$71,983	$671,279

Supplementary cash flow information:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—
Non cash transactions:
Note payable assumed in asset purchase, recorded as a distribution	$—	$200,000	$200,000
Accounts payable assumed in asset purchase, recorded as a distribution	$—	$48,515	$48,515
Conversion of notes payable to Series A preferred stock	$—	$200,000	$200,000
Common stock issued for common stock subscriptions received	$177,003	$—	$177,003
Deferred charge recorded for common stock issued in exchange for services	$1,802,500	$—	$1,802,500

The accompanying notes are an integral part of these financial statements.

AMPIO PHARMACEUTICALS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Notes to Consolidated Financial Statements

(unaudited)

Note 1 – Business, Basis of Presentation and Merger

These financial statements represent the consolidated financial statements of Ampio Pharmacueticals, Inc. (Ampio or the Company), formerly known as Chay Enterprises, Inc. (Chay), and its wholly owned subsidiaries, DMI Life Sciences, Inc. (Life Sciences) and DMI Acquisition Corp. Ampio is engaged in developing innovative, proprietary pharmaceutical drugs and diagnostic products to identify, treat and prevent a broad range of human diseases including metabolic disorders, cancer, and acute and chronic inflammation diseases.

Life Sciences was incorporated in the state of Delaware on December 18, 2008. On March 2, 2010, Life Sciences merged with Chay Acquisitions, a wholly-owned subsidiary of Chay Enterprises, Inc., a public company (the Merger). Chay issued 15,068,942 shares of common stock to acquire Life Sciences, which resulted in the stockholders of Life Sciences owning approximately 95.7% of Chay’s outstanding common stock after the consummation of the Merger and before taking into account the issuance of 1,325,000 additional shares of common stock as described in Note 10 – Related Party Transactions. In conjunction with the Merger, Chay purchased 263,624 shares of its common stock from the Chay Control Shareholders for $150,000 in cash.

As a result of the Merger, Life Sciences became a wholly owned subsidiary of Chay. For accounting purposes, the merger was treated as a reverse acquisition with Life Sciences as the acquirer and Chay as the acquired party. As a result, the business and financial information included in the report is the business and financial information of Life Sciences. The accumulated deficit of Chay has been included in additional paid in capital. Pro-forma information has not been presented as the financial information of Chay was insignificant.

Subsequent to the Merger, Chay Enterprises, Inc. was renamed Ampio Pharmaceuticals, Inc.

As Ampio’s activities to date have been primarily research and development and raising capital, and Ampio does not yet have revenue, Ampio is considered to be in the development stage.

Financial Condition

Ampio has no revenue to date, has incurred significant losses and negative cash flows from operations since its inception, and is expected to continue to incur losses and negative cash for the foreseeable future. Ampio’s ability to execute on its business plan and continue as a going concern is contingent upon its ability to raise additional financing. Although the Company has plans to raise capital, no assurance can be given that the Company will receive additional financing.

These factors (continuing negative cash flows and uncertain financing), raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 – Summary of Significant Accounting Policies

Principals of Consolidation

These financial statements include the accounts of Ampio and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

Ampio considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market investments. Ampio maintains balances from time to time in excess of the federally insured limits.

Patents

Costs of establishing patents consisting of legal fees paid to third parties are expensed as incurred.

Use of Estimates

The preparation of financial statements in accordance with Generally Accepted Accounting Principals in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the fair value of warrant derivative liability, hybrid debt instruments; valuation allowances, deferred income tax assets and stock-based compensation. Actual results could differ from these estimates.

Derivatives

Ampio accounted for hybrid financial instruments (debentures with embedded derivative features – conversion options, down-round protection and mandatory conversion provisions) and related warrants by recording the fair value of each hybrid instrument in its entirety and recording the fair value of the warrant derivative liability. The fair value of the hybrid financial instruments and warrants was calculated using a bi-nomial-lattice-based valuation model. Ampio recorded a derivative expense at the inception of each instrument reflecting the difference between the fair value and cash received. Changes in the fair value in subsequent periods were recorded as unrealized gain or loss on fair value of debt instruments for the hybrid financial instruments and to derivative income or expense for the warrants. Accounting for hybrid financial instruments and derivatives is discussed more fully in Note 3 – Short Term Debt.

Income Taxes

Ampio uses the liability method for accounting for income taxes. Under this method, Ampio recognizes deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Ampio establishes a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

Net Loss per Common Share

GAAP provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and are computed by dividing income available to common stockholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. Basic and diluted loss per share was the same in 2010 and 2009. Although there were common stock equivalents of 3,136,969 and 1,077,864 shares outstanding at December 31, 2010 and 2009, respectively, consisting of stock options and warrants in 2010 and convertible Series A Preferred Stock in 2009; they were not included in the calculation of earnings per share because they would have been anti-dilutive. Ampio also had convertible debt and warrants to purchase common stock outstanding at December 31, 2010, however the conversion price of the debt, the exercise price of the warrants and number of applicable common shares was contingent upon future events outside of Ampio’s control at December 31, 2010 and, therefore, were not included as common stock equivalents.

Stock-Based Compensation

Ampio accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. Ampio determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the vesting period using the straight-line method.

Research and Development

Research and development costs are expensed as incurred and totaled $1,972,134 and $1,070,370 for 2010 and 2009, respectively.

Newly Issued Accounting Pronouncements

In January 2010, the FASB issued the following ASUs that may become applicable to Ampio:

•

ASU No. 2010-05—Compensation—Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. This update simply codifies EITF Topic D-110, Escrowed Share Arrangements and the Presumption of Compensation issued on June 18, 2009. In EITF Topic No. D-110, SEC staff clarified that entities should consider the substance of the transaction in evaluating whether the presumption of compensation may be overcome, including whether the transaction was entered into for a reason unrelated to employment, such as to facilitate a financing transaction. In that situation, the staff generally believes that the escrowed shares should be reflected as a discount in the allocation of proceeds.

•

ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update amends Subtopic 820-10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This update also amends Subtopic 820-10 to 43 clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal year beginning after December 15, 2010.

In April 2010, the FASB issued an accounting standards update which provides guidance on the criteria to be followed in recognizing revenue under the milestone method. The milestone method of recognition allows a vendor who is involved with the provision of deliverables to recognize the full amount of a milestone payment upon achievement, if, at he nception of the revenue arrangement, the milestone is determined to be substantive as defined in the standard. The guidance is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those fiscal years, beginning on or after June 15, 2010. The adoption of this guidance is not expected to have a material impact on Ampio’s financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (ASC Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations.” This amendment expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This amendment is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. We intend to adopt this guidance in 2011. Other than requiring additional disclosures with respect to the BioSciences acquisition, the adoption of this new guidance will not have a material impact on Ampio’s consolidated financial statements.

Note 3 – Short Term Debt

Ampio incurred a weighted average face interest rate of 7.3% and 6.0% on average short term debt of $649,011 and $23,562 outstanding during 2010 and 2009, respectively. The weighted average face interest rate was 7.6% and 6.0% on short term debt outstanding at December 31, 2010 and 2009, respectively.

Related Party Notes Payable

As of December 31, 2010, Ampio had $400,000 in related party notes payable to shareholders and directors, of which $200,000 was advanced in November and December, 2009 and $200,000 was advanced in June, 2010. The Notes Payable are unsecured, bear interest at 6%, are subordinate to the debenture issues described below and mature on the earlier of April 30, 2011 or completion of an offering of at least $5 million.

Senior Convertible Unsecured Related Party Debentures

On August 8, 2010, Ampio issued $430,000 face value Senior Convertible Unsecured Debentures with related parties (the Related Party Debentures) and warrants indexed to 21,500 shares of Ampio common stock for net cash proceeds of $430,000. The Related Party Debentures accrue interest at 8% per annum. Both the principal and interest are payable upon the earlier of (i) one business day after the closing of the Public Offering or (ii) April 30, 2011. The principal amount of the Related Party Debentures is convertible into common stock at the lower of (i) $1.75 per share or (ii) the per-share price at which Ampio common stock is sold in an underwritten public offering that is the subject of a registration statement on Form S-1 to be filed with the SEC. Accordingly, using the $1.75 as the conversion price, the Related Party Debentures are indexed to 245,714 shares of Ampio common stock. Each of the principal and debt conversion rates are subject to adjustment for recapitalization events or sales of equity or equity-linked contracts with a price or conversion price less than the contractual conversion price. The Related Party Debentures are subject to a default interest rate, at the creditor’s option, if Ampio defaults on the debentures. The significant events that could trigger a default include Ampio’s failure to service the debentures, failure to deliver conversion stock, bankruptcy and the filing of significant judgments against Ampio.

The warrants issued in connection with the Related Party Debentures have an expiration date of December 31, 2013. The exercise price of the warrants is the per-share price equal to the per-share price of the common stock sold in the Public Offering. If the Public Offering is not completed on or prior to March 31, 2011, then the exercise price will equal to the lowest closing price of Ampio common stock in the period commencing between April 1, 2011 and ending May 31, 2011. The warrants are subject to adjustment for recapitalization events. The warrants are described more fully in Note 8 – Common Stock.

Senior Unsecured Mandatorily Redeemable Debentures

Between October 22, 2010 and December 29, 2010, Ampio issued three tranches of Senior Unsecured Mandatorily Redeemable Debentures (the Redeemable Debentures) with an aggregate face value of $1,381,000. Additionally, upon receipt of the principal amount, Ampio issued warrants that entitled the holder to acquire on exercise of the warrants an aggregate number of shares of the Company’s common stock equal to 20% of the conversion shares issuable upon conversion of the debentures. The Redeemable Debentures accrue interest at 8% per annum. Both the principal and interest is mandatory convertible at the earlier of (i) one business day after the closing of a public or private offering, exceeding 10 million, or (ii) March 31, 2011. The holder has the option, at any time prior to the mandatory conversion date, to convert the debentures into common stock at the lower of (i) $1.75 per share or (ii) the per-share price at which Ampio common stock is sold in the offering. Accordingly, using the $1.75 as the conversion price, the Redeemable Debentures are indexed to 789,143 shares of Ampio common stock. Each of the principal and debt conversion rates are subject to adjustment for recapitalization events or sales of equity or equity-linked contracts with a price or conversion price less than the contractual conversion price. The Redeemable Debentures are subject to a default interest rate, at the creditor’s option, if Ampio defaults on the debentures. The significant events that could trigger a default include Ampio’s failure to service the debentures, failure to deliver conversion stock, bankruptcy and the filing of significant judgments against Ampio.

The warrants issued in connection with the Redeemable Debentures have an expiration date of December 31, 2013. The exercise price of the warrants is the per-share price equal to the per-share price of the common stock sold in the Public Offering. If the Public Offering is not completed on or prior to March 31, 2011, then the exercise price will be $1.75. The warrants are subject to adjustment for recapitalization events. The warrants are described more fully in Note 8 – Common Stock.

Accounting for the Financings

Because the economic characteristics and risks of the equity-linked conversion options are not clearly and closely related to a debt-type host, the conversion features require classification and measurement as a derivative financial instrument. The other embedded derivative features (down round protection feature and mandatory conversion provision) were also not considered clearly and closely related to the host debt instrument. Further, these features individually were not afforded the exemption normally available to derivatives indexed to a company’s own stock. Accordingly, Ampio’s evaluation resulted in the conclusion that a compound derivative financial instrument requires bifurcation and liability classification, at fair value. The compound derivative financial instrument consists of (i) the embedded conversion feature, (ii) down round protection feature and (iii) mandatory conversion provision. Current standards contemplate that the classification of financial instruments requires evaluation at each report date.

GAAP provides an election wherein companies that issue financial instruments with embedded features that require bifurcation may elect, as an alternative to bifurcation, fair value measurement of the hybrid financial instrument in its entirety. After reviewing all circumstances surrounding the issuance and impending redemptions or conversions, Ampio elected the alternative and have recorded the Senior Convertible Debentures at fair value.

Ampio also concluded that the Warrants which are derivatives by definition, did not meet the principal exemption to liability classification and measurement. Generally, freestanding financial instruments, such as the Warrants that are both indexed to a company’s own stock and classified in stockholders’ equity under certain conditions are exempt from derivative classification and measurement standards. The Warrants did not meet the definition of indexed to a company’s own stock on the inception date because the exercise price was subject to adjustment. The Warrants also did not meet all of the eight conditions for classification in stockholders’ equity. Accordingly, the Warrants are classified as a liability and subject to the classification and measurement standards for derivative financial instruments.

The following table reflects the allocation of the purchase on the financing dates:

Purchase price allocation:	Tranche 1 (a)	Tranche 2 (b)	Tranche 3 (c)	Tranche 4 (d)
Hybrid debt instruments	$598,575	$407,202	$1,605,248	$169,073
Warrants	21,332	59,191	237,036	22,517
Derivative loss, included in derivative expense	(189,907)	(256,393)	(789,284)	(73,590)

	$430,000	$210,000	$1,053,000	$118,000

Notes:

(a)	Tranche 1 issuance date was August 10, 2010
(b)	Tranche 2 issuance dates were between October 22, 2010 and October 29, 2010
(c)	Tranche 3 issuance dates were between November 12, 2010 and November 29, 2010
(d)	Tranche 4 issuance dates were between December 13, 2010 and December 29, 2010

Note 4 - Derivative Financial Instruments

The components of warrant derivative liability as reflected in the balance sheet as of December 31, 2010:

Ampio’s financings giving rise to derivative financial instruments:	Indexed Shares	Fair Values
Warrants (dates correspond to financing):
Issued with August 10, 2010 $430,000 face value financing	21,500	$48,757
Issued with October 22, 2010 – October 29, 2010 $210,000 face value financing	24,000	53,985
Issued with November 12, 2010 – November 29, 2010 $1,053,000 face value financing	120,343	271,349
Issued with December 13, 2010 – December 29, 2010 $118,000 face value financing	13,486	24,580

	179,329	$398,671

Both the Warrants and the conversion options embedded in the hybrid debt instruments were valued using a binomial-lattice-based valuation model. The lattice-based valuation technique was utilized because it embodies all of the requisite assumptions (including the underlying price, exercise price, term, volatility, and risk-free interest-rate) that are necessary to fair value these instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, Ampio projects and discounts future cash flows applying probability-weighting to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of Ampio’s common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair value, Ampio’s income will reflect the volatility in these estimate and assumption changes.

The following table summarizes the effects on Ampio’s income (expense) associated with changes in the fair value of Ampio’s derivative financial instruments by type of financing for the year ended December 31, 2010:

Derivative Income (Expense)
Warrants (dates correspond to financing):
Issued with August 10, 2010 $430,000 face value financing	$(27,425)
Issued with October 22, 2010 – October 29, 2010 $210,000 face value financing	5,206
Issued with November 12, 2010 – November 29, 2010 $1,053,000 face value financing	(34,313)
Issued with December 13, 2010 – December 29, 2010 $118,000 face value financing	(2,065)

(58,597)

Day-one derivative losses:
Issued with August 10, 2010 $430,000 face value financing	(189,907)
Issued with October 22, 2010 – October 29, 2010 $210,000 face value financing	(256,393)
Issued with November 12, 2010 – November 29, 2010 $1,053,000 face value financing	(789,287)
Issued with December 13, 2010 – December 29, 2010 $118,000 face value financing	(73,587)

$(1,367,771)

The following table summarizes the effects on Ampio’s unrealized gain (loss) associated with hybrid debt instruments recorded at fair value by type of financing for the year ended December 31, 2010:

	Unrealized Gain	Unrealized Loss	Net Unrealized Gain (Loss)
$430,000 face value senior convertible debentures due April 30, 2011	$—	$(10,271)	$(10,271)
$210,000 face value senior mandatorily convertible debentures due March 31, 2011	81,008	—	81,008
$1,053,000 face value senior mandatorily convertible debentures due March 31, 2011	—	(25,955)	(25,955)
$118,000 face value senior mandatorily convertible debentures due March 31, 2011	—	(7,271)	(7,271)

	$81,008	$(43,497)	$37,511

Note 5 – Fair Value Considerations

Ampio’s financial instruments include cash and cash equivalents, prepaid expenses, accounts payable, accrued salaries, accrued interest payable, related party payable, related party notes payable, senior convertible unsecured related party debentures, senior unsecured mandatorily convertible debentures (hybrid debt instruments, which include embedded derivative features) and warrant derivative liability. The carrying amounts of cash and cash equivalents, prepaid expenses, accounts payable, accrued salaries, accrued interest payable, related party payable, related party notes payable approximate their fair value due to their short maturities. Derivative financial instruments, as defined by GAAP, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets, with changes in fair value recorded in earnings.

Ampio generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, Ampio has entered into certain other financial instruments and contracts, such as Ampio’s secured convertible debenture and warrant financing arrangements that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. As required by GAAP, these instruments are required to be carried as derivative liabilities, at fair value, in Ampio’s financial statements. However, the Company may elect fair value measurement of the hybrid financial instruments, on a case-by-case basis, rather than bifurcate the derivative. Ampio believes that fair value measurement of the hybrid convertible debenture financing arrangements provide a more meaningful presentation. See Note 4 – Derivative Financial Instruments for additional information about derivative financial instruments.

Authoritative guidance defines fair value as the price that would be received to sell an asset paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs the reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to us for identical assets or liabilities;

Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3:	Unobservable inputs that are supported by little or no market activity.

The Company’s assets and liabilities which are measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company’s policy is to recognize transfers in and/or out of fair value hierarchy as of the date in which the event or change in circumstances caused the transfer.

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2010
ASSETS
Money market fund (included in cash and cash equivalents)	$168,876	$—	$—	$168,876

LIABILITIES
Hybrid debt instruments	—	—	2,133,743	2,133,743
Warrant derivative liabilities	—	—	398,671	398,671

December 31, 2009
ASSETS
Money market fund (included in cash and cash equivalents)	$69,357	$—	$—	$69,357

The warrant derivative liability was valued using the Binomial Lattice-Based valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows as of December 31, 2010:

Warrants:	Tranche 1(a)	Tranche 2 (b)	Tranche 3 (c)	Tranche 4 (d)
Exercise price	$1.75	$1.75	$1.75	$1.75
Volatility	212.48%	212.48%	212.48%	212.48%
Equivalent term (years)	3.00	2.82	2.88	2.96
Risk-free interest rate	1.02%	1.02%	1.02%	1.02%

Notes:

(a)	Tranche 1 issuance date was August 10, 2010
(b)	Tranche 2 issuance dates were between October 22, 2010 and October 29, 2010
(c)	Tranche 3 issuance dates were between November 12, 2010 and November 29, 2010
(d)	Tranche 4 issuance dates were between December 13, 2010 and December 29, 2010

The warrant derivative liability was valued using the Binomial Lattice-Based valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows as of the inception dates:

Warrants:	Tranche 1(a)	Tranche 2 (b)	Tranche 3 (c)	Tranche 4 (d)
Exercise price	$1.40	$1.75	$1.75	$1.75
Volatility	212.48%	212.48%	212.48%	212.48%
Equivalent term (years)	3.47	3.08	3.08	3.08
Risk-free interest rate	0.78%	0.53%	0.75%	1.02%

Notes:

(a)	Tranche 1 issuance date was August 10, 2010
(b)	Tranche 2 issuance dates were between October 22, 2010 and October 29, 2010
(c)	Tranche 3 issuance dates were between November 12, 2010 and November 29, 2010
(d)	Tranche 4 issuance dates were between December 13, 2010 and December 29, 2010

The hybrid debt instruments were valued using the Binomial Lattice-Based valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows as of December 31, 2010:

Hybrid Debt Instruments:	Tranche 1(a)	Tranche 2 (b)	Tranche 3 (c)	Tranche 4 (d)
Exercise price	$1.75	$1.75	$1.75	$1.75
Volatility	89.69%	140.73%	140.73%	140.73%
Equivalent term (years)	0.087	0.253	0.253	0.253
Risk-free interest rate	0.19%	0.19%	0.19%	0.19%

Notes:

(a)	Tranche 1 issuance date was August 10, 2010
(b)	Tranche 2 issuance dates were between October 22, 2010 and October 29, 2010
(c)	Tranche 3 issuance dates were between November 12, 2010 and November 29, 2010
(d)	Tranche 4 issuance dates were between December 13, 2010 and December 29, 2010

The hybrid debt instruments were valued using the Binomial Lattice-Based valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows as of the inception dates:

Hybrid Debt Instruments:	Tranche 1(a)	Tranche 2 (b)	Tranche 3 (c)	Tranche 4 (d)
Exercise price	$1.40	$1.75	$1.75	$1.75
Volatility	262.40%	241.87%	169.50%	155.58%
Equivalent term (years)	0.483	0.440	0.374	0.296
Risk-free interest rate	0.19%	0.19%	0.19%	0.19%

Notes:

(a)	Tranche 1 issuance date was August 10, 2010
(b)	Tranche 2 issuance dates were between October 22, 2010 and October 29, 2010
(c)	Tranche 3 issuance dates were between November 12, 2010 and November 29, 2010
(d)	Tranche 4 issuance dates were between December 13, 2010 and December 29, 2010

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 in the fair valued hierarchy:

	Derivatives and hybrid debt instruments
	2010	2009
Balance as of January 1	$—	$—
Total losses (realized or unrealized):
Included in earnings:	(1,330,260)	—
Purchases, issuances and settlements	(1,811,000)	—

Balance as of December 31	$(3,141,260)	$—

Change in unrealized losses included in earnings relating to derivatives and hybrid debt instruments held as of December 31	$(1,330,260)	$—

Note 6 – Income Taxes

Ampio’s effective tax rate differs from the U.S. federal corporate income tax rate for 2010 and 2009 of 34% as follows:

	Year Ended December 31,
	2010	2009
Statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal income tax impact	(3.1)%	(3.3)%
Share based compensation	6.0%	0.0%
Research and development credits	(0.3)%	4.5%
Increase in valuation allowance	31.4%	32.8%

Effective tax rate	0.0%	0.0%

As of December 31, 2010 and 2009, Ampio provided a full valuation allowance against the deferred tax asset based on the weight of available evidence, both positive and negative, including the Ampio’s operating loss, which indicated that it is more likely than not that such benefits will not be realized. Deferred tax assets comprised of the following:

	December 31,
	2010	2009
Deferred tax assets
Net operating loss and credit carry forwards	$2,381,000	$494,000
Derivative expense	506,838	—
Research and development credits	—	67,748
Accrued liabilities	188,547	22,000

Total deferred tax asset	3,076,385	583,748
Deferred tax liabilities
Unrealized gain on fair value of debt instruments	(24,108)	—

Total deferred tax liabilities	(24,108)	—

Net deferred tax asset before valuation allowance	3,052,277	583,748
Valuation allowance	(3,052,277)	(583,748)

Net deferred tax asset	$—	$—

As of December 31, 2010, Ampio had an available net operating loss (NOL) carry forward of approximately $6,400,000 for federal and state purposes, expiring beginning in 2029. Under the provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may result in limitations on the amount of the NOL carryforwards which can be utilized in future years.

The Company uses of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only positions that meet the more likely than not threshold are recognized for financial reporting purposes. Unrecognized tax benefits are reflected as a reduction in the Company’s total deferred tax asset. A reconciliation of the beginning and ending amount of unreconciled tax benefit follows:

Unrecognized Tax Benefit
Balance December 31, 2009 and 2008	$—
Additions based on tax positions for the current year	121,133

Balance, December 31, 2010	$121,133

The additions based on tax positions for the current year relates to tax credits.

The Company classifies penalty and interest expense related to income tax liabilities as general and administrative expense and therefore is recognized in the statement of operations.

The Company files tax returns in the United States and in the state of Colorado. The tax years since inception remain open to examinations by the major taxing jurisdictions to which the Company is subject. The Company has not filed tax returns prior to 2009.

Note 7 – Commitments and Contingencies

Ampio entered into a clinical research agreement with a hospital and a physician investigator, (collectively, the Parties) effective April 1, 2010. Under the terms of the clinical research agreement, Ampio agreed to fund and support a clinical trial to a minimum of $600,000, based up on a budget to be agreed upon by the Parties. Ampio has made payments to the hospital of $75,000 in 2010. The clinical research agreement will remain in full force until the clinical trial is completed or until terminated by one of the Parties. In conjunction with the clinical trial, Ampio entered into a master services agreement with a pharmaceutical contract research organization to provide data management and statistical services for a total of $134,415, of which Ampio paid $12,500 in 2010.

During August 2010, Ampio entered into employment agreements with three of its officers. Under the employment agreements, the officers are collectively entitled to receive $571,000 in annual salaries. Upon completion of a financing of $10,000,000 or more, the annual salaries will collectively increase to $825,000. The employment agreements have terms of three years.

Ampio entered into a Sponsored Research Agreement with Trauma Research LLC, a related party, in September 2009. Under the terms of the Sponsored Research Agreement, Ampio is to provide personnel and pay for leased equipment. The Sponsored Research Agreement may be terminated without cause by either party on 180 days notice. Obligations under the Sponsored Research Agreement are as follows:

2011	$270,537
2012	263,750
2013	263,750
2014	175,833

$973,870

Ampio leases its offices under a non-cancellable operating lease expiring in 2011. Rent expense totaled $62,975 and $32,433 in 2010 and 2009, respectively. The obligation under a non-cancellable operating lease is $31,423 for 2011.

Ampio has not recorded an accrual for compensated absences because the amount cannot be reasonably estimated.

During November 2010, Ampio entered into a definitive merger agreement with BioSciences, Inc. (BioSciences) to exchange all of BioSciences’s outstanding shares in exchange for 7,762,839 shares of Ampio common stock. BioSciences will contribute to Ampio the previously owned 3,500,000 shares of Ampio stock at consummation of the definitive merger. In connection with the definitive merger, BioSciences has negotiated satisfaction of its notes payable to a stockholder in exchange for 500,000 shares of Ampio common stock and will satisfy BioScience’s in-the-money stock options in exchange for 405,066 shares of Ampio common stock. Per the definitive merger agreement, the merger closes at the time the 8,667,905 shares issued for considerations are registered.

Note 8 – Common Stock

Capital Stock

Prior to the Merger, Life Sciences had 15,000,000 shares of common stock with a par value of $0.001 and 2,000,000 share of Series A Preferred Stock authorized with a par value of $0.001. At December 31, 2010, Ampio had 100,000,000 shares of common stock authorized with a par value of $0.0001 per share, and 10,000,000 shares of preferred stock authorized with a par value of $0.0001 per share.

Capital Transactions

Life Sciences issued 1,080,000 shares of Common Stock to its founder in December 2008 at a value of $.001 per share.

Life Sciences issued 3,500,000 shares of Common Stock to BioSciences in April 2009 in connection with an Asset Purchase Agreement. Under the terms of the agreement, Life Sciences acquired office and lab equipment, cell lines and intellectual property including patents and license agreements, while the Company valued those assets in excess of $300,000, for financial reporting purposes the assets and liabilities have been recorded at predecessor cost. In conjunction with the asset purchase, Life Sciences recorded a distribution of $252,015 to reflect liabilities assumed. Included in the assumed liabilities was a $200,000 note payable to Life Sciences’ founder. The note payable was converted into 163,934 shares of Series A preferred stock at a value of $1.22 per share.

Life Sciences issued 7,350,000 shares of restricted Common Stock to its directors, officers and employees in exchange for $7,350 in cash in April 2009. The restricted common stock is subject to vesting as set forth below under Restricted Common Stock.

Life Sciences issued 913,930 shares of Series A Preferred Stock in April and May 2009 in exchange for $1,115,020 in cash.

Life Sciences received $170,003 in December 2009 in connection with a private placement for the purchase of 97,144 shares of common stock. Life Sciences had not issued the shares as of December 31, 2009 and has therefore recorded the proceeds as a liability. The shares were issued in 2010.

As set forth in Note 1 – Business, Basis of Presentation and Merger, Life Sciences and Chay completed a reverse merger in March 2010, and Chay changed its name to Ampio Pharmaceuticals, Inc. In conjunction with the Merger, Life Sciences’ Series A Preferred Stock was automatically converted into common stock. As result of the Merger, related stock transactions and the conversion of Series A Preferred Stock, Ampio common stock outstanding increased by 3,068,958 shares.

Ampio issued 1,078,078 shares of common stock in March and April, 2010 for $1,536,630 in cash (net of $350,000 in offering costs), of which $7,000 had been received in March 2010 and $170,003 had been received in 2009 and was initially classified as common stock subscribed.

Ampio issued 1,030,000 shares of common stock in January, February and March 2010 in exchange for services. The shares were recorded at their fair value, $1.75 per share or $1,802,500. Ampio recorded $1,799,219 as expense in 2010 – see Note 9 – Stock Based Compensation. The remaining $3,281 is reflected as a deferred charge in stockholders’ equity, and will be recognized into expense as the services are provided.

Restricted Common Stock

Total shares of 7,350,000 owned by Ampio’s employees are restricted. One third of the restricted shares vested on the date of grant, April 17, 2009. The remaining two thirds vest on a monthly basis between the second and fourth anniversaries of the date of grant. Vesting is subject to acceleration upon achieving certain milestones.

Equity Incentive Plan

Ampio adopted a stock plan in March 2010. During August of 2010, the number of shares of common stock for reserved issuance to officers, directors, employees and consultants through various means, including incentive stock options, non-qualified stock options, restricted stock grants, and other forms of equity equivalents was increased from 2,500,000 to 4,500,000. The Company granted options to purchase 2,930,000 shares in August of 2010, of which 1,820,000 vested immediately, and the remaining 1,110,000 options vest annually over two years.

The Company has computed the fair value of all options granted using the Black Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk free interest rate, volatility, expected dividend yield, and expected option life. Changes to the assumptions could cause significant adjustments to valuation. The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities of peer companies. Due to the small number option holders, the Company has estimated a forfeiture rate of zero. The Company estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. Accordingly, the Company has computed the fair value of all options granted during 2010 using the following assumptions:

Expected volatility	72%
Risk free interest rate	1.48%
Expected term (years)	5.5 -5.75
Dividend yield	0%

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2009 and 2008	—	$—
Granted	2,930,000	$1.13

Outstanding at December 31, 2010	2,930,000	$1.13	9.63

Exercisable at December 31, 2010	1,820,000	$1.19	9.63

The weighted average grant date fair value of options was $1.13. The Company recognized stock based compensation expense of $1,297,083 related to stock options during the year ended December 31, 2010 and from Inception to December 31, 2010. As of December 31, 2010, the Company had $578,452 of unrecognized compensation costs from options granted under the plan to be recognized over a weighted average remaining period of 1.62 years.

Warrants

Ampio issued warrants in 2010 in conjunction with its Related Party Debentures and its Redeemable Debentures as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding December 31, 2009	—	$—
Warrants issued	206,973	$1.75

Outstanding December 31, 2010	206,973	$1.75	2.99

Ampio issued warrants to purchase 21,500 shares of common stock to the holders of the Related Party Debentures in August 2010. Under the most-favored-nations clause of the Related Party Debentures, those number of shares entitled to be purchased was later increased to 49,144 based on an exercise price of $1.75 per share. The number of shares and the exercise price are subject to down round protection as follows. The exercise price will be the lesser of $1.75 or the price of common stock to be set forth in the Offering, as defined in the agreement. In the event that an Offering has not been completed by March 31, 2011, the exercise price will be 1.75 per share. The number of shares applicable to the warrants will be the principal balance, divided by the exercise price multiplied by 20%. The warrants expire on December 31, 2103.

Ampio issued warrants to purchase 157,825 shares of common stock to the holders of the Redeemable Debentures in October through December of 2010. The number of shares and the exercise price are subject to down round protection as follows. The exercise price will be the lesser of $1.75 or the price of common stock to be set forth in the Offering. In the event that an Offering has not been completed by March 31, 2011, the exercise price will be 1.75 per share. The number of shares applicable to the warrants will be the principal balance, divided by the exercise price multiplied by 20%. The warrants expire on December 31, 2103.

Note 9– Stock-Based Compensation

Stock-based compensation related to common stock issued to third party vendors in exchange for services was included in general and administrative expenses in the statement of operations as set forth in the table below. The common stock was recorded at its fair value at the dates Ampio became obligated to issue the shares, and is recognized as expense as the services are provided. Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as research and development expenses and general and administrative expenses as set forth in the table below. The Company determined the fair value as of the date of grant using the Black Scholes option pricing method and expenses the fair value ratably over the vesting period.

	2010	2009
Research and development expenses
Stock options	$381,093	$—
General and administrative expenses
Common stock issued to third parties for services	1,799,219	—
Stock options	915,990	—

Total stock-based compensation expense	$3,096,302	$—

Note 10 – Related Party Transactions

In April 2009, Life Sciences issued 3,500,000 shares of its common stock to BioSciences, in connection with Life Sciences’ purchase of certain of BioSciences’ assets. Under the terms of the agreement, Life Sciences acquired office and lab equipment, cell lines and intellectual property including patents and license agreements. In conjunction with the asset purchase, Life Sciences recorded a distribution of $252,015 to reflect liabilities assumed. Included in the assumed liabilities was a $200,000 note payable to Life Sciences’ founder, Michael Macaluso.

As of December 31, 2009, Life Sciences had $100,000 in notes payable to Mike Macaluso, Life Sciences’ founder, and $100,000 payable to BioSciences. The related party notes payable are unsecured, bear interest at 6% and initially were to mature on April 30, 2010. These notes were extended through September 2, 2010, and additional borrowings of $200,000 were made by Ampio from BioSciences in the three months ended June 30, 2010, bringing the total amount owed by us to BioSciences to $300,000. The notes evidencing the foregoing borrowings have been extended to become due at the earlier of March 2, 2011, or closing of a financing exceeding $5 million.

BioSciences paid operating expenses on behalf of Life Sciences, and funds were advanced and repaid between Life Sciences and BioSciences, during 2009. Disbursements to BioSciences during 2009, including prepayment of liabilities assumed under the asset purchase agreement, totaled $111,943. BioSciences owed $7,236 us in short-term non-interest bearing advances at December 31, 2009. In October and November 2010, Ampio borrowed $215,971 from BioSciences in non interest bearing advances. As of December 31, 2010, non-interest bearing advances from BioSciences totaled $193,821.

Ampio has license agreements with the Institute for Molecular Medicine, Inc. a nonprofit research organization founded by Dr. Bar-Or, who also serves as its executive director. The license agreements were assigned to Life Sciences as a part of the asset purchase from BioSciences. Under the license agreements, Ampio pays the costs associated with maintaining intellectual property subject to the license agreements. In return, Ampio is entitled to deduct twice the amounts it has paid to maintain the intellectual property from any amounts that may become due to the Institute for Molecular Medicine, Inc. under one of the license agreements, if and when the intellectual property becomes commercially viable and generates revenue. Ampio may cease funding the intellectual property costs and abandon the license agreements at any time. Life Sciences incurred $61,000 and $53,000 during 2010 and 2009, respectively, in legal and patent fees to maintain the intellectual property of the Institute for Molecular Medicine, Inc.

Immediately prior to the Merger, Chay accepted subscriptions for an aggregate of 1,325,000 shares of common stock from six officers and employees of Life Sciences, for a purchase price of $150,183. These shares were issued immediately before the closing of the Chay merger but after the shareholders of Chay had approved the merger. The advances are non-interest bearing and due on demand and are classified as a reduction to stockholder’s equity.

Related party receivable at December 31, 2010 consisted of $5,711 due from the Chay Control Shareholders.

Note 11 – Subsequent Events

During January, 2011, the Company issued $382,000 in Redeemable Debentures and warrants to purchase 43,657 share of common stock (subject to adjustment) on the same terms as the Redeemable Debentures and related warrants issued in 2010, in exchange for $382,000 in cash.

Subsequent to December 31, 2010, under the terms of an employment agreement, the Company agreed to issue options to purchase 40,000 shares of common stock at an exercise price of $2.20 per share. In addition, the Company’s board of director’s resolved to issue options to purchase 335,000 shares of stock to two of its directors and one outside consultant, issuable at fair market value of the Company’s stock on the date of the of closing a public offering, provided that the offerings’ gross proceeds exceed $5 million and is completed by April 30, 2011.

The Company became obligated to grant 13,635 shares or restricted common stock to three non-employee directors on January 1, 2011 at a collective value of $30,000 for services to be rendered in 2011, based upon the terms of their director’s compensation agreements.

Annex F

DMI BIOSCIENCES, INC.

Financial Statements

and

Independent Auditors’ Report

DMI BIOSCIENCES, INC.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

DMI BioSciences, Inc.

Denver, Colorado

We have audited the accompanying balance sheets of DMI BioSciences, Inc. (“BioSciences”) as of September 30, 2010 and 2009, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of BioSciences’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioSciences as of September 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC

January 5, 2011

Denver, Colorado

DMI BIOSCIENCES, INC.

Balance Sheets

	September 30,		December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Assets
Cash	$288,196	$1,702,204	$6,551	$973,098
Prepaid expenses	—	—	—	21,810
Income tax receivable	34,118	—	33,623	—
Related party receivable	—	—	193,821	—
Related party notes receivable	300,000	—	300,000	100,000
Accrued interest receivable – related party	8,416	—	12,954	—

Total assets	$630,730	$1,702,204	$546,949	$1,094,908

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$123,426	$607,659	$105,913	$227,567
Accrued liabilities	22,353	47,876	5,424	—
Accrued wages payable	1,039,807	1,039,906	1,039,807	1,039,807
Accrued interest - stockholders	461,073	443,937	472,350	427,598
Deferred revenue	—	625,000	—	404,410
Notes payable - stockholders	430,000	530,000	430,000	430,000
Current portion of capital leases	10,268	16,487	7,345	20,513
Due to related party	1,527	8,312	—	8,123

Total current liabilities	2,088,454	3,319,177	2,060,839	2,558,018

Capital leases, less current portion	—	16,163	—	6,803

Total liabilities	2,088,454	3,335,340	2,060,839	2,564,821

Stockholders’ deficit
Preferred Stock; 50,000,000 shares authorized, none outstanding	—	—	—	—
Common Stock; no par value, 91,195,695 shares authorized, 9,171,282 shares outstanding at September 30, 2010 and 2009, respectively, and 9,171,282 shares outstanding at December 31, 2010 (unaudited) and 2009 (unaudited)	8,830,387	8,809,537	8,830,387	8,819,962

Common Stock Class B; no par value, 8,804,305 shares authorized and 8,804,305 shares outstanding at September 30, 2010 and 2009, respectively, and 8,804,305 shares outstanding at December 31, 2010 (unaudited) and 2009 (unaudited)	8,445,097	8,445,097	8,445,097	8,445,097

Treasury stock	(327,355)	(327,355)	(327,355)	(327,355)
Accumulated deficit	(18,405,853)	(18,560,415)	(18,462,019)	(18,407,617)

Total stockholders’ deficit	(1,457,724)	(1,633,136)	(1,513,890)	(1,469,913)

Total liabilities and stockholders’ deficit	$630,730	$1,702,204	$546,949	$1,094,908

See notes to financial statements.

DMI BIOSCIENCES, INC.

Statements of Operations

	For the Years Ended September 30,		For the Three Months Ended December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Revenue
License fees	$625,000	$875,000	$—	$220,590
Royalty fees	—	58,750	—	—
Milestone payments	—	1,500,475	—	—
Other revenue	—	111,943	—	—

Total revenue	625,000	2,546,168	—	220,590

Operating expenses
Research and development	152,202	866,113	—	62,870
General and administrative	280,493	7,242,975	57,256	15,061

Total operating expenses	432,695	8,109,088	57,256	77,931

Income (loss) from operations	192,305	(5,562,920)	(57,256)	142,659

Other income (expense)
Interest expense	(49,385)	(57,520)	(11,275)	(14,047)
Other income	11,642	1,568	12,365	24,186

Total other income (expense)	(37,743)	(55,952)	1,090	10,139

Net income (loss)	$154,562	$(5,618,872)	$(56,166)	$152,798

See notes to financial statements.

DMI BIOSCIENCES, INC.

Statement of Changes in Stockholders’ Deficit

For the Periods Ended September 30, 2010 and 2009, and December 31, 2010 (unaudited)

	Common Stock		Common Stock – Class B		Treasury Stock	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – September 30, 2008	11,288,310	10,546,504	—	—	(327,355)	(13,204,213)	(2,985,064)
Issuance of restricted common stock in exchange for services	5,383,689	5,383,689	—	—	—	—	5,383,689
Issuance of common stock in exchange for services	1,278,588	1,278,588	—	—	—	—	1,278,588
Issuance of common stock in exchange for cell lines	25,000	25,000	—	—	—	—	25,000
Exchange of common stock for Class B shares (Note 7)	(8,804,305)	(8,445,097)	8,804,305	8,445,097	—	—	—
Stock-based compensation	—	20,853	—	—	—	—	20,853
Contribution from stockholders	—	—	—	—	—	262,670	262,670
Net loss	—	—	—	—	—	(5,618,872)	(5,618,872)

Balance – September 30, 2009	9,171,282	$8,809,537	8,804,305	$8,445,097	$(327,355)	$(18,560,415)	$(1,633,136)
Stock-based compensation	—	20,850	—	—	—	—	20,850
Net income	—	—	—	—	—	154,562	154,562

Balance – September 30, 2010	9,171,282	8,830,387	8,804,305	8,445,097	(327,355)	(18,405,853)	(1,457,724)
Net income (unaudited)	—	—	—	—	—	(56,166)	(56,166)

Balance – December 31, 2010 (unaudited)	9,171,282	$8,830,387	8,804,305	$8,445,097	$(327,355)	$(18,462,019)	$(1,513,890)

See notes to financial statements.

DMI BIOSCIENCES, INC.

Statements of Cash Flows

	For the Years Ended September 30,		For the Three Months Ended December 31, 2010
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$154,562	$(5,618,872)	$(56,166)	$152,798
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities
Common stock issued for services	—	6,662,277	—	—
Common stock issued for cell lines	—	25,000	—	—
Stock-based compensation	20,850	20,853	—	10,425
Change in operating assets and liabilities
Accounts receivable	—	25,000	—	—
Interest receivable – related party	(8,416)	—	(4,538)	—
Prepaid patents	—	—	—	(21,810)
Income tax receivable	(34,118)	—	495	—
(Advances)/payments from related party	(6,785)	8,312	(195,348)	(189)
Accounts payable	(484,233)	(297,623)	(17,513)	(380,092)
Accrued interest – stockholders	17,136	55,002	11,277	(16,339)
Accrued wages	(99)	531	—	(99)
Accrued liabilities	(25,523)	110,546	(16,929)	(47,876)
Deferred revenue	(625,000)	625,000	—	(220,590)

Net cash (used in) provided by operating activities	(991,626)	1,616,026	(278,722)	(523,772)

Cash flows from investing activities
Advances on notes receivable – related party	(300,000)	—	—	(100,000)

Net cash used in investing activities	(300,000)	—	—	(100,000)

Cash flows from financing activities
Proceeds from notes payable and advances	—	125,000	—	—
Payments on notes payable	(100,000)	(30,000)	—	(100,000)
Payments on capital leases	(22,382)	(17,922	(2,923)	(5,334)

Net cash (used in) provided by financing activities	(122,382)	77,078	(2,923)	(105,334)

Net change in cash and cash equivalents	(1,414,008)	1,693,104	(281,645)	(729,106)

Cash and cash equivalents at beginning of period	1,702,204	9,100	288,196	1,702,204

Cash and cash equivalents at end of period	$288,196	$1,702,204	$6,551	$973,098

Non cash transactions:

Sale of assets in exchange for common stock of Life Sciences (Note 2)	$—	$262,670	$—	$—

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 1 – Summary of Significant Accounting Policies

Nature of Operation

DMI BioSciences, Inc. (“BioSciences” or the “Company”), a Colorado corporation, was formed in 1990. BioSciences is a privately held, clinical-stage pharmaceutical company that develops therapeutic products to treat human sexual dysfunction. The Company’s most advanced product is a drug to delay ejaculation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Information

The accompanying unaudited interim financial statements included herein have been prepared by the management of the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to these rules and regulations, although the Company believes that the disclosures are adequate to make the information not misleading. In the opinion of management, the unaudited interim financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, the Company’s financial position as of December 31, 2010 and 2009, the interim results of operations for the three months ended December 31, 2010 and 2009, and the cash flows for the three months ended December 31, 2010 and 2009. These interim statements have not been audited.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market investments. The Company maintains balances from time to time in excess of the federally insured limits.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives for owned assets, ranging from five to seven years or, for leasehold improvements, the term of the related lease.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 1 – Summary of Significant Accounting Policies (continued)

Patents and Patent Applications

Costs of establishing patents consisting of legal fees paid to third parties are expensed as incurred until such time as the patent is deemed viable and will produce a source of revenue.

Revenue Recognition

Revenues from royalties and license agreements are recognized when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price is fixed or determinable, and (d) collectability is reasonably assured. Milestone payments are received and earned in accordance with the terms of the specific contracts and the Company providing the required information in accordance with the terms of the contracts. Revenue is recognized upon completion of each milestone.

Research and Development

Research and development cost are expensed as incurred.

Income Taxes

The Company uses the liability method for accounting for income taxes. Under this method, the Company recognizes deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company establishes a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

Stock-Based Compensation

The Company accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. The Company determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the vesting period using the straight-line method.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 1 – Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy established by GAAP prioritizes the inputs into valuation techniques used to measure fair value. Accordingly, the Company uses valuation techniques that maximize the use of observable inputs when determining fair value. The three levels of the hierarchy are as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to us for identical assets or liabilities;

Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3:	Unobservable inputs that are supported by little or no market activity.

The Company has no assets or liabilities that were measured using quoted prices for similar assets and liabilities or significant unobservable inputs (Level 2 and Level 3 assets and liabilities) as of September 30, 2010 or 2009 or December 31, 2010 (unaudited) and 2009 (unaudited). The Company’s financial instruments include cash and cash equivalents, related party notes receivable, notes payable - stockholders, accounts payable, accrued salaries, and accrued interest payable. The carrying amounts of these financial instruments approximate their fair value due to their short maturities. The carrying value of cash held in money market funds totaling $266,000, $1,701,204, $0 and $971,610 as of September 30, 2010 and 2009, and December 31, 2010 (unaudited) and 2009 (unaudited), respectively, is included in cash and cash equivalents and approximates market values based on quoted market prices, or Level 1 inputs. The Company is not able to determine the fair value of the notes receivable and notes payable to related parties due to their related party nature.

Reclassifications

Certain prior year amounts were reclassified to conform to current year presentation. Such reclassifications had no effect on net income.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 2 – Sale of Certain Assets

On April 16, 2009, the Company entered into an Asset Purchase Agreement with DMI Life Sciences, Inc. (“Life Sciences”) to sell certain assets and relinquish certain liabilities. Under the Asset Purchase Agreement, BioSciences sold office and lab equipment, cell lines and intellectual property, including patents and license agreements, and relinquished certain liabilities to Life Sciences in exchange for 3,500,000 shares of common stock of Life Sciences. The assets had no remaining book value and the liabilities consisted of a $200,000 note payable to a related party and $62,670 of accrued liabilities. In conjunction with the Asset Purchase Agreement, the parties entered into a Royalty Agreement which granted Life Sciences a 10% royalty based upon license revenue that BioSciences receives, subject to Life Sciences committing to providing additional funding. The accounting for this transaction resulted in a deemed contribution to BioSciences by its stockholders in the amount of $262,670 which represents the historical value of the liabilities assumed to Life Sciences as the transactions was a recapitalization of Life Sciences as of the date of this transaction.

In March 2010, Life Sciences became a wholly owned subsidiary of Chay Enterprises, Inc., a public company. Chay Enterprises, Inc. subsequently changed its name to Ampio Pharmaceuticals, Inc. (“Ampio”).

Note 3 – Definitive Merger Agreement

During November 2010, the Company entered into a definitive merger agreement with Ampio Pharmaceuticals, Inc. (“Ampio”) to exchange all of the Company’s outstanding shares in exchange for 7,762,839 shares of Ampio common stock. The Company will contribute to Ampio the previously owned 3,500,000 shares of Ampio stock at consummation of the definitive merger. In connection with the definitive merger, the Company has negotiated satisfaction of the notes payable – stockholder in exchange for 500,000 shares of Ampio common stock and will satisfy in-the-money stock options in exchange for 405,066 shares of Ampio common stock. Also in conjunction with the definitive merger the Company’s officers and employees have agreed to forgive the $1,039,807 in accrued wages payable. Per the definitive merger agreement, the merger closes at the time the 8,667,905 shares issued for considerations are registered.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 4 – Property and Equipment

The Company’s property and equipment consists of the following:

	September 30,		December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Furniture and fixtures	$110,000	$110,000	$110,000	$110,000
Less accumulated depreciation	(110,000)	(110,000)	(110,000)	(110,000)

	$—	$—	$—	$—

Note 5 – Notes Payable

The Company’s notes payable consists of the following:

	September 30,		December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Note payable to a stockholder, due on March 17, 2000. The note carries an interest rate of 10%, or in the event of default, 12%, uncollateralized. At September 30, 2010, the note was past due.	$300,000	$300,000	$300,000	$300,000

Note payable to a stockholder with no maturity date and carrying interest at 7%, uncollateralized.	75,000	75,000	75,000	75,000

Note payable to a stockholder with no maturity date and carrying interest at 7%, uncollateralized.	55,000	55,000	55,000	55,000

Note payable to a stockholder with no maturity date and carrying interest at 9%, paid in full.	—	100,000	—	—

	$430,000	$530,000	$430,000	$430,000

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 6 – Capital Leases

The Company has acquired an asset under the provision of a long-term lease. For financial reporting purposes, minimum lease payments relating to the asset have been capitalized. The lease expires May 5, 2011. Amortization of the leased property is included in depreciation expense.

The asset under capital lease had cost and accumulated amortization as follows:

	September 30,		December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Cost	$88,600	$88,600	$88,600	$88,600
Less accumulated amortization	(88,600)	(88,600)	(88,600)	(88,600)

	$—	$—	$—	$—

Maturities of capital lease obligations are as follows:

Year Ending September 30,

2011	$10,268

Capital lease obligation	$10,268

Note 7 – Income Taxes

BioSciences’ effective tax rate differs from the U.S. federal corporate income tax rate of 34% as shown in the below table, which reflects the rate for the years ended September 30, 2010 and 2009, and the three months ended December 31, 2010 (unaudited) and 2009 (unaudited).

	September 30,		December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Statutory rate	34.00%	34.00%	34.00%	34.00%
State income taxes, net of federal tax impact	3.06%	3.06%	3.06%	3.06%
Permanent items	4.60%	(40.59%)	0.00%	2.50%
(Increase) decrease in valuation allowance	(41.66%)	3.53%	(37.06%)	(34.56%)
Effective tax rate	0.00%	0.00%	0.00%	0.00%

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 7 – Income Taxes (continued)

For the years ended September 30, 2010 and 2009 and the three months ended December 31, 2010 (unaudited) and 2009 (unaudited), the Company provided a full valuation allowance against the deferred tax asset based on the weight of available evidence, both positive and negative, including the Company’s operating losses, which indicated that it is more likely than not that such benefits will not be realized.

The Company’s deferred tax assets are comprised of the following:

	September 30,		December 31,
	2010	2009	2010	2009
			(unaudited)	(unaudited)
Deferred tax assets
Net operating loss and credit carryforwards	$4,600,000	$4,600,000	$4,600,000	$4,600,000
Valuation allowance	(4,600,000)	(4,600,000)	(4,600,000)	(4,600,000)

	$—	$—	$—	$—

As of September 30, 2010 and for the three months ended December 31, 2010 (unaudited), the Company had an available net operating loss (“NOL”) carry forward of approximately $11,200,000 and $11,400,000 (unaudited), respectively, for federal and state purposes, expiring from 2016 through 2030. For the year ended September 30, 2009, the Company used $2,200,000 of NOLs. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in limitations on the amount of the NOL carryforwards which can be utilized in future years.

The Company classifies penalty and interest expense related to income tax liabilities as general and administrative expense and therefore is in the statement of operations.

The Company filed tax returns in the United States and in the state of Colorado. The tax years ended September 30, 2007 through the current period remain open to examinations by the major taxing jurisdictions to which the Company is subject.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 8 – Equity

Common Stock

The Company issued 5,383,689 shares of restricted common stock to its directors, officers, and employees in exchange for service in 2009. The shares were valued at $1 per share. The Company issued 1,278,588 shares of Common Stock to stockholders in exchange for services and 25,000 shares of Common Stock in exchange for property in 2009. The shares were valued at $1 per share (Note 2).

Common stockholders have voting privileges and one hundred percent ownership rights in all assets of the Company.

Class B Common Stock

During 2009, the Company exchanged 8,804,305 shares of Common Stock for an equivalent number of shares of Class B Common Stock in conjunction with the sale of certain assets to Life Sciences (Note 2). The terms of the Class B Common Stock will be identical to the terms of our Common Stock except that holders of Class B Common Stock will not be entitled to receive any shares of Life Sciences’ Common Stock, or proceeds from the sale of shares of Life Sciences’ Common Stock, distributed to holders of our Common Stock.

Equity Incentive Plan

The Company adopted the 1999 Stock Incentive Plan during 1999. Under the Plan, the Option Committee may grant Options to purchase shares of Common Stock to employees and consultants. The Option Committee is authorized to grant up to 2,000,000 shares of Common Stock. Pricing and vesting are determined by the Option Committee, and awards are evidenced by an award agreement extended to the recipient. Stock options generally vest over four years and terminate 10 years from the date of grant.

The fair value of options granted under the Plan during 2009 and 2008 were valued using the Black-Scholes option pricing model. In order to calculate the fair value of the options, assumptions were made regarding the estimated fair value of the underlying Common Stock, risk-free interest rate, volatility, expected dividend yield, and expected option life. Changes to the assumptions could cause significant adjustments to valuation. The Company estimated a volatility factor utilizing comparable published volatilities of peer companies. An estimated forfeiture rate of zero was based upon the small number of participants and their expected longevity and the expected term was based on the average of the vesting term and the contractual term of the options. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant for the Treasury securities of similar maturity. The Company did not grant any options for 2010.

The Company uses estimated volatility factors implied from related industry sources, and historical data to estimate the expected term and forfeitures of awards due to employee terminations in order to estimate compensation cost for awards expected to vest.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 8 – Equity (continued)

Equity Incentive Plan (continued)

The following table presents the composition of options outstanding and exercisable:

	September 30, 2010
	Options Exercisable and Outstanding
Range of Exercise Prices	Number	Price	Life

$0.01	300,000	$0.01	5.3
$0.90	330,500	$0.92	4.4
$2.50 - $3.00	314,600	$2.30	2.3

	December 31, 2010 (unaudited)
	Options Exercisable and Outstanding
Range of Exercise Prices	Number	Price	Life

$0.01	300,000	$0.01	5.1
$0.90	330,500	$0.92	3.9
$2.50 - $3.00	248,600	$2.30	2.6

*	Price and life reflect the weighted average exercise price and weighted average remaining contractual life, respectfully.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 8 – Equity (continued)

Equity Incentive Plan (continued)

Stock options activity was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding at September 30, 2008	2,113,309	1.13	5.3
Granted	1,041	0.01
Exercised	(25,000)	0.01
Canceled	(18,750)	0.01
Forfeited	(449,250)	1.52

Outstanding at September 30, 2009	1,621,350	1.05	5.1
Forfeited	(676,250)	.98

Outstanding at September 30, 2010	945,100	1.09	3.9
Forfeited	(66,000)	2.58

Outstanding at December 31, 2010 (unaudited)	879,100	$.98	3.6

The weighted average fair value of the options granted for the year ended September 30, 2009 was $1.01. Compensation expense was $20,850 and $20,853, for the years ended September 30, 2010 and 2009, respectively; and $0 (unaudited) and $10,425 (unaudited) for the three months ended December 31, 2010 (unaudited) and 2009 (unaudited), respectively. Unrecognized compensation expense was $0 at September 30, 2010, and $0 (unaudited) at December 31, 2010 (unaudited).

Warrants

On November 6, 1998, the Company issued 350,000 warrants, in conjunction with the issuance debt. The warrants were exercisable at $1.50 per share and expired in November 2008.

On January 31, 2007, the Company issued 100,000 warrants, in conjunction with the issuance of debt to purchase Common Stock. The warrants are exercisable at $1.00 per share and expire on January 2, 2012. The remaining contract life is 1.25 and 2.25 at September 30, 2010 and 2009, respectively, and 1 (unaudited) and 2 (unaudited) at December 31, 2010 (unaudited) and 2009 (unaudited), respectively. Interest expense associated with the fair value of the warrants was deemed to be immaterial.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 8 – Equity (continued)

Warrants (continued)

The following table presents the activity for warrants outstanding:

	Number of Shares	Weighted Average Exercise Price

Outstanding at September 30, 2008	450,000	1.40
Issued	—	—
Expired	(350,000)	1.50
Exercised	—	—

Outstanding at September 30, 2009	100,000	1.00
Issued	—	—
Exercised	—	—

Outstanding at September 30, 2010	100,000	1.00
Issued	—	—
Exercised	—	—

Outstanding at December 31, 2010 (unaudited)	100,000	$1.00

Note 9 – Related Party Transactions

Prior to April 16, 2009, the Company had a Sponsored Research Agreement with Trauma Research LLC (“TRLLC”), a related research organization. Under the terms of the Sponsored Research Agreement, the Company was to provide personnel and equipment with an equivalent value of $300,000 per year and to make monthly equipment rental payments of $7,236 on behalf of TRLLC. In exchange, TRLLC will assign any intellectual property rights it develops on our behalf. The Sponsored Research Agreement expires in 2014 and may be terminated by either party on six months notice or immediately if either party determines that the other is not fulfilling its obligations under the agreement. There were no outstanding liabilities related to the Sponsored Research Agreement at September 30, 2010 and 2009 and December 31, 2010 (unaudited) and 2009 (unaudited). The obligations under this agreement were transferred through issuance of a new agreement between TRLLC and Life Sciences effective April 16, 2009.

DMI BIOSCIENCES, INC.

Notes to Financial Statements

Note 9 – Related Party Transactions (continued)

Prior to April 16, 2009, the Company had license agreements with the Institute for Molecular Medicine, Inc. a related nonprofit research organization. Under the license agreements, the Company paid the costs associated with maintaining intellectual property subject to the license agreements. In return, the Company was entitled to deduct twice the amounts it has paid to maintain the intellectual property from any amounts that may become due to the Institute for Molecular Medicine, Inc. under one of the license agreements, if and when the intellectual property becomes commercially viable and generates revenue. The Company paid $0, $28,460, $0 (unaudited), and $33,722 (unaudited) during the years ended September 30, 2010 and 2009, and three months ended December 31, 2010 (unaudited) and 2009 (unaudited), respectively, in legal and patent fees to maintain the intellectual property of the Institute of Molecular Medicine, Inc. These costs are included in the accompanying financial statements as this contract was assumed by Life Sciences as part of the assets sold.

As of September 30, 2010 the Company had a note receivable of $300,000 from Ampio. As of December 31, 2010 (unaudited) and 2009 (unaudited), the Company had a note receivable of $300,000 (unaudited) and $100,000 (unaudited), respectively from Ampio. The note is unsecured, bears interest at 6% and matures on the earlier of the closing of debt or equity financing of $5 million or more or March 2, 2011.

As of December 31, 2010 (unaudited), the Company had advanced Ampio $193,821 (unaudited).

As of September 30, 2010 and 2009, and December 31, 2010 (unaudited) and 2009 (unaudited), the Company had noninterest bearing advances of $1,527, $8,312, $0 (unaudited) and $8,123 (unaudited) from Ampio and Life Sciences, respectively, with no set maturity date.

Note 10 – Subsequent Events

The Company has evaluated subsequent events through January 5, 2011, the date the financial statements were available for issuance, and has identified no other events or transactions requiring financial statement recognition or disclosure.

Annex G

Ampio Pharmaceuticals, Inc.

Pro Forma Unaudited Consolidated Statement of Operations

For the year ended December 31, 2010 (Ampio) and September 30, 2010 (BioSciences)

	Historical Year Ended December 31, 2010 Ampio	Historical Year Ended September 30, 2010 BioSciences	Total Before Pro Forma Adjustments	Pro Forma Adjustments		Pro Forma Consolidated
Revenue
License fee	$—	$625,000	$625,000	$—		$625,000

Total revenue	—	625,000	625,000	—		625,000

Expenses
Research and development	1,972,134	152,202	2,124,336	—		2,124,336
General and administrative	4,732,271	280,493	5,012,764	—	(1)	5,012,764

Total operating expenses	6,704,405	432,695	7,137,100	—		7,137,100

Operating (loss) income	(6,704,405)	192,305	(6,512,100)	—		(6,512,100)

Other income (expenses)						—
Interest income	815	11,644	12,459	(8,416	)(1)	4,043
Interest expense	(19,545)	(49,387)	(68,932)	12,280	(1)	(11,552)
				45,100	(3)
Unrealized gain on fair value of debt instruments	37,511	—	37,511	—		37,511
Derivative expense	(1,367,771)	—	(1,367,771)	—		(1,367,771)

Total other income (expenses)	(1,348,990)	(37,743)	(1,386,733)	48,964		(1,337,769)

Net income (loss)	$(8,053,395)	$154,562	$(7,898,833)	$48,964		$(7,849,869)

Weighted average number of common shares outstanding	16,288,468		16,288,468	5,167,905	(2)	21,456,373

Basic and diluted net loss per common share	$(0.49)		$(0.48)			$(0.37)

Pro Forma Adjustments

(1)	to eliminate intercompany interest.
(2)	to reflect common stock issued with acquisition.
(3)	to reverse interest on notes payable exchanged for common stock in connections with acquisition.

G-1

Ampio Pharmaceuticals, Inc.

Pro Forma Unaudited Consolidated Statement of Operations

For the year ended December 31, 2009 (Ampio) and September 30, 2009 (BioSciences)

	Historical Year Ended December 31, 2009 Ampio	Historical Year Ended September 30, 2009 BioSciences	Total Before Pro Forma Adjustments	Pro Forma Adjustments		Pro Forma Consolidated
Revenue
License fee	$—	$875,000	$875,000	$—		$875,000
Royalty fees	—	58,750	58,750	—		58,750
Milestone payments	—	1,500,475	1,500,475	—		1,500,475
Other revenues	—	111,943	111,943	—		111,943

Total revenue	—	2,546,168	2,546,168	—		2,546,168

Expenses Total revenue
Research and development	1,070,370	866,113	1,936,483	—		1,936,483
General and administrative	441,135	7,242,975	7,684,110	(5,383,689	)(4)	2,300,421

Total operating expenses	1,511,505	8,109,088	9,620,593	(5,383,689)		4,236,904

Operating loss	(1,511,505)	(5,562,920)	(7,074,425)	5,383,689		(1,690,736)

Other income (expenses)
Interest income	1,091	1,568	2,659	(1,010	)(1)	1,649
Interest expense	(1,414)	(57,520)	(58,934)	674	(1)	(13,160)
				45,100	(3)

Total other income (expenses)	(323)	(55,952)	(56,275)	44,764		(11,511)

Net income (loss)	$(1,511,828)	$(5,618,872)	$(7,130,700)	$5,428,453		$(1,702,247)

Weighted average number of common shares outstanding	14,793,068		14,793,068	5,167,905	(2)	19,960,973

Basic and diluted net loss per common share	$(0.10)		$(0.48)			$(0.09)

Pro Forma Adjustments

(1)	to eliminate intercompany interest.
(2)	to reflect common stock issued with acquisition.
(3)	to reverse interest on notes payable exchanged for common stock in connections with acquisition.
(4)	to reverse stock compensation expense on management shares surrendered with acquisition.

G-2

Ampio Pharmaceuticals, Inc.

Pro Forma Unaudited Consolidated Balance Sheet

As of December 31, 2010 (Ampio) and September 30, 2010 (BioSciences)

	December 31, 2010 Ampio	September 30, 2010 DMI BioSciences	Total Before Pro Forma Adjustments	Pro Forma Adjustments		Pro Forma Combined
Current assets
Cash and cash equivalents	$671,279	$288,196	$959,475	$—		$959,475
Prepaid expenses	60,534	—	60,534	—		60,534
Current income taxes receivable	—	34,118	34,118			34,118
Related party receivable	5,711	300,000	305,711	(301,527	)(1)	4,184
Accrued interest receivable - related party	—	8,416	8,416	(8,416	)(1)	—

Total current assets	737,524	630,730	1,368,254	(309,943)		1,058,311

In-process research and development	—	—	—	8,000,000	(5)	8,000,000

Total assets	$737,524	$630,730	$1,368,254	$7,690,057		$9,058,311

Current liabilities
Accounts payable	$464,453	$145,779	$610,232	$—		$610,232
Accrued salaries and other liabilities	526,733	1,039,807	1,566,540	(1,039,807	)(3)	526,733
Accrued interest	19,693	461,073	480,766	(461,073	)(4)	11,277
				(8,416	)(1)
Senior convertible unsecured related party debentures	608,846	—	608,846	—		608,846
Senior unsecured manditorily convertible debentures	2,133,743	—	2,133,743	—		2,133,743
Related party notes payable	400,000	—	400,000	(300,000	)(1)	100,000
Current portion of capital leases	—	10,268	10,268	—		10,268
Related party payable	193,821	1,527	195,348	(1,527	)(1)	193,821 (8)
Note payable - stockholders	—	430,000	430,000	(430,000	)(4)	—
Warrant derivative liability	398,671	—	398,671	—		398,671

Total current liabilities	4,745,960	2,088,454	6,834,414	(2,240,823)		4,593,591

Total liabilities	4,745,960	2,088,454	6,834,414	(2,240,823)		4,593,591

Stockholder’ equity (deficit)
Common stock, par value $0.0001	1,711	—	1,711	517	(2)	2,228
Common stock, no par	—	8,830,387	8,830,387	(8,830,387	)(7)	—
Common stock class B, no par	—	8,445,097	8,445,097	(8,445,097	)(6)	—
Treasury stock	—	(327,355)	(327,355)	327,355	(7)	—
Additional paid in capital	5,961,635	—	5,961,635	8,472,639	(2)	14,434,274
Issuances for promotion	(3,281)	—	(3,281)	—		(3,281)
Advances to shareholders	(150,183)	—	(150,183)	—		(150,183)
Deficit accumulated in the development stage	(9,818,318)	—	(9,818,318)	—		(9,818,318)
Accumulated deficit	—	(18,405,853)	(18,405,853)	18,405,853	(7)	—

Total stockholders’ equity (deficit)	(4,008,436)	(1,457,724)	(5,466,160)	9,930,880		4,464,720

Total liabilities and stockholders’ equity	$737,524	$630,730	$1,368,254	$7,690,057		$9,058,311

Notes to Pro Forma Consolidated Financial Information

(1)	to eliminate related intercompany receivables and payables.
(2)	to reflect 5,167,905 Ampio shares issued upon merger (8,667,905 new shares issued, less 3,500,000 shares owned by BioSciences)
(3)	to reflect forgiveness of accrued wages by BioSciences officers and employees.
(4)	to reflect retirement of notes payable and accrued interest in exchange for Ampio common stock.
(5)	to reflect fair value of BioSciences in-process research and development.
(6)	to reflect retirement of common stock class B by BioSciences’ officers and employees
(7)	to eliminate BioSciences’ capital structure.
(8)	does not eliminate due to timing differences.

G-3